UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A – 101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ONEOK, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On January 31, 2017, ONEOK, Inc., an Oklahoma corporation (“ONEOK”), New Holdings Subsidiary, LLC, a Delaware limited liability company (“Merger Sub”), ONEOK Partners, L.P., a Delaware limited partnership (“ONEOK Partners”), and ONEOK Partners GP, L.L.C., a Delaware limited liability company and the general partner of ONEOK Partners (the “ONEOK Partners GP”), entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which ONEOK will acquire all of the outstanding common units representing limited partner interests in ONEOK Partners (“ONEOK Partners common units,” and such holders of ONEOK Partners common units, “ONEOK Partners common unitholders”) that ONEOK and its subsidiaries do not already own. Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will be merged with and into ONEOK Partners (the “merger”), with ONEOK Partners surviving as a wholly owned subsidiary of ONEOK. The conflicts committee of the board of directors of ONEOK Partners GP (the “ONEOK Partners conflicts committee”) and the board of directors of ONEOK Partners GP (the “ONEOK Partners board”) each have determined that the merger is fair and reasonable to, and in the best interests of, ONEOK Partners and the ONEOK Partners common unitholders other than ONEOK, ONEOK Partners GP and their affiliates (the “ONEOK Partners unaffiliated unitholders”), and have unanimously approved the merger agreement and the merger.

If the merger is completed, each outstanding ONEOK Partners common unit not owned by ONEOK or its subsidiaries will be converted into the right to receive 0.985 (the “exchange ratio”) of a share of common stock, par value $0.01 per share, of ONEOK (the “ONEOK common stock,” and such consideration, the “merger consideration”). Based on the closing price of ONEOK common stock on January 31, 2017, the last trading day before the public announcement of the merger, the aggregate value of the merger consideration was approximately $9.3 billion. The exchange ratio is fixed and will not be adjusted on account of any change in price of either ONEOK common stock or ONEOK Partners common units prior to completion of the merger. No fractional shares of ONEOK common stock will be issued in the merger, and ONEOK Partners common unitholders will, instead, receive cash in lieu of fractional shares of ONEOK common stock. Holders of shares of ONEOK common stock (the “ONEOK shareholders”) will continue to own their existing ONEOK common stock. Based on the estimated number of shares of ONEOK common stock and ONEOK Partners common units that will be outstanding immediately prior to the closing of the merger, upon the closing of the merger, former ONEOK Partners common unitholders will own approximately 44.5% and current ONEOK shareholders will own approximately 55.5% of the combined company, respectively.

ONEOK and ONEOK Partners will each hold special meetings of their shareholders and unitholders, respectively, in connection with the proposed merger. At the special meeting of ONEOK shareholders (the “ONEOK special meeting”), the ONEOK shareholders will be asked to vote on the proposal to approve the issuance of ONEOK common stock to ONEOK Partners common unitholders pursuant to the merger agreement (the “ONEOK stock issuance proposal”), and to approve an amendment of ONEOK’s amended and restated certificate of incorporation (the “ONEOK certificate of incorporation”) to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000 (the “ONEOK charter amendment proposal”). Approval of the ONEOK stock issuance proposal requires the affirmative vote of a majority of the shares of ONEOK common stock voted at the ONEOK special meeting. Approval of the ONEOK charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of ONEOK common stock. At the special meeting of ONEOK Partners unitholders, the ONEOK Partners unitholders will be asked to vote on the proposal to approve the merger agreement (the “merger proposal”). Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class.

We cannot complete the merger unless the ONEOK shareholders approve the ONEOK stock issuance proposal and the ONEOK Partners unitholders approve the merger proposal. Accordingly, your vote is very important regardless of the number of shares of ONEOK common stock or ONEOK Partners common units you own. Voting instructions are set forth inside this joint proxy statement/prospectus.

In light of the fact that certain ONEOK directors are on the ONEOK Partners board and certain ONEOK directors own ONEOK Partners common units, and certain provisions of the ONEOK certificate of incorporation regarding the ability of directors who are in any way interested in or connected to a party to a transaction with ONEOK to vote on the transaction, the ONEOK board formed a special committee of independent directors that neither sat on the ONEOK Partners board nor owned ONEOK Partners common units to consider and approve the transaction. The special committee of the board of directors of ONEOK recommends that the ONEOK shareholders vote FOR the ONEOK stock issuance proposal and FOR the adjournment of the ONEOK special meeting if necessary to solicit additional proxies at the time of the ONEOK special meeting if there are not sufficient votes to approve the matters to be considered at the special meeting. ONEOK shareholders should be aware that some of ONEOK’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as ONEOK shareholders. See “The Merger—Interests of Certain Persons in the Merger.” The board of directors of ONEOK recommends that ONEOK shareholders vote FOR the ONEOK charter amendment proposal.

The ONEOK Partners conflicts committee and the ONEOK Partners board each recommend that the ONEOK Partners unitholders vote FOR the merger proposal. The ONEOK Partners board recommends that the ONEOK Partners unitholders vote FOR the ONEOK Partners adjournment proposal. ONEOK Partners common unitholders should be aware that some of ONEOK Partners’ directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as ONEOK Partners common unitholders. See “The Merger—Interests of Certain Persons in the Merger.”

This joint proxy statement/prospectus provides you with detailed information about the proposed merger and related matters. You are encouraged to read the entire document carefully. In particular, see “Risk Factors” beginning on page 23 of this joint proxy statement/prospectus for a discussion of risks relevant to the merger and ONEOK’s business following the merger.

Shares of ONEOK common stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “OKE,” and ONEOK Partners common units are listed on the NYSE under the symbol “OKS.” The last reported sale price of ONEOK common stock on the NYSE on May 19, 2017 was $51.43. The last reported sale price of ONEOK Partners common units on the NYSE on May 19, 2017 was $50.40.

John W. Gibson

Chairman of the Board of Directors of

ONEOK, Inc. and ONEOK Partners GP, L.L.C.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated May 19, 2017 and is being first mailed to ONEOK Partners unitholders and ONEOK shareholders on or about May 25, 2017.

Tulsa, Oklahoma

May 19, 2017

ONEOK, INC.

100 West Fifth Street

Tulsa, Oklahoma 74103

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of ONEOK, Inc.:

A special meeting (the “ONEOK special meeting”) of holders of shares of common stock (“ONEOK shareholders”) of ONEOK, Inc. (“ONEOK”) will be held on June 30, 2017 at 9:00 a.m., local time, at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103, for the following purposes:

•	to consider and vote upon a proposal to approve the issuance (the “ONEOK stock issuance”) of shares of common stock of ONEOK, par value $0.01 per share (“ONEOK common stock”), in connection with the merger (the “merger”) contemplated by the Agreement and Plan of Merger (the “merger agreement”), dated as of January 31, 2017, by and among ONEOK, New Holdings Subsidiary, LLC, a Delaware limited liability company (“Merger Sub”), ONEOK Partners, L.P., a Delaware limited partnership (“ONEOK Partners”), and ONEOK Partners GP, L.L.C., a Delaware limited liability company and the general partner of ONEOK Partners (the “ONEOK Partners GP”) (the “ONEOK stock issuance proposal”);

•	to approve an amendment of ONEOK’s amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000 (the “ONEOK charter amendment proposal”); and

•	to vote on a proposal to approve the adjournment of the ONEOK special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the above proposals (the “ONEOK adjournment proposal”).

Approval of the ONEOK stock issuance proposal requires the affirmative vote of a majority of the shares of ONEOK common stock voted at the ONEOK special meeting, and approval of the ONEOK adjournment proposal requires the affirmative vote of holders of a majority of the shares of ONEOK common stock present in person or represented by proxy at the ONEOK special meeting and entitled to vote thereon. We cannot complete the merger unless the holders of shares of ONEOK common stock (the “ONEOK shareholders”) approve the ONEOK stock issuance proposal. Accordingly, your vote is very important regardless of the number of ONEOK common stock you own.

A special committee (the “ONEOK special committee”) of the board of directors of ONEOK (the “ONEOK board”) comprised of independent directors unanimously determined that the merger, the merger agreement, and the transactions contemplated thereby, including the ONEOK stock issuance, are advisable and fair to, and in the best interests of, ONEOK and the ONEOK shareholders. The ONEOK special committee unanimously approved the merger, the merger agreement and the transactions contemplated thereby, including the ONEOK stock issuance, and recommends that the ONEOK shareholders vote FOR the ONEOK stock issuance proposal and FOR the ONEOK adjournment proposal.

ONEOK shareholders should be aware that some of ONEOK’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as ONEOK shareholders. See “The Merger—Interests of Certain Persons in the Merger.”

Approval of the ONEOK charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of ONEOK common stock. Completion of the merger is not conditioned upon approval of the ONEOK charter amendment proposal. However, even if the ONEOK shareholders approve the ONEOK charter amendment proposal, ONEOK will not file with the Secretary of State of the State of Oklahoma the amendment to ONEOK’s amended and restated certificate of incorporation (the “ONEOK certificate of incorporation”) to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000 unless the merger is completed.

The ONEOK board unanimously determined that the ONEOK charter amendment proposal is advisable and in the best interests of ONEOK and the ONEOK shareholders. The ONEOK board unanimously approved the ONEOK charter amendment proposal and recommends that the ONEOK shareholders vote FOR the ONEOK charter amendment proposal.

Only ONEOK shareholders of record at the close of business on May 19, 2017 are entitled to notice of and to vote at the ONEOK special meeting. A list of shareholders entitled to vote at the ONEOK special meeting will be available for inspection at ONEOK’s offices in Tulsa, Oklahoma for any purpose relevant to the ONEOK special meeting during normal business hours for a period of ten days before the meeting and at the ONEOK special meeting. References to the ONEOK special meeting in this joint proxy statement/prospectus are to such special meeting as may be adjourned or postponed.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ONEOK SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•	If you hold your ONEOK common stock in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your ONEOK common stock.

•	If you hold your ONEOK common stock in your own name, you may submit your proxy by:

○	using the toll-free telephone number shown on the proxy card;

○	using the Internet website shown on the proxy card; or

○	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement as well as a description of the ONEOK stock issuance proposal and the ONEOK charter amendment proposal. You are urged to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your ONEOK common stock, please contact ONEOK’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call: (203) 658-9400

All Others Call Toll Free: (800) 662-5200

Email: ONEOKinfo@morrowsodali.com

By order of the special committee of the Board of Directors of

ONEOK, Inc.,

Terry K. Spencer

President and Chief Executive Officer

ONEOK, Inc.

Tulsa, Oklahoma

May 19, 2017

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, Oklahoma 74103

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To the common unitholders of ONEOK Partners, L.P.:

A special meeting (the “ONEOK Partners special meeting”) of unitholders of ONEOK Partners, L.P. (“ONEOK Partners”) will be held on June 30, 2017 at 10:00 a.m., local time, at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103, for the following purposes:

•	to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the “merger agreement”), dated as of January 31, 2017, by and among ONEOK, Inc. (“ONEOK”), New Holdings Subsidiary, LLC (“Merger Sub”), ONEOK Partners, and ONEOK Partners GP, L.L.C. (“ONEOK Partners GP”) the general partner of ONEOK Partners (the “merger proposal”); and

•	to vote on a proposal to approve the adjournment of the ONEOK Partners special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the above proposal (the “ONEOK Partners adjournment proposal”).

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding common units representing limited partner interests in ONEOK Partners (“ONEOK Partners common units”) and ONEOK Partners Class B units, voting as a single class. The ONEOK Partners adjournment proposal requires approval by (i) if a quorum does not exist, the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class, entitled to vote represented in person or by proxy at the ONEOK Partners special meeting or (ii) if a quorum does exist, the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class. We cannot complete the merger unless the ONEOK Partners unitholders approve the merger proposal. Accordingly, your vote is very important regardless of the number of ONEOK Partners common units you own.

The conflicts committee (which consists of the three members of ONEOK Partners board who are independent under ONEOK Partners’ governance guidelines and the listing standards of the NYSE and who are not also executive officers or members of the board of directors of ONEOK) of the board of directors of ONEOK Partners GP, L.L.C. (the “ONEOK Partners conflicts committee”) and the board of directors of ONEOK Partners GP, L.L.C. (the “ONEOK Partners board”) each have determined that the merger is fair and reasonable to, and in the best interests of, ONEOK Partners and the ONEOK Partners common unitholders other than ONEOK, ONEOK Partners GP and their affiliates (the “ONEOK Partners unaffiliated unitholders”), and have unanimously approved the merger agreement and the merger. The ONEOK Partners conflicts committee and the ONEOK Partners board each recommend that the ONEOK Partners unitholders vote FOR the merger proposal. The ONEOK Partners board recommends that the ONEOK Partners unitholders vote FOR the ONEOK Partners adjournment proposal. For more information regarding the recommendation of the ONEOK Partners conflicts committee and the ONEOK Partners board, see “The Merger—Recommendation of the ONEOK Partners Conflicts Committee and the ONEOK Partners Board and their Reasons for the Merger.”

ONEOK Partners common unitholders should be aware that some of ONEOK Partners’ directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as ONEOK Partners common unitholders. See “The Merger—Interests of Certain Persons in the Merger.”

Only ONEOK Partners common unitholders of record at the close of business on May 19, 2017 are entitled to notice of and to vote at the ONEOK Partners special meeting. A list of unitholders entitled to vote at the ONEOK Partners special meeting will be available for inspection at ONEOK Partners’ offices in Tulsa, Oklahoma for any purpose relevant to the ONEOK Partners special meeting during normal business hours for a period of ten days before the meeting and at the ONEOK Partners special meeting. References to the ONEOK Partners special meeting in this joint proxy statement/prospectus are to such special meeting as may be adjourned or postponed.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ONEOK PARTNERS SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•	If you hold your ONEOK Partners common units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your ONEOK Partners common units.

•	If you hold your ONEOK Partners common units in your own name, you may submit your proxy by:

○	using the toll-free telephone number shown on the proxy card;

○	using the Internet website shown on the proxy card; or

○	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. You are urged to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your ONEOK Partners common units, please contact ONEOK Partners’ proxy solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call: (203) 658-9400

All Others Call Toll Free: (800) 662-5200

Email: ONEOKinfo@morrowsodali.com

By order of the Board of Directors of

ONEOK Partners GP, L.L.C.,

Terry K. Spencer

President and Chief Executive Officer

ONEOK Partners GP, L.L.C.

IMPORTANT NOTE ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) constitutes a proxy statement of ONEOK Partners under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the solicitation of proxies for the ONEOK Partners special meeting to, among other things, approve the merger proposal.

This joint proxy statement/prospectus also constitutes a proxy statement of ONEOK under Section 14(a) of the Exchange Act with respect to the solicitation of proxies for the ONEOK special meeting to, among other things, approve the ONEOK stock issuance proposal, and a prospectus of ONEOK under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), for shares of ONEOK common stock that will be issued to ONEOK Partners common unitholders in the merger pursuant to the merger agreement.

As permitted under the rules of the SEC, this joint proxy statement/prospectus incorporates by reference important business and financial information about ONEOK and ONEOK Partners from other documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 152. You can obtain any of the documents incorporated by reference into this document from ONEOK or ONEOK Partners, as the case may be, or from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from ONEOK or ONEOK Partners at the following addresses and telephone numbers:

ONEOK, Inc.

ONEOK Partners, L.P.

Attention: Investor Relations

100 West Fifth Street

Tulsa, Oklahoma 74103

Telephone: (918) 588-7000

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

You may obtain certain of these documents at ONEOK’s website, http://www.oneok.com, and at ONEOK Partners’ website, http://www.oneokpartners.com. Information contained on ONEOK’s and ONEOK Partners’ websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the special meetings, your request should be received no later than June 23, 2017. If you request any documents, ONEOK or ONEOK Partners will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

ONEOK and ONEOK Partners have not authorized anyone to give any information or make any representation about the merger, ONEOK or ONEOK Partners that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning ONEOK has been furnished by ONEOK. All information in this document concerning ONEOK Partners has been furnished by ONEOK Partners.

JOINT PROXY STATEMENT/PROSPECTUS

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

Important Information and Risks. The following are brief answers to some questions that you may have regarding the proposed merger and the ONEOK and ONEOK Partners special meetings. You should read and consider carefully the remainder of this joint proxy statement/prospectus, including the Risk Factors beginning on page 23 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 152.

Q:	What is the proposed transaction and why am I receiving these materials?

A:	ONEOK and ONEOK Partners have agreed to combine by merging Merger Sub, a subsidiary of ONEOK, with and into ONEOK Partners under the terms of the merger agreement that is described in this joint proxy statement/prospectus and attached as Annex A. You are receiving this document because the merger cannot be completed without certain approvals of the ONEOK shareholders and the ONEOK Partners unitholders.

Q:	Why are ONEOK and ONEOK Partners proposing the merger?

A:	ONEOK and ONEOK Partners believe that the merger will benefit both ONEOK shareholders and ONEOK Partners unitholders. See “The Merger—Recommendation of the ONEOK Special Committee and its Reasons for the Merger” and “The Merger—Recommendation of the ONEOK Partners Conflicts Committee and the ONEOK Partners Board and their Reasons for the Merger.”

Q:	What will ONEOK Partners common unitholders receive in the merger?

A:	If the merger is completed, each outstanding ONEOK Partners common unit not owned by ONEOK or its subsidiaries will be converted into the right to receive 0.985 of a share of ONEOK common stock (such consideration, the “merger consideration” and such ratio, the “exchange ratio”). Based on the closing price of ONEOK common stock on January 31, 2017, the last trading day before the public announcement of the merger, the aggregate value of the merger consideration was approximately $9.3 billion. The exchange ratio is fixed and will not be adjusted on account of any change in price of either ONEOK common stock or ONEOK Partners common units prior to completion of the merger. If the exchange ratio would result in a ONEOK Partners common unitholder being entitled to receive a fraction of a share of ONEOK common stock, such ONEOK Partners common unitholder will receive cash from ONEOK in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the closing sale prices of a share of ONEOK common stock as reported on the New York Stock Exchange (“NYSE”) for the five consecutive full trading days ending at the close of trading on the full trading day immediately preceding the closing date of the merger.

Q:	What will ONEOK shareholders receive in the merger?

A:	ONEOK shareholders will simply retain the ONEOK common stock they currently own. They will not receive any additional ONEOK common stock in the merger.

Q:	Where will my shares or units trade after the merger?

A:	ONEOK common stock will continue to trade on the NYSE under the symbol “OKE.” ONEOK Partners common units will no longer be publicly traded after the completion of the merger.

Q:	What happens to my future distributions or dividends?

A:	If the date of the closing of the merger is prior to the record date set by the ONEOK board in connection with declared dividends to be paid by ONEOK to its shareholders, former ONEOK Partners common unitholders will receive dividends on the ONEOK common stock they receive in the merger at the discretion of the ONEOK board. If the date of the closing of the merger is after the record date set by the ONEOK board in connection with declared dividends to be paid by ONEOK to its shareholders, then a former ONEOK Partners common unitholder will not receive dividends for that quarter on the ONEOK common stock it receives in the merger, but will receive distributions for that quarter declared by ONEOK Partners (if any) prior to the closing of the merger, if such former ONEOK Partners common unitholder was a record holder of such common units on the record date with respect to such distribution. ONEOK Partners common unitholders will not receive both distributions from ONEOK Partners and dividends from ONEOK for the same quarter. See “Market Prices, Dividend and Distribution Information.”

Current ONEOK shareholders will continue to receive dividends on their ONEOK common stock at the discretion of the ONEOK board. See “Comparison of Rights of ONEOK Shareholders and ONEOK Partners Common Unitholders.”

ONEOK management intends to recommend to the ONEOK board an increase to the quarterly dividend on the ONEOK common stock of approximately 21% to $0.745 per share (an annualized dividend of $2.98 per share) for the first dividend declaration date immediately following the completion of the merger. The current annualized distribution for each ONEOK Partners common unit is $3.16 (based on the quarterly distribution of $0.79 for each ONEOK Partners common unit that was declared and paid with respect to the quarter ended December 31, 2016). Based on the exchange ratio, the annualized distribution for each ONEOK Partners common unit exchanged for 0.985 of a share of ONEOK common stock is expected to be approximately $2.94 (based on the expected quarterly dividend of $0.745 per ONEOK common share) following the completion of the merger. Accordingly, a ONEOK Partners common unitholder is expected to initially receive approximately 7% less in quarterly cash distributions after giving effect to the merger, but through expected dividend growth over time, dividends are expected to exceed the amount of distributions ONEOK Partners unitholders currently receive. ONEOK expects the merger to result in substantially more cash flow at ONEOK, which will be available for various purposes, including the payment of dividends. Based upon the expected financial benefits of the merger, ONEOK expects that the merger will allow ONEOK to increase significantly its quarterly dividend and to maintain a dividend coverage ratio greater than 1.2 times. See “The Merger—Unaudited Projected Financial Information” on page 52.

ONEOK is not required to pay dividends on its common stock under the ONEOK certificate of incorporation or the Oklahoma General Corporation Act (the “OGCA”). Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, ONEOK shareholders are only entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the ONEOK board out of funds legally available for dividend payments. The ONEOK board makes a determination each quarter as to the actual amount, if any, of dividends to pay on the ONEOK common stock, based on various factors, some of which are beyond its control, including ONEOK’s operating cash flows, ONEOK’s working capital needs, ONEOK’s ability to access capital markets for debt and equity financing on reasonable terms, the restrictions contained in ONEOK’s indentures and credit facility, ONEOK’s debt service requirements, credit metrics and the cost of acquisitions, if any. ONEOK may not have sufficient cash each quarter to pay dividends or maintain current or expected levels of dividends. Accordingly, ONEOK cannot guarantee that any dividends will be declared or paid in the future.

Q:	When and where will the special meetings be held?

A:	ONEOK shareholders: The ONEOK special meeting will be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103, on June 30, 2017, at 9:00 a.m., local time.

ONEOK Partners unitholders: The ONEOK Partners special meeting will be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103, on June 30, 2017, at 10:00 a.m., local time.

Q:	Who is entitled to vote at the special meetings?

A:	ONEOK shareholders: The record date for the ONEOK special meeting is May 19, 2017. Only ONEOK shareholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the ONEOK special meeting.

ONEOK Partners unitholders: The record date for the ONEOK Partners special meeting is May 19, 2017. Only ONEOK Partners common unitholders and Class B unitholders (together, the “ONEOK Partners unitholders”) of record as of the close of business on the record date are entitled to notice of, and to vote at, the ONEOK Partners special meeting.

Q:	What constitutes a quorum at the special meetings?

A:	ONEOK shareholders: The holders of a majority of the outstanding ONEOK common stock, represented in person or by proxy (by submitting a properly executed proxy card or properly submitting your proxy by telephone or Internet), on the record date will constitute a quorum and will permit ONEOK to conduct the proposed business at the ONEOK special meeting. Proxies received but marked as abstentions will be counted as ONEOK common stock that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a bank, broker or other nominee holding ONEOK common stock in “street name” indicating that the broker does not have discretionary authority as to certain ONEOK common stock to vote on a specific proposal (a “broker non-vote” with respect to such proposal), such ONEOK common stock will not be considered present at the ONEOK special meeting for purposes of determining the presence of a quorum and will not be included in the vote.

ONEOK Partners unitholders: The holders of a majority of the outstanding ONEOK Partners common units and Class B units represented in person or by proxy (by submitting a properly executed proxy card or properly submitting a proxy by telephone or Internet) will constitute a quorum and will permit ONEOK Partners to conduct the proposed business at the ONEOK Partners special meeting. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will not be considered present at the ONEOK Partners special meeting for purposes of determining the presence of a quorum and will not be included in the vote.

Q:	What is the vote required to approve each proposal?

A:	ONEOK shareholders: Approval of the ONEOK stock issuance proposal requires the affirmative vote of a majority of the shares of ONEOK common stock voted at the ONEOK special meeting, and approval of the ONEOK adjournment proposal requires the affirmative vote of holders of a majority of the shares of ONEOK common stock present in person or represented by proxy at the ONEOK special meeting and entitled to vote thereon.

Approval of the ONEOK charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of ONEOK common stock. Completion of the merger is not conditioned upon approval of the ONEOK charter amendment proposal. However, even if the ONEOK shareholders approve the ONEOK charter amendment proposal, ONEOK will not file with the Secretary of State of the State of Oklahoma the amendment to the ONEOK certificate of incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000 unless the merger is completed.

All of the directors and executive officers of ONEOK beneficially owned, in the aggregate, approximately 1% of the outstanding ONEOK common stock as of the record date. ONEOK believes that the directors and executive officers of ONEOK will vote in favor of the ONEOK stock issuance proposal, the ONEOK charter amendment proposal, and the ONEOK adjournment proposal.

ONEOK Partners unitholders: Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and ONEOK Partners Class B units, voting as a single class. The ONEOK Partners adjournment proposal requires approval by (i) if a quorum does not exist, the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class, entitled to vote represented in person or by proxy at the ONEOK Partners special meeting or (ii) if a quorum does exist, the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class.

Pursuant to the merger agreement, ONEOK has agreed to vote or cause to be voted all ONEOK Partners units beneficially owned by ONEOK and its affiliates in favor of the merger proposal unless there is a ONEOK Partners adverse recommendation change (see “The Merger Agreement—ONEOK Partners GP Recommendation and ONEOK Partners Adverse Recommendation Change”). As of the record date, ONEOK and its affiliates beneficially owned approximately 19% of the outstanding ONEOK Partners common units and 100% of the Class B units, which represent, in the aggregate, 40% of the total outstanding common units and Class B units (assuming the conversion of ONEOK’s Class B units to common units).

All of the directors and executive officers of ONEOK Partners GP beneficially owned, in the aggregate, approximately 0.1% of the outstanding ONEOK Partners common units and Class B units as of the record date. ONEOK and ONEOK Partners believe that the directors and executive officers of ONEOK Partners GP will vote in favor of the merger proposal and the ONEOK Partners adjournment proposal.

Q:	How do I vote my ONEOK common stock or ONEOK Partners common units if I hold them in my own name?

A:	ONEOK shareholders: After you have read this joint proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under “The ONEOK Special Meeting—Voting Procedures—Voting by ONEOK Shareholders.”

ONEOK Partners common unitholders: After you have read this joint proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under “The ONEOK Partners Special Meeting—Voting Procedures—Voting by ONEOK Partners Common Unitholders.”

Q:	If my ONEOK common stock or ONEOK Partners common units are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote them for me?

A:	ONEOK shareholders: If your ONEOK common stock is held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your ONEOK common stock with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote ONEOK common stock held in street name by returning a proxy card directly to ONEOK or by voting in person at the ONEOK special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

Under the rules of the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting

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discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that the stock issuance proposal is a “non-routine” matter and that each of the ONEOK charter amendment proposal and the ONEOK adjournment proposal is a “routine” matter. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a ONEOK shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the stock issuance proposal, which broker non-votes, if any, will have no effect on the vote count for this proposal;

•	your broker, bank or other nominee may vote your shares on the ONEOK charter amendment proposal; and

•	your broker, bank or other nominee may vote your shares on the ONEOK adjournment proposal.

ONEOK Partners common unitholders: If your ONEOK Partners common units are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your ONEOK Partners common units with instructions on how to vote your units. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote ONEOK Partners common units held in street name by returning a proxy card directly to ONEOK Partners or by voting in person at the ONEOK Partners special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

Under the rules of the NYSE, brokers who hold units in street name for a beneficial owner of those units typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the ONEOK Partners special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of units to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a ONEOK Partners common unitholder and you do not instruct your broker, bank or other nominee on how to vote your units:

•	your broker, bank or other nominee may not vote your units on the merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal; and

•	your broker, bank or other nominee may not vote your units on the ONEOK Partners adjournment proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal if a quorum is present, and will have no effect on the outcome of any vote on the proposal if a quorum is not present.

Q:	When do you expect the merger to be completed?

A:

We currently expect the merger to close in the second quarter or early in the third quarter of 2017. A number of conditions must be satisfied before ONEOK and ONEOK Partners can complete the merger, including the approval of the ONEOK stock issuance proposal by the ONEOK shareholders and the approval of the merger proposal by the ONEOK Partners unitholders. Although ONEOK and ONEOK Partners cannot be sure when all of the conditions to the merger will be satisfied, ONEOK and ONEOK Partners expect to complete the merger as soon as practicable following the ONEOK and ONEOK Partners special meetings (assuming the ONEOK stock issuance proposal and the merger proposal are approved by the ONEOK shareholders and ONEOK Partners unitholders, respectively), subject to, among other things, the registration statement of which this joint proxy statement/prospectus forms a part having been declared effective under the Securities Act. See “The Merger Agreement—Conditions to Completion of the Merger” and “Risk Factors—Risks Related to the Merger.” The merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the merger, or significant delays in completing the merger, could negatively affect each party’s future business and financial results and the trading prices of ONEOK common stock and ONEOK Partners common units.

Q:	How do the ONEOK special committee and the ONEOK board recommend that the ONEOK shareholders vote?

A:	The ONEOK special committee recommends that ONEOK shareholders vote FOR the ONEOK stock issuance proposal and FOR the ONEOK adjournment proposal. The ONEOK board recommends that ONEOK shareholders vote FOR the ONEOK charter amendment proposal.

On January 31, 2017, in light of the fact that certain ONEOK directors are on the ONEOK Partners board and certain ONEOK directors own ONEOK Partners common units, and certain provisions of the ONEOK certificate of incorporation regarding the ability of directors who are in any way interested in or connected to a party to a transaction with ONEOK to vote on the transaction, the ONEOK board formed a special committee of independent directors that neither sat on the ONEOK Partners board nor owned ONEOK Partners common units to consider and approve the transaction. The ONEOK special committee unanimously determined that the ONEOK stock issuance, the merger, the merger agreement, the exchange ratio and the transactions contemplated thereby, are advisable and fair to, and in the best interests of, ONEOK and the ONEOK shareholders. The ONEOK special committee unanimously approved the merger agreement, the merger, the ONEOK stock issuance in connection therewith and the transactions contemplated thereby, and the ONEOK special committee unanimously recommends that the ONEOK shareholders vote FOR the ONEOK stock issuance proposal.

For more information regarding the recommendation of the ONEOK special committee, see “The Merger—Recommendation of the ONEOK Special Committee and its Reasons for the Merger.”

ONEOK shareholders should be aware that some of ONEOK’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as ONEOK shareholders. See “The Merger—Interests of Certain Persons in the Merger.”

The ONEOK board recommends that the ONEOK shareholders vote FOR the ONEOK charter amendment proposal.

Q:	How do the ONEOK Partners conflicts committee and the ONEOK Partners board recommend that the ONEOK Partners unitholders vote?

A:	The ONEOK Partners conflicts committee and the ONEOK Partners board each recommend that the ONEOK Partners unitholders vote FOR the merger proposal. The ONEOK Partners board recommends that the ONEOK Partners unitholders vote FOR the ONEOK Partners adjournment proposal.

On January 31, 2017, the ONEOK Partners conflicts committee (which consists of the three members of ONEOK Partners board who are independent under ONEOK Partners’ governance guidelines and the listing standards of the NYSE and who are not also executive officers or members of the ONEOK board) and the ONEOK Partners board each unanimously determined that the merger is fair and reasonable to, and in the best interests of, ONEOK Partners and the ONEOK Partners unaffiliated unitholders, and unanimously approved the merger agreement and the merger. The ONEOK Partners conflicts committee and the ONEOK Partners board each unanimously recommend that the ONEOK Partners unitholders vote FOR the merger proposal. The ONEOK Partners conflicts committee’s approval constitutes “Special Approval,” as such term is defined by the Third Amended and Restated Agreement of Limited Partnership of ONEOK Partners, dated as of September 15, 2006, as amended or supplemented from time to time (the “ONEOK Partners partnership agreement”).

For more information regarding the recommendation of the ONEOK Partners conflicts committee in making such determination under the ONEOK Partners partnership agreement, see “The Merger—Recommendation of the ONEOK Partners Conflicts Committee and the ONEOK Partners Board and their Reasons for the Merger.”

ONEOK Partners common unitholders should be aware that some of ONEOK Partners’ directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as ONEOK Partners common unitholders. See “The Merger—Interests of Certain Persons in the Merger.”

Q:	What are the U.S. federal income tax consequences to a ONEOK Partners common unitholder as a result of the merger?

A:	The receipt of ONEOK common stock and cash in lieu of fractional shares, if any, in exchange for ONEOK Partners common units pursuant to the merger agreement should be a taxable transaction to U.S. Holders (as defined in “United States Federal Income Tax Consequences”) for U.S. federal income tax purposes. In such case, a U.S. Holder will generally recognize capital gain or loss on the receipt of ONEOK common stock and any cash in lieu of fractional shares, if any, in exchange for ONEOK Partners common units. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by ONEOK Partners and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of ONEOK Partners’ income may become available to offset a portion of the gain recognized by such U.S. Holder. See “United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger.

Q:	What are the U.S. federal income tax consequences for a ONEOK Partners common unitholder of the ownership of ONEOK common stock after the merger is completed?

A:	ONEOK is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by ONEOK to a shareholder who is a U.S. Holder will generally be included in such U.S. Holder’s income as ordinary dividend income to the extent of ONEOK’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to ONEOK shareholders by ONEOK after the merger may exceed ONEOK’s current and accumulated earnings and profits. Distributions of cash in excess of ONEOK’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s ONEOK common stock and, to the extent the distribution exceeds such shareholder’s adjusted tax basis, as capital gain from the sale or exchange of such ONEOK common stock. See “United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of owning and disposing of ONEOK common stock received in the merger.

Q:	Are ONEOK shareholders or ONEOK Partners common unitholders entitled to appraisal rights?

A:	No. Neither ONEOK shareholders nor ONEOK Partners common unitholders are entitled to appraisal rights in connection with the merger under applicable law or contractual appraisal rights under ONEOK’s organizational documents, the ONEOK Partners partnership agreement or the merger agreement.

Q:	What if I do not vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the ONEOK common stock represented by your proxy will be voted as recommended by the ONEOK special committee or ONEOK board with respect to that proposal or the ONEOK Partners common units represented by your proxy will be voted as recommended by the ONEOK Partners board with respect to that proposal. Unless a ONEOK shareholder or ONEOK Partners unitholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the applicable proxy holders may use their discretion to vote on other matters relating to the ONEOK special meeting or ONEOK Partners special meeting, as applicable.

For purposes of each of the ONEOK special meeting and the ONEOK Partners special meeting, an abstention occurs when a shareholder or unitholder, as applicable, attends the applicable special meeting in person and does not vote or returns a proxy with an “abstain” instruction.

ONEOK

Stock Issuance Proposal: An abstention will have the same effect as a vote cast “AGAINST” the stock issuance proposal. If a ONEOK shareholder is not present in person at the ONEOK special meeting and does not respond by proxy, it will have no effect on the vote count for the stock issuance proposal (assuming a quorum is present).

ONEOK Charter Amendment Proposal: An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the ONEOK charter amendment proposal.

ONEOK Adjournment Proposal: An abstention will have the same effect as a vote “AGAINST” the ONEOK adjournment proposal. If a ONEOK shareholder is not present in person at the ONEOK special meeting and does not respond by proxy, it will have no effect on the vote count for the ONEOK adjournment proposal.

ONEOK Partners

Merger Proposal: An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the merger proposal.

ONEOK Partners Adjournment Proposal: An abstention will have the same effect as a vote “AGAINST” the ONEOK Partners adjournment proposal. Units not in attendance at the ONEOK Partners special meeting and for which no proxy has been submitted will have no effect on the outcome of any vote to adjourn the ONEOK Partners special meeting if a quorum is not present. If a quorum is present, they would have the same effect as a vote “AGAINST” the ONEOK Partners adjournment proposal.

Q:	If I am planning to attend a special meeting in person, should I still vote by proxy?

A:	Yes. Whether or not you plan to attend the ONEOK special meeting or the ONEOK Partners special meeting, as applicable, you should vote by proxy. Your ONEOK common stock or ONEOK Partners common units will not be voted if you do not vote by proxy or do not vote in person at the ONEOK special meeting or the ONEOK Partners special meeting, as applicable.

Q:	Who may attend the ONEOK special meeting and the ONEOK Partners special meeting?

A:	ONEOK shareholders (or their authorized representatives) and ONEOK’s invited guests may attend the ONEOK special meeting. ONEOK Partners unitholders (or their authorized representatives) and ONEOK Partners’ invited guests may attend the ONEOK Partners special meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. If you own your ONEOK common stock or ONEOK Partners common units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of ONEOK Partners GP or the Secretary of ONEOK, as applicable, at or before the ONEOK special meeting or the ONEOK Partners special meeting, as applicable;

•	appearing and voting in person at the ONEOK special meeting or the ONEOK Partners special meeting, as applicable; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of ONEOK Partners GP or the Secretary of ONEOK, as applicable, at or before the ONEOK special meeting or the ONEOK Partners special meeting, as applicable.

Your presence without voting at the ONEOK special meeting or the ONEOK Partners special meeting, as applicable, will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Q:	What should I do if I receive more than one set of voting materials for the ONEOK special meeting or the ONEOK Partners special meeting?

A:	You may receive more than one set of voting materials for the ONEOK special meeting or the ONEOK Partners special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold ONEOK common stock or ONEOK Partners common units. Additionally, if you are a holder of record registered in more than one name, you will receive more than one proxy card. Finally, if you hold both ONEOK common stock and ONEOK Partners common units, you will receive two separate packages of proxy materials. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Whom do I call if I have further questions about voting, the special meetings or the merger?

A:	ONEOK shareholders and ONEOK Partners common unitholders who have questions about the merger, including the procedures for voting their shares or units, or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

ONEOK Shareholders Morrow Sodali LLC 470 West Avenue Stamford, CT 06902 Banks and Brokers Call: (203) 658-9400 All Others Call Toll Free: (800) 662-5200 Email: ONEOKinfo@morrowsodali.com

ONEOK Partners Common Unitholders

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call: (203) 658-9400

All Others Call Toll Free: (800) 662-5200

Email: ONEOKinfo@morrowsodali.com

or	or

ONEOK, Inc. 100 West Fifth Street Attention: Investor Relations Tulsa, Oklahoma 74103 Telephone: (918) 588-7000	ONEOK Partners, L.P. 100 West Fifth Street Attention: Investor Relations Tulsa, Oklahoma 74103 Telephone: (918) 588-7000

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SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. ONEOK and ONEOK Partners urge you to read carefully this joint proxy statement/prospectus in its entirety, including the Annexes. Additionally, important information, which ONEOK and ONEOK Partners also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 152. Unless stated otherwise, all references in this joint proxy statement/prospectus to ONEOK are to ONEOK, Inc., all references to ONEOK Partners are to ONEOK Partners, L.P. and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of January 31, 2017, by and among ONEOK, Merger Sub, ONEOK Partners GP and ONEOK Partners, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

The Parties

ONEOK, Inc.

ONEOK is a corporation incorporated under the laws of the state of Oklahoma, and ONEOK’s common stock is listed on the NYSE under the trading symbol “OKE.” ONEOK Partners GP, a wholly-owned subsidiary of ONEOK, is the sole general partner of ONEOK Partners. As of May 4, 2017, ONEOK owned 41.2% of ONEOK Partners, one of the largest publicly traded master limited partnerships. ONEOK’s goal is to provide management and resources to ONEOK Partners, enabling it to execute its growth strategies and allowing ONEOK to grow its dividend.

ONEOK’s principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103 and its telephone number is (918) 588-7000.

ONEOK Partners, L.P.

ONEOK Partners is a publicly traded master limited partnership, organized under the laws of the state of Delaware, that was formed in 1993. ONEOK Partners’ common units are listed on the NYSE under the trading symbol “OKS.” ONEOK Partners is one of the largest publicly traded master limited partnerships and a leader in the gathering, processing, storage and transportation of natural gas in the United States. In addition, ONEOK Partners owns one of the nation’s premier natural gas liquids systems, connecting natural gas liquids (“NGL”) supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers. ONEOK Partners applies its core capabilities of gathering, processing, fractionating, transporting, storing and marketing natural gas and NGLs through the rebundling of services across the value chains through vertical integration in an effort to provide ONEOK Partners’ customers with premium services at lower costs.

ONEOK Partners’ principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103 and its telephone number is (918) 588-7000.

Merger Sub

Merger Sub, a wholly owned subsidiary of ONEOK, is a Delaware limited liability company formed on January 31, 2017, for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will merge with and into ONEOK Partners, with ONEOK Partners continuing as the surviving entity and a wholly owned subsidiary of ONEOK. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

Relationships Between the Parties

ONEOK does not directly own any midstream operating assets; its main source of future revenue therefore is from its general and limited partner interests in ONEOK Partners. Substantially all of ONEOK’s cash flows are generated from the distributions ONEOK receives from ONEOK Partners. At May 4, 2017, ONEOK’s interests in ONEOK Partners consisted of the following:

•	a 2% general partner interest, which ONEOK holds through its 100% ownership interest in ONEOK Partners GP; and

•	114,332,833 of the 285,826,232 outstanding ONEOK Partners common units, assuming conversion of the 72,988,252 Class B units held by ONEOK to common units (approximately 40.0%).

The outstanding common units and Class B units (including common units and Class B units held by ONEOK and ONEOK Partners GP) account for 98% of the total ownership interest in ONEOK Partners, with the remaining 2% of the total ownership interest in ONEOK Partners being comprised of the general partner interest in ONEOK Partners. As of the record date, ONEOK and its affiliates beneficially owned approximately 19% of the outstanding ONEOK Partners common units and 100% of the Class B units, which represent, in the aggregate, 40% of the total outstanding common units and Class B units (assuming the conversion of ONEOK’s Class B units to common units). As such, ONEOK’s total direct and indirect ownership interest in ONEOK Partners is 41.2% (which represents 39.2% (i.e., 40% of 98%) in respect of the limited partner interests, plus 2% in respect of the general partner interest).

Certain of the executive officers and directors of ONEOK Partners GP are also executive officers and directors of ONEOK. See “The Merger—Interests of Certain Persons in the Merger—Common Directors and Executive Officers.”

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly-owned subsidiary of ONEOK, will merge with and into ONEOK Partners, with ONEOK Partners continuing as the surviving entity and a wholly-owned subsidiary of ONEOK.

The Merger Consideration

At the effective time of the merger, each ONEOK Partners common unit issued and outstanding will be converted into the right to receive 0.985 of a share of ONEOK common stock, other than (i) ONEOK Partners common units that are owned immediately prior to the effective time of the merger by ONEOK Partners, which will be automatically cancelled and will cease to exist, and (ii) ONEOK Partners common units owned immediately prior to the effective time of the merger by ONEOK Partners GP, ONEOK or any subsidiaries of ONEOK (other than ONEOK Partners), which will remain outstanding, unaffected by the merger. General Partner Percentage Interests (as defined in the ONEOK Partners partnership agreement) and the Class B units will also remain outstanding, unaffected by the merger.

ONEOK will not issue any fractional shares of ONEOK common stock in the merger. Instead, each holder of ONEOK Partners common units that are converted pursuant to the merger agreement who otherwise would have received a fraction of a share of ONEOK common stock will be entitled to receive, in lieu thereof, a cash payment (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the average trading prices of the ONEOK common stock over the five-day period prior to the closing date of the merger and (ii) the fraction of the ONEOK common stock that such holder would otherwise be entitled to receive pursuant to the merger agreement.

ONEOK Special Meeting

Where and when: The ONEOK special meeting will take place at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103, on June 30, 2017 at 9:00 a.m., local time.

What you are being asked to vote on: At the ONEOK special meeting, ONEOK shareholders will vote on the ONEOK stock issuance proposal, the ONEOK charter amendment proposal, and the adjournment proposal. ONEOK shareholders may also be asked to consider other matters as may properly come before the ONEOK special meeting. At this time, ONEOK knows of no other matters that will be presented for the consideration of the ONEOK shareholders at the ONEOK special meeting.

Who may vote: You may vote at the ONEOK special meeting if you owned ONEOK common stock at the close of business on the record date of May 19, 2017. On that date, there were 210,976,600 shares of ONEOK common stock outstanding. You may cast one vote for each outstanding share of ONEOK common stock that you owned on the record date.

What vote is needed: Approval of the ONEOK stock issuance proposal requires the affirmative vote of a majority of the shares of ONEOK common stock voted at the ONEOK special meeting. Approval of the ONEOK adjournment proposal requires the affirmative vote of holders of a majority of the shares of ONEOK common stock present in person or represented by proxy at the ONEOK special meeting and entitled to vote thereon.

Approval of the ONEOK charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of ONEOK common stock. Completion of the merger is not conditioned upon approval of the ONEOK charter amendment proposal. However, even if the ONEOK shareholders approve the ONEOK charter amendment proposal, ONEOK will not file with the Secretary of State of the State of Oklahoma the amendment to the ONEOK certificate of incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000 unless the merger is completed.

All of the directors and executive officers of ONEOK beneficially owned, in the aggregate, approximately 1% of the outstanding ONEOK common stock as of the record date. ONEOK believes that the directors and executive officers of ONEOK will vote in favor of the ONEOK stock issuance proposal, the ONEOK charter amendment proposal, and the ONEOK adjournment proposal.

ONEOK Partners Special Meeting

Where and when: The ONEOK Partners special meeting will take place at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103, on June 30, 2017 at 10:00 a.m., local time.

What you are being asked to vote on: At the ONEOK Partners special meeting, ONEOK Partners unitholders will vote on the merger proposal and the ONEOK Partners adjournment proposal. ONEOK Partners unitholders also may be asked to consider other matters as may properly come before the ONEOK Partners special meeting. At this time, ONEOK Partners knows of no other matters that will be presented for the consideration of the ONEOK Partners unitholders at the ONEOK Partners special meeting.

Who may vote: You may vote at the ONEOK Partners special meeting if you owned ONEOK Partners common units at the close of business on the record date of May 19, 2017. On that date, there were 212,837,980 ONEOK Partners common units outstanding. You may cast one vote for each outstanding ONEOK Partners common unit that you owned on the record date.

What vote is needed: Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class. The ONEOK

Partners adjournment proposal requires approval by (i) if a quorum does not exist, the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class, entitled to vote represented in person or by proxy at the ONEOK Partners special meeting or (ii) if a quorum does exist, the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class.

Pursuant to the merger agreement, ONEOK has agreed to vote or cause to be voted all ONEOK Partners units beneficially owned by ONEOK and its affiliates in favor of the merger proposal unless there is a ONEOK Partners adverse recommendation change. As of the record date, ONEOK and its affiliates beneficially owned approximately 19% of the outstanding ONEOK Partners common units and 100% of the Class B units, which represent, in the aggregate, 40% of the total outstanding common units and Class B units (assuming the conversion of ONEOK’s Class B units to common units).

All of the directors and executive officers of ONEOK Partners GP beneficially owned, in the aggregate, approximately 0.1% of the outstanding ONEOK Partners common units as of the record date. ONEOK and ONEOK Partners believe that the directors and executive officers of ONEOK Partners GP will vote in favor of the merger proposal and the ONEOK Partners adjournment proposal.

Recommendation of the ONEOK Special Committee and its Reasons for the Merger

In light of the fact that certain ONEOK directors are on the ONEOK Partners board and certain ONEOK directors own ONEOK Partners common units, and certain provisions of the ONEOK certificate of incorporation regarding the ability of directors who are in any way interested in or connected to a party to a transaction with ONEOK to vote on the transaction, the ONEOK board formed a special committee of independent directors that neither sat on the ONEOK Partners board nor owned ONEOK Partners common units to consider and approve the merger agreement and the transactions contemplated thereby.

At a meeting held on January 31, 2017, the ONEOK special committee unanimously determined that the merger, the merger agreement, and the transactions contemplated thereby, including the ONEOK stock issuance, are advisable and fair to, and in the best interests of, ONEOK and the ONEOK shareholders. The ONEOK special committee unanimously approved the merger, the merger agreement, the exchange ratio of 0.985 of a share of ONEOK common stock for each ONEOK Partners common unit, and the transactions contemplated by the merger agreement, including the ONEOK stock issuance, and recommends that the ONEOK shareholders vote FOR the ONEOK stock issuance proposal. In the course of reaching its decision to approve the merger, the merger agreement, the exchange ratio and the transactions contemplated by the merger agreement, the ONEOK board considered a number of factors in its deliberations. See “The Merger—Recommendation of the ONEOK Special Committee and its Reasons for the Merger.”

ONEOK shareholders should be aware that some of ONEOK’s directors and executive officers may have interests in the transactions that are different from, or in addition to, the interests they may have as ONEOK shareholders. See “The Merger—Interests of Certain Persons in the Merger.”

The ONEOK board recommends that the ONEOK shareholders vote FOR the ONEOK charter amendment proposal.

Recommendation of the ONEOK Partners Conflicts Committee and the ONEOK Partners Board and their Reasons for the Merger

At a meeting of the ONEOK Partners conflicts committee held on January 31, 2017, the ONEOK Partners conflicts committee (i) determined in good faith that the merger and the merger agreement, including the transactions contemplated thereby, are fair and reasonable to, and in the best interests of, ONEOK Partners and the ONEOK Partners unaffiliated unitholders, (ii) authorized and approved the merger and the merger agreement, including the transactions contemplated thereby, and recommended to the ONEOK Partners board that it: (A) approve the merger and the merger agreement; (B) cause ONEOK Partners GP and ONEOK Partners to execute and deliver the merger agreement; (C) submit the merger and the merger agreement to the ONEOK Partners unitholders for approval; and (D) subject to obtaining the requisite approval of ONEOK Partners unitholders, cause ONEOK Partners GP and ONEOK Partners to complete the merger agreement. The ONEOK Partners conflicts committee also resolved, subject to approval of the ONEOK Partners board and submission to ONEOK Partners unitholders, to recommend approval of the merger and the merger agreement, including the transactions contemplated thereby, by the ONEOK Partners unitholders. The ONEOK Partners conflicts committee’s approval constitutes “Special Approval,” as such term is defined by the ONEOK Partners partnership agreement.

Later on January 31, 2017, at a meeting of the ONEOK Partners board, the ONEOK Partners board (based upon the recommendation of the ONEOK Partners conflicts committee) unanimously determined that the merger and the merger agreement, including the transactions contemplated thereby, are fair and reasonable to, and in the best interests of, ONEOK Partners and the ONEOK Partners unaffiliated unitholders, approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, and resolved to submit the merger and the merger agreement to a vote of the ONEOK Partners unitholders and recommend approval of the merger agreement by the ONEOK Partners unitholders. For more information regarding the recommendation of the ONEOK Partners conflicts committee and the ONEOK Partners board, see “The Merger—Recommendation of the ONEOK Partners Conflicts Committee and the ONEOK Partners Board and their Reasons for the Merger.”

ONEOK Partners common unitholders should be aware that some of ONEOK Partners’ directors and executive officers may have interests in the transactions that are different from, or in addition to, the interests they may have as ONEOK Partners common unitholders. See “The Merger—Interests of Certain Persons in the Merger.”

Opinion of the Financial Advisor to ONEOK

On January 31, 2017, at the meeting of the ONEOK board at which the merger agreement was approved, J.P. Morgan Securities LLC (“J.P. Morgan”), the financial advisor to ONEOK in connection with the merger, rendered to the ONEOK board an oral opinion, subsequently confirmed by delivery of a written opinion, dated January 31, 2017, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to ONEOK.

The full text of J.P. Morgan’s written opinion, dated as of January 31, 2017, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The full text of the opinion contains a discussion of, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. ONEOK shareholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the ONEOK board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the fairness, from a financial point of view, to ONEOK of the exchange ratio in the merger and did not address any other aspect of the merger or the other transactions contemplated by the merger agreement. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of ONEOK or as to the underlying decision by ONEOK to engage in the merger. The opinion does not constitute a recommendation to any shareholder of ONEOK as to how such shareholder should vote with respect to the merger or any other matter.

For a description of the opinion that the ONEOK board received from J.P. Morgan, see “The Merger—Opinion of the Financial Advisor to ONEOK.”

Opinion of the Financial Advisor to the ONEOK Partners Conflicts Committee

In connection with the proposed transaction, the ONEOK Partners conflicts committee of the ONEOK Partners board received, on January 31, 2017, an oral opinion from Barclays Capital Inc. (“Barclays”), which was subsequently confirmed in a written opinion, dated as of January 31, 2017, from Barclays, as to the fairness, as of the date of the opinion and based upon and subject to the qualifications, limitations and assumptions stated therein, from a financial point of view, to the ONEOK Partners unaffiliated unitholders of the exchange ratio to be offered to such ONEOK Partners unaffiliated unitholders in the proposed transaction.

The full text of Barclays’ written opinion, which is attached to this joint proxy statement/prospectus as Annex C, sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully and in its entirety. Barclays’ opinion was provided for the information of the ONEOK Partners conflicts committee in connection with its evaluation, from a financial point of view, of the exchange ratio to be offered to ONEOK Partners unaffiliated unitholders and did not address any other aspects or implications of the proposed transaction. Barclays expressed no view as to, and its opinion does not in any manner address, the underlying business decision to proceed with or effect the proposed transaction, the likelihood of completion of the proposed transaction or the relative merits of the proposed transaction as compared to any other transaction or business strategy in which ONEOK Partners might engage. In addition, Barclays expressed no view as to, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the exchange ratio in the proposed transaction or otherwise. The summary of Barclays’ opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full opinion. Barclays’ opinion is not intended to be and does not constitute a recommendation to any ONEOK Partners unaffiliated unitholder as to how such ONEOK Partners unaffiliated unitholder should vote or act with respect to the proposed transaction or any other matter.

See “The Merger—Opinion of the Financial Advisor to the ONEOK Partners Conflicts Committee” beginning on page 67.

Interests of Certain Persons in the Merger

ONEOK Partners common unitholders should be aware that some of the executive officers and directors of ONEOK Partners GP have interests in the transaction that may differ from, or may be in addition to, the interests of ONEOK Partners common unitholders generally. These interests include:

•	Certain of the executive officers and directors of ONEOK Partners GP are also executive officers and directors of ONEOK.

•	The directors and officers of ONEOK Partners GP are entitled to continued indemnification and insurance coverage under the merger agreement.

•	Certain of the directors and executive officers of ONEOK Partners GP beneficially own ONEOK Partners common units and will receive the applicable merger consideration upon completion of the merger.

•	Certain of the executive officers and certain of the directors of ONEOK Partners GP beneficially own ONEOK common stock.

ONEOK shareholders should be aware that some of the executive officers and directors of ONEOK have interests in the transaction that may differ from, or may be in addition to, the interests of ONEOK shareholders generally. These interests include:

•	Certain of the executive officers and directors of ONEOK are also executive officers and directors of ONEOK Partners GP.

•	Certain of the executive officers and certain of the directors of ONEOK beneficially own ONEOK Partners common units, and these directors and executive officers will receive the applicable merger consideration upon completion of the merger.

Conditions to Completion of the Merger

ONEOK and ONEOK Partners may not complete the merger unless each of the following conditions is satisfied or waived:

•	the merger agreement must have been approved by the affirmative vote or consent of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting together as a single class, at the ONEOK Partners special meeting (the “ONEOK Partners unitholder approval”);

•	the ONEOK stock issuance must have been approved by the affirmative vote of holders of a majority of the shares of ONEOK common stock voted at the ONEOK special meeting (the “ONEOK shareholder approval”);

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each a “restraint”) is in effect enjoining, restraining, preventing or prohibiting the completion of the transactions contemplated by the merger agreement or making the completion of the transactions contemplated by the merger agreement illegal;

•	the registration statement of which this joint proxy statement/prospectus forms a part must have been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•	the ONEOK common stock deliverable to the ONEOK Partners common unitholders as contemplated by the merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance; and

•	ONEOK has received an opinion of counsel to the effect that the merger should not be treated as a transaction governed by Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The obligations of ONEOK and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the merger agreement of ONEOK Partners and ONEOK Partners GP being true and correct as of January 31, 2017 and as of the closing date of the merger, subject to certain standards, including materiality and material adverse effect qualifications, as described “The Merger Agreement—Conditions to Completion of the Merger”;

•	ONEOK Partners and ONEOK Partners GP having performed in all material respects all obligations required to be performed by each of them under the merger agreement; and

•	the receipt by ONEOK of an officer’s certificate signed on behalf of ONEOK Partners and ONEOK Partners GP by an executive officer of ONEOK Partners GP certifying that the preceding conditions have been satisfied.

The obligation of ONEOK Partners to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the merger agreement of ONEOK being true and correct as of January 31, 2017 and as of the closing date of the merger, subject to certain standards, including materiality and material adverse effect qualifications, as described “The Merger Agreement—Conditions to Completion of the Merger”;

•	ONEOK and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the merger agreement; and

•	the receipt by ONEOK Partners of an officer’s certificate signed on behalf of ONEOK by an executive officer of ONEOK certifying that the preceding conditions have been satisfied.

ONEOK Partners GP Recommendation and ONEOK Partners Adverse Recommendation Change

The merger agreement generally provides that, subject to the exceptions described below, the ONEOK Partners conflicts committee and the ONEOK Partners board will not make a ONEOK Partners adverse recommendation change (as defined under “The Merger Agreement—ONEOK Partners GP Recommendation and ONEOK Partners Adverse Recommendation Change”). However, subject to the conditions described below, the ONEOK Partners conflicts committee and the ONEOK Partners board may, at any time prior to obtaining the ONEOK Partners unitholder approval, make a ONEOK Partners adverse recommendation change in response to an intervening event (as described under “The Merger Agreement—ONEOK Partners GP Recommendation and ONEOK Partners Adverse Recommendation Change”).

The ONEOK Partners conflicts committee and the ONEOK Partners board may make a ONEOK Partners adverse recommendation change in response to an intervening event only if the ONEOK Partners board or the ONEOK Partners conflicts committee, as applicable, after consultation with its financial advisor and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under the ONEOK Partners partnership agreement and applicable law; provided, however, that the ONEOK Partners board or the ONEOK Partners conflicts committee, as applicable, may not take such action pursuant to the foregoing unless it complies with certain provisions of the merger agreement as described under “The Merger Agreement—ONEOK Partners GP Recommendation and ONEOK Partners Adverse Recommendation Change.”

ONEOK Partners Unitholder Approval

ONEOK Partners has agreed to hold a special meeting of the ONEOK Partners unitholders as promptly as practicable for purposes of obtaining the ONEOK Partners unitholder approval. See “—The ONEOK Partners Special Meeting.” This obligation is not affected by the withdrawal or modification by the ONEOK Partners board or the ONEOK Partners conflicts committee of its recommendation or any other action by the ONEOK Partners board or the ONEOK Partners conflicts committee, as the case may be, with respect to the merger agreement or the transactions contemplated by the merger agreement.

The merger agreement also requires ONEOK Partners, through the ONEOK Partners board and the ONEOK Partners conflicts committee, to recommend to the limited partners of ONEOK Partners approval of the merger agreement (subject to the ability of the ONEOK Partners board or the ONEOK Partners conflicts committee to change such recommendation as described herein) and use reasonable best efforts to obtain from the limited partners of ONEOK Partners the ONEOK Partners unitholder approval.

ONEOK Recommendation and ONEOK Adverse Recommendation Change

The merger agreement generally provides that, subject to the exceptions described below, neither the ONEOK board nor the ONEOK special committee will make a ONEOK adverse recommendation change (as defined under “The Merger Agreement—ONEOK Recommendation and ONEOK Adverse Recommendation Change”). However, subject to the conditions described below, the ONEOK board or the ONEOK special committee may, at any time prior to obtaining the ONEOK shareholder approval, make a ONEOK adverse recommendation change in response to a superior proposal or an intervening event (each as described under “The Merger Agreement—ONEOK Recommendation and ONEOK Adverse Recommendation Change”).

The ONEOK board or the ONEOK special committee may make a ONEOK adverse recommendation change in connection with a superior proposal only if ONEOK has received a written alternative proposal that the ONEOK board or the ONEOK special committee believes is bona fide and the ONEOK board or the ONEOK special committee, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such alternative proposal constitutes a superior proposal and that failure to take such action would be inconsistent with its duties under applicable law; provided, however, that neither the ONEOK board nor the ONEOK special committee may take such action pursuant to the foregoing unless it complies with certain provisions of the merger agreement as described under “The Merger Agreement—ONEOK Recommendation and ONEOK Adverse Recommendation Change.”

The ONEOK board or the ONEOK special committee may make a ONEOK adverse recommendation change in response to an intervening event only if the ONEOK board or the ONEOK special committee, after consultation with its financial advisor and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under applicable law; provided, however, that neither the ONEOK board nor the ONEOK special committee may take such action pursuant to the foregoing unless it complies with certain provisions of the merger agreement as described under “The Merger Agreement—ONEOK Recommendation and ONEOK Adverse Recommendation Change.”

ONEOK Shareholder Approval

ONEOK has agreed to hold a special meeting of the ONEOK shareholders as promptly as practicable for the purpose of obtaining the ONEOK shareholder approval. See “—The ONEOK Special Meeting.” This obligation is not affected by (i) the commencement, public proposal, public disclosure or communication to ONEOK of any alternative proposal or (ii) the withdrawal or modification by the ONEOK special committee of its recommendation or any other action by the ONEOK board or ONEOK special committee, as the case may be, with respect to the merger agreement or the transactions contemplated by the merger agreement. See “—The ONEOK Special Meeting.”

The merger agreement also requires ONEOK, through the ONEOK special committee, to recommend to the ONEOK shareholders’ approval of the ONEOK stock issuance (subject to the ability of the ONEOK special committee to change such recommendation as described herein) and use reasonable best efforts to obtain from the ONEOK shareholders the ONEOK shareholder approval.

No Solicitation by ONEOK of Alternative Proposals

The merger agreement contains provisions prohibiting ONEOK from seeking any proposal for an acquisition of 25% or more ONEOK’s assets or equity that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the completion of the transactions contemplated by the merger agreement (an “alternative proposal”). Under these “no solicitation” covenants, ONEOK has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its representatives not to, directly or indirectly, except as permitted by the merger agreement:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal; or

•	enter into any acquisition agreement with respect to any alternative proposal (other than a confidentiality agreement containing customary provisions).

ONEOK has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the merger agreement with respect to an alternative proposal and immediately prohibit any access by any person to confidential information relating to a possible alternative proposal.

Following the date of the merger agreement but prior to obtaining the ONEOK shareholder approval, if ONEOK has received a written alternative proposal that the ONEOK board believes is bona fide and the ONEOK board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and failure to take such action would be inconsistent with its duties under the applicable law, and such alternative proposal did not result from a material breach of the “no solicitation” covenants in the merger agreement, then the merger agreement permits ONEOK to furnish information with respect to ONEOK and its subsidiaries to the person making such alternative proposal and participate in discussions or negotiations regarding such alternative proposal; provided, however, that (i) ONEOK and its subsidiaries will not, and will use their reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless ONEOK has, or first enters into a confidentiality agreement with such person and (ii) ONEOK provides ONEOK Partners and ONEOK Partners GP any non-public information that was not previously provided or made available to ONEOK Partners and ONEOK Partners GP prior to or substantially concurrently with providing or making available such non-public information to such other person.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the closing of the merger:

•	by the mutual written consent of ONEOK and ONEOK Partners duly authorized by the ONEOK board or the ONEOK special committee, as the case may be, and the ONEOK Partners conflicts committee; or

•	by either of ONEOK Partners or ONEOK:

○	if the closing does not occur on or before September 30, 2017; provided that this termination right will not be available to a party whose failure to perform and comply in all material respects with its covenants and agreements is the cause of the failure of the closing;

○	if any restraint by a government authority is in effect and has become final and nonappealable; provided, however, that the right to terminate the merger agreement is not available to ONEOK Partners or ONEOK if such restraint was due to the failure of, in the case of ONEOK Partners, ONEOK Partners or ONEOK Partners GP and, in the case of ONEOK, ONEOK or Merger Sub, to perform any of its obligations under the merger agreement;

○	if the ONEOK Partners unitholder meeting has occurred and the ONEOK Partners unitholder approval has not been obtained; or

○	if the ONEOK shareholder meeting has occurred and the ONEOK shareholder approval has not been obtained.

•	by ONEOK:

○	if the ONEOK Partners board or the ONEOK Partners conflicts committee makes a change in recommendation;

○	if ONEOK Partners or ONEOK Partners GP has breached or failed to perform any of its covenants or agreements in the merger agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days; or

○	if ONEOK is terminating the merger agreement to enter into a definitive agreement relating to a superior proposal in accordance with the terms of the merger agreement.

•	by ONEOK Partners:

○	if the ONEOK board or the ONEOK special committee makes a change in recommendation;

○	if ONEOK has breached or failed to perform any of its covenants or agreements in the merger agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days; or

○	if ONEOK Partners is terminating the merger agreement in response to an intervening event in accordance with the terms of the merger agreement.

Fees and Expenses

If the merger agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to either party. However, termination will not relieve either party of any liability for fraud or any willful breach of any covenant or agreement contained in the merger agreement prior to termination. In the event of fraud or a willful breach, the aggrieved party is entitled to all rights and remedies available at law or in equity.

The merger agreement contains various amounts payable under the circumstances described below:

•	if the merger agreement is terminated by ONEOK Partners or ONEOK due to the failure of the closing of the merger to occur prior to September 30, 2017, then ONEOK shall reimburse ONEOK Partners for its reasonable expenses (up to $10,000,000);

•	if the merger agreement is terminated by ONEOK Partners or ONEOK due to failure to obtain the required ONEOK Partners unitholder approval and there has not been a ONEOK Partners adverse recommendation change, then ONEOK shall reimburse ONEOK Partners for its reasonable expenses (up to $10,000,000);

•	if the merger agreement is terminated by ONEOK Partners or ONEOK due to the failure to obtain the required ONEOK shareholder approval and there has not been a ONEOK adverse recommendation change, then ONEOK shall reimburse ONEOK Partners for its reasonable expenses (up to $20,000,000);

•	if the merger agreement is terminated by ONEOK Partners due to a material breach by ONEOK of any of its covenants, representations or warranties, then ONEOK shall cause ONEOK Partners GP to execute an amendment to the ONEOK Partners partnership agreement to reduce the aggregate incentive distributions payable to ONEOK by $100,000,000;

•

if an alternative proposal is publicly made prior to the ONEOK shareholders meeting and the merger agreement is terminated by ONEOK Partners or ONEOK due to the failure to obtain the required ONEOK shareholder approval, and, within twelve months of termination, ONEOK (or any of its subsidiaries) enters into a definitive agreement with respect to an alternative proposal or consummates an alternative proposal, then ONEOK shall cause ONEOK Partners GP to execute an amendment to the ONEOK Partners partnership agreement to reduce the aggregate incentive distributions payable to ONEOK by $300,000,000;

•	if the merger agreement is terminated by ONEOK to enter into a definitive agreement relating to a superior proposal, then ONEOK shall cause ONEOK Partners GP to execute an amendment to the ONEOK Partners partnership agreement to reduce the aggregate incentive distributions payable to ONEOK by $300,000,000;

•	if the merger agreement is terminated by ONEOK Partners due to a ONEOK change of recommendation, then ONEOK shall cause ONEOK Partners GP to execute an amendment to the ONEOK Partners partnership agreement to reduce the aggregate incentive distributions payable to ONEOK by $300,000,000;

•	if the merger agreement is terminated by ONEOK due to a ONEOK Partners change of recommendation, then ONEOK Partners shall pay $50,000,000 to ONEOK; provided, however, that if the intervening event, in response to which the ONEOK Partners conflicts committee has changed its recommendation, is a material event, fact or circumstance, development or occurrence that is the direct and reasonably foreseeable result of a deliberate act by ONEOK (or its affiliates), then ONEOK Partners shall only reimburse ONEOK for its reasonable expenses (up to $10,000,000);

•	if the merger agreement is terminated by ONEOK due to a material breach by ONEOK Partners of any of its covenants, representations or warranties, then ONEOK Partners shall reimburse ONEOK for its reasonable expenses (up to $10,000,000); or

•	if the merger agreement is terminated by ONEOK Partners as a result of an intervening event, then ONEOK Partners shall pay ONEOK an amount equal to $300,000,000; provided, however, that if the intervening event, in response to which the ONEOK Partners conflicts committee has elected to terminate the merger agreement, is a material event, fact or circumstance, development or occurrence that is the direct and reasonably foreseeable result of a deliberate act by ONEOK (or its affiliates), then ONEOK Partners shall only reimburse ONEOK for its reasonable expenses (up to $10,000,000).

ONEOK Partners Conflicts Committee

ONEOK has agreed, until the effective time of the merger or the termination of the merger agreement, not to, without the consent of holders of a majority of the then existing ONEOK Partners conflicts committee, take any action (or allow its subsidiaries to take any action) intended to cause ONEOK Partners GP to eliminate the ONEOK Partners conflicts committee, revoke or diminish the authority of the ONEOK Partners conflicts committee or remove or cause the removal of any director of the ONEOK Partners board that is a member of the ONEOK Partners conflicts committee either as a director or member of such committee.

United States Federal Income Tax Consequences of the Merger

The receipt of ONEOK common stock and cash in lieu of fractional shares, if any, in exchange for ONEOK Partners common units pursuant to the merger agreement should be a taxable transaction for U.S. federal income tax purposes to U.S. Holders. In such case, a U.S. Holder who receives ONEOK common stock and cash in lieu of fractional shares, if any, in exchange for ONEOK Partners common units pursuant to the merger agreement will recognize gain or loss in an amount equal to the difference between:

•	the sum of (i) the fair market value of the ONEOK common stock received, (ii) the amount of any cash received in lieu of fractional shares, and (iii) such U.S. Holder’s share of ONEOK Partners’ nonrecourse liabilities immediately prior to the merger; and

•	such U.S. Holder’s adjusted tax basis in the ONEOK Partners common units exchanged therefor (which includes such U.S. Holder’s share of ONEOK Partners’ nonrecourse liabilities immediately prior to the merger).

Gain or loss recognized by a U.S. Holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by ONEOK Partners and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of ONEOK Partners’ income may become available to offset a portion of the gain recognized by such U.S. Holder.

The U.S. federal income tax consequences of the merger to a ONEOK Partners common unitholder will depend on such common unitholder’s own personal tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

See “United States Federal Income Tax Consequences” for a more complete discussion of U.S. federal income tax consequences of the merger.

No Appraisal Rights

Neither ONEOK shareholders nor ONEOK Partners unitholders are entitled to appraisal rights in connection with the merger under applicable law or contractual appraisal rights under ONEOK’s organizational documents, the ONEOK Partners partnership agreement or the merger agreement.

Listing of ONEOK Common Stock to be Issued in the Merger; Delisting and Deregistration of ONEOK Partners Common Units

ONEOK expects to obtain approval to list, on the NYSE, the ONEOK common stock to be issued pursuant to the merger agreement, which approval is a condition to the merger. Upon completion of the merger, ONEOK Partners common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment of the Merger

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation (ASC 810). Because ONEOK controls ONEOK Partners both before and after the merger, the changes in ONEOK’s ownership interest in ONEOK Partners resulting from the merger will be accounted for as an equity transaction, and no gain or loss will be recognized in ONEOK’s consolidated income statement. In addition, the tax effects of the merger are reported as adjustments to other assets, deferred income taxes and additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740).

Timing of the Merger

The merger is expected to be completed by June 30, 2017, subject to the receipt of shareholder and unitholder approvals and the satisfaction or waiver of other closing conditions. For a discussion of the timing of the merger, see “The Merger Agreement—The Merger; Effective Time; Closing” beginning on page 91.

Comparison of the Rights of ONEOK Shareholders and ONEOK Partners Common Unitholders

A limited partnership is inherently different from a corporation. Ownership interests in a limited partnership are therefore fundamentally different from ownership interests in a corporation. ONEOK Partners common unitholders will own ONEOK common stock following the completion of the merger, and their rights associated with the ONEOK common stock will be governed by ONEOK’s organizational documents and the OGCA, which differ in a number of respects from the ONEOK Partners partnership agreement and Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”).

Summary of Risk Factors

You should consider carefully all the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions, ONEOK’s business, ONEOK common stock and risks resulting from ONEOK’s organizational structure are described under “Risk Factors” beginning on page 23. Some of these risks include, but are not limited to, those described below:

•	The merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the merger, or significant delays in completing the merger, could negatively affect each party’s future business and financial results and the trading prices of ONEOK common stock and ONEOK Partners common units.

•	Because the exchange ratio is fixed and because the market price of ONEOK common stock will fluctuate prior to the completion of the merger, ONEOK Partners common unitholders cannot be sure of the market value of the ONEOK common stock they will receive as merger consideration relative to the value of ONEOK Partners common units they exchange.

•	If the merger is approved by ONEOK Partners unitholders, the date that common unitholders will receive the merger consideration is uncertain.

•	ONEOK and ONEOK Partners may incur substantial transaction-related costs in connection with the merger.

•	Certain executive officers and directors of ONEOK Partners GP and ONEOK have interests in the merger that are different from, or in addition to, the interests they may have as ONEOK Partners common unitholders or ONEOK shareholders, respectively, which could have influenced their decision to support or approve the merger.

•	Financial projections by ONEOK and ONEOK Partners may not prove to be necessarily predictive of actual future results.

•	The merger should be a taxable transaction and, in such case, the resulting tax liability of a ONEOK Partners common unitholder, if any, will depend on the unitholder’s particular situation.

•	The tax liability of a ONEOK Partners common unitholder as a result of the merger could be more than expected.

•	The U.S. federal income tax treatment of owning and disposing of ONEOK common stock received in the merger will be different than the U.S. federal income tax treatment of owning and disposing of ONEOK Partners common units.

•	ONEOK’s future tax liability may be greater than expected if it does not generate net operating losses (“NOLs”) sufficient to offset taxable income or if tax authorities challenge certain of its tax positions.

•	ONEOK’s ability to use NOLs to offset future income may be limited.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ONEOK

The following selected historical consolidated financial data as of and for the three months ended March 31, 2017 and 2016 are derived from ONEOK’s unaudited consolidated financial statements and as of and for each of the years ended December 31, 2016 and 2015 are derived from ONEOK’s audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. Historical consolidated financial data as of and for each of the years ended December 31, 2014, 2013 and 2012 are derived from ONEOK’s consolidated financial statements not incorporated by reference into this joint proxy statement/prospectus. However, certain prior period balances have been recast to reflect the retrospective application of adopted Accounting Standards Updates issued by the Financial Accounting Standards Board. On January 31, 2014, ONEOK completed the separation of its former natural gas distribution business into a stand-alone publicly traded company, ONE Gas, Inc., and ONEOK completed the wind down of its former energy services business on March 31, 2014. For all periods presented, the results of operations and financial position of ONEOK’s former natural gas distribution and energy services businesses are reflected as discontinued operations. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in ONEOK’s Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which are incorporated by reference into this joint proxy statement/prospectus. It should not be assumed the results of operations for any past period indicate results for any future period. For more information, see “Where You Can Find More Information” beginning on page 152.

	Three Months Ended March 31,		Years Ended December 31,
ONEOK, Inc.	2017	2016	2016	2015	2014	2013	2012
	(In millions, except per share amounts)
Income and cash flow data
Total revenues	$2,749.6	$1,774.5	$8,920.9	$7,763.2	$12,195.1	$11,871.9	$10,184.1
Operating income	$314.4	$311.4	$1,285.7	$996.2	$1,143.6	$880.6	$953.5
Income from continuing operations	$186.2	$175.9	$745.6	$385.3	$668.7	$589.1	$677.7
Income (loss) from discontinued operations, net of tax	$—	$(0.9)	$(2.1)	$(6.1)	$(5.6)	$(12.1)	$52.3
Net income	$186.2	$175.0	$743.5	$379.2	$663.1	$577.0	$743.5
Net income attributable to ONEOK	$87.4	$83.4	$352.0	$245.0	$314.1	$266.5	$360.6
Net income per common share - basic	$0.41	$0.40	$1.67	$1.17	$1.50	$1.29	$1.75
Net income per common share - diluted	$0.41	$0.40	$1.66	$1.16	$1.49	$1.27	$1.71
Dividends declared per share of common stock	$0.615	$0.615	$2.46	$2.43	$2.125	$1.48	$1.27
Capital expenditures	$112.7	$196.4	$624.6	$1,188.3	$1,779.2	$2,256.6	$1,866.2
Balance sheet data (at end of period)
Property, plant and equipment, net	$12,553.6	$12,437.1	$12,571.4	$12,374.0	$11,662.4	$9,232.0	$7,264.6
Total assets	$16,067.6	$15,501.1	$16,138.8	$15,446.1	$15,261.8	$17,692.2	$15,857.1
Long-term debt, including current maturities - ONEOK	$1,631.9	$1,631.2	$1,631.6	$1,631.2	$1,148.9	$1,700.9	$1,701.3
Long-term debt, including current maturities - ONEOK Partners	$6,698.6	$7,149.9	$6,699.0	$6,803.0	$6,011.9	$6,014.1	$4,779.5
Total equity	$3,469.5	$3,645.5	$3,428.9	$3,766.3	$4,005.9	$4,845.2	$4,232.5

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ONEOK PARTNERS

The following selected historical consolidated financial data as of and for the three months ended March 31, 2017 and 2016 are derived from ONEOK Partners’ unaudited consolidated financial statements and as of and for each of the years ended December 31, 2016 and 2015 are derived from ONEOK Partners’ audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. Historical consolidated financial data as of and for each of the years ended December 31, 2014, 2013 and 2012 are derived from ONEOK Partners’ consolidated financial statements not incorporated by reference into this joint proxy statement/prospectus. However, certain prior period balances have been recast to reflect the retrospective application of adopted Accounting Standards Updates issued by the Financial Accounting Standards Board. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in ONEOK Partners’ Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which are incorporated by reference into this joint proxy statement/prospectus. It should not be assumed the results of operations for any past period indicate results for any future period. For more information, see “Where You Can Find More Information” beginning on page 152.

	Three Months Ended March 31,		Year Ended December 31,
ONEOK Partners L.P.	2017	2016	2016	2015	2014	2013	2012
	(In millions, except per unit amounts)
Income and cash flow data
Total revenues	$2,749.1	$1,773.9	$8,918.5	$7,761.1	$12,191.7	$11,869.3	$10,182.2
Operating income	$324.4	$318.2	$1,316.1	$998.1	$1,148.8	$900.7	$962.9
Net income	$270.0	$256.3	$1,072.3	$597.9	$911.3	$804.0	$888.4
Net income attributable to ONEOK Partners	$269.1	$253.5	$1,066.8	$589.5	$910.3	$803.6	$888.0
Limited partners’ net income per unit, basic and diluted	$0.57	$0.52	$2.25	$0.73	$2.33	$2.35	$3.04
Distributions paid per unit	$0.79	$0.79	$3.16	$3.16	$3.01	$2.87	$2.59
Capital expenditures	$112.6	$195.9	$621.7	$1,186.1	$1,746.0	$1,939.3	$1,560.5
Balance sheet data (at end of period)
Property, plant and equipment, net	$12,447.6	$12,322.5	$12,462.7	$12,256.8	$11,535.5	$9,102.4	$7,144.3
Total assets	$15,341.9	$14,944.7	$15,469.3	$14,927.6	$14,600.4	$12,824.2	$10,927.4
Long-term debt, including current maturities	$6,698.6	$7,149.9	$6,699.0	$6,803.0	$6,011.9	$6,014.1	$4,779.5
Total equity	$6,162.7	$6,377.7	$6,177.8	$6,497.3	$6,118.8	$4,998.7	$4,463.5

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

The following table sets forth selected unaudited pro forma condensed consolidated financial information for ONEOK after giving effect to the merger. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements included in this joint proxy statement/prospectus and should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” and related notes included in this joint proxy statement/prospectus beginning on page 154.

ONEOK, Inc.	Three Months Ended March 31, 2017	Year Ended December 31, 2016
	(In millions, except per share amounts)
Pro forma income data
Total revenues	$2,750	$8,921
Operating income	$315	$1,289
Net income attributable to ONEOK	$150	$597
Net income per common share - basic	$0.39	$1.57
Net income per common share - diluted	$0.39	$1.57
Pro forma balance sheet data
Total assets	$16,769
Long-term debt, including current maturities	$8,330
Total shareholder’s equity	$5,765

COMPARATIVE PER SHARE AND PER UNIT INFORMATION

The following table sets forth (i) historical per share information of ONEOK, (ii) the unaudited pro forma per share information of ONEOK after giving pro forma effect to the proposed merger and the transactions contemplated thereby, including ONEOK’s issuance of 0.985 of a share of ONEOK common stock for each outstanding ONEOK Partners common unit not owned by ONEOK or its subsidiaries and (iii) the historical and equivalent pro forma per share information for ONEOK Partners.

This information should be read in conjunction with (i) the summary historical financial information included elsewhere in this joint proxy statement/prospectus, (ii) the historical consolidated financial statements of ONEOK and ONEOK Partners and related notes that are incorporated by reference in this joint proxy statement/prospectus and (iii) the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and related notes included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma per share and unit information does not purport to represent what the actual results of operations of ONEOK and ONEOK Partners would have been had the proposed merger been completed in another period or to project ONEOK’s and ONEOK Partners’ results of operations that may be achieved if the proposed merger is completed.

ONEOK, Inc.	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Historical - ONEOK
Income from continuing operations per share - basic	$0.41	$1.68
Income from continuing operations per share - diluted	$0.41	$1.67
Dividends per share declared for the period	$0.615	$2.46
Book value per share (a)	$1.13	$0.90
Historical - ONEOK Partners
Limited partners’ net income per unit - basic and diluted	$0.57	$2.25
Distributions per unit declared for the period	$0.79	$3.16
Book value per unit (a)	$21.01	$21.06
Pro forma combined - ONEOK
Income from continuing operations per share - basic (b)	$0.39	$1.58
Income from continuing operations per share - diluted (b)	$0.39	$1.57
Dividends per share declared for the period (c)	$0.70	$2.79
Book value per share (d)	$14.76
Equivalent pro forma combined - ONEOK Partners (e)
Income from continuing operations per share - basic	$0.38	$1.56
Income from continuing operations per share - diluted	$0.38	$1.55
Dividends per share declared for the period	$0.69	$2.75
Book value per share	$14.54

(a)	The historical book value per share or unit was calculated as follows (in millions, except per share or unit amounts):

	Three Months Ended March 31, 2017
	ONEOK	ONEOK Partners
Equity or capital, as applicable, before noncontrolling interests	$238.4	$6,004.9
Divided by: Number of shares or units outstanding as of end of period	210.9	285.8

Book value per share or unit outstanding	$1.13	$21.01

	Year Ended December 31, 2016
	ONEOK	ONEOK Partners
Equity or capital, as applicable, before noncontrolling interests	$188.7	$6,019.7
Divided by: Number of shares or units outstanding as of end of period	210.7	285.8

Book value per share or unit outstanding	$0.90	$21.06

(b)	Amounts are from the unaudited pro forma condensed consolidated financial statements included under “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

(c)	The pro forma combined - ONEOK dividends declared amounts were calculated as follows (in millions, except per share or unit amounts):

	Three Months Ended March 31, 2017
	ONEOK	ONEOK Partners	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$129.7	$135.5	$265.2
Divided by: Pro forma combined number of shares outstanding as of date of record (f)			379.8

Dividends per share declared for the period (pro forma)			$0.70

	Year Ended December 31, 2016
	ONEOK	ONEOK Partners	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$517.6	$541.9	$1,059.5
Divided by: Pro forma combined number of shares outstanding (f)			379.6

Dividends per share declared for the period (pro forma)			$2.79

(d)	The pro forma combined - ONEOK, book value per share was calculated as follows (in millions, except per share amounts):

As of March 31, 2017
Equity before noncontrolling interests	$5,607.7
Divided by: Pro forma combined number of shares outstanding (f)	379.8

Book value per share	$14.76

(e)	Equivalent pro forma amounts are calculated by multiplying pro forma combined ONEOK amounts by the exchange ratio of 0.985.

(f)	Pro forma combined number of shares calculated as follows (in millions, except exchange ratio):

	Three Months Ended March 31, 2017
	ONEOK	ONEOK Partners	Total
Number of public shares outstanding as of date of record	210.9	171.5
Exchange ratio		0.985

Number of public shares outstanding (pro forma)	210.9	168.9	379.8

	Year Ended December 31, 2016
	ONEOK	ONEOK Partners	Total
Number of public shares outstanding	210.7	171.5	—
Exchange ratio		0.985

Number of public shares outstanding (pro forma)	210.7	168.9	379.6

Supplemental Information

Pursuant to the Section 6.11 of the merger agreement, ONEOK management intends to recommend to the ONEOK board an increase to the quarterly dividend on the ONEOK common stock of approximately 21% to $0.745 per share (an annualized dividend of $2.98 per share) for the first dividend declaration immediately following completion of the merger. As such, the pro forma dividends declared per share for the three months ended March 31, 2017 and the year ended December 31, 2016, would have been $0.745 per share and $2.98 per share, respectively, rather than the $0.70 per share and $2.79 per share, respectively, shown in (c) above.

ONEOK is not required to pay dividends on its common stock under the ONEOK certificate of incorporation or the OGCA. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, ONEOK shareholders are only entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the ONEOK board out of funds legally available for dividend payments. The ONEOK board makes a determination each quarter as to the actual amount, if any, of dividends to pay on the ONEOK common stock, based on various factors, some of which are beyond its control, including ONEOK’s operating cash flows, ONEOK’s working capital needs, ONEOK’s ability to access capital markets for debt and equity financing on reasonable terms, the restrictions contained in ONEOK’s indentures and credit facility, ONEOK’s debt service requirements, credit metrics and the cost of acquisitions, if any. ONEOK may not have sufficient cash each quarter to pay dividends or maintain current or expected levels of dividends. Accordingly, ONEOK cannot guarantee that any dividends will be declared or paid in the future.

MARKET PRICES, DIVIDEND AND DISTRIBUTION INFORMATION

Shares of ONEOK common stock are traded on the NYSE under the ticker symbol “OKE” and the ONEOK Partners common units are traded on the NYSE under the ticker symbol “OKS.” The following table sets forth, for the periods indicated, the range of high and low sales prices for ONEOK common stock and ONEOK Partners common units, on the NYSE composite tape, as well as information concerning quarterly cash dividends declared and paid on the ONEOK common stock and cash distributions declared and paid on the ONEOK Partners common units. The sales prices are as reported in published financial sources.

	ONEOK Common Stock			ONEOK Partners Common Units
	High	Low	Dividend(1)	High	Low	Distribution(2)
2014
First quarter	$68.49	$57.78	$0.40	$57.09	$50.10	$0.745
Second quarter	$68.08	$58.48	$0.56	$58.60	$53.78	$0.76
Third quarter	$70.98	$62.03	$0.575	$59.43	$54.20	$0.775
Fourth quarter	$64.72	$44.30	$0.59	$56.11	$38.23	$0.79
2015
First quarter	$49.92	$40.23	$0.605	$46.05	$38.00	$0.79
Second quarter	$51.07	$38.83	$0.605	$43.35	$34.00	$0.79
Third quarter	$41.40	$30.86	$0.605	$35.24	$27.79	$0.79
Fourth quarter	$39.58	$18.93	$0.615	$34.93	$22.73	$0.79
2016
First quarter	$30.82	$19.62	$0.615	$33.02	$22.20	$0.79
Second quarter	$47.45	$28.37	$0.615	$40.25	$29.67	$0.79
Third quarter	$51.39	$42.99	$0.615	$42.11	$36.86	$0.79
Fourth quarter	$59.03	$46.44	$0.615	$46.46	$38.69	$0.79
2017
First quarter	$58.83	$52.20	$0.615	$54.94	$42.56	$0.79

(1)	Represents cash dividends per ONEOK share declared and paid in the quarter presented.
(2)	Represents cash distributions per ONEOK Partners common unit declared with respect to the quarter presented and paid in the following quarter.

As of May 19, 2017, the record date for the ONEOK special meeting, there were 210,976,600 shares of ONEOK common stock outstanding held by 13,617 holders of record. ONEOK intends to pay to the ONEOK shareholders, on a quarterly basis, dividends based on the cash it receives from its ONEOK Partners distributions in accordance with the ONEOK Partners partnership agreement, less reserves for expenses, future dividends and other uses of cash. If ONEOK Partners is successful in implementing its business strategy and increasing distributions to its partners, ONEOK would generally expect to increase dividends to the ONEOK shareholders, although the timing and amount of any such increased dividends may not necessarily be comparable to any increased ONEOK Partners distributions. ONEOK cannot guarantee that any dividends will be declared or paid in the future.

As of May 19, 2017, the record date for the ONEOK Partners special meeting, there were 212,837,980 ONEOK Partners common units outstanding held by 463 holders of record. The ONEOK Partners partnership agreement requires, within 45 days after the end of each quarter, ONEOK Partners to distribute all of its “available cash,” as defined in the ONEOK Partners partnership agreement, to ONEOK Partners common unitholders of record on the applicable record date. The payment of quarterly cash distributions by ONEOK Partners in the future will depend on the amount of its “available cash” at the end of each quarter. ONEOK Partners common unitholders will not receive both distributions from ONEOK Partners and dividends from ONEOK for the same quarter.

ONEOK management intends to recommend to the ONEOK board an increase to the quarterly dividend on the ONEOK common stock of approximately 21% to $0.745 per share (an annualized dividend of $2.98 per share) for the first dividend declaration date immediately following the completion of the merger. The current annualized distribution for each ONEOK Partners common unit is $3.16 (based on the quarterly distribution of $0.79 for each ONEOK Partners common unit that was declared and paid with respect to the quarter ended December 31, 2016). Based on the exchange ratio, the annualized distribution for each ONEOK Partners common unit exchanged for 0.985 of a share of ONEOK common stock is expected to be approximately $2.94 (based on the expected quarterly dividend of $0.745 per ONEOK common share) following the completion of the merger. Accordingly, a ONEOK Partners common unitholder is expected to initially receive approximately 7% less in quarterly cash distributions after giving effect to the merger, but through expected dividend growth over time, dividends are expected to exceed the amount of distributions ONEOK Partners unitholders currently receive. ONEOK expects the merger to result in substantially more cash flow at ONEOK, which will be available for various purposes, including the payment of dividends. Based upon the expected financial benefits of the merger, ONEOK expects that the merger will allow ONEOK to increase significantly its quarterly dividend and to maintain a dividend coverage ratio greater than 1.2 times. See “The Merger—Unaudited Projected Financial Information” on page 52.

ONEOK is not required to pay dividends on its common stock under the ONEOK certificate of incorporation or the OGCA. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, ONEOK shareholders are only entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the ONEOK board out of funds legally available for dividend payments. The ONEOK board makes a determination each quarter as to the actual amount, if any, of dividends to pay on the ONEOK common stock, based on various factors, some of which are beyond its control, including ONEOK’s operating cash flows, ONEOK’s working capital needs, ONEOK’s ability to access capital markets for debt and equity financing on reasonable terms, the restrictions contained in ONEOK’s indentures and credit facility, ONEOK’s debt service requirements, credit metrics and the cost of acquisitions, if any. ONEOK may not have sufficient cash each quarter to pay dividends or maintain current or expected levels of dividends. Accordingly, ONEOK cannot guarantee that any dividends will be declared or paid in the future.

The following table presents per share or unit closing prices for ONEOK common stock and ONEOK Partners common units, respectively, on January 31, 2017, the last trading day before the public announcement of the merger as reported on the NYSE. This table also presents the equivalent market value per ONEOK Partners common unit on such dates. The equivalent market value for ONEOK Partners common units has been determined by multiplying the closing price of ONEOK common stock on those dates by the exchange ratio.

	ONEOK Shares	ONEOK Partners Common Units	Equivalent Market Value per ONEOK Partners Common Unit
January 31, 2017	$55.11	$43.14	$54.28

Because the exchange ratio is fixed and because the market price of ONEOK common stock will fluctuate prior to the completion of the merger, ONEOK Partners common unitholders cannot be sure of the market value of the ONEOK common stock they will receive as merger consideration relative to the value of ONEOK Partners common units they exchange. See “Risk Factors” beginning on page 23.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the approval of the applicable proposals described in this joint proxy statement/prospectus. In addition, you should read and carefully consider the risks associated with each of ONEOK and ONEOK Partners and their respective businesses. These risks can be found in ONEOK’s and ONEOK Partners’ respective Annual Reports on Form 10-K for the year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. For further information regarding the documents incorporated into this joint proxy statement/prospectus by reference, please see the section titled “Where You Can Find More Information” beginning on page 152. Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on ONEOK’s, ONEOK Partners’ or the combined organization’s businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of the ONEOK common stock or the ONEOK Partners common units.

Risks Related to the Merger

The merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the merger, or significant delays in completing the merger, could negatively affect each party’s future business and financial results and the trading prices of ONEOK common stock and ONEOK Partners common units.

The completion of the merger is subject to a number of conditions. The completion of the merger is not assured and is subject to risks, including the risk that the ONEOK shareholder approval or the ONEOK Partners unitholder approval is not obtained. Further, the merger may not be completed even if the ONEOK shareholder approval and the ONEOK Partners unitholder approval are obtained. The merger agreement contains conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the merger not occurring. See “The Merger Agreement—Conditions to Completion of the Merger.”

If the merger is not completed, or if there are significant delays in completing the merger, ONEOK’s and ONEOK Partners’ future business and financial results and the trading prices of ONEOK common stock and ONEOK Partners common units could be negatively affected, and each of the parties will be subject to several risks, including the following:

•	the parties may be liable for fees or expenses to one another under the terms and conditions of the merger agreement;

•	there may be negative reactions from the financial markets due to the fact that current prices of ONEOK common stock and ONEOK Partners common units may reflect a market assumption that the merger will be completed; and

•	the attention of management will have been diverted to the merger rather than their own operations and pursuit of other opportunities that could have been beneficial to their respective businesses.

Because the exchange ratio is fixed and because the market price of ONEOK common stock will fluctuate prior to the completion of the merger, ONEOK Partners common unitholders cannot be sure of the market value of the ONEOK common stock they will receive as merger consideration relative to the value of ONEOK Partners common units they exchange.

The market value of the consideration that ONEOK Partners common unitholders will receive in the merger will depend on the trading price of ONEOK common stock at the closing of the merger. The exchange ratio that determines the number of shares of ONEOK common stock that ONEOK Partners common unitholders will receive in the merger is fixed at 0.985 of a share of ONEOK common stock for each ONEOK Partners common unit. This means that there is no mechanism contained in the merger agreement that would adjust the number of shares of ONEOK common stock that ONEOK Partners common unitholders will receive based on any decreases or increases in the trading price of ONEOK common stock. Stock or unit price changes may result from a variety of factors (many of which are beyond ONEOK’s and ONEOK Partners’ control), including:

•	changes in ONEOK’s or ONEOK Partners’ business, operations and prospects;

•	changes in market assessments of ONEOK’s or ONEOK Partners’ business, operations and prospects;

•	changes in market assessments of the likelihood that the merger will be completed;

•	interest rates, commodity prices, general market, industry and economic conditions and other factors generally affecting the price of ONEOK common stock or ONEOK Partners common units; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which ONEOK and ONEOK Partners operate.

If the price of ONEOK common stock at the closing of the merger is less than the price of ONEOK common stock on the date that the merger agreement was signed, then the market value of the merger consideration will be less than contemplated at the time the merger agreement was signed.

If the merger is approved by ONEOK Partners unitholders, the date that common unitholders will receive the merger consideration is dependent on the completion date of the merger, which is uncertain.

As described in this joint proxy statement/prospectus, completing the proposed merger is subject to several conditions, not all of which are controllable by ONEOK or ONEOK Partners. Accordingly, if the proposed merger is approved by ONEOK Partners unitholders, the date that common unitholders will receive merger consideration depends on the completion date of the merger, which is uncertain and subject to several other closing conditions.

ONEOK and ONEOK Partners may incur substantial transaction-related costs in connection with the merger.

ONEOK and ONEOK Partners expect to incur substantial expenses in connection with completing the merger, including fees paid to legal, financial and accounting advisors, filing fees, proxy solicitation costs and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

ONEOK is subject to provisions that limit its ability to pursue alternatives to the merger and could discourage a potential competing acquirer from making a favorable alternative transaction proposal.

Under the merger agreement, ONEOK is restricted from pursuing alternative proposals. Under certain “no solicitation” covenants, ONEOK has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its representatives not to, directly or indirectly, except as permitted by the merger agreement:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal; or

•	enter into any alternative acquisition agreement with respect to any alternative proposal (other than a confidentiality agreement containing customary provisions).

ONEOK has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the merger agreement with respect to an alternative proposal and immediately prohibit any access by any person to confidential information relating to a possible alternative proposal.

Under the merger agreement, in the event of a potential ONEOK Partners adverse recommendation change or a potential ONEOK adverse recommendation change (as defined under “The Merger Agreement—ONEOK Partners GP Recommendation and ONEOK Partners Adverse Recommendation Change” and under “The Merger Agreement—ONEOK Recommendation and ONEOK Adverse Recommendation Change”), each party must provide the other party with three days’ notice to allow the other party to propose an adjustment to the terms and conditions of the merger agreement.

These provisions could discourage a third party that may have an interest in acquiring all or a significant part of ONEOK from considering or proposing that acquisition. See “The Merger Agreement—No Solicitation by ONEOK of Alternative Proposals,” “The Merger Agreement—ONEOK Recommendation and ONEOK Adverse Recommendation Change” and “The Merger Agreement—ONEOK Partners GP Recommendation and ONEOK Partners Adverse Recommendation Change.”

ONEOK is subject to provisions under the merger agreement that, in specified circumstances, could require ONEOK to execute an amendment to the ONEOK Partners partnership agreement providing for the reduction in incentive distributions payable by ONEOK Partners to ONEOK, as the indirect holder of ONEOK Partners’ incentive distribution rights (IDRs), up to $300 million, or require ONEOK to make a payment in respect of ONEOK Partners’ expenses up to $20.0 million.

If the merger agreement is terminated by ONEOK or ONEOK Partners in certain situations, including by ONEOK in order to enter into a superior proposal, ONEOK will be required to execute an amendment to the ONEOK Partners partnership agreement providing for the reduction in incentive distributions payable by ONEOK Partners to ONEOK, as the indirect holder of ONEOK Partners’ IDRs, up to $300 million. Alternatively, if the merger agreement is terminated under specified circumstances, ONEOK may be required to make a payment of up to $20 million in respect of ONEOK Partners’ expenses. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Effect of Termination; Termination Fees.” If such termination fee or expenses are payable, the payment of such termination fee or expenses could have material and adverse consequences to the financial condition and operations of ONEOK.

ONEOK Partners is subject to provisions under the merger agreement that, in specified circumstances, could require ONEOK Partners to pay a fee to ONEOK of up to $300 million or require ONEOK Partners to make a payment in respect of ONEOK’s expenses up to $10.0 million.

If the merger agreement is terminated by the ONEOK Partners conflicts committee in response to an intervening event or by ONEOK in response to a ONEOK Partners change in recommendation, ONEOK Partners will be required to pay a fee to ONEOK in the amount up to $300 million. Alternatively, if the merger agreement is terminated under specified circumstances, ONEOK Partners may be required to make a payment of up to $10 million in respect of ONEOK’s expenses. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Effect of Termination; Termination Fees.” If such termination fee or expenses are payable, the payment of such termination fee or expenses could have material and adverse consequences to the financial condition and operations of ONEOK Partners.

Certain executive officers and directors of ONEOK Partners GP and ONEOK have interests in the merger that are different from, or in addition to, the interests they may have as ONEOK Partners common unitholders or ONEOK shareholders, respectively, which could have influenced their decision to support or approve the merger.

Certain executive officers and directors of ONEOK Partners GP own equity interests in ONEOK, receive fees and other compensation from ONEOK, and will have rights to ongoing indemnification and insurance coverage by the surviving company that give them interests in the merger that may be different from, or be in addition to, interests of a ONEOK Partners unaffiliated unitholder.

Additionally, certain executive officers and directors of ONEOK beneficially own ONEOK Partners common units and will receive the applicable merger consideration upon completion of the merger, receive fees and other compensation from ONEOK, and are entitled to indemnification arrangements with ONEOK that give them interests in the merger that may be different from, or be in addition to, interests a holder of ONEOK common stock may have as a ONEOK shareholder.

These different interests are described in “The Merger—Interests of Certain Persons in the Merger.”

Financial projections by ONEOK and ONEOK Partners may not prove to be reflective of actual future results.

In connection with the merger, ONEOK and ONEOK Partners prepared and considered, among other things, internal financial forecasts for ONEOK and ONEOK Partners, respectively. These forecasts speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of businesses to achieve projected results could have a material adverse effect on ONEOK’s share price, financial position and ability to maintain or increase its dividends following the merger.

The unaudited pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined entity’s financial condition or results of operations following the merger.

The unaudited pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the financial condition or results of operations of the combined entity following the merger for several reasons. The actual financial condition and results of operations of the combined entity following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the financial condition or results of operations of the combined entity following the merger. Any potential decline in the financial condition or results of operations of the combined entity may cause significant variations in the price of ONEOK common stock after completion of the merger. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Shares of ONEOK common stock to be received by ONEOK Partners common unitholders as a result of the merger have different rights from ONEOK Partners common units.

Following completion of the merger, ONEOK Partners common unitholders will no longer hold ONEOK Partners common units, but will instead be ONEOK shareholders. There are important differences between the rights of ONEOK Partners common unitholders and the rights of ONEOK shareholders. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. ONEOK Partners common unitholders will own ONEOK common stock following the completion of the merger, and their rights associated with the ONEOK common stock will be governed by ONEOK’s organizational documents and the OGCA, which differ in a number of respects from the ONEOK Partners partnership agreement and the Delaware LP Act. See “Comparison of Rights of ONEOK Shareholders and ONEOK Partners Common Unitholders.”

Holders of ONEOK common stock may not receive the anticipated level of dividends or any dividends at all.

Although ONEOK management has announced its intention to recommend to the ONEOK board an increase to the quarterly dividend on the ONEOK common stock of approximately 21% to $0.745 per share (an annualized dividend of $2.98 per share) for the first dividend declaration date immediately following the completion of the merger and expects a 9 to 11 percent annual dividend growth rate thereafter through 2021, ONEOK is not required to pay dividends on its common stock under the ONEOK certificate of incorporation or the OGCA. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, ONEOK shareholders are only entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the ONEOK board out of funds legally available for dividend payments. The ONEOK board makes a determination each quarter as to the actual amount, if any, of dividends to pay on the ONEOK common stock, based on various factors, some of which are beyond its control, including ONEOK’s operating cash flows, ONEOK’s working capital needs, ONEOK’s ability to access capital markets for debt and equity financing on reasonable terms, the restrictions contained in ONEOK’s indentures and credit facility, ONEOK’s debt service requirements, credit metrics and the cost of acquisitions, if any. ONEOK may not have sufficient cash each quarter to pay dividends or maintain current or expected levels of dividends. Accordingly, ONEOK cannot guarantee that any dividends will be declared or paid in the future.

Tax Risks Related to the Merger and the Ownership of ONEOK Common Stock Received in the Merger

In addition to reading the following risk factors, you are urged to read “United States Federal Income Tax Consequences” for a more complete discussion of the expected U.S. federal income tax consequences of the merger and owning and disposing of ONEOK common stock received in the merger.

The merger should be a taxable transaction and, in such case, the resulting tax liability of a ONEOK Partners common unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of a ONEOK Partners common unitholder as a result of the merger could be more than expected.

ONEOK Partners common unitholders will receive ONEOK common stock and cash in lieu of fractional shares, if any, as the merger consideration. Although ONEOK Partners’ common unitholders will receive no cash consideration other than any cash received in lieu of fractional shares, if any, the merger should be treated as a taxable sale by ONEOK Partners common unitholders for U.S. federal income tax purposes. In such case, as a result of the merger, a ONEOK Partners common unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized and the unitholder’s adjusted tax basis in the ONEOK Partners common units. The amount of gain or loss recognized by each ONEOK Partners common unitholder in the merger will vary depending on each unitholder’s particular situation, including the value of the shares of ONEOK common stock and the amount of cash in lieu of fractional shares, if any, received by each unitholder in the merger, the adjusted tax basis of the ONEOK Partners common units exchanged by each unitholder in the merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

Because the value of any ONEOK common stock received in the merger will not be known until the effective time of the merger, a ONEOK Partners common unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a ONEOK Partners common unitholder’s allocable share of ONEOK Partners’ net taxable income decrease the unitholder’s tax basis in its common units, the amount, if any, of the prior excess distributions with respect to such ONEOK Partners common units will, in effect, become taxable income to a unitholder if the aggregate value of the consideration received in the merger is greater than the unitholder’s adjusted tax basis in its common units, even if the aggregate value of the consideration received in the merger is less than the unitholder’s original cost basis in its common units. Furthermore, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by ONEOK Partners and its subsidiaries.

For a more complete discussion of U.S. federal income tax consequences of the merger, see “United States Federal Income Tax Consequences.”

The U.S. federal income tax treatment of owning and disposing of ONEOK common stock received in the merger will be different than the U.S. federal income tax treatment of owning and disposing of ONEOK Partners common units.

ONEOK Partners is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each ONEOK Partners common unitholder is required to take into account its respective share of ONEOK Partners’ items of income, gain, loss and deduction in computing its federal income tax liability, even if no cash distributions are made by ONEOK Partners to the unitholder. A pro rata distribution of cash by ONEOK Partners to a ONEOK Partners common unitholder who is a U.S. Holder is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the unitholder’s adjusted tax basis in its ONEOK Partners common units.

In contrast, ONEOK is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by ONEOK to a shareholder who is a U.S. Holder will generally be included in such shareholder’s income as ordinary dividend income to the extent of ONEOK’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to ONEOK shareholders by ONEOK after the merger may exceed ONEOK’s current and accumulated earnings and profits. Cash distributions to a ONEOK shareholder who is a U.S. Holder in excess of ONEOK’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing the adjusted tax basis in the holder’s ONEOK common stock and, to the extent the cash distribution exceeds the holder’s adjusted tax basis, as capital gain from the sale or exchange of such ONEOK common stock. See “United States Federal Income Tax Consequences.”

ONEOK’s future tax liability may be greater than expected if it does not generate NOLs sufficient to offset taxable income or if tax authorities challenge certain of its tax positions.

ONEOK expects to generate deductions and NOL carryforwards that it can use to offset taxable income. As a result, ONEOK does not expect to pay meaningful U.S. federal income tax through at least 2021. This estimate is based upon assumptions ONEOK has made regarding, among other things, income, capital expenditures and net working capital. Further, the Internal Revenue Service (the “IRS”) or other tax authorities could challenge one or more tax positions ONEOK takes, such as the classification of assets under the income tax depreciation rules, the characterization of expenses for income tax purposes, and the tax classification of the merger. Further, any change in law may affect ONEOK’s tax position. While ONEOK expects that its deductions and NOL carryforwards will be available to it as a future benefit, in the event that they are not generated as expected, are successfully challenged by the IRS (in a tax audit or otherwise) or are subject to future limitations as described below, ONEOK’s ability to realize these benefits may be limited.

ONEOK’s ability to use NOLs to offset future income may be limited.

ONEOK’s ability to use any NOLs generated by it could be substantially limited if ONEOK were to experience an “ownership change” as defined under Section 382 of the Code. In general, an “ownership change” would occur if ONEOK’s “5-percent shareholders,” as defined under Section 382 of the Code, including certain groups of persons treated as “5-percent shareholders,” collectively increased their ownership in ONEOK by more than 50 percentage points over a rolling three-year period. An ownership change can occur as a result of a public offering of ONEOK’s common stock, as well as through secondary market purchases of our common stock and certain types of reorganization transactions. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change NOLs (and certain other losses and/or credits) equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate for the month in which the ownership change occurs. Such a limitation could, for any given year, have the effect of increasing the amount of ONEOK’S U.S. federal income tax liability, which would negatively impact the amount of after-tax cash available for distribution to holders of ONEOK common stock and ONEOK’s financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained and incorporated in this joint proxy statement/prospectus are forward-looking statements as defined under federal securities laws. The forward-looking statements relate to ONEOK’s and/or ONEOK Partners’ anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends and distributions), liquidity, management’s plans and objectives for ONEOK’s and/or ONEOK Partners’ future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), ONEOK’s and/or ONEOK Partners’ business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. ONEOK and ONEOK Partners make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of ONEOK’s and/or ONEOK Partners’ operations and other statements contained or incorporated in this joint proxy statement/prospectus identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause ONEOK’s and/or ONEOK Partners’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect ONEOK’s and/or ONEOK Partners’ operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause ONEOK’s and/or ONEOK Partners’ actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the ability to obtain the requisite approvals from ONEOK’s shareholders or ONEOK Partners’ unitholders relating to the merger;

•	the risk that ONEOK and/or ONEOK Partners may be unable to obtain governmental and regulatory approvals required for the merger, if any, or required governmental and regulatory approvals, if any, may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the merger;

•	the risk that a condition to closing of the merger may not be satisfied;

•	the timing to complete the merger;

•	the risk that cost savings, tax benefits and any other synergies from the merger may not be fully realized or may take longer to realize than expected;

•	disruption from the merger may make it more difficult to maintain relationships with customers, employees or suppliers;

•	the possible diversion of management time on merger-related issues;

•	the impact and outcome of pending and future litigation, including litigation, if any, relating to the merger;

•	the effects of weather and other natural phenomena, including climate change, on ONEOK’s and/or ONEOK Partners’ operations, demand for ONEOK’s and/or ONEOK Partners’ services and energy prices;

•	competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of ONEOK’s and ONEOK Partners’ businesses;

•	the profitability of assets or businesses acquired or constructed by ONEOK and/or ONEOK Partners;

•	ONEOK’s and/or ONEOK Partners’ ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of ONEOK’s and/or ONEOK Partners’ counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•	the impact on drilling and production by factors beyond ONEOK’s and ONEOK Partners’ control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and ONEOK’s and ONEOK Partners’ facilities;

•	difficulties or delays experienced by trucks, railroads or pipelines in delivering products to or from ONEOK’s and/or ONEOK Partners’ terminals or pipelines;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about climate change;

•	conflicts of interest between ONEOK, ONEOK Partners GP, ONEOK Partners, and related parties of ONEOK, ONEOK Partners GP, and ONEOK Partners;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which ONEOK and ONEOK Partners have no control, including the effect on pension and postretirement expense and funding resulting from changes in equity and bond market returns;

•	ONEOK’s and/or ONEOK Partners’ indebtedness could make ONEOK and/or ONEOK Partners’ vulnerable to general adverse economic and industry conditions, limit ONEOK’s and/or ONEOK Partners’ ability to borrow additional funds and/or place ONEOK and/or ONEOK Partners at competitive disadvantages compared with their competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and/or ONEOK Partners;

•	the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving any local, state or federal regulatory body, including the FERC, the National Transportation Safety Board, the United States Department of Transportation Pipeline and Hazardous Materials Safety Administration, the United States Environmental Protection Agency and the U.S. Commodity Futures Trading Commission;

•	ONEOK’s and/or ONEOK Partners’ ability to access capital at competitive rates or on terms acceptable to ONEOK and/or ONEOK Partners;

•	risks associated with adequate supply to ONEOK’s and/or ONEOK Partners’ gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in ONEOK’s and/or ONEOK Partners’ internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

•	future demand for and prices of natural gas, NGLs and crude oil;

•	competitive conditions in the overall energy market;

•	availability of supplies of Canadian and United States natural gas and crude oil; and

•	availability of additional storage capacity;

•	performance of contractual obligations by ONEOK’s and/or ONEOK Partners’ customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of ONEOK’s and/or ONEOK Partners’ pipeline and other projects and required regulatory clearances;

•	ONEOK’s and/or ONEOK Partners’ ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for ONEOK’s and/or ONEOK Partners’ services in the proximity of ONEOK’s and/or ONEOK Partners’ facilities;

•	ONEOK’s and/or ONEOK Partners’ ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to ONEOK’s and/or ONEOK Partners’ facilities or ONEOK’s and/or ONEOK Partners’ suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which ONEOK and ONEOK Partners do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•	risks associated with pending or possible acquisitions and dispositions, including ONEOK’s and/or ONEOK Partners’ ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in ONEOK Partners’ assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in ONEOK Partners’ state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs supplied to ONEOK Partners’ gathering system and processed in ONEOK Partners’ plants and transported on ONEOK Partners’ pipelines;

•	the efficiency of ONEOK Partners’ plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in ONEOK’s and ONEOK Partners’ respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	ONEOK’s ability to control construction costs and completion schedules of ONEOK’s and/or ONEOK Partners’ pipelines and other projects; and

•	the risk factors listed in the reports ONEOK and ONEOK Partners have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of ONEOK’s and/or ONEOK Partners’ forward-looking statements. Other factors could also have material adverse effects on ONEOK’s and/or ONEOK Partners’ future results. These and other risks are described in greater detail in “Risk Factors” in this joint proxy statement/prospectus and in ONEOK’s and ONEOK Partners’ other filings made with the SEC, which are available via the SEC’s website at www.sec.gov, ONEOK’s website at www.oneok.com, and ONEOK Partners’ website at www.oneokpartners.com. All forward-looking statements attributable to ONEOK and/or ONEOK Partners or persons acting on their behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and other than as required under securities laws, neither ONEOK nor ONEOK Partners undertakes any obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

THE PARTIES

ONEOK, Inc.

ONEOK is a corporation incorporated under the laws of the state of Oklahoma, and ONEOK’s common stock is listed on the NYSE under the trading symbol “OKE.” ONEOK Partners GP, a wholly-owned subsidiary of ONEOK is the sole general partner of ONEOK Partners. As of May 4, 2017, ONEOK owned 41.2% of ONEOK Partners, one of the largest publicly traded master limited partnerships. ONEOK’s goal is to provide management and resources to ONEOK Partners, enabling it to execute its growth strategies and allowing ONEOK to grow its dividend.

ONEOK’s principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103 and its telephone number is (918) 588-7000.

ONEOK Partners, L.P.

ONEOK Partners is a publicly traded master limited partnership, organized under the laws of the state of Delaware, that was formed in 1993. ONEOK Partners’ common units are listed on the NYSE under the trading symbol “OKS.” ONEOK Partners is one of the largest publicly traded master limited partnerships and a leader in the gathering, processing, storage and transportation of natural gas in the United States. In addition, ONEOK Partners owns one of the nation’s premier natural gas liquids systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers. ONEOK Partners applies its core capabilities of gathering, processing, fractionating, transporting, storing and marketing natural gas and NGLs through the rebundling of services across the value chains through vertical integration in an effort to provide ONEOK Partners’ customers with premium services at lower costs.

ONEOK Partners’ principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103 and its telephone number is (918) 588-7000.

Merger Sub

Merger Sub, a wholly owned subsidiary of ONEOK, is a Delaware limited liability company formed on January 31, 2017, for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will merge with and into ONEOK Partners, with ONEOK Partners continuing as the surviving entity and a wholly owned subsidiary of ONEOK. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Relationship Between the Parties

ONEOK does not directly own any midstream operating assets; its main source of future revenue therefore is from its general and limited partner interests in ONEOK Partners. Substantially all of ONEOK’s cash flows are generated from the distributions ONEOK receives from ONEOK Partners. At May 4, 2017, ONEOK’s interests in ONEOK Partners consisted of the following:

•	a 2% general partner interest, which ONEOK holds through its 100% ownership interest in ONEOK Partners GP; and

•	114,332,833 of the 285,826,232 outstanding ONEOK Partners common units, assuming conversion of the 72,988,252 Class B units held by ONEOK to common units (approximately 40.0%).

The outstanding common units and Class B units (including common units and Class B units held by ONEOK and ONEOK Partners GP) account for 98% of the total ownership interest in ONEOK Partners, with the remaining 2% of the total ownership interest in ONEOK Partners being comprised of the general partner interest in ONEOK Partners. As of the record date, ONEOK and its affiliates beneficially owned approximately 19% of the outstanding ONEOK Partners common units and 100% of the Class B units, which represent, in the aggregate, 40% of the total outstanding common units and Class B units (assuming the conversion of ONEOK’s Class B units to common units). As such, ONEOK’s total direct and indirect ownership interest in ONEOK Partners is 41.2% (which represents 39.2% (i.e., 40% of 98%) in respect of the limited partner interests, plus 2% in respect of the general partner interest).

Certain of the executive officers and directors of ONEOK Partners GP are also executive officers and directors of ONEOK. See “The Merger—Interests of Certain Persons in the Merger—Common Directors and Executive Officers.”

THE MERGER

The following discussion of the merger is qualified in its entirety by reference to the merger agreement between ONEOK and ONEOK Partners. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Overview

On January 31, 2017, ONEOK, Merger Sub, ONEOK Partners and ONEOK Partners GP entered into the merger agreement, pursuant to which ONEOK will acquire all of the outstanding ONEOK Partners common units that ONEOK and its subsidiaries do not already own. Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will be merged with and into ONEOK Partners, with ONEOK Partners continuing as the surviving entity and as a subsidiary of ONEOK.

Background of the Merger

As part of their ongoing evaluation of ONEOK’s business, the ONEOK board and senior management regularly review and assess opportunities to increase stockholder value and achieve long-term strategic goals, including, among other things, potential opportunities for acquisitions and business combinations, capital projects, improvements to cost structure, operational improvements, contract optimization, joint ventures, internal restructurings and investments and other strategic alternatives. In this regard, ONEOK management has considered and discussed with the ONEOK board numerous potential strategic alternatives with respect to ONEOK to enhance value for ONEOK’s stockholders. These alternatives included potential acquisitions or business combination transactions with third parties, potential acquisitions or business combination transactions involving ONEOK and ONEOK Partners, potential strategic alternatives regarding ONEOK Partners’ businesses and potential waiver or elimination of incentive distribution rights. In mid-2015, J.P. Morgan began assisting ONEOK management in analyzing ONEOK’s various strategic alternatives.

By mid-October, 2016, ONEOK management concluded that an acquisition by ONEOK of the common units of ONEOK Partners not already owned by ONEOK (the “Potential Transaction”) was likely to be the most favorable of the strategic alternatives considered. Management based that conclusion on several factors, including an expected lower cost of funding with the elimination of the IDRs, improved capital markets access and the significant tax savings to ONEOK resulting from a tax basis step-up in the underlying assets and resulting increase in cash available for growth and dividends to equity holders in the combined business that would be accomplished by the Proposed Transaction. Although ONEOK management believed that the outlook for ONEOK and ONEOK Partners under the existing ownership structure was positive over the next several years, it determined that the lower cost of funding, improved capital markets access and significant tax savings to ONEOK expected to result from the Proposed Transaction could significantly improve the combined company’s cash available for dividends and growth prospects, both through organic projects and potential M&A opportunities.

At a regularly scheduled meeting of the ONEOK board held on October 19, 2016, ONEOK management again reviewed with the ONEOK board its analysis of various alternatives that had been considered, which included (i) the Potential Transaction, (ii) a potential reduction or elimination of the general partner’s incentive distribution rights at ONEOK Partners, which ONEOK management concluded would not be attractive to all parties involved and would not provide a step-up in tax basis, (iii) a potential acquisition of ONEOK by ONEOK Partners, which ONEOK management concluded was not achievable on terms that would be economically attractive to both parties, would create potentially significant tax inefficiencies for the combined company and would eliminate the combined company’s access to the corporate financial markets and require reliance on the smaller, less liquid MLP markets, (iv) a potential acquisition by ONEOK of one of the businesses of ONEOK Partners, which ONEOK management determined was less accretive and provided a smaller tax basis step-up than the Proposed Transaction and was burdened by tax inefficiencies that would not exist in the Potential

Transaction, (v) potential combinations with, or acquisitions of, third parties, which ONEOK management determined would be less accretive and would provide a smaller deferral of tax payments than the Proposed Transaction, and which ONEOK management noted would not be precluded by, and could potentially be made more attractive by, the Proposed Transaction, and (vi) a potential equity investment by a third party in a joint venture with ONEOK Partners, which ONEOK management determined not to pursue because, among other reasons, the equity investment would likely be made at a price that ONEOK management did not believe was desirable. The ONEOK board directed ONEOK management to conduct further analysis regarding the Proposed Transaction, including the potential benefits of, and strategic alternatives to, such a transaction and report to the ONEOK board at its regularly scheduled November meeting.

On November 8, 2016, at a regular meeting of the ONEOK board, ONEOK management and the ONEOK board discussed ONEOK management’s analysis regarding the potential benefits of, and strategic alternatives to, the Potential Transaction. The strategic alternatives discussed included various potential combinations with, or acquisitions of, third parties, as well as the alternative of maintaining the current ownership structure. The ONEOK board discussed the rationale for the Potential Transaction, the further analysis that would be required, and the anticipated next steps, timing and processes, including those involving the conflicts committee (the “ONEOK Partners conflicts committee”), a standing committee of the board of directors of ONEOK Partners GP, L.L.C. (the “ONEOK Partners board”), that would be necessary or appropriate in connection with the Potential Transaction. The ONEOK board also discussed potential issues that could arise when a director has an investment in a counterparty to a transaction with ONEOK, including the possibility that such director would need to recuse himself or herself from the vote to approve such transaction. The ONEOK board requested additional information from ONEOK management, including information regarding the potential strategic benefits of ONEOK becoming an operating company versus a general partner holding company.

On December 13, 2016, at a special telephonic meeting of the ONEOK board, members of ONEOK management discussed further with the ONEOK board the Potential Transaction, including potential strategic benefits of ONEOK becoming an operating company, expected market receptivity to the Potential Transaction, and the timing of any such transaction, as well as other potential strategic alternatives available to ONEOK, including various potential combinations with, or acquisitions of, third parties, a potential acquisition by ONEOK of one of the businesses of ONEOK Partners, a potential reduction or elimination of the general partner’s incentive distribution rights at ONEOK Partners, and the alternative of maintaining the current ownership structure, and noted that the analysis of these alternatives had not changed in any meaningful way from prior discussions. ONEOK management noted that before seeking authorization from the ONEOK board to make a proposal to the ONEOK Partners conflicts committee, ONEOK management would want to review the Potential Transaction with the credit rating agencies and obtain comfort that ONEOK likely would be rated investment grade following such a transaction. The ONEOK board determined that ONEOK management should continue to review and analyze a Potential Transaction, including reviewing such a transaction with the ratings agencies to determine the effect on the credit ratings of ONEOK as a result of the transaction. The ONEOK board also determined that ONEOK management should inform the ONEOK Partners board that the ONEOK board was considering authorizing ONEOK to make a proposal to acquire the common units of ONEOK Partners not already owned by ONEOK, and that ONEOK management should ask the ONEOK Partners board to authorize the ONEOK Partners conflicts committee to select and engage independent legal and financial advisors to evaluate and negotiate on behalf of ONEOK Partners any proposal that ONEOK might make.

On December 20, 2016, the ONEOK Partners board held a special telephonic meeting. ONEOK management informed the ONEOK Partners board that, although no decision had been made, the ONEOK board was considering whether to authorize ONEOK to make a proposal to acquire the common units of ONEOK Partners not already owned by ONEOK. ONEOK management and the ONEOK Partners board discussed certain process, timing and disclosure considerations regarding any proposal that ONEOK might make. ONEOK management requested that the ONEOK Partners board authorize the ONEOK Partners conflicts committee to take steps to prepare to evaluate and respond to a proposal, if made, including selecting and engaging independent legal and financial advisors. The ONEOK Partners board authorized the ONEOK Partners conflicts committee to (i) review and evaluate the terms and conditions of any proposal that ONEOK might make to acquire the common units of ONEOK Partners not already owned by ONEOK and to determine the fairness and reasonableness of any such proposed transaction to ONEOK Partners, (ii) negotiate with ONEOK the terms and conditions of any such proposed transaction, (iii) determine whether to approve any such proposed transaction by “Special Approval,” as such term is defined by the ONEOK Partners limited partnership agreement, (iv) make any recommendation to the holders of ONEOK Partners common units, excluding ONEOK, ONEOK Partners GP and their affiliates (the “unaffiliated unitholders”) regarding what action, if any, should be taken by the unaffiliated unitholders with respect to any such proposed transaction and (v) select and engage independent legal and financial advisors to assist the ONEOK Partners conflicts committee. After the conclusion of the ONEOK Partners board meeting, the ONEOK Partners conflicts committee convened a meeting to begin to discuss the process for selecting independent legal counsel and an independent financial advisor to advise the conflicts committee in connection with its review and evaluation of any proposal from ONEOK. Certain members of ONEOK management participated in the initial portion of the meeting. At the request of the ONEOK Partners conflicts committee, ONEOK management provided the ONEOK Partners conflicts committee with information regarding the relationships of each of ONEOK and ONEOK Partners with various law firms and investment banking firms in order to assist the committee in its selection of independent legal counsel and an independent financial advisor. The ONEOK Partners conflicts committee then continued the meeting without members of ONEOK management present to continue to discuss its selection of independent legal counsel and an independent financial advisor for the Potential Transaction.

On December 27, 2016, the ONEOK Partners conflicts committee held a telephonic meeting without members of management present in order to discuss the various law firm options and make its selection of independent legal counsel. The ONEOK Partners conflicts committee subsequently engaged Andrews Kurth Kenyon LLP (“Andrews Kurth”) as its independent legal counsel.

On January 3, 2017, the ONEOK Partners conflicts committee, representatives of Andrews Kurth and ONEOK management discussed the information, including financial projections, to be provided by ONEOK and ONEOK Partners GP management to the ONEOK Partners conflicts committee and its advisors. At the request of the ONEOK Partners conflicts committee, ONEOK management discussed the names of financial advisors that are widely recognized as experts in the energy master limited partnerships (“MLPs”) space, as well as the relationships of each of ONEOK and ONEOK Partners with such firms. The ONEOK Partners conflicts committee then continued the meeting without members of ONEOK management present to continue to discuss the selection of an independent financial advisor. After discussion, the ONEOK Partners conflicts committee authorized Andrews Kurth to contact four financial advisory firms and to request from each certain information, including information regarding the qualifications of such firm to represent a conflicts committee of a publicly traded partnership in a significant related party transaction (which information was requested on a “no names” basis).

On January 6, 2017, the ONEOK Partners conflicts committee held a telephonic meeting, at which representatives of Andrews Kurth were present, in order to discuss the four financial advisory firms and to attempt to narrow the potential financial advisors based on the information the ONEOK Partners conflicts committee had received since its last meeting. The ONEOK Partners conflicts committee instructed Andrews Kurth to contact two of the four firms and ask that they attend a meeting of the ONEOK Partners conflicts committee, to be held on January 9, 2017, to discuss their representative experiences, the structure, proposed deal team and other qualifications. Attendance at such meeting was subject to the firms providing, and Andrews Kurth and the ONEOK Partners conflicts committee reviewing, information regarding current and recent relationships and engagements between each of the firms and ONEOK Partners, ONEOK and their respective affiliates. On or about January 7, 2017, each of the two firms disclosed to the ONEOK Partners conflicts committee the nature of its relationship and engagements for ONEOK Partners, ONEOK and their affiliates since January 1, 2014 and the amount and nature of the fees it received from such parties. Subsequently, on January 9, 2017, the ONEOK Partners conflicts committee held an in-person meeting, at which representatives of Andrews Kurth were present, to interview the two potential financial advisors. Before meeting with potential financial advisors, Andrews

Kurth reviewed with the ONEOK Partners conflicts committee their fiduciary duties with respect to a potential transaction with ONEOK. Following such interviews, the ONEOK Partners conflicts committee resolved to engage Barclays as its financial advisor after determining that Barclays, based on the interview of Barclays and Barclays’ reputation, experience and familiarity with ONEOK Partners and its businesses, had the professional ability and competence to provide financial advisory services (including the delivery of a fairness opinion) to the ONEOK Partners conflicts committee in connection with the Potential Transaction. The nature of Barclays’ relationship and engagements for ONEOK Partners, ONEOK and their affiliates since January 1, 2014, as well as fees for such engagements, were discussed at various times from January 9 to January 18, 2017 by the ONEOK Partners conflicts committee with ONEOK Partners GP management and Andrews Kurth. The engagement letter confirming the terms of Barclays’ engagement was entered into on January 30, 2017.

From January 11 to 29, 2017, ONEOK and ONEOK Partners GP management provided Barclays with financial and other due diligence information, including five-year projections for ONEOK, ONEOK Partners and the pro forma combined company that were based on the projections approved by the ONEOK board and the ONEOK Partners board in connection with the most-recent strategic review and financial plan, information with respect to existing capital projects and tax information. See “—Unaudited Projected Financial Information.”

ONEOK management had confidential meetings with the rating agencies in mid-January 2017 to determine the likely impact of the Potential Transaction on the credit ratings of ONEOK as a result of the transaction. Later in January 2017, the rating agencies advised ONEOK management of their view that following the consummation of the Potential Transaction, they anticipated ONEOK would have an investment grade credit rating.

On January 16, 2017, ONEOK and ONEOK Partners GP management met with representatives of Barclays and J.P. Morgan, which was acting as lead financial advisor to ONEOK, to provide additional due diligence information, including with respect to the assets, business plan, growth projects and outlook for ONEOK and ONEOK Partners. During this meeting, the parties discussed in detail various business, operating and financial diligence matters, including key assumptions underlying management’s projections. In the days following this meeting, ONEOK and ONEOK Partners GP management provided representatives of Barclays with additional requested due diligence information, and ONEOK and ONEOK Partners GP management and representatives of Barclays held several follow-up due diligence calls. Additionally, the ONEOK Partners conflicts committee held several meetings from January 18 to 20, 2017, with representatives of Barclays and Andrews Kurth present, to review and discuss the business, operating and financial diligence information provided by ONEOK and ONEOK Partners GP management.

On January 24, 2017, the ONEOK board held a special telephonic meeting. Members of ONEOK management and representatives of Skadden, Arps (ONEOK’s outside legal counsel) were also in attendance. ONEOK management discussed the Potential Transaction with the ONEOK board, including expected market receptivity for the Potential Transaction, a range of potential premiums to ONEOK Partners unitholders for consideration and the potential timing of any such transaction. Management also discussed alternatives to the Potential Transaction, including various potential combinations with, or acquisitions of, third parties, a potential acquisition by ONEOK of one of the businesses of ONEOK Partners, a potential reduction or elimination of the general partner’s incentive distribution rights at ONEOK Partners, and the alternative of maintaining the current ownership structure, and noted that the analysis of these alternatives had not changed in any meaningful way from prior discussions. ONEOK management also reported to the ONEOK board the results of discussions with the ratings agencies regarding the anticipated effect of the Potential Transaction on the credit ratings of ONEOK. Representatives of Skadden, Arps reviewed with the ONEOK board its fiduciary duties in considering the Potential Transaction. The ONEOK board also discussed the potential interests of certain directors in the transaction by virtue of their ownership of ONEOK Partners common units or their positions as directors of ONEOK Partners and certain provisions of the certificate of incorporation of ONEOK regarding the ability of directors who are in any way interested in or connected to a party to a transaction with ONEOK to vote on the transaction. At the conclusion of the meeting, the ONEOK board authorized ONEOK management to present a non-binding proposal for a Potential Transaction to the ONEOK Partners conflicts committee and to negotiate the terms of a Potential Transaction with the conflicts committee, subject to approval of final terms by the ONEOK board.

Following the meeting of the ONEOK board on January 24, 2017, Terry K. Spencer, President and Chief Executive Officer of ONEOK, sent to Craig F. Strehl, the chairman of the ONEOK Partners conflicts committee, and the other members of the ONEOK Partners conflicts committee, a non-binding proposal for the acquisition by ONEOK of the common units of ONEOK Partners not already owned by ONEOK in a merger where each common unit of ONEOK Partners not owned directly or indirectly by ONEOK would be exchanged for shares of ONEOK common stock at an exchange ratio representing an approximate 14% implied premium to the closing price of the ONEOK Partners common units on the trading day prior to execution of the merger agreement (as of January 24, 2017, such exchange ratio would have been 0.897 of a share of ONEOK common stock per ONEOK Partners common unit). The proposal also stated that if the ONEOK Partners merger was consummated, ONEOK expected to increase the quarterly dividend on the shares of ONEOK common stock to $0.66 per share.

Later that evening, representatives of Skadden, Arps sent a draft merger agreement to Andrews Kurth. The draft merger agreement, among other things, (i) provided that the obligations of ONEOK and ONEOK Partners to consummate the merger would be conditioned on, among other things, the approval of the merger by the affirmative vote of a majority of the outstanding ONEOK Partners common units and Class B Units, voting as a single class, and the receipt of necessary consents under the ONEOK and ONEOK Partners credit facilities, and further that the obligation of ONEOK to consummate the merger would be conditioned on, among other things, the receipt of a tax opinion to the effect that the merger should be treated as a taxable purchase and sale of the common units for tax purposes, (ii) included a “force the vote” provision that would require each of ONEOK and ONEOK Partners to submit the transaction for approval by the ONEOK stockholders and the ONEOK Partners unitholders, respectively, regardless of any change of recommendation by the ONEOK board, the ONEOK Partners board or the ONEOK Partners conflicts committee, (iii) included a “no shop” provision applicable to ONEOK with respect to any alternative transaction that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the ONEOK Partners merger, but did not include a “no shop” provision applicable to ONEOK Partners, and (iv) provided for expense reimbursement fees (subject to a $10 million cap) and termination fees in unspecified amounts payable by each of ONEOK and ONEOK Partners under specified circumstances. The ONEOK Partners expense reimbursement fee would be payable by ONEOK in the event of termination by either ONEOK or ONEOK Partners due to the failure to obtain ONEOK stockholder approval of the issuance of shares of ONEOK common stock in the merger, and the ONEOK expense reimbursement fee would be payable by ONEOK Partners in the event of termination by either ONEOK or ONEOK Partners due to the failure to obtain ONEOK Partners unitholder approval of the merger. The termination fee would be payable by ONEOK in the event of termination by ONEOK due to a change in recommendation by the ONEOK board or in the event of termination by either ONEOK or ONEOK Partners due to the failure to obtain ONEOK stockholder approval of the issuance of shares of ONEOK common stock in the merger following a change in recommendation by the ONEOK board. The termination fee payable by ONEOK Partners would be payable only in the event of termination by either ONEOK or ONEOK Partners due to the failure to obtain ONEOK Partners unitholder approval of the merger following a change in recommendation by the ONEOK Partners board or the ONEOK Partners conflicts committee.

On January 26, 2017, the ONEOK Partners conflicts committee held an in-person meeting, at which representatives of Barclays and Andrews Kurth were present. The ONEOK Partners conflicts committee and its advisors discussed the non-binding proposal received on the 24th from ONEOK. Barclays reviewed with the ONEOK Partners conflicts committee, among other things, financial projections provided by ONEOK and ONEOK Partners GP management and presented certain preliminary financial analyses relating to the proposed merger based on the non-binding proposal from ONEOK. The ONEOK Partners conflicts committee and its advisors also discussed the expected tax effects of the proposed merger on the ONEOK Partners unaffiliated common unitholders and other potential benefits and considerations of the proposed merger, such as those described under “—Recommendation of the ONEOK Partners Conflicts Committee and the ONEOK Partners Board and their Reasons for the Merger.”

Barclays discussed with the ONEOK Partners conflicts committee potential structuring alternatives to the proposed merger, including transactions such as (1) having ONEOK Partners acquire ONEOK Partners GP (the “ONEOK GP Acquisition”) or (2) amending the partnership agreement of ONEOK Partners to (a) reset the incentive distributions payable to ONEOK Partners GP by resetting the current minimum quarterly distribution to the current distribution level (the “IDR reset”) or (b) reduce ONEOK Partners GP’s incentive distributions provided at the highest tier of the waterfall (the “IDR cap”), and certain preliminary financial benefits and considerations of such potential structuring alternatives. Andrews Kurth provided the ONEOK Partners conflicts committee and Barclays a summary of the draft merger agreement and described certain potential issues for the ONEOK Partners conflicts committee to consider in connection with the draft merger agreement. The ONEOK Partners conflicts committee concluded from the meeting that the proposed merger was an attractive strategic option for ONEOK Partners and its unaffiliated unitholders if an appropriately attractive exchange ratio and dividend outlook could be negotiated, because none of the ONEOK GP Acquisition, IDR reset and IDR cap would provide ONEOK Partners common unitholders with certain benefits they would be afforded as common shareholders in ONEOK, such as increased liquidity, enhanced voting rights and an anticipated increased dividend coverage ratio, and, the IDR reset and IDR cap were only temporary solutions that, unlike the proposed merger, would not entirely eliminate the burden on ONEOK Partners’ cost of funding resulting from incentive distributions payable to ONEOK Partners GP.

On January 27, 2017, the ONEOK Partners conflicts committee held a telephonic meeting, at which representatives of Barclays and Andrews Kurth were present. Andrews Kurth discussed the updates it had made to the draft merger agreement based on the discussion they had held the previous day with the ONEOK Partners conflicts committee and Barclays. After reviewing the changes to the draft merger agreement, the ONEOK Partners conflicts committee authorized Andrews Kurth to send a revised draft merger agreement to representatives of Skadden, Arps. Barclays updated the ONEOK Partners conflicts committee as to its preliminary financial analysis utilizing the proposed premium and various higher exchange ratios and various dividend growth assumptions with respect to ONEOK common stock. The ONEOK Partners conflicts committee then discussed possible responses to ONEOK management regarding the proposed merger. During this discussion, the ONEOK Partners conflicts committee highlighted the inherent uncertainty surrounding any expected dividend increase because dividends are determined at the ONEOK Board’s discretion from time to time. To that end, the ONEOK Partners conflicts committee proposed including in their counterproposal a request that ONEOK management include in its public guidance an expected immediate dividend increase and future expected dividend growth. Following discussion, the ONEOK Partners conflicts committee authorized representatives of Barclays to inform ONEOK management of a counterproposal from the ONEOK Partners conflicts committee that contemplated (i) an exchange ratio of 1.05 shares of ONEOK common stock per ONEOK Partners common unit (representing an approximate 30% implied premium based on January 26, 2017 closing prices), (ii) public guidance from ONEOK management of an immediate dividend increase to $0.72 per share of ONEOK common stock and (iii) public guidance from ONEOK of a 10% dividend growth rate thereafter.

On January 27, 2017, at the direction of the ONEOK Partners conflicts committee, representatives of Barclays communicated such proposal to Mr. Spencer and Mr. Walter S. Hulse III, ONEOK’s Executive Vice President, Strategic Planning and Corporate Affairs.

Also on January 27, 2017, representatives of Andrews Kurth sent a revised draft merger agreement to Skadden, Arps. The revised draft merger agreement, among other things, (i) included a requirement that the merger be approved by a majority of the common units held by the unaffiliated unitholders, (ii) eliminated the “force the vote” provision, (iii) provided that the ONEOK Partners conflicts committee would have the right to the extent necessary to meet its obligations to change its recommendation of the proposed merger with no termination fee payable by ONEOK Partners, although in the event of such a change in recommendation, ONEOK Partners would be required to reimburse up to $10 million of ONEOK’s expenses in connection with the transaction, (iv) provided that a change of recommendation by the ONEOK Partners conflicts committee would invalidate and rescind the “Special Approval” of the merger agreement and the transactions contemplated thereby, (v) imposed certain additional limitations on the conduct of ONEOK’s business during the period between signing of the merger agreement and closing of the merger, (vi) required ONEOK to reimburse up to $10 million of ONEOK Partners’ expenses in the event that there had been no change of recommendation by the ONEOK board, but the merger agreement was terminated due to the failure to obtain the requisite approvals of the ONEOK Partners unitholders or due to the failure of the merger to close by September 30, 2017, (vii) required ONEOK to pay a termination fee of 1% of ONEOK Partners’ aggregate equity value based on the exchange ratio if (x) the ONEOK stockholders failed to approve the issuance of shares of ONEOK common stock in connection with the merger, (y) the ONEOK board changed its recommendation or (z) ONEOK materially breached the merger agreement, (viii) required ONEOK to pay a termination fee of 4% of ONEOK Partners’ aggregate equity value based on the exchange ratio in certain cases where ONEOK consummated an alternative transaction that was entered into within 12 months of termination, (ix) required ONEOK Partners to reimburse up to $10 million of ONEOK’s expenses in the transaction if ONEOK Partners materially breached the merger agreement, (x) provided that the receipt of a tax opinion would be a mutual closing condition and (xi) expanded on a covenant providing that ONEOK and ONEOK Partners would coordinate with each other regarding any dividend increase and confirming that, upon consummation of the transaction, ONEOK management intended to recommend to the ONEOK Board an immediate increase to the quarterly dividend of ONEOK stock to not less than $0.72 per share.

On January 28, 2017, Messrs. Spencer and Hulse and Mr. Derek S. Reiners, ONEOK’s Senior Vice President, Chief Financial Officer and Treasurer, communicated to a representative of Barclays a revised ONEOK proposal of an exchange ratio of 0.942, representing a 17% implied premium, based on January 27, 2017 closing prices, a target post-closing quarterly dividend of $0.735 per share of ONEOK common stock, and that ONEOK management would consider communicating a dividend growth rate range of 8 to 10%.

On January 28, 2017, the ONEOK Partners conflicts committee held a telephonic meeting, at which representatives of Barclays and Andrews Kurth were present. The purpose of the meeting was to discuss the counterproposal that ONEOK management had conveyed to representatives from Barclays earlier in the day. Barclays updated the ONEOK Partners conflicts committee regarding the financial projections prepared by ONEOK and ONEOK Partners GP management and certain financial matters and its preliminary financial analyses based on the counterproposal. The ONEOK Partners conflicts committee also discussed the benefits and considerations with respect to the proposed merger, such as those described under “—Recommendation of the ONEOK Partners Conflicts Committee and the ONEOK Partners Board and their Reasons for the Merger,” and discussed potential exchange ratios at which the ONEOK Partners conflicts committee might support the proposed merger. Following discussion, the ONEOK Partners conflicts committee authorized representatives of Barclays to inform ONEOK management of a counterproposal that contemplated (i) an exchange ratio of 1.025 shares of ONEOK common stock per ONEOK Partners common unit (representing an approximate 27.3% implied premium based on January 27, 2017 closing prices), (ii) public guidance from ONEOK management of an immediate dividend increase to $0.735 per share of ONEOK common stock and (iii) public guidance from ONEOK of a 8-10% dividend growth rate thereafter.

Later in the day on January 28th, at the direction of the ONEOK Partners conflicts committee, a representative of Barclays communicated such proposal to Messrs. Spencer and Hulse.

Later in the day on January 28th, Mr. Craig F. Strehl, chairman of the ONEOK Partners conflicts committee, and Mr. Spencer held a telephonic meeting to discuss the ONEOK Partners conflicts committee’s counterproposal and the reasoning of the ONEOK Partners conflicts committee. After that discussion, the ONEOK Partners conflicts committee held a telephonic meeting, with representatives from Andrews Kurth and Barclays present, to discuss the meeting Mr. Strehl had held with Mr. Spencer and confirmed that the ONEOK Partners conflicts committee would wait for a further proposal from ONEOK.

During the evening on January 28th, Messrs. Spencer, Hulse and Reiners communicated to a representative of Barclays a further revised ONEOK proposal of an exchange ratio of 0.966 of a share of ONEOK common stock for each ONEOK Partners common unit (representing an approximate 20% implied premium, based on January 27, 2017 closing prices), and a target post-closing quarterly dividend of $0.74 per share of ONEOK common stock.

Later in the evening on January 28th, representatives of Skadden, Arps sent a revised draft of the merger agreement to Andrews Kurth. The revised draft merger agreement, among other things, (i) eliminated the proposed requirement that the merger be approved by a majority of the common units held by the unaffiliated unitholders, (ii) reinstated the “force the vote” provision, (iii) provided that the ONEOK Partners conflicts committee would have the right to the extent necessary to meet its obligations to change its recommendation of the proposed merger, but provided for the payment by ONEOK Partners of a $200 million termination fee in such event, (iv) eliminated the concept that a change of recommendation by the ONEOK Partners conflicts committee would invalidate and rescind the “Special Approval” of the merger agreement and the transactions contemplated thereby, (v) eliminated certain of the proposed additional limitations on the conduct of ONEOK’s business during the period between signing of the merger agreement and closing of the merger, (vi) required ONEOK to reimburse up to $10 million of ONEOK Partners’ expenses in the transaction if there had been no change of recommendation by the ONEOK board, but the ONEOK stockholders failed to approve the issuance of shares of ONEOK common stock in connection with the merger, but not to pay any termination fee in such circumstance, (vii) required ONEOK to pay a termination fee of $100 million (x) if ONEOK materially breached the merger agreement and (y) in certain cases where ONEOK consummated an alternative transaction entered into within 12 months of termination, and (viii) required ONEOK to pay a termination fee of $200 million if the ONEOK board changed its recommendation or terminated the merger agreement in order to accept another proposal.

On January 29, 2017, a representative of Barclays and Mr. Hulse discussed ONEOK management’s views regarding the expected dividend growth rate for the shares of ONEOK common stock assuming consummation of the merger. Mr. Hulse explained that management was considering communicating a dividend growth rate range of 8 to 10% in order to provide room for fluctuation in the event that performance was below expectations, but that management’s view was that if performance expectations were met, the expected dividend growth rate would be 10%, which was consistent with the dividend growth rate expectation that ONEOK management had presented to the ONEOK board and the rating agencies.

On January 29, 2017, the ONEOK Partners conflicts committee held a telephonic meeting, at which representatives of Barclays and Andrews Kurth were present. The purpose of the meeting was to discuss the counterproposal that ONEOK management had conveyed to representatives from Barclays late in the evening on January 28, 2017. Barclays reported to the ONEOK Partners conflicts committee an earlier conversation it had held with ONEOK management regarding the dividend growth rate range of 8 to 10%. Barclays discussed with the ONEOK Partners conflicts committee its updated preliminary financial analyses using the exchange ratio provided in the earlier counterproposal, including the total expected annual dividends on the shares of ONEOK common stock to be received by the ONEOK Partners unaffiliated unitholders, using the full 8-10% dividend growth rate range. Because the forecast and expected accretion to the unaffiliated unitholders provided different results based on the high and low end of the dividend growth rate range, the ONEOK Partners conflicts committee authorized representatives of Barclays to inform ONEOK management of two separate counterproposals. The first proposal was to keep the guidance of dividend growth the same at 8-10%, in which case the ONEOK Partners conflicts committee would request a 1.0175 exchange ratio. The second proposal was to enhance the ONEOK Partners conflicts committee’s ability to rely on the 10% guidance of dividend growth rate, in which case the ONEOK Partners conflicts committee would request a 1.00 exchange ratio. In either case, the conflicts committee agreed that the targeted post-closing dividend of $0.74 per share would remain part of the proposal.

Later on January 29, 2017, at the direction of the ONEOK Partners conflicts committee, a representative of Barclays called Messrs. Spencer and Hulse with the counterproposal from the ONEOK Partners conflicts committee.

Later on January 29, 2017, Messrs. Spencer, Hulse and Reiners called a representative of Barclays with a revised ONEOK proposal of 0.966 of a share of ONEOK common stock for each ONEOK Partners common unit (representing an approximate 20% implied premium, based on January 27, 2017 closing prices) and a target post-closing quarterly dividend of $0.745 per share of ONEOK common stock. Messrs. Spencer, Hulse and Reiners told the Barclays representative that, in light of the expected pro forma coverage ratios, in connection with transaction announcement, ONEOK management would consider adjusting its guidance regarding its expected dividend growth rate to 8 to 10%, and noting in the guidance that management expected the growth rate to be at the upper end of the range if financial results are consistent with expectations. Following that discussion, Mr. Hulse sent to Barclays additional documentation regarding ONEOK management’s expectations with respect to the post-closing dividend growth rate.

Later on January 29, 2017, the ONEOK Partners conflicts committee held several telephonic meetings, at which representatives of Barclays and Andrews Kurth were present. During these calls, the ONEOK Partners conflicts committee and its advisors discussed the most recent counterproposal from ONEOK and discussed the updated information provided by ONEOK management. Following the discussions, the ONEOK Partners conflicts committee authorized representatives of Barclays to inform ONEOK management of a counterproposal from the ONEOK Partners conflicts committee that contemplated (i) an exchange ratio of 0.99 shares of ONEOK common stock per ONEOK Partners common unit (representing an approximate 23% implied premium based on January 27, 2017 closing prices), (ii) public guidance from ONEOK management of an immediate dividend increase to $0.745 per share of ONEOK common stock and (iii) public guidance from ONEOK of a 8-10% dividend growth thereafter.

Later on January 29, 2017, at the direction of the ONEOK Partners conflicts committee, a representative of Barclays called Messrs. Spencer and Hulse with the ONEOK Partners conflicts committee’s revised counterproposal.

Later, Mr. Strehl and Mr. Spencer spoke by phone. Mr. Strehl informed Mr. Spencer that the ONEOK Partners conflicts committee had determined that a transaction with ONEOK would not be acceptable unless the total expected annual dividends on the shares of ONEOK common stock to be received would project to be accretive to the unaffiliated unitholders in 2020 and 2021 as compared to the distributions contemplated under the standalone ONEOK Partners forecast, which was a fundamental reason why the ONEOK Partners conflicts committee continued to propose that ONEOK management give public guidance surrounding the expected immediate dividend increase and targeted future increases.

Later on January 29, 2017, Mr. Spencer called Mr. Strehl with a revised ONEOK proposal of a 0.974 exchange ratio (representing an approximate 21% implied premium, based on January 27, 2017 closing prices), and a target post-closing quarterly dividend of $0.745 per share of ONEOK common stock. Mr. Spencer noted that the revised proposal met the objectives of the ONEOK Partners conflicts committee as expressed by Mr. Strehl.

Later on January 29, 2017, the ONEOK Partners conflicts committee held a telephonic meeting, at which representatives of Barclays and a representative of Andrews Kurth were present, to discuss the latest counterproposal from ONEOK. The ONEOK Partners conflicts committee discussed the latest counterproposal, and following that discussion, the ONEOK Partners conflicts committee authorized Mr. Strehl to inform ONEOK management of the ONEOK Partners conflicts committee’s final proposed offer of (i) a 0.985 exchange ratio (representing an approximate 22.5% implied premium, based on January 27, 2017 closing prices), (ii) public guidance from ONEOK management of an immediate dividend increase to $0.745 and (iii) public guidance from ONEOK of a 10% dividend growth thereafter if performance expectations were met.

Later on January 29, 2017, Mr. Strehl called Mr. Spencer with a revised counterproposal of a 0.985 exchange ratio (representing an approximate 22.5% implied premium, based on January 27, 2017 closing prices), a target post-closing quarterly dividend of $0.745 per share of ONEOK common stock, and anticipated dividend growth rate guidance of 10%. Mr. Strehl told Mr. Spencer that this was the ONEOK Partners conflicts committee’s best and final proposal.

Late in the evening on January 29, 2017, the ONEOK board held a special telephonic meeting. Members of ONEOK management and representatives of Skadden, Arps were also in attendance. Members of ONEOK management reported to the ONEOK board regarding the discussions that had occurred with the ONEOK Partners conflicts committee and its advisors following the initial ONEOK proposal on January 24th, including the most recent counterproposal received from the ONEOK Partners conflicts committee. ONEOK management also explained to the ONEOK board that the draft merger agreement was still under negotiation and that there were unresolved issues. ONEOK management and the ONEOK board also discussed the expected dividend growth rate, and the ONEOK board concluded that it would be appropriate for ONEOK management to provide guidance regarding the dividend growth rate in a range of 9 to 11%. The ONEOK board also further discussed the potential interests of certain directors in the transaction by virtue of their ownership of ONEOK Partners common units or their positions as directors of ONEOK Partners and certain provisions of the certificate of incorporation of ONEOK regarding the ability of directors who are in any way interested in or connected to a party to a transaction with ONEOK to vote on the transaction, and the potential formation of a special committee of the ONEOK board in light of such provisions. The ONEOK board authorized ONEOK management to attempt to negotiate final terms of a transaction with an exchange ratio of 0.985 of a share of ONEOK common stock for each ONEOK Partners common unit (representing an approximate 22.5% implied premium, based on January 27, 2017 closing prices) , a target post-closing quarterly dividend of $0.745 per share of ONEOK common stock and anticipated dividend growth guidance of 9-11%.

On January 30, 2017, Mr. Spencer called Mr. Strehl and noted that ONEOK was awaiting feedback from the ONEOK Partners conflicts committee regarding ONEOK’s latest draft merger agreement in order to determine whether there were any remaining significant unresolved issues on the draft merger agreement. Mr. Spencer informed Mr. Strehl that if the parties could reach agreement on the terms of the merger agreement, ONEOK management would be prepared to recommend to the ONEOK board the economic terms contained in the last counterproposal by the ONEOK Partners conflicts committee.

Over the course of January 30 and 31, 2017, representatives of Skadden, Arps, in consultation with ONEOK management, and representatives of Andrews Kurth participated in multiple conference calls, and negotiated and finalized the terms of the proposed merger agreement, including the amounts and causes for the applicable termination and reimbursement fees. During this period, the ONEOK Partners conflicts committee held several telephonic meetings with representatives from Andrews Kurth and Barclays regarding the draft merger agreement. Andrews Kurth reviewed the proposed revisions to the draft merger agreement, including certain tax implications and termination fees, with the ONEOK Partners conflicts committee throughout January 30 and 31 as Andrews Kurth and Skadden, Arps worked to finalize the terms of the proposed merger agreement.

On January 31, 2017, the ONEOK Partners conflicts committee held a special meeting, which was attended telephonically by representatives of Barclays and in-person and telephonically by representatives of Andrews Kurth. Andrews Kurth provided the ONEOK Partners conflicts committee with an overview of various matters relating to the proposed merger and the terms of the proposed merger agreement. Also at this meeting, Barclays reviewed its financial analysis of the proposed exchange ratio with the ONEOK Partners conflicts committee and, at the request of the ONEOK Partners conflicts committee, rendered an oral opinion to the ONEOK Partners conflicts committee, which was subsequently confirmed by delivery of a written opinion dated as of January 31, 2017, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio of 0.985 of a share of ONEOK common stock per common unit of ONEOK Partners provided for pursuant to the merger agreement was fair, from a financial point of view, to the ONEOK Partners unaffiliated unitholders. Barclays also reiterated to the ONEOK Partners conflicts committee the nature of its relationship and engagements for ONEOK Partners, ONEOK and their affiliates since January 1, 2014 and the amount and nature of the fees it received from such parties in its presentation dated January 31, 2017. At this meeting, the ONEOK Partners conflicts committee unanimously (i) determined that the merger and the merger agreement, including the transactions contemplated thereby, are fair and reasonable to ONEOK Partners and the unaffiliated unitholders, (ii) authorized and approved the merger and the merger agreement, including the transactions contemplated thereby, (iii) recommended to the ONEOK Partners board that the ONEOK Partners board (a) approve the merger and the merger agreement, (b) cause the general partner of ONEOK Partners and ONEOK Partners to execute the merger agreement, (c) submit the merger agreement and the merger to the ONEOK Partners unitholders for approval, and (d) subject to obtaining the requisite approval of the ONEOK Partners unitholders, cause the general partner of ONEOK Partners and ONEOK Partners to consummate the merger upon the terms and conditions set forth in the merger agreement, and (iv) subject to approval by the ONEOK Partners board and submission to the ONEOK Partners unitholders for approval, determined to recommend that the ONEOK Partners unitholders approve the merger agreement. The action by the ONEOK Partners conflicts committee constituted “Special Approval” under the ONEOK Partners limited partnership agreement. See “—Recommendation of the ONEOK Partners Conflicts Committee and the ONEOK Partners Board and their Reasons for the Merger.”

Later on January 31, 2017, a meeting of the ONEOK Partners board was held. In addition to members of ONEOK management, the meeting was attended by representatives of Barclays, Andrews Kurth and Skadden, Arps. The ONEOK Partners conflicts committee provided a report to the full ONEOK Partners board as to its determinations, and as to its receipt of the oral opinion of Barclays, confirmed by delivery of a written opinion dated as of January 31, 2017, to the ONEOK Partners conflicts committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio of 0.985 of a share of ONEOK common stock per common unit of ONEOK Partners provided for pursuant to the merger agreement was fair, from a financial point of view, to the ONEOK Partners unaffiliated unitholders. The full ONEOK Partners board discussed the report and the proposed transaction with the conflicts committee and Barclays. At this meeting, the ONEOK Partners board (acting based upon the recommendation of the ONEOK Partners conflicts committee) unanimously (i) determined that (a) the consummation of the merger, (b) the exchange ratio of 0.985 of a share of ONEOK common stock for each ONEOK Partners common unit, and (c) the other transactions contemplated by the merger agreement are fair and reasonable to, and in the best interests of, ONEOK Partners and the unaffiliated unitholders, (ii) approved, adopted and authorized the merger agreement, the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, (iii) determined to submit the merger agreement to the ONEOK Partners unitholders for approval, and (iv) resolved to recommend approval of the merger agreement by the ONEOK Partners unitholders.

Later on January 31, 2017, a special meeting of the ONEOK board was convened. Members of ONEOK management and representatives of J.P. Morgan, Morgan Stanley (financial advisor to ONEOK) and Skadden, Arps were also in attendance. ONEOK management had previously consulted with Morgan Stanley regarding strategic matters periodically throughout the negotiations with the ONEOK Partners conflicts committee. During this meeting, the ONEOK board discussed the proposed merger in which ONEOK would acquire all of the public outstanding common units of ONEOK Partners that it does not already directly or indirectly own in an all stock-for-unit transaction at a ratio of 0.985 of a share of ONEOK common stock per common unit of ONEOK Partners, as well as the contemplated dividend increase and the expected dividend growth rate. Representatives of J.P. Morgan then presented its financial analyses regarding the merger and rendered to the ONEOK board an oral opinion, subsequently confirmed by delivery of a written opinion, dated January 31, 2017, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to ONEOK. Representatives of Morgan Stanley discussed with the ONEOK board the expected market reaction as well as benefits and considerations to the merger. Representatives of Skadden, Arps reviewed the principal legal terms of the merger agreement. Following discussion, in light of the fact that certain ONEOK directors are on the ONEOK Partners board and certain ONEOK directors own common units in ONEOK Partners and certain provisions of the certificate of incorporation of ONEOK regarding the ability of directors who are in any way interested in or connected to a party to a transaction with ONEOK to vote on the transaction, the ONEOK board formed a special committee of independent directors that neither sat on the ONEOK Partners board nor owned ONEOK Partners common units to consider and approve the transaction. After discussion, the ONEOK special committee unanimously determined that the transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, ONEOK and its stockholders, unanimously approved the merger agreement and unanimously recommended that ONEOK stockholders vote in favor of approving the ONEOK common stock issuance contemplated by the merger agreement.

Later that day, ONEOK and ONEOK Partners executed the merger agreement.

On February 1, 2017, ONEOK and ONEOK Partners issued a joint press release announcing the execution of the merger agreement.

Recommendation of the ONEOK Partners Conflicts Committee and the ONEOK Partners Board and their Reasons for the Merger

The ONEOK Partners conflicts committee consists of three independent directors: Craig F. Strehl, Michael G. Hutchinson, and Gary N. Petersen. The ONEOK Partners board authorized the ONEOK Partners conflicts committee to (a) review and evaluate the proposed merger on behalf of ONEOK Partners, (b) negotiate, or delegate to any person or persons the ability to negotiate, the terms of the proposed merger on behalf of ONEOK Partners, (c) hire independent legal and financial advisors, (d) determine whether or not to approve the proposed merger by “Special Approval,” as such term is defined by the ONEOK Partners partnership agreement, and (e) make such recommendations to the ONEOK Partners unaffiliated unitholders, regarding what action, if any should be taken by the ONEOK Partners unaffiliated unitholders with respect to the proposed merger.

On January 31, 2017, the ONEOK Partners conflicts committee (i) determined in good faith that the merger and the merger agreement, including the transactions contemplated thereby, are fair and reasonable to, and in the best interests of, ONEOK Partners and the ONEOK Partners unaffiliated unitholders, (ii) authorized and approved the merger and the merger agreement, including the transactions contemplated thereby, and recommended to the ONEOK Partners board that it: (A) approve the merger and the merger agreement; (B) cause ONEOK Partners GP and ONEOK Partners to execute and deliver the merger agreement; (C) submit the merger and the merger agreement to the ONEOK Partners unitholders for approval; and (D) subject to obtaining the requisite approval of ONEOK Partners unitholders, cause ONEOK Partners GP and ONEOK Partners to complete the merger agreement. The ONEOK Partners conflicts committee also resolved, subject to approval of the ONEOK Partners board and submission to ONEOK Partners unitholders, to recommend approval of the merger and the merger agreement, including the transactions contemplated thereby, by the ONEOK Partners common unitholders. The ONEOK Partners conflicts committee’s approval constitutes “Special Approval,” as such term is defined by the ONEOK Partners partnership agreement.

Later on January 31, 2017, the ONEOK Partners board (based upon the recommendation of the ONEOK Partners conflicts committee) unanimously determined that the merger and the merger agreement, including the transactions contemplated thereby, are fair and reasonable to, and in the best interests of, ONEOK Partners and the ONEOK Partners unaffiliated unitholders, approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, and resolved to submit the merger and the merger agreement to a vote of the ONEOK Partners unitholders and recommend approval of the merger agreement by the ONEOK Partners unitholders.

ONEOK Partners GP, the ONEOK Partners conflicts committee, and the ONEOK Partners board have not, including, without limitation, in making the determinations set forth above, assumed any obligations to ONEOK Partners or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the ONEOK Partners partnership agreement. Under the ONEOK Partners partnership agreement, whenever ONEOK Partners GP makes a determination or takes any other action, in its capacity as the general partner of ONEOK Partners, ONEOK Partners GP must make such determination or take such other action in good faith and is not subject to any other or different standard under applicable law (other than the implied contractual covenant of good faith and fair dealing). In order for a determination or other action to be in “good faith” for purposes of the ONEOK Partners partnership agreement, ONEOK Partners GP must believe that the determination or other action is in, or not inconsistent with, the best interests of ONEOK Partners. Nothing in this joint proxy statement/prospectus or the actions or determinations of ONEOK Partners GP, the ONEOK Partners conflicts committee, or the ONEOK Partners board described in this joint proxy statement/prospectus should be read to mean that ONEOK Partners GP, the ONEOK Partners conflicts committee, or the ONEOK Partners board assumed any obligations to ONEOK Partners or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the ONEOK Partners partnership agreement. You are urged to read the full text of the ONEOK Partners partnership agreement, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 152.

The ONEOK Partners conflicts committee viewed the following factors as generally positive or favorable in arriving at its determinations and recommendation with respect to the merger, the order of which does not necessarily reflect their relative significance:

•	The exchange ratio of 0.985 of a ONEOK share for each outstanding ONEOK Partners common unit provides ONEOK Partners common unitholders with an exchange ratio that is above the 2-year average relative exchange ratio as of January 31, 2017 (the last trading day before the public announcement of the merger) based on the trading prices of ONEOK Partners common units and shares of ONEOK common stock during such period.

•	The exchange ratio of 0.985 of a ONEOK share for each outstanding ONEOK Partners common unit represents an implied value of $54.28 based upon the closing price of shares of ONEOK common stock on January 31, 2017 (the last trading day before the public announcement of the merger), and represents an implied premium of approximately 26% to the closing price of ONEOK Partners common units on January 31, 2017 and approximately 24% to the 10 trading day volume-weighted average price of ONEOK Partners common units for the period ended on January 31, 2017.

•	The merger eliminates the burden on ONEOK Partners’ cost of funding resulting from the level of incentive distributions payable to ONEOK, which could from time to time make it more challenging for ONEOK Partners to pursue accretive acquisitions and relatively more expensive to fund its capital-growth program. The merger is expected to provide ONEOK Partners common unitholders with equity ownership in an entity with a substantially lower cost of funding, which is expected to provide greater ability to pursue accretive capital-growth projects and acquisitions.

•	The merger will provide ONEOK Partners common unitholders with equity ownership in an entity with an anticipated increased dividend coverage ratio, which is expected to result in (i) greater market confidence in the current dividend, (ii) an enhanced outlook for dividend growth and (iii) better positioning for varying and uncertain industry and commodity pricing environments, allowing for investment in growth opportunities with reduced dependency on accessing the equity markets to fund growth.

•	The ONEOK Partners conflicts committee selected and retained its own independent legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, ONEOK Partners’ industry generally, and ONEOK Partners particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the merger.

•	The financial presentation and opinion of Barclays, dated as of January 31, 2017, to the ONEOK Partners conflicts committee as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for pursuant to the merger agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below under “—Opinion of the Financial Advisor to the ONEOK Partners Conflicts Committee.”

•

ONEOK’s status as a corporation and its size following the merger is expected to provide a number of benefits relative to ONEOK Partners’ MLP structure, including that corporations attract a broader set of investors as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations, and that ONEOK Partners common unitholders will benefit from enhanced voting and other rights as shareholders of a corporation as opposed to unitholders of an MLP controlled by a general partner.

•	The merger will simplify ONEOK’s corporate structure and eliminate potential conflicts of interest between ONEOK and ONEOK Partners.

•	The terms and conditions of the merger were determined through arms’-length negotiations between the ONEOK Partners conflicts committee and their independent legal and financial advisors, on the one hand, and the ONEOK board and its representatives and advisors, on the other hand.

•	The terms of the merger agreement, including:

○	the provisions requiring ONEOK and its affiliates to vote ONEOK Partners units beneficially owned in favor of the merger proposal;

○	the pre-closing operating covenants for ONEOK providing protection to ONEOK Partners common unitholders by restricting ONEOK’s ability to take certain actions prior to the closing of the merger that could reduce the value of the merger consideration;

○	the ONEOK Partners termination amounts owed by ONEOK to ONEOK Partners in connection with termination of the merger agreement in certain circumstances (as described under “The Merger Agreement—Effect of Termination; Termination Fees”); and

○	the completion of the merger is not conditioned on financing.

In addition, the ONEOK Partners conflicts committee identified and considered several generally or potentially negative or unfavorable factors, to be balanced against the favorable or positive factors listed above in arriving at its determinations and recommendation with respect to the merger, including the following, the order of which does not necessarily reflect their relative significance:

•	The merger should be a taxable transaction to ONEOK Partners common unitholders for U.S. federal income tax purposes.

•	Following the merger, the income of the resulting combined entity will be subject to double taxation (at the combined company and shareholder levels) for U.S. federal income tax purposes, while income of ONEOK Partners is currently subject to only one level of tax (at the unitholder level).

•	The ONEOK Partners conflicts committee did not conduct or authorize Barclays to conduct an auction process or other solicitation of interest from third parties for the acquisition of ONEOK Partners. Since ONEOK indirectly controls ONEOK Partners and ONEOK was not interested in pursuing a sale of ONEOK Partners to a third party, it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of ONEOK Partners, and it was unlikely that the ONEOK Partners conflicts committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of ONEOK Partners.

•	The ONEOK Partners common unitholders will receive shares of ONEOK common stock that are expected, through 2019, to pay a lower dividend as compared to the expected distributions on ONEOK Partners common units on a standalone basis.

•	Although the merger is subject to approval by holders of a majority of the outstanding ONEOK Partners units entitled to vote at the ONEOK Partners special meeting, ONEOK Partners units held by ONEOK and its affiliates (approximately 40.0% of the outstanding common units, assuming the conversion of ONEOK’s Class B units to common units, as of May 4, 2017) will count towards the determination of whether the merger agreement has been adopted by ONEOK Partners common unitholders, and there is no requirement for separate approval by the unaffiliated ONEOK Partners common unitholders.

•	The exchange ratio is fixed and therefore the implied value of the consideration payable to ONEOK Partners common unitholders will decrease in the event that the market price of shares of ONEOK common stock decreases prior to the closing of the merger.

•	There is risk that the potential benefits expected to be realized in the merger might not be fully realized.

•	The merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to ONEOK Partners’ normal business.

•	Certain terms of the merger agreement, principally:

○	the provisions allowing the ONEOK board to make a ONEOK adverse recommendation change in response to a superior proposal or an intervening event (as described under “The Merger Agreement—ONEOK Recommendation and ONEOK Adverse Recommendation Change”);

○	the provisions allowing for ONEOK to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal for ONEOK (as described under “The Merger Agreement—No Solicitation by ONEOK of Alternative Proposals”);

○	the provisions requiring ONEOK Partners to hold a special meeting as soon as practicable to approve the merger, even if the ONEOK Partners conflicts committee or ONEOK Partners board effects a ONEOK Partners adverse recommendation change (as described under “The Merger Agreement—ONEOK Partners GP Recommendation and ONEOK Partners Adverse Recommendation Change”); and

○	the termination fees owed by ONEOK Partners to ONEOK in connection with termination of the merger agreement in certain circumstances (as described under “The Merger Agreement—Effect of Termination; Termination Fees”).

•	ONEOK Partners common unitholders are not entitled to appraisal rights under the merger agreement, the ONEOK Partners partnership agreement or Delaware law.

•	ONEOK Partners common unitholders will be foregoing the potential benefits that could be realized by remaining common unitholders of a stand-alone entity.

•	Litigation may be commenced in connection with the merger and such litigation may increase costs and result in a diversion of management focus.

•	Some of ONEOK Partners’ directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as ONEOK Partners common unitholders.

In view of the variety of factors and the quality and amount of information considered, the ONEOK Partners conflicts committee as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the merger. Individual members of the ONEOK Partners conflicts committee may have given different relative considerations to different factors.

The explanation of the reasoning of the ONEOK Partners conflicts committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

In reaching its conclusions regarding the merger, the ONEOK Partners board not only considered the process by which the ONEOK Partners conflicts committee made its recommendations but also considered the matters described above and considered by the ONEOK Partners conflicts committee. As in the case of the

ONEOK Partners conflicts committee, in view of the variety of factors and the quality and amount of information considered, the ONEOK Partners board as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the merger. Individual members of the ONEOK Partners board may have given different relative considerations to different factors.

Recommendation of the ONEOK Special Committee and its Reasons for the Merger

In light of the fact that certain ONEOK directors are on the ONEOK Partners board and certain ONEOK directors own ONEOK Partners common units, and certain provisions of the ONEOK certificate of incorporation regarding the ability of directors who are in any way interested in or connected to a party to a transaction with ONEOK to vote on the transaction, the ONEOK board formed a special committee of independent directors that neither sat on the ONEOK Partners board nor owned ONEOK Partners common units to consider and approve the transaction. The ONEOK special committee consists of four independent directors: Brian L. Derksen, Randall J. Larson, Gary D. Parker and Eduardo A. Rodriguez.

At a meeting held on January 31, 2017, the ONEOK special committee unanimously determined that the merger, the merger agreement, and the transactions contemplated thereby, including the ONEOK stock issuance, are advisable and fair to, and in the best interests of, ONEOK and the ONEOK shareholders. The ONEOK special committee unanimously approved the merger, the merger agreement and the transactions contemplated thereby, including the ONEOK stock issuance, and recommends that the ONEOK shareholders vote FOR the ONEOK stock issuance proposal. In making this determination, the ONEOK special committee consulted with ONEOK’s management and with its financial and legal advisors, and considered a number of factors. In view of the variety of factors and the quality and amount of information considered, the ONEOK special committee as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the merger. Individual members of the ONEOK special committee may have given different relative considerations to different factors. The decision of the ONEOK special committee was based upon a number of potential benefits of the transactions and other factors that it believed would contribute to the success of the combined company, and thus benefit the ONEOK shareholders, including the factors mentioned below, the order of which does not necessarily reflect their relative significance.

The purpose of the merger is to enable ONEOK to acquire indirectly all of the outstanding ONEOK Partners common units that ONEOK and its subsidiaries do not already own. The ONEOK special committee believes that the structure of the merger is preferable to other structures because it will enable ONEOK to acquire indirectly at one time all of the outstanding ONEOK Partners common units that it does not already own, while allowing the ONEOK Partners common unitholders (other than ONEOK, ONEOK Partners GP and their affiliates) to participate and share in the potential future profits of ONEOK.

The ONEOK special committee’s reasons for entering into the merger at this time include the following:

•	The merger is expected to be immediately accretive to ONEOK shareholders.

•	ONEOK believes that the merger provides the opportunity to deliver immediate and significant incremental value to ONEOK shareholders following the merger.

•	ONEOK expects that the merger will allow ONEOK to increase significantly its quarterly dividend and to maintain a dividend coverage ratio greater than 1.2 times.

•	ONEOK’s improved pro forma financial position as a result of the merger is expected to create approximately $1.5 billion of incremental cash flow coverage over 5 years based on the commodity price scenario assumed, which can be used to reinvest in ONEOK’s business or to reduce outstanding indebtedness.

•	The merger is expected to generate significant tax benefits for ONEOK.

•	The elimination of the IDRs is expected to reduce the combined company’s cost of funding as compared to ONEOK Partners, the primary growth investment vehicle prior to the merger.

•	ONEOK expects the combined entity to receive investment-grade credit ratings, and expects significant retained cash flow and earnings growth to continue its progress toward improved credit metrics.

•	The merger will result in one publicly traded company versus two, which results in one equity holder base. The corporation structure with larger pro forma market capitalization is expected to attract a broader universe of investors and allow ONEOK to access a larger pool of capital to finance future growth.

•	ONEOK believes the pro forma company has enhanced growth potential through acquisitions and more financial flexibility to invest in organic growth.

•	The fact that J.P. Morgan delivered an oral opinion to the ONEOK board (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion dated January 31, 2017) to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to ONEOK. See “—Opinion of the Financial Advisor to ONEOK.”

In addition, the ONEOK special committee identified and considered several generally or potentially negative or unfavorable factors, to be balanced against the favorable or positive factors listed above in arriving at its determinations and recommendation with respect to the merger, including the following, the order of which does not necessarily reflect their relative significance:

•	The pendency of the merger for an extended period following the announcement of the execution of the merger agreement could have an adverse impact on ONEOK and ONEOK Partners.

•	One or more of the conditions to the merger may not be satisfied.

•	The attention of management and employees may be diverted during the period prior to completion of the merger, and the potential negative effect on ONEOK’s and ONEOK Partners’ businesses.

•	ONEOK common stock may not trade at the expected valuations.

•	The potential benefits sought in the merger may not be realized, or may not be realized within the expected time period.

•	The merger agreement restricts the conduct of ONEOK’s business during the period between execution of the merger agreement and the completion of the merger.

•	Litigation may be commenced in connection with the merger and such litigation may increase costs and result in a diversion of management focus.

•	The payment of a termination fee owed by ONEOK to ONEOK Partners in connection with termination of the Merger Agreement in certain circumstances (as described under “The Merger Agreement—Effect of Termination; Termination Fees”) could have material and adverse consequences to the financial condition and results of operations of ONEOK.

•	The resulting pro forma company might not achieve its expected financial results.

The explanation of the reasoning of the ONEOK special committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Unaudited Projected Financial Information

Neither ONEOK nor ONEOK Partners routinely publishes projections as to long-term future performance or earnings. However, in connection with the proposed merger, ONEOK management and ONEOK Partners GP management prepared and provided to the ONEOK board, the ONEOK Partners board and the ONEOK Partners conflicts committee certain internal projections that included future financial performance of ONEOK, ONEOK Partners and Pro Forma ONEOK with respect to 2016 through 2021. ONEOK management and ONEOK Partners GP management prepared a set of non-public expected case projections for ONEOK, ONEOK Partners and Pro Forma ONEOK with respect to 2016 through 2021 (the “Expected Case Projections”), and provided those projections to J.P. Morgan and Barclays. In addition, at the request of Barclays, ONEOK management and ONEOK Partners GP management provided to Barclays a set of non-public flat case projections they had prepared for ONEOK and ONEOK Partners with respect to 2016 through 2021 (the “ONEOK and ONEOK Partners Flat Case Projections”). The Expected Case Projections and the Flat Case Projections differ by reason of using different ONEOK and ONEOK Partners GP management assumptions regarding commodity prices and assumed impacts on volumes and other factors. With the consent of the ONEOK Partners conflicts committee, Barclays also reviewed a published Wall Street analyst’s future commodity price assumptions and estimates of financial performance for ONEOK and ONEOK Partners through 2020, and assumed that 2021 results would be the same as the 2020 results reflected in such analyst estimates, which are referred to as the “Research Case Projections” for ONEOK and ONEOK Partners, respectively. Based on Barclays’ professional judgment and expertise in similar transactions, the ONEOK and ONEOK Partners Research Case Projections reviewed were the publicly available estimates of Barclays’ independent research analyst covering ONEOK and ONEOK Partners. With the consent of the ONEOK Partners conflicts committee, Barclays also calculated a set of implied estimated financial results for Pro Forma ONEOK with respect to 2017 through 2021, by applying the same adjustments to the ONEOK and ONEOK Partners Research Case Projections as the adjustments management of ONEOK and ONEOK Partners GP had applied to the ONEOK and ONEOK Partners Expected Case Projections, to derive a set of research case projections for Pro Forma ONEOK, which are referred to as the “Pro Forma ONEOK Research Case Projections” and together with the Research Case Projections for ONEOK and ONEOK Partners, as the “Research Case Projections.”

In addition, with the consent of the ONEOK Partners conflicts committee, Barclays calculated a set of flat case projections for Pro Forma ONEOK with respect to 2017 through 2021 (the “Pro Forma ONEOK Flat Case Projections,” and together with the ONEOK and ONEOK Partners Flat Case Projections, the “Flat Case Projections”) by applying the same adjustments to the ONEOK and ONEOK Partners Flat Case Projections as the adjustments management of ONEOK and ONEOK Partners GP had applied to the ONEOK and ONEOK Partners Expected Case Projections to derive the Pro Forma ONEOK Expected Case Projections.

The Expected Case Projections were used by the ONEOK special committee, the ONEOK Partners board and the ONEOK Partners conflicts committee for the purposes of evaluating the merger and by J.P. Morgan and Barclays for their use and reliance upon in connection with their separate financial analyses and opinions described in the sections entitled “—Opinion of the Financial Advisor to ONEOK” and “—Opinion of the Financial Advisor to ONEOK Partners Conflicts Committee.” In addition, the Pro Forma ONEOK Flat Case Projections, the Research Case Projections and the ONEOK and ONEOK Partners Flat Case Projections were used by the ONEOK Partners conflicts committee for the purposes of evaluating the merger and by Barclays in connection with its financial analyses and opinion described in the sections entitled “—Opinion of the Financial Advisor to ONEOK Partners Conflicts Committee.” A summary of the various projections is included below to give ONEOK shareholders and ONEOK Partners common unitholders access to certain unaudited projections that were made available to the ONEOK special committee, the ONEOK Partners board, the ONEOK Partners conflicts committee and their respective advisors in connection with the merger.

ONEOK and ONEOK Partners each caution you that uncertainties are inherent in projections of any kind. None of ONEOK, ONEOK Partners or any of their affiliates, officers, directors, managers, advisors or other representatives has made or makes any representation or can give any assurance to any ONEOK shareholder or

ONEOK Partners common unitholder regarding the ultimate performance of ONEOK or ONEOK Partners compared to the summarized information set forth below or that any projected results will be achieved.

The inclusion of the following summary projections in this joint proxy statement/prospectus should not be regarded as an indication that ONEOK, ONEOK Partners or their respective advisors or other representatives considered or consider the projections to be necessarily predictive of actual future performance or events, and the summary projections set forth below should not be relied upon as such.

The accompanying prospective financial information was not prepared with a view toward public disclosure or toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. In the view of ONEOK management and ONEOK Partners GP management, the Expected Case Projections and the ONEOK and ONEOK Partners Flat Case Projections were prepared on a reasonable basis, reflected the best available estimates and judgments based on the facts and circumstances existing at the time such projections were prepared, and presented, to the best of ONEOK’s management’s and ONEOK Partners GP’s management’s knowledge and belief, the expected course of action and the expected future financial performance of ONEOK and ONEOK Partners in each case, depending on the underlying assumptions regarding commodity prices, volumes and other factors.

The Expected Case Projections and the ONEOK and ONEOK Partners Flat Case Projections included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, ONEOK management and ONEOK Partners GP management. The Pro Forma ONEOK Flat Case Projections and the Research Case Projections were not prepared by ONEOK management or ONEOK Partners management, but were prepared as described above with the consent of the ONEOK Partners conflicts committee. PricewaterhouseCoopers LLP has not compiled, examined or performed any procedures with respect to the prospective financial information, nor has PricewaterhouseCoopers LLP expressed any opinion or any other form of assurance on such information. The PricewaterhouseCoopers LLP reports incorporated by reference into this joint proxy statement/prospectus relate to historical financial information of ONEOK and ONEOK Partners, respectively. Such reports do not extend to the prospective financial information included below and should not be read to do so.

While presented with numerical specificity, the Expected Case Projections, the ONEOK and ONEOK Partners Flat Case Projections and the estimates of the cost savings and synergies described below reflect numerous estimates and assumptions made by ONEOK management and ONEOK Partners GP management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to each of ONEOK’s and ONEOK Partners’ businesses, all of which are difficult to predict and many of which are beyond ONEOK’s and ONEOK Partners’ control. In developing the Expected Case Projections and the ONEOK and ONEOK Partners Flat Case Projections, ONEOK management and ONEOK Partners GP management made numerous material assumptions, in addition to the assumptions described above, with respect to ONEOK, ONEOK Partners and the pro forma company for the periods covered by such projections, including:

•	the price of crude oil, natural gas, and NGLs;

•	the cash flow from existing assets and business activities;

•	producer customer drilling and completion activities;

•	organic growth opportunities, projected volumes, and estimated volume growth and the amounts and timing of related costs and potential economic returns;

•	the amount of maintenance and growth capital expenditures;

•	outstanding debt during applicable periods, and the availability and cost of funding; and

•	other general business, market and financial assumptions.

The Pro Forma ONEOK Flat Case Projections were based upon the ONEOK and ONEOK Partners Flat Case Projections and also reflect such estimates and assumptions.

In addition, while presented with numerical specificity, the Research Case Projections reflect numerous estimates and assumptions made by Wall Street analysts with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to each of ONEOK’s and ONEOK Partners’ businesses, all of which are difficult to predict and many of which are beyond ONEOK’s and ONEOK Partners’ control.

The summaries of the unaudited financial projections are not included in this joint proxy statement/prospectus in order to induce any ONEOK shareholder or ONEOK Partners common unitholder to vote in favor of the ONEOK stock issuance proposal or the ONEOK Partners merger proposal, as applicable. By including in this joint proxy statement/prospectus a summary of certain of the unaudited financial projections, neither ONEOK, ONEOK Partners, nor any of their respective advisors or other representatives, have made or are making any representation to any person regarding the ultimate performance of ONEOK, ONEOK Partners or the pro forma company compared to the information contained in the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year, and the Research Case Projections assume, as described above, that the 2021 results will be the same as the estimated results of the Wall Street analysts for 2020.

The following table sets forth certain projected financial information for ONEOK, ONEOK Partners and the pro forma company for 2016 through 2021 with respect to the Expected Case Projections:

			Years Ending December 31,
	2016E		2017E	2018E	2019E	2020E	2021E
			(Millions of dollars, except per share/unit amounts and commodity prices)
Commodity price assumptions
Henry Hub Natural Gas ($/MMBtu)		$2.45	$3.00	$2.90	$3.15	$3.20	$3.30
NGL Composite ($/gallon) (1)		$0.42	$0.51	$0.54	$0.61	$0.67	$0.71
WTI Crude Oil ($/Bbl)		$42.58	$45.00	$54.00	$60.00	$65.00	$67.00

ONEOK Partners
Adjusted EBITDA (2)		$1,838	$1,994	$2,314	$2,487	$2,628	$2,725
Distributable cash flow (3)		$1,413	$1,447	$1,700	$1,838	$1,947	$2,021
Distributions per unit		$3.16	$3.19	$3.37	$3.59	$3.86	$4.14

ONEOK
Distributions from ONEOK Partners		$790	$802	$872	$962	$1,068	$1,180
Cash flow available for dividends (4)		$681	$671	$605	$684	$693	$773
Dividends per share		$2.46	$2.49	$2.64	$2.85	$3.12	$3.42

Pro Forma ONEOK
Adjusted EBITDA (2)	$	NA	$1,994	$2,314	$2,487	$2,615	$2,712
Distributable cash flow (3)	$	NA	$1,370	$1,658	$1,808	$1,917	$2,010
Dividends per share (5)	$	NA	$2.98	$3.28	$3.61	$3.97	$4.36

(1)	NGL Composition: 21% Ethane, 52% Propane, 17% Normal Butane, 6% Iso-Butane and 4% Natural Gasoline.

(2)	Adjusted EBITDA is a non-GAAP measure of financial performance and is defined as net income adjusted for interest expense, depreciation and amortization, income taxes, allowance for equity funds used during construction and certain other noncash items.

(3)	Distributable cash flow is a non-GAAP measure of financial performance and is defined as adjusted EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items.

(4)	Cash flow available for dividends is a non-GAAP measure of financial performance and is defined as cash distributions declared from ONEOK’s ownership in ONEOK Partners adjusted for ONEOK’s standalone interest expense, corporate expenses, excluding certain noncash items, payments related to released contracts from ONEOK’s former energy services business, capital expenditures and equity compensation reimbursed by ONEOK Partners.

(5)	2017E dividend of $0.745 per share annualized; thereafter, reflects dividend growth of 10% per annum.

The following table sets forth certain projected financial information for ONEOK, ONEOK Partners and the pro forma company for 2016 through 2021 with respect to the Flat Case Projections:

				Years Ending December 31,
	2016E		2017E	2018E	2019E	2020E	2021E
			(Millions of dollars, except per share/unit amounts and commodity prices)
Commodity price assumptions
Henry Hub Natural Gas ($/MMBtu)		$2.45	$3.00	$3.00	$3.00	$3.00	$3.00
NGL Composite ($/gallon) (1)		$0.42	$0.51	$0.52	$0.51	$0.55	$0.57
WTI Crude Oil ($/Bbl)		$42.58	$45.00	$50.00	$50.00	$50.00	$50.00

ONEOK Partners
Adjusted EBITDA (2)		$1,838	$1,934	$2,187	$2,293	$2,340	$2,383
Distributable cash flow (3)		$1,413	$1,385	$1,581	$1,655	$1,674	$1,700
Distributions per unit		$3.16	$3.16	$3.24	$3.36	$3.50	$3.66

ONEOK
Distributions received from ONEOK Partners		$790	$790	$820	$868	$926	$990
Cash flow available for dividends (4)		$681	$661	$577	$630	$611	$657
Dividends per share		$2.46	$2.46	$2.51	$2.62	$2.76	$2.92

Pro Forma ONEOK
Adjusted EBITDA (2)	$	NA	$1,934	$2,187	$2,293	$2,340	$2,383
Distributable cash flow (3)	$	NA	$1,290	$1,509	$1,592	$1,618	$1,648
Dividends per share (5)	$	NA	$2.98	$3.28	$3.61	$3.86	$3.92

(1)	NGL Composition: 21% Ethane, 52% Propane, 17% Normal Butane, 6% Iso-Butane and 4% Natural Gasoline

(2)	Adjusted EBITDA is a non-GAAP measure of financial performance and is defined as net income adjusted for interest expense, depreciation and amortization, income taxes, allowance for equity funds used during construction and certain other noncash items.

(3)	Distributable cash flow is a non-GAAP measure of financial performance and is defined as adjusted EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items.

(4)	Cash flow available for dividends is a non-GAAP measure of financial performance and is defined as cash distributions declared from ONEOK’s ownership in ONEOK Partners adjusted for ONEOK’s standalone interest expense, corporate expenses, excluding certain noncash items, payments related to released contracts from ONEOK’s former energy services business, capital expenditures and equity compensation reimbursed by ONEOK Partners.

(5)	2017E dividend of $0.745 per share annualized; thereafter, reflects dividend growth of 10% per annum.

The following table sets forth certain projected financial information for ONEOK, ONEOK Partners and the pro forma company for 2017 through 2021 with respect to the Research Case Projections:

	Years Ended December 31,
	2017E	2018E	2019E	2020E	2021E
	(Millions of dollars, except per share/unit amounts and commodity prices)
Commodity price assumptions
Henry Hub Natural Gas ($/MMBtu)	$3.30	$3.15	$3.50	$3.25	$3.25
NGL Composite ($/gallon) (1)	$0.62	$0.78	$0.87	$0.86	$0.86
WTI Crude Oil ($/Bbl)	$55.00	$70.00	$75.00	$75.00	$75.00
ONEOK Partners
Adjusted EBITDA (2)	$1,986	$2,180	$2,280	$2,301	$2,301
Distributable cash flow (3)	$1,518	$1,672	$1,777	$1,765	$1,765
Distributions per unit	$3.19	$3.35	$3.52	$3.69	$3.69
ONEOK
Distributions from ONEOK Partners	$805	$872	$939	$1,010	$1,010
Cash flow available for dividends (4)	$623	$628	$642	$693	$693
Dividends per share	$2.59	$2.85	$3.14	$3.45	$3.45

Pro Forma ONEOK
Adjusted EBITDA (2)	$1,986	$2,180	$2,280	$2,301	$2,301
Distributable cash flow (3)	$1,419	$1,584	$1,695	$1,691	$1,697
Dividends per share (5)	$2.98	$3.28	$3.61	$3.97	$4.06

(1)	NGL Composition: 21% Ethane, 52% Propane, 17% Normal Butane, 6% Iso-Butane and 4% Natural Gasoline.

(2)	Adjusted EBITDA is a non-GAAP measure of financial performance and is defined as net income adjusted for interest expense, depreciation and amortization, income taxes, allowance for equity funds used during construction and certain other noncash items.

(3)	Distributable cash flow is a non-GAAP measure of financial performance and is defined as adjusted EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items.

(4)	Cash flow available for dividends is a non-GAAP measure of financial performance and is defined as adjusted EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items.

(5)	2017E dividend of 74.5 cents per share annualized; thereafter, reflects dividend growth of 10% per annum.

In addition to the Expected Case Projections provided to J.P. Morgan and Barclays and the ONEOK and ONEOK Partners Flat Case Projections provided to Barclays, management of ONEOK and ONEOK Partners GP provided J.P. Morgan and Barclays with estimates of the cost savings and synergies expected to result from the merger. Specifically, management of ONEOK and ONEOK Partners GP estimated that the merger would result in approximately $3 million per year in cost savings, including from having one public company instead of two public companies. Management of ONEOK and ONEOK Partners GP also advised J.P. Morgan and Barclays that the merger is expected to result in a partial tax basis step-up of ONEOK Partners’ subsidiaries’ assets, and provided Barclays with a model reflecting their analysis. Barclays updated the model to reflect final deal terms and January 30, 2017 stock prices for ONEOK and ONEOK Partners and noted that, as so updated, the management model implied a tax basis step-up of approximately $13.7 billion. The basis step-up is expected to create increased tax deductions for the pro forma company via higher tax depreciation and amortization, such that the pro forma company is not expected to pay cash taxes in the projection period (2017-2021) based on the expected case. This estimate is based upon assumptions ONEOK has made regarding, among other things, income, capital expenditures and net working capital. Further, the IRS or other tax authorities could challenge one or more tax positions ONEOK takes, such as the classification of assets under the income tax depreciation rules, the characterization of expenses for income tax purposes, and the tax classification of the merger. Further, any change in law may affect ONEOK’s tax position. While ONEOK expects that its deductions and NOL carryforwards will be available to it as a future benefit, in the event that they are not generated as expected, are successfully challenged by the IRS (in a tax audit or otherwise) or are subject to future limitations as described under the heading “Risk Factors—Tax Risks Related to the Merger and the Ownership of ONEOK Common Stock Received in the Merger—ONEOK’s ability to use NOLs to offset future income may be limited”, ONEOK’s ability to realize these benefits may be limited.

NONE OF ONEOK OR ONEOK PARTNERS (OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, ADVISORS OR OTHER REPRESENTATIVES) INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinion of the Financial Advisor to ONEOK

Pursuant to an engagement letter effective as of August 3, 2016, ONEOK retained J.P. Morgan as its financial advisor in connection with the merger. At the meeting of the ONEOK board held on January 31, 2017 at which the merger agreement was approved, J.P. Morgan rendered to the ONEOK board an oral opinion, subsequently confirmed by delivery of a written opinion, dated January 31, 2017, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to ONEOK.

The full text of the written opinion of J.P. Morgan, dated January 31, 2017, which sets forth, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. ONEOK shareholders are urged to read the opinion attached as Annex B to this joint proxy statement/prospectus carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the ONEOK board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the fairness, from a financial point of view, to ONEOK of the exchange ratio in the merger and did not address any other aspect of the merger or the other transactions contemplated by the merger agreement. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of ONEOK as to how such shareholder should vote with respect to the merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated January 31, 2017 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning ONEOK and ONEOK Partners and the industries in which they operate;

•	compared the financial and operating performance of ONEOK and ONEOK Partners with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of ONEOK Partners common units and ONEOK common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of ONEOK and ONEOK Partners relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of ONEOK and ONEOK Partners GP with respect to certain aspects of the merger, and the past and current business operations of ONEOK and ONEOK Partners, the financial condition and future prospects and operations of ONEOK and ONEOK Partners, the effects of the merger on the financial condition and future prospects of ONEOK, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by ONEOK Partners or ONEOK or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with ONEOK, did not assume any obligation to undertake such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of ONEOK Partners or ONEOK under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of ONEOK Partners or ONEOK to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement would have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of ONEOK, and would be completed as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by ONEOK and ONEOK Partners in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to ONEOK with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger would be obtained without any adverse effect on ONEOK Partners or ONEOK or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to ONEOK of the exchange ratio in the merger and J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of ONEOK or as to the underlying decision by ONEOK to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which ONEOK Partners common units or ONEOK common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through negotiations between ONEOK and the ONEOK Partners conflicts committee, and the decision to enter into the merger agreement was solely that of the ONEOK special committee and the ONEOK Partners board (acting based upon the recommendation of the ONEOK Partners conflicts committee). J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the ONEOK special committee in its evaluation of the merger and should not be viewed as determinative of the views of the ONEOK special committee or management with respect to the merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in connection with its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the ONEOK board on January 31, 2017 and contained in the presentation delivered to the ONEOK board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of ONEOK Partners and ONEOK with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to ONEOK Partners or ONEOK.

For ONEOK Partners, the companies selected by J.P. Morgan (the “ONEOK Partners Peers”), were as follows:

•	Enterprise Products Partners L.P. (“EPD”)

•	Energy Transfer Partners L.P. (“ETP”)

•	Williams Partners L.P. (“WPZ”)

•	MPLX, L.P. (“MPLX”)

•	Targa Resources Corporation (“TRGP”)

•	EnLink Midstream Partners, LP (“ENLK”)

•	Enable Midstream Partners, LP (“ENBL”)

•	DCP Midstream Partners, LP (“DPM”)

For ONEOK, the companies selected by J.P. Morgan (the “ONEOK Peers”), were as follows:

•	EnLink Midstream LLC (“ENLC”)

•	Energy Transfer Equity, L.P. (“ETE”)

•	Western Gas Equity Partners, LP (“WGP”)

•	EQT GP Holdings, LP (“EQGP”)

•	Tallgrass Energy GP, LP (“TEGP”)

•	NuStar GP Holdings, LLC (“NSH”)

The companies selected as the ONEOK Partners peers were selected because they have similar midstream asset profiles and, with the exception of TRGP, are all publicly traded master limited partnerships. Those selected as ONEOK peers are all general partners of midstream MLPs that, like ONEOK, hold IDRs and have minimal or no operating assets other than at the MLP. The companies selected may be considered similar to those of ONEOK Partners and ONEOK based on the nature of their assets and operations; however, none of the companies selected is identical or directly comparable to ONEOK Partners or ONEOK, and certain of these companies may have characteristics that are materially different from those of ONEOK Partners and ONEOK. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect ONEOK Partners or ONEOK.

For each company listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available information as of January 27, 2017. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on (except as otherwise noted) ONEOK and ONEOK Partners GP management projections with respect to the expected case (in the case of

ONEOK and ONEOK Partners) and information obtained from FactSet Research Systems and broker estimates (in the case of the other selected companies). The information J.P. Morgan calculated for each of the selected companies included:

•	Multiple of firm value (calculated as the market value of the company’s fully diluted common equity plus debt, minority interest and preferred equity, less cash and cash equivalents) to estimated EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for the years ending December 31, 2017 and 2018;

•	Multiple of price (using the share or unit price, as applicable, as of January 27, 2017) to (i) with respect to the ONEOK Partners Peers, estimated distributable cash flow (“DCF”) per common unit (calculated by running total DCF through the company’s distribution waterfall) and (ii) with respect to the ONEOK Peers, estimated cash available for distribution (“CAFD”) per common share or unit as applicable, in each case, for the years ending December 31, 2017 and 2018; and

•	The estimated calendar year 2017 and 2018 distribution yields, calculated as the current or estimated distribution per common unit or share, as applicable, divided by the common unit / share price as of January 27, 2017.

Results of the analysis for ONEOK Partners and ONEOK, respectively, are as follows:

ONEOK Partners

ONEOK Partners Peers

	Firm value / estimated EBITDA		Price / DCF per common unit		Distribution yield
	2017E	2018E	2017E	2018E	2017E	2018E
EPD	14.9x	13.8x	14.5x	13.0x	5.8%	6.1%
ETP	10.8x	9.0x	8.9x	8.9x	8.6%	9.5%
WPZ	12.5x	11.5x	13.5x	12.4x	5.7%	6.0%
MPLX	14.8x	11.8x	14.0x	12.0x	6.1%	6.7%
TRGP	15.2x	13.5x	14.8x	13.0x	6.6%	7.0%
ENLK	13.5x	12.1x	11.7x	11.9x	8.6%	8.6%
ENBL	12.2x	11.4x	11.7x	10.9x	7.7%	7.9%
DPM	14.2x	13.7x	12.9x	12.2x	7.8%	7.8%

J.P. Morgan also calculated the same financial multiples and ratios for ONEOK Partners at the market price as of January 27, 2017, based on both the ONEOK Partners projections with respect to the expected case and selected equity research reports (referred to as “street estimates” in the below table).

	Firm value / estimated EBITDA		Price / DCF per common unit		Distribution yield
	2017E	2018E	2017E	2018E	2017E	2018E
ONEOK Partners (based on ONEOK management projections)	14.3x	12.3x	13.2x	11.6x	7.2%	7.6%
ONEOK Partners (based on street estimates)	14.2x	13.3x	12.9x	12.2x	7.2%	7.5%

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of ONEOK Partners and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, asset profiles and capital structures between ONEOK Partners and the companies included in the public trading multiples analysis. Based upon these judgments, J.P. Morgan selected multiple reference ranges for ONEOK Partners of 12.0x—15.0x and 11.5x—14.0x for firm value to estimated 2017 and 2018 EBITDA, respectively; ranges of 12.0x—15.0x and 11.0x—

13.0x for price to estimated 2017 and 2018 DCF per common unit, respectively; and ranges of 8.00%—6.00% and 8.25%—6.25% for estimated 2017 and 2018 distribution yields, respectively.

After applying such ranges to the appropriate metrics for ONEOK Partners based on the ONEOK and ONEOK Partners GP management expected case forecast, the analysis indicated the following implied equity value per share ranges for ONEOK Partners common units (resulting per unit values were in all cases rounded to the nearest $0.25 per unit):

ONEOK Partners Implied Equity Value Per Common Unit Range

	Firm value / estimated EBITDA		Price / DCF per common unit		Distribution yield
	2017E	2018E	2017E	2018E	2017E	2018E
Low	$28.00	$37.25	$40.25	$41.75	$39.75	$40.75
High	$49.00	$57.50	$50.50	$49.50	$53.25	$53.75

The ranges of implied equity values per ONEOK Partners common unit were compared to the ONEOK Partners common unit closing price of $44.20 on January 27, 2017 and the implied consideration per ONEOK Partners common unit of $54.09 based on the exchange ratio and the ONEOK common stock closing price of $54.91 on January 27, 2017.

ONEOK

ONEOK Peers

	Firm value / estimated EBITDA		Price / CAFD per share		Distribution yield
	2017E	2018E	2017E	2018E	2017E	2018E
ENLC	14.3x	13.8x	16.7x	16.2x	5.8%	5.8%
ETE	21.2x	13.1x	22.2x	12.7x	6.1%	6.9%
WGP	23.0x	18.3x	23.1x	18.4x	4.3%	5.2%
EQGP	32.1x	25.5x	32.1x	25.5x	3.1%	4.0%
TEGP	20.1x	15.6x	20.7x	16.5x	4.8%	6.1%
NSH	14.0x	13.6x	14.1x	13.8x	7.3%	7.3%

J.P. Morgan also calculated the same financial multiples for ONEOK based on both the ONEOK and ONEOK Partners GP management projections with respect to the expected case and street estimates.

	Firm value / estimated EBITDA		Price / CAFD per share		Distribution yield
	2017E	2018E	2017E	2018E	2017E	2018E
ONEOK (based on ONEOK management projections)	16.5x	15.2x	17.5x	19.4x	4.5%	4.8%
ONEOK (based on street estimates)	16.3x	15.0x	17.7x	16.2x	4.5%	5.0%

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of ONEOK and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, asset profiles and capital structures between ONEOK and the companies included in the public trading multiples analysis. Based upon these judgments, J.P. Morgan selected multiple reference ranges for ONEOK of 16.0x—18.0x and 14.0x—16.0x for firm value to estimated 2017 and 2018 EBITDA, respectively; ranges of 17.0x—19.0x and 16.0x—18.0x for price to estimated 2017 and 2018 CAFD per common share, respectively; and ranges of 5.50%—4.25% and 5.75%—4.75% for estimated 2017 and 2018 distribution yields, respectively.

After applying such ranges to the appropriate metrics for ONEOK based on the ONEOK and ONEOK Partners GP management expected case forecast, the analysis indicated the following implied equity value per share ranges for ONEOK common stock (resulting per share values were in all cases rounded to the nearest $0.25 per unit):

ONEOK Implied Equity Value Per ONEOK Common Share Range

	Firm value / estimated EBITDA		Price / CAFD per share		Distribution yield
	2017E	2018E	2017E	2018E	2017E	2018E
Low	$53.00	$50.00	$53.25	$45.25	$45.25	$46.00
High	$60.50	$58.25	$59.75	$50.75	$58.50	$55.50

The ranges of implied equity values per ONEOK common share were compared to the ONEOK common share closing price of $54.91 on January 27, 2017.

Discounted Cash Flow Analysis

J.P. Morgan conducted a Discounted Cash Flow Analysis for the purpose of determining an implied equity value per unit for ONEOK Partners common units and an implied equity value per share for ONEOK common stock. A Discounted Cash Flow Analysis is a method of evaluating an asset using estimates of the future unlevered after-tax free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered after-tax free cash flows” refers to a calculation of the future after-tax cash flows of an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the present value of unlevered after-tax free cash flows that each of ONEOK Partners and ONEOK is expected to generate during the period from calendar year 2017 through the end of 2026 using the expected case financial forecasts prepared by ONEOK and ONEOK Partners GP management for calendar year 2017 through the end of 2021 and extrapolations for calendar year 2022 through the end of 2026 reviewed and approved by ONEOK’s and ONEOK Partners GP’s management as reasonable extrapolations of the ONEOK and ONEOK Partners 2017 through 2021 expected case financial forecasts for use in J.P. Morgan’s analysis.

J.P. Morgan also calculated a range of terminal values for each of ONEOK Partners and ONEOK at December 31, 2026 by applying a terminal growth rate ranging from 2.00% to 2.50% in the case of ONEOK Partners, and 2.25% to 3.25%, in the case of ONEOK, to the estimated final year EBITDA of each of ONEOK Partners and ONEOK to derive terminal period unlevered after-tax free cash flows for each of ONEOK Partners and ONEOK. The unlevered after-tax free cash flows and range of terminal values for each company were then discounted to present values using a discount rate range of 6.75% to 7.50%, in the case of ONEOK Partners, and 8.50% to 10.00%, in the case of ONEOK, which ranges were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of ONEOK Partners and ONEOK, respectively. The present value of the unlevered after-tax free cash flows and the range of terminal values for each company were then adjusted for net debt and non-controlling interests to indicate the range of implied equity values set forth in the table below (rounded to the nearest $0.25):

Implied equity value per share
ONEOK Partners	$33.00 – $55.75
ONEOK	$46.00 – $66.50

The range of implied equity value per unit for ONEOK Partners was compared to ONEOK Partners’ closing unit price of $44.20 on January 27, 2017, and to an implied merger price based on the exchange ratio of $54.09 per share, and the range of implied equity value per share for ONEOK was compared to ONEOK’s closing share price of $54.91 on January 27, 2017.

Distribution Discount Analysis

J.P. Morgan conducted a distribution discount analysis for the purpose of determining an implied fully diluted equity value per unit for ONEOK Partners common units and an implied fully diluted equity value per share for ONEOK common stock. A distribution discount analysis is a method of evaluating the equity value of a company using estimates of the future distributions to equityholders generated by the company and taking into consideration the time value of money with respect to those future distributions by calculating their present value.

J.P. Morgan calculated the present value of the future distributions to equityholders that each of ONEOK Partners and ONEOK is expected to generate during the period from calendar year 2017 through the end of 2026 using the expected case financial forecasts prepared by ONEOK and ONEOK Partners GP management for calendar year 2017 through the end of 2021 and extrapolations for calendar year 2022 through the end of 2026 reviewed and approved by ONEOK’s and ONEOK Partners GP’s management as reasonable extrapolations of the ONEOK and ONEOK Partners 2017 through 2021 expected case financial forecasts for use in J.P. Morgan’s analysis.

J.P. Morgan also calculated a range of terminal values for each of ONEOK Partners and ONEOK at December 31, 2026 by applying a terminal growth rate ranging from 2.00% to 2.50%, in the case of ONEOK Partners, and 2.25% to 3.25%, in the case of ONEOK, to the projected final year distribution stream of each of ONEOK Partners and ONEOK to derive a range of terminal period distributions for each of ONEOK Partners and ONEOK. The distribution streams and range of terminal values for each company were then discounted to present values using a discount rate range of 9.25% to 11.0%, in the case of ONEOK Partners, and 9.25% to 11.25%, in the case of ONEOK, which ranges were chosen by J.P. Morgan based upon an analysis of the cost of equity of ONEOK Partners and ONEOK, respectively. The present value of the estimated future distributions and the range of terminal values for each company were then adjusted for net debt and non-controlling interests to indicate the range of implied equity values set forth in the table below (rounded to the nearest $0.25):

Implied equity value per share
ONEOK Partners	$49.00 – $63.50
ONEOK	$41.00 – $58.00

The range of implied equity value per unit for ONEOK Partners was compared to ONEOK Partners’ closing unit price of $44.20 on January 27, 2017, and to an implied merger price based on the exchange ratio of $54.09 per share, and the range of implied equity value per share for ONEOK was compared to ONEOK’s closing share price of $54.91 on January 27, 2017.

Relative Valuation Analysis

Based upon the (i) implied equity values for ONEOK Partners and ONEOK calculated in its public companies analysis described above, (ii) the implied equity values for ONEOK Partners and ONEOK calculated in its Discounted Cash Flow Analysis described above and (iii) the implied equity values for ONEOK Partners and ONEOK calculated in its distribution discount analysis described above, J.P. Morgan calculated an implied range of exchange ratios. For each comparison, J.P. Morgan compared the highest equity value for ONEOK Partners to the lowest equity value for ONEOK to derive the highest implied exchange ratio for ONEOK Partners common unitholders implied by each set of reference ranges. J.P. Morgan also compared the lowest equity value for ONEOK Partners to the highest equity value for ONEOK to derive the lowest implied exchange ratio for ONEOK Partners common unitholders implied by each set of reference ranges. The implied ranges of the exchange ratio resulting from this analysis were:

Implied Exchange Ratio
	Low	High
Public Companies Analysis
Firm value to 2017E EBITDA	0.4628x	0.9245x
Firm value to 2018E EBITDA	0.6395x	1.1500x
Price to 2017E CAFD per common unit	0.6736x	0.9484x
Price to 2018E CAFD per common unit	0.8227x	1.0939x
2017E distribution yield	0.6795x	1.1768x
2018E distribution yield	0.7342x	1.1685x
Discounted Cash Flow Analysis	0.4962x	1.2120x
Distribution Discount Analysis	0.8448x	1.5488x

The resulting implied ranges of the exchange ratio were then compared to the exchange ratio of 0.9850x in the merger.

Other

52-Week High / Low Exchange Ratio Trading Analysis

J.P. Morgan reviewed the 52-week trading range of the ONEOK Partners common unit price and the ONEOK common stock price for the period ending January 27, 2017. The reference ranges were as follows:

ONEOK Partners
52-week high	$47.01
52-week low	$22.00

ONEOK
52-week high	$59.47
52-week low	$18.88

J.P. Morgan calculated (1) the ratio of the lowest 52-week closing unit price for ONEOK Partners to the highest 52-week closing stock price for ONEOK, and (2) the ratio of the highest 52-week closing unit price for ONEOK Partners to the lowest 52-week closing stock price for ONEOK to derive an implied exchange ratio range. The lowest implied exchange ratio was 0.3699x and the highest implied exchange ratio was 2.4899x, in each case as compared to the exchange ratio of 0.9850x in the merger.

J.P. Morgan noted that the 52-week high/low historical trading analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Analyst Price Targets

J.P. Morgan reviewed the price targets for ONEOK Partners and ONEOK published by publicly available equity research analysts covering ONEOK Partners and ONEOK. The price targets presented were in the following ranges: the price target range for ONEOK Partners was $39.00 to $50.00 with a median of $45.00, as compared to ONEOK Partners’ closing unit price of $44.20 on January 27, 2017, and an implied merger price based on the exchange ratio of $54.09 per share, and the price target range for ONEOK was $37.00 to $61.00 with a median of $49.00, as compared to ONEOK’s closing share price of $54.91 on January 27, 2017.

J.P. Morgan calculated (1) the ratio of the lowest analyst target unit price for ONEOK Partners to the highest analyst target stock price for ONEOK, and (2) the ratio of the highest analyst target unit price for ONEOK Partners to the lowest analyst target stock price for ONEOK to derive an implied exchange ratio range. The lowest implied exchange ratio was 0.6393x and the highest implied exchange ratio was 1.3514x, in each case as compared to the exchange ratio of 0.9850x in the merger.

The analyst price targets were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected precedent transactions in the midstream sector. For purposes of this analysis, J.P. Morgan selected the transactions that J.P. Morgan considered most relevant to its analysis due to the similarity of their participants, size and other factors to the arrangement and identified a number of transactions that were, in its judgment, sufficient to permit J.P. Morgan to conduct its analysis; J.P. Morgan did not however attempt to identify all transactions that may be similar to the merger.

For each of the selected transactions for which the relevant information was publicly available, among other calculations, J.P. Morgan calculated the multiple of price (using the share or unit price, as applicable) to DCF per common unit/share (calculated by running total DCF through the applicable distribution waterfall).

Based on the results of this analysis, J.P. Morgan selected a multiple reference range for ONEOK Partners of 14.0x—18.0x for the price to DCF per common unit/share.

After applying such range to the estimated DCF per common unit for the year ending December 31, 2017 for ONEOK Partners based on the ONEOK projections with respect to the expected case, the analysis indicated an implied equity value per common unit range for ONEOK Partners of $47.00 to $60.50.

The transaction multiples analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Illustrative Implied Value Creation Analysis

J.P. Morgan conducted an illustrative implied value creation analysis, based on the expected case financial forecasts prepared by ONEOK and ONEOK Partners GP management for calendar years 2017 through the end of 2021 and extrapolations for calendar years 2022 through the end of 2026 reviewed and approved by ONEOK’s and ONEOK Partners GP’s management as reasonable extrapolations of the ONEOK and ONEOK Partners 2017 through 2021 expected case financial forecasts for use in J.P. Morgan’s analysis, that compared the implied equity value per share of ONEOK common stock derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value per share, adjusted for the exchange ratio of 0.985x. J.P. Morgan determined the pro forma combined company implied equity value per share by calculating: (i) the sum of (a) the implied equity value of each of ONEOK and ONEOK Partners using the midpoint value of each as determined in J.P. Morgan’s Discounted Cash Flow Analysis described above in “—Discounted Cash Flow Analysis”, excluding in the case of ONEOK Partners the value of units already owned by ONEOK, (b) 100% of the estimated discounted present value of the Synergies discounted to present value using a 7.83% weighted average cost of capital, and divided by (ii) the pro forma number of shares outstanding based upon the exchange ratio provided for in the merger (i.e., 0.985x). The analysis indicated, on an illustrative basis, that the merger created hypothetical incremental implied value for the holders of ONEOK common stock of 4%.

J.P. Morgan noted that the value creation analysis was a hypothetical, illustrative analysis only, was not relied upon for valuation purposes and was not a prediction as to future share trading.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of ONEOK Partners or ONEOK. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or performed by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to ONEOK Partners or ONEOK. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered similar to those of ONEOK Partners and ONEOK. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to ONEOK Partners and ONEOK.

As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected by ONEOK as its financial advisor with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with ONEOK Partners, ONEOK and the industries in which they operate.

For services rendered in connection with the merger (including the delivery of its opinion), ONEOK has agreed to pay J.P. Morgan a transaction fee of $10.0 million, which is payable in installments as follows: (i) $2.5 million on the earlier of the public announcement of the merger or the delivery of a fairness opinion by J.P. Morgan and (ii) the balance upon the closing of the merger. Pursuant to the terms of the engagement of J.P. Morgan, ONEOK may, in its sole discretion, also pay J.P. Morgan a discretionary fee of $2.5 million, which, if payable, shall be payable upon completion of the merger. In addition, ONEOK has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with ONEOK Partners for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on ONEOK Partners’ offering of 3.8% senior notes due 2020 and 4.9% senior notes due 2025 in March 2015 and as joint lead arranger and joint bookrunner on ONEOK Partners’ senior unsecured delayed-draw three-year $1.0 billion term loan agreement dated January 8, 2016 (the “term loan agreement”). During the preceding two year period ending on January 31, 2017, the aggregate fees received by J.P. Morgan from ONEOK Partners, ONEOK and their respective affiliated companies were approximately $1.6 million. During such two year period, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with ONEOK. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 2% and less than 1%, respectively, of the common units of ONEOK Partners and the outstanding common stock of ONEOK. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of ONEOK Partners or ONEOK for their own account or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities or other financial instruments.

Opinion of the Financial Advisor to the ONEOK Partners Conflicts Committee

The ONEOK Partners conflicts committee selected and engaged Barclays to act as the ONEOK Partners conflicts committee’s independent financial advisor with respect to the proposed transaction. On January 31, 2017, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the ONEOK Partners conflicts committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio to be offered to the ONEOK Partners unaffiliated unitholders in the proposed transaction was fair, from a financial point of view, to such ONEOK Partners unaffiliated unitholders.

The full text of Barclays’ written opinion, dated as of January 31, 2017, is attached to this joint proxy statement/prospectus as Annex C. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the ONEOK Partners conflicts committee, addresses only the fairness to ONEOK Partners unaffiliated unitholders, from a financial point of view, of the exchange ratio to be offered to such ONEOK Partners unaffiliated unitholders in the proposed transaction and does not constitute a recommendation to any ONEOK Partners unaffiliated unitholder as to how such ONEOK Partners unaffiliated unitholder should vote or act with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arms’ length negotiations between the ONEOK Partners conflicts committee and ONEOK and were approved unanimously by the ONEOK Partners conflicts committee. Barclays did not recommend that any specific form of consideration should be offered to ONEOK Partners unaffiliated unitholders or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, the underlying business decision to proceed with or effect the transaction or the likelihood of completion of the transaction or the relative merits of the proposed transaction as compared to any other transaction or business strategy in which ONEOK Partners might engage. In addition, Barclays expressed no view as to, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the exchange ratio in the proposed transaction or otherwise. No limitations were imposed by the ONEOK Partners conflicts committee upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the proposed transaction, including the exchange ratio and the provision setting forth ONEOK management’s intention, as of the date of the merger agreement, to recommend to ONEOK’s board, following completion of the proposed transaction, an increase to the quarterly dividend on the shares of ONEOK common stock to $0.745 per share (an annualized dividend of $2.98 per share) for the first dividend declaration date immediately following the completion of the merger;

•	publicly available information concerning ONEOK Partners and ONEOK that Barclays believed to be relevant to its analysis, including each of ONEOK Partners’ and ONEOK’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	financial and operating information with respect to the businesses, operations and prospects of ONEOK Partners, including financial projections of ONEOK Partners prepared by management of ONEOK and ONEOK Partners GP (the “ONEOK Partners Projections”) as described in the section entitled “—Unaudited Projected Financial Information”;

•	financial and operating information with respect to the business, operations and prospects of ONEOK, including financial projections of ONEOK prepared by the management of ONEOK (the “ONEOK Projections”) as described in the section entitled “—Unaudited Projected Financial Information”;

•	financial and operating information with respect to the business, operations and prospects of the pro forma combined company (“Pro Forma ONEOK”), including financial projections of Pro Forma ONEOK prepared by management of ONEOK and ONEOK Partners GP (collectively, the “Pro Forma Projections”) (as described in the section entitled “—Unaudited Projected Financial Information;” and together with the ONEOK Partners Projections and ONEOK Projections, the “Projections”);

•	a comparison of the trading histories of the ONEOK Partners common units and the shares of ONEOK common stock with each other and with other companies that Barclays deemed relevant from January 30, 2014 to January 30, 2017;

•	a comparison of the historical financial results and present financial condition of each of ONEOK Partners and ONEOK with those of other companies that Barclays deemed relevant;

•	the pro forma impact of the proposed transaction on the future financial performance of the combined company, including (i) the amounts and timing of the cost savings and estimated tax savings (collectively, the “Expected Synergies”) and (ii) ONEOK’s estimates of dividend growth through 2021, the anticipated impact on dividend coverage ratios, cash available for distributions to shareholders of the combined company and credit ratings (collectively, the “Expected Benefits”), in each case as prepared by management of ONEOK and ONEOK Partners GP;

•	published estimates of independent research analysts with respect to the future financial performance of ONEOK Partners and ONEOK; and

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant.

In addition, Barclays had discussions with the management of ONEOK and ONEOK Partners GP concerning the business, operations, assets, liabilities, financial condition, and prospects of ONEOK and ONEOK Partners and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the management of ONEOK and ONEOK Partners GP that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the ONEOK Partners Projections, the ONEOK Projections, the Pro Forma Projections, the Expected Synergies and the Expected Benefits, at the direction of the ONEOK Partners conflicts committee, Barclays assumed that such projections and estimates were reasonably prepared on a basis reflecting the best then-available estimates and judgments of the management of ONEOK and the management of ONEOK Partners GP, other than with respect to the ONEOK Projections, as to the future financial performance of ONEOK Partners, ONEOK and Pro Forma ONEOK, that ONEOK Partners, ONEOK and Pro Forma ONEOK will perform substantially in accordance with the ONEOK Partners Projections, the ONEOK Projections, and the Pro Forma Projections, respectively, and that the Expected Synergies and the Expected Benefits will be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any of such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of ONEOK Partners or ONEOK, and did not make or obtain any evaluations or appraisals of the assets or liabilities of ONEOK Partners or ONEOK.

Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 31, 2017. Barclays was not authorized to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or any part of ONEOK Partners’ business. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after January 31, 2017. In addition, Barclays expressed no opinion as to the prices at which ONEOK Partners common units or shares of ONEOK common stock would trade following the announcement or completion of the proposed transaction. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of Pro Forma ONEOK common stock (“Pro Forma ONEOK Shares”) to be held by the ONEOK Partners unaffiliated unitholders after the completion of the proposed transaction will be in excess of the market value of the ONEOK Partners common units owned by such ONEOK Partners unaffiliated unitholders at any time prior to the announcement or completion of the proposed transaction.

Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of ONEOK and ONEOK Partners GP and with the ONEOK Partners conflicts committee’s consent, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction will be obtained within the constraints contemplated by the merger agreement and that the proposed transaction will be completed in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor does Barclays’ opinion address any legal, tax, regulatory or accounting matters.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the ONEOK Partners common units or the shares of ONEOK common stock but rather made its determination as to fairness, from a financial point of view, to ONEOK Partners unaffiliated unitholders of the exchange ratio to be offered to such ONEOK Partners unaffiliated unitholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the ONEOK Partners conflicts committee. Certain financial, comparative and other analyses summarized below include information presented in tabular format. In order to fully understand the financial, comparative and other analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. None of the ONEOK Partners conflicts committee, ONEOK Partners, ONEOK, ONEOK Partners GP, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

In applying the various analyses to the businesses, operations and prospects of ONEOK Partners, ONEOK and Pro Forma ONEOK, and the particular circumstances of the proposed transaction, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. In addition, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ONEOK Partners and ONEOK. Such qualitative judgments and assumptions of Barclays were made following discussions with the managements of each of ONEOK Partners and ONEOK. Accordingly, the methodologies used, the implied equity value reference ranges, and the resulting implied exchange ratio reference ranges must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied equity value reference ranges or the implied exchange ratio reference ranges without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Barclays’ opinion.

Overview of Analyses

Barclays performed various analyses in arriving at its opinion. In its analyses, Barclays evaluated standalone ONEOK Partners and ONEOK, and Pro Forma ONEOK. Barclays focused its analyses on the relative valuation of standalone ONEOK Partners and Pro Forma ONEOK and the implied exchange ratios based on per LP unit and per share equity value reference ranges determined using various valuation methodologies. “LP units” means units representing limited partner interests, including where applicable the ONEOK Partners common units. Barclays concluded that a relative valuation of ONEOK Partners and ONEOK is of limited relevance in the proposed transaction because ONEOK owns the general partner interest and a significant limited partner interest in ONEOK Partners and ONEOK does not own any midstream operating assets, or other significant assets, other than its interests in ONEOK Partners.

The following is a summary of the material financial analyses performed by Barclays with respect to ONEOK Partners in preparing Barclays’ opinion:

•	discounted cash flows analysis;

•	selected comparable company trading analysis; and

•	selected precedent transactions analysis.

Each of these methodologies was used to generate per LP unit equity value reference ranges for ONEOK Partners common units. Additionally, for a further point of reference, Barclays analyzed public equity research analyst price targets, which were used for informational purposes only and were not included in the exchange ratio analysis. For the purposes of its analyses, Barclays determined an implied equity value of $52.96 per ONEOK Partners common unit based on the exchange ratio of 0.9850x shares of ONEOK common stock per ONEOK Partners common unit and ONEOK’s closing price on January 30, 2017, which was then compared to the per LP unit equity value reference ranges for ONEOK Partners common units determined in each of the above valuation methodologies.

The following is a summary of the material financial analyses performed by Barclays with respect to ONEOK in preparing Barclays’ opinion:

•	discounted cash flows analysis; and

•	selected comparable company trading analysis.

Each of these methodologies was used to generate per share equity value reference ranges for shares of ONEOK common stock. Additionally, for a further point of reference, Barclays analyzed public equity research analyst price targets, which were used for informational purposes only and were not included in the exchange ratio analysis.

The following is a summary of the material financial analyses performed by Barclays with respect to Pro Forma ONEOK in preparing Barclays’ opinion:

•	discounted cash flows analysis; and

•	selected comparable company trading analysis.

Each of these methodologies was used to generate per share equity value reference ranges for Pro Forma ONEOK Shares.

The Pro Forma ONEOK per share equity value reference ranges and the ONEOK Partners per LP unit equity value reference ranges for the discounted cash flow analysis and selected comparable company trading analysis described above were then also used to generate implied exchange ratios, which were then compared to the exchange ratio of 0.9850x shares of ONEOK common stock per ONEOK Partners common unit in the proposed transaction. This analysis is further described in the section below entitled “—Exchange Ratio Analysis.”

In addition to analyzing the value of ONEOK Partners common units, shares of ONEOK common stock and Pro Forma ONEOK Shares, Barclays also provided additional background and perspective to the ONEOK Partners conflicts committee for informational purposes only, by analyzing and reviewing: (i) the daily historical closing prices of ONEOK Partners common units and shares of ONEOK common stock compared to those of certain public companies, (ii) the exchange ratios implied by the historical closing unit prices of ONEOK Partners common units and shares of ONEOK common stock for the three-year period up to January 30, 2017; (iii) certain publicly available information related to selected related-party merger transactions to calculate the premiums paid by the acquirers to the acquired company’s unitholders; (iv) an illustrative “has-gets” analysis of the pro forma impact of the proposed transaction on the implied per share market values of Pro Forma ONEOK compared to the implied per LP unit market values of ONEOK Partners and the implied per share market values of ONEOK, in each case using the Expected Case Projections (as defined below); and (v) the pro forma impact of the proposed transaction on the current and future financial performance of Pro Forma ONEOK using projected estimates for 2017 through 2021 for dividends per share and cash available for distributions (“CAFD”) per share as provided by ONEOK and ONEOK Partners GP management in the Projections and as published by equity research analysts. The term CAFD, when used in reference to the Projections, has the same meaning as ONEOK “cash flow available for dividends,” or Pro Forma ONEOK “distributable cash flow,” as such terms are described in the section entitled “—Unaudited Projected Financial Information.”

Discounted Cash Flow Analysis

In order to estimate the present values of ONEOK Partners common units, shares of ONEOK common stock and Pro Forma ONEOK Shares, Barclays performed Discounted Cash Flow Analyses for each of ONEOK Partners, ONEOK and Pro Forma ONEOK. A discounted cash flow analysis is a traditional valuation methodology used to derive an intrinsic valuation of an asset by calculating the “present value” of estimated future cash flows of the asset; in this case, the “present value” of the estimated future distributable cash flows (“DCF”) of ONEOK Partners common units and the estimated after-tax CAFD of each of shares of ONEOK common stock and Pro Forma ONEOK Shares, as applicable, plus the estimated value of the ONEOK Partners common units, shares of ONEOK common stock and Pro Forma ONEOK Shares, as applicable, at the end of the forecast period based on the estimated DCF or distributions of the applicable entity in the final year of such period (the “terminal value”). “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those estimated future DCF and estimated CAFD, as appropriate, by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns, the time value of money, and other appropriate factors.

In deriving its Discounted Cash Flow Analysis valuation range for each of ONEOK Partners, ONEOK and Pro Forma ONEOK, Barclays considered three sets of financial projections (collectively, the “Cases”) for each of ONEOK Partners, ONEOK and Pro Forma ONEOK: the Expected Case Projections, the Flat Case Projections and the Research Case Projections (each as presented in the section entitled “—Unaudited Projected Financial Information.”) The Expected Case Projections and the Flat Case Projections differ by reason of using different ONEOK management assumptions regarding commodity prices and assumed impacts on volumes and other factors. In the case of Pro Forma ONEOK, Barclays also took into account the Expected Synergies and the Expected Benefits of the proposed transaction, as provided by management of ONEOK and ONEOK Partners GP.

In addition, with respect to the Expected Case Projections of CAFD for Pro Forma ONEOK used by Barclays in this analysis and the subsequent analyses, based on Barclays’ professional judgment and expertise, Barclays made certain adjustments to such projections to reflect certain assumptions as to Pro Forma ONEOK’s projected debt, interest expense payments and selling, general and administrative expenses, in each case in the projected periods. These adjustments to the Expected Case Projections for Pro Forma ONEOK’s CAFD described in the section entitled “—Unaudited Projected Financial Information,” resulted in Expected Case Pro Forma ONEOK’s CAFD being reduced to $1,354 million in 2017, $1,637 million in 2018, $1,794 million in 2019, $1,915 million in 2020 and $2,002 million in 2021.

To calculate ONEOK Partners’ estimated implied per LP unit equity value reference range for each of the three Cases, Barclays considered (i) projected DCF per ONEOK Partners common unit for 2017 through 2021 and (ii) the terminal value at the end of the forecast period, as of December 31, 2021. These projected cash flows and terminal value were discounted back to present value using selected discount rates based on Barclays’ professional judgment and expertise, taking into account cost of equity capital rates for ONEOK Partners and the comparable companies utilized in the Selected Comparable Company Trading Analysis described below. Barclays used a discount rate range of 9.50%-11.50% in its Discounted Cash Flow Analysis of ONEOK Partners; this discount rate range was chosen by Barclays based on its professional judgment and expertise, including its analysis of the cost of equity for ONEOK Partners, taking into account a Capital Asset Pricing Model (“CAPM”) analysis of ONEOK Partners and its selected comparable companies utilized in the Selected Comparable Company Trading Analysis. The terminal value of the ONEOK Partners common units was calculated by utilizing a DCF yield reference range of 7.65%-8.65% and ONEOK Partners’ 2021 estimated DCF per ONEOK Partners common unit in each of the three Cases. This DCF yield reference range was selected based on Barclays’ professional judgment and expertise, taking into account DCF yields of ONEOK Partners’ comparable companies utilized in the Selected Comparable Company Trading Analysis and considering ONEOK Partners’ 2017E DCF yield of 8.15% utilizing Wall Street research analyst DCF yield estimates. The results of Barclays’ Discounted Cash Flow Analysis for ONEOK Partners are summarized in the table at the end of this section.

To calculate ONEOK’s estimated implied per share equity value reference range for each of the three Cases, Barclays considered (i) projected CAFD per share of ONEOK common stock for 2017 through 2021 and (ii) the terminal value at the end of the forecast period, as of December 31, 2021. These projected cash flows and terminal value were discounted back to present value using selected discount rates based on Barclays’ professional judgment and expertise, taking into account cost of equity capital rates for ONEOK and the comparable companies utilized in the Selected Comparable Company Trading Analysis described below. Barclays used a discount rate range of 11.50%-13.50% in its Discounted Cash Flow Analysis of ONEOK; this discount rate range was chosen by Barclays based on its professional judgment and expertise, including its analysis of the cost of equity for ONEOK, taking into account a CAPM analysis of ONEOK and its selected comparable companies utilized in the Selected Comparable Company Trading Analysis. The terminal value of the shares of ONEOK common stock was calculated by utilizing a CAFD yield reference range of 5.00%-6.00% and ONEOK’s 2021 estimated CAFD per share in each of the three Cases. This CAFD yield reference range was selected based on Barclays’ professional judgment and expertise, taking into account CAFD yields of ONEOK’s comparable companies utilized in the Selected Comparable Company Trading Analysis and considering

ONEOK’s 2017E CAFD yield of 5.47%, utilizing Wall Street research analyst CAFD yield estimates. The results of Barclays’ Discounted Cash Flow Analysis for ONEOK are summarized in the table at the end of this section.

To calculate Pro Forma ONEOK’s estimated implied per share equity value reference range for each of the three Cases, Barclays considered (i) projected CAFD per Pro Forma ONEOK Share for 2017 through 2021, (ii) the terminal value at the end of the forecast period, as of December 31, 2021, and (iii) the value of the Expected Synergies remaining at the end of the forecast period. Per share values considered status quo shares of ONEOK common stock plus shares of ONEOK common stock to be issued to ONEOK Partners unaffiliated unitholders as part of the proposed transaction based on the exchange ratio, in each case using estimated shares and units outstanding per the applicable period contained in the Cases. These projected cash flows, terminal value and the remaining value of the Expected Synergies were discounted back to present value using selected discount rates based on Barclays’ professional judgment and expertise, taking into account cost of equity capital rates for ONEOK and the comparable companies utilized in the Selected Comparable Company Trading Analysis described below. Barclays used a discount rate range of 9.50%-11.50% in its Discounted Cash Flow Analysis of Pro Forma ONEOK; this discount rate range was chosen by Barclays based on its professional judgment and expertise, including its analysis of the cost of equity for Pro Forma ONEOK, taking into account a CAPM analysis of Pro Forma ONEOK and its selected comparable companies utilized in the Selected Comparable Company Trading Analysis. The terminal value of the Pro Forma ONEOK Shares was calculated by utilizing a CAFD yield reference range of 5.00%-6.00% and Pro Forma ONEOK’s 2021 estimated CAFD per share in each of the three Cases, which was adjusted to exclude the tax savings expected to result from the step-up in the tax basis in the ONEOK Partners assets as a result of the proposed transaction, as the remaining value of the Expected Synergies was calculated separately. This CAFD yield reference range was selected based on Barclays’ professional judgment and expertise, taking into account CAFD yields of Pro Forma ONEOK’s comparable companies utilized in the Selected Comparable Company Trading Analysis, and considering ONEOK’s 2017E CAFD yield of 5.47%, utilizing Wall Street research analyst CAFD yield estimates. The results of Barclays’ Discounted Cash Flow Analysis for Pro Forma ONEOK are summarized in the table below.

Summary of Discounted Cash Flow Analyses

Implied per LP Unit / Share Equity Value Reference Range
Company:	Expected Case Projections	Flat Case Projections	Research Case Projections
ONEOK Partners	$44.50-$51.50	$39.50-$46.00	$40.50-$47.00
ONEOK	$44.00-$54.00	$38.50-$47.00	$40.50-$49.50
Pro Forma ONEOK	$63.50-$77.00	$53.50-$64.50	$56.00-$67.50

Barclays noted that the implied equity value of $52.96 per ONEOK Partners common unit, based on the proposed transaction exchange ratio of 0.9850x shares of ONEOK common stock per ONEOK Partners common unit and ONEOK’s closing price on January 30, 2017, was higher than the implied per LP unit equity value reference ranges yielded by the ONEOK Partners discounted cash flow analysis. Barclays also noted that the closing ONEOK common stock share price of $53.77 on January 30, 2017 was (i) higher than the implied per share equity value reference range yielded by the ONEOK discounted cash flow analysis in the Flat Case Projections and the Research Case Projections, (ii) within the implied per share equity value reference range yielded by the ONEOK discounted cash flow analysis in the Expected Case Projections, (iii) below the implied per share equity value reference range yielded by the Pro Forma ONEOK discounted cash flow analysis in the Expected Case Projections and the Research Case Projections, and (iv) within the implied per share equity value reference range yielded by the Pro Forma ONEOK discounted cash flow analysis in the Flat Case Projections.

Selected Comparable Company Trading Analysis

In order to assess how the public market values equity ownership of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to ONEOK Partners, ONEOK and

Pro Forma ONEOK to those of companies selected by Barclays based on Barclays’ experience with midstream MLPs and C-Corporations. None of the companies selected were subsequently excluded in conducting this analysis. Barclays selected the comparable companies listed below because their businesses and operating profiles are reasonably similar to each of ONEOK Partners, ONEOK and Pro Forma ONEOK. However, because no selected comparable company is exactly the same as ONEOK Partners, ONEOK or Pro Forma ONEOK, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company trading analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of each of ONEOK Partners, ONEOK and Pro Forma ONEOK, and the respective selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between each of ONEOK Partners, ONEOK and Pro Forma ONEOK, and the respective companies included in the selected comparable company trading analysis. Based upon these judgments, Barclays selected the ranges noted below for each of ONEOK Partners, ONEOK and Pro Forma ONEOK.

Barclays selected the following nine comparable midstream companies for its analysis of ONEOK Partners:

•	Enbridge Energy Partners, L.P.

•	Energy Transfer Partners, L.P. (pro forma after giving effect to the November 2016 combination with Sunoco Logistics Partners L.P.)

•	Enterprise Products Partners L.P.

•	Williams Partners, L.P.

•	EnLink Midstream Partners, LP

•	MPLX, L.P.

•	DCP Midstream, LP

•	Enable Midstream Partners, LP

•	Western Gas Partners, LP

In its Selected Comparable Company Trading Analysis of ONEOK Partners, Barclays considered the following metrics: latest quarter annualized cash distributions (“LQA Distributions”) to holders of units representing limited partner interests (“LP units”), projected DCF per LP unit (“DCF / LP Unit”) for 2017 and 2018, and 2017 estimated EBITDA. These metrics were chosen based on Barclays’ professional judgment and expertise, taking into account the importance of such metrics in the financial analysis of ONEOK Partners’ selected comparable companies.

In the case of LQA Distributions to holders of LP units and 2017 and 2018 DCF / LP unit, ONEOK Partners’ Wall Street research analyst projections were applied to a low and high yield range based on the comparable companies to derive an implied per LP unit equity value reference range. In the case of 2017 estimated EBITDA, ONEOK Partners’ Wall Street research analyst projections were applied to a low and high multiple range to derive an implied enterprise value reference range.

The implied enterprise value reference range was adjusted by net debt, general partner equity value and noncontrolling interests to derive an implied aggregate equity value reference range. General partner equity value was calculated by subtracting the market value of ONEOK Partners units beneficially owned by ONEOK and ONEOK Partners GP as of January 30, 2017 from the total market value of ONEOK equity as of January 30, 2017. The implied aggregate equity value reference range was divided by ONEOK Partners common units outstanding as of September 30, 2016 per the merger agreement (which included the ONEOK Partners Class B units on an as-converted basis) to derive an implied per LP unit equity value reference range. The multiples applied in the analysis are summarized below.

	ONEOK Partners Selected Comparable Company Multiple / Yield Range		ONEOK Partners
Metric:	Low	High
LQA Distribution	8.75%	6.75%	7.42%
2017E DCF / LP Unit	8.75%	6.75%	8.15%
2018E DCF / LP Unit	8.75%	6.75%	8.74%
2017E EBITDA	12.5x	14.5x	13.2x

Barclays considered the four metrics above; the weighting of each in its Selected Comparable Company Trading Analysis of ONEOK Partners is based on Barclays’ professional judgment and expertise. The results of Barclays’ Selected Comparable Company Trading Analysis for ONEOK Partners are summarized in the table at the end of this section.

Barclays selected the following seven comparable midstream companies for its analysis of ONEOK:

•	Nustar GP Holdings, LLC

•	The Williams Companies, Inc.

•	Plains GP Holdings, L.P.

•	Energy Transfer Equity, L.P.

•	EnLink Midstream, LLC

•	Tallgrass Energy GP, LP

•	Western Gas Equity Partners, LP

In its Selected Comparable Company Trading Analysis of ONEOK, Barclays considered the following metrics: latest quarter annualized dividends (“LQA Dividends”) to shareholders and projected cash available for distributions per share (“CAFD / Share”) for 2017 and 2018. These metrics were chosen based on Barclays’ professional judgment and expertise, taking into account the importance of such metrics in the financial analysis of ONEOK’s selected comparable companies.

For all of the selected metrics, ONEOK’s Wall Street research analyst projections were applied to a low and high yield range based on the comparable companies to derive an implied per share equity value reference range. The multiples applied in the analysis are summarized below.

	ONEOK Selected Comparable Company Multiple / Yield Range		ONEOK
Metric:	Low	High
LQA Dividend	6.50%	4.50%	4.58%
2017E CAFD / Share	7.50%	5.50%	5.47%
2018E CAFD / Share	8.50%	6.50%	5.50%

Barclays considered the three metrics above; the weighting of each in its Selected Comparable Company Trading Analysis of ONEOK is based on Barclays’ professional judgment and expertise. The results of Barclays’ Selected Comparable Company Trading Analysis for ONEOK are summarized in the table at the end of this section.

Barclays selected the following seven comparable midstream companies for its analysis of Pro Forma ONEOK:

•	Kinder Morgan, Inc.

•	The Williams Companies, Inc.

•	Plains GP Holdings, L.P.

•	Enbridge, Inc.

•	TransCanada Corporation

•	Enterprise Product Partners L.P.

•	Targa Resources Corp.

In its Selected Comparable Company Trading Analysis of Pro Forma ONEOK, Barclays considered the following metrics: LQA Dividends to shareholders, 2017 and 2018 projected CAFD / Share, and 2017 estimated EBITDA. These metrics were chosen based on Barclays’ professional judgment and expertise, taking into account the importance of such metrics in the financial analysis of Pro Forma ONEOK’s selected comparable companies.

In the case of LQA Dividends to shareholders, at the direction of the ONEOK Partners conflicts committee, based on ONEOK’s stated intentions to increase the dividends for Pro Forma ONEOK from the third quarter of 2017 onwards to $0.745 per share, such $0.745 per share dividend was annualized. This annualized pro forma dividend was applied to a low and high yield range based on the comparable companies to derive an implied per share equity value reference range. In the case of 2017 and 2018 CAFD / Share, Pro Forma ONEOK’s projected metrics based on Wall Street research analyst projections were adjusted to take into account the Expected Synergies and the Expected Benefits of the proposed transaction, as provided by management of ONEOK and ONEOK Partners GP. They were then applied to a low and high yield range based on the comparable companies to derive an implied per share equity value reference range. In the case of 2017 estimated EBITDA, Pro Forma ONEOK’s projected EBITDA based on Wall Street research analyst projections was adjusted to take into account the Expected Synergies and the Expected Benefits of the proposed transaction, as provided by management of ONEOK and ONEOK Partners GP. It was then applied to a low and high multiple range to derive an implied enterprise value reference range. The implied enterprise value reference range was adjusted by net debt and noncontrolling interests to derive an implied aggregate equity value reference range. The implied aggregate equity value reference range was divided by diluted Pro Forma ONEOK Shares, considering status quo diluted shares of ONEOK common stock as of January 30, 2017 per the merger agreement plus shares of ONEOK common stock to be issued to ONEOK Partners unaffiliated unitholders in the proposed transaction based on the exchange ratio, calculated using ONEOK Partners common units outstanding as of September 30, 2016 per the merger agreement, to derive an implied per share equity value reference range. The multiples applied in the analysis are summarized below.

	Pro Forma ONEOK Selected Comparable Company Multiple / Yield Range
Metric:	Low	High
LQA Dividend	6.50%	4.50%
2017E CAFD / Share	8.00%	6.00%
2018E CAFD / Share	8.50%	6.50%
2017E EBITDA	12.0x	14.0x

Barclays considered the four metrics above; the weighting of each in its Selected Comparable Company Trading Analysis of Pro Forma ONEOK is based on Barclays’ professional judgment and expertise. The results of Barclays’ Selected Comparable Company Trading Analysis for ONEOK are summarized in the table at the end of this section.

Summary of Selected Comparable Company Trading Analyses

Company:	Implied per LP Unit / Share Equity Value Reference Range
ONEOK Partners	$37.50-$52.50
ONEOK	$35.00-$54.00
Pro Forma ONEOK	$45.00-$65.00

Barclays noted that the implied equity value of $52.96 per ONEOK Partners common unit, based on the proposed transaction exchange ratio of 0.9850x shares of ONEOK common stock per ONEOK Partners common unit and ONEOK’s closing price on January 30, 2017, was higher than the implied per LP unit equity value reference range yielded by the ONEOK Partners selected comparable company trading analysis. Barclays also noted that the closing ONEOK common stock share price of $53.77 on January 30, 2017 was within the implied per share equity value reference ranges yielded by the ONEOK selected comparable company trading analysis and the Pro Forma ONEOK selected comparable company trading analysis.

Exchange Ratio Analysis

Barclays also compared the exchange ratio to the exchange ratio reference ranges implied by the ONEOK Partners and Pro Forma ONEOK per LP unit / per share equity value reference ranges calculated in the analyses set forth above in this section, with the high end and low end of such ranges calculated as follows: (a) the high end of the implied exchange ratio reference range was calculated by dividing the applicable high value of the ONEOK Partners implied per LP unit equity value reference range by the applicable low value of the Pro Forma ONEOK implied per share equity value reference range, and (b) the low end of the implied exchange ratio reference range was calculated by dividing the applicable low value of the ONEOK Partners implied per LP unit equity value reference range by the applicable high value of the Pro Forma ONEOK implied per share equity value reference range. The implied exchange ratio reference ranges are summarized below.

Valuation Methodology:	Implied Exchange Ratio Reference Range
Discounted Cash Flow Analysis – Expected Case Projections	0.5779x-0.8110x
Discounted Cash Flow Analysis – Flat Case Projections	0.6124x-0.8598x
Discounted Cash Flow Analysis – Research Case Projections	0.6000x-0.8393x
Selected Comparable Company Trading Analysis	0.5769x-1.1667x

Barclays noted that the exchange ratio of 0.9850x is above the exchange ratio reference range implied by all three Cases in the Discounted Cash Flow Analysis and within the exchange ratio reference range implied by the Selected Comparable Company Trading Analysis.

Selected Precedent Transactions Analysis

Barclays conducted its Selected Precedent Transactions Analysis to provide an additional reference range for the valuation of ONEOK Partners common units. Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays deemed relevant based on its experience with merger and acquisition transactions, specifically in the midstream industry. Barclays chose such merger transactions based on, among other things, the similarity of the applicable companies to ONEOK Partners and ONEOK with respect principally to size and operational focus and because the targets involved were MLPs or limited liability companies. None of the transactions selected based on the criteria were subsequently excluded in conducting this analysis. The following list sets forth the transactions analyzed based on such characteristics:

Acquirer	Target	Announcement Date
Sunoco Logistics Partners, L.P.	Energy Transfer Partners, L.P.	November 2016
TransCanada Corporation	Columbia Pipeline Partners, L.P.	November 2016
Energy Transfer Partners, L.P.	PennTex Midstream Partners, L.P.	October 2016
American Midstream Partners, L.P.	JP Energy Partners, L.P.	October 2016
MPLX, L.P.	Markwest Energy Partners, L.P.	July 2015
Crestwood Equity Partners, L.P.	Crestwood Midstream Partners, L.P.	May 2015
Energy Transfer Partners, L.P.	Regency Energy Partners, L.P.	January 2015
Targa Resources Partners, L.P.	Atlas Pipeline Partners, L.P.	October 2014
Enterprise Products Partners L.P.	Oiltanking Partners, L.P.	October 2014
Access Midstream Partners, L.P.	Williams Partners, L.P.	June 2014
Regency Energy Partners, L.P.	PVR Partners, L.P.	October 2013
Inergy Midstream, L.P.	Crestwood Midstream Partners, L.P.	May 2013
Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.	January 2013
Enterprise Products Partners L.P.	Duncan Energy Partners, L.P.	April 2011
Enterprise Products Partners L.P.	TEPPCO Partners, L.P.	June 2009
Plains All-American Pipeline, L.P.	Pacific Energy Partners, L.P.	June 2006
Valero, L.P.	Kaneb Pipe Line Partners, L.P.	November 2004
Enterprise Products Partners L.P.	Gulfterra Energy Partners, L.P.	December 2003
Kinder Morgan Energy Partners, L.P.	Santa Fe Pacific Pipeline Partners, L.P.	October 1997

Using publicly available information, Barclays calculated and analyzed the multiples of enterprise value to last twelve month (“LTM”) EBITDA, represented by the prices paid in selected precedent transactions. Barclays observed that the multiples of enterprise value to LTM EBITDA represented by the selected precedent transactions ranged from 8.1x to 25.9x with a median of 15.0x, and based on the judgments noted below, Barclays selected a range of 14.5x to 16.5x from such results.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of ONEOK Partners, and the entities included in the selected precedent transactions analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transactions analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and ONEOK Partners.

ONEOK Partners’ Expected Case Projections 2016 EBITDA was applied to the multiple range above to derive an implied enterprise value reference range. This range was adjusted by net debt, general partner equity value and noncontrolling interests to derive an implied aggregate equity value reference range. General partner equity value was calculated by subtracting the market value of ONEOK Partners units owned by ONEOK as of January 30, 2017 from the total market value of ONEOK equity as of January 30, 2017. The implied aggregate equity value reference range was divided by diluted ONEOK Partners common units outstanding as of September 30, 2016 per the merger agreement (which included the ONEOK Partners Class B units on an as-converted basis) to derive an implied per LP unit equity value reference range. The results of Barclays’ Selected Precedent Transaction Analysis for ONEOK Partners are summarized below.

Summary of Selected Precedent Transaction Analysis

Company:	Implied per LP Unit / Share Equity Value Reference Range
ONEOK Partners	$44.00-$56.00

Barclays noted that the implied equity value of $52.96 per ONEOK Partners common unit, based on the proposed transaction exchange ratio of 0.9850x shares of ONEOK common stock per ONEOK Partners common unit and ONEOK’s closing price on January 30, 2017, was within the implied per LP unit equity value reference range yielded by the ONEOK Partners selected precedent transaction analysis.

Analysis of Equity Research Analyst Price Targets

Barclays reviewed and compared, as of January 30, 2017, the publicly available price targets of ONEOK Partners common units and shares of ONEOK common stock published by equity research analysts associated with various Wall Street firms, of which there were seven for ONEOK Partners and five for ONEOK (including Barclays’ equity research analyst price targets for each of ONEOK Partners and ONEOK). Barclays’ analysis of public equity research analyst price targets was used for a further point of reference only. Equity research analyst target prices were used for informational purposes only and were not included in the exchange ratio analysis. The research analysts’ price targets per ONEOK Partners common unit ranged from $40.00 to $47.00 and per share of ONEOK common stock ranged from $45.00 to $61.00. The publicly available share price targets published by such equity research analysts do not necessarily reflect the current market trading prices for ONEOK Partners common units or shares of ONEOK common stock and these estimates are subject to uncertainties, including future financial performance of ONEOK Partners and ONEOK and future market conditions. Barclays noted that the implied equity value of $52.96 per ONEOK Partners common unit based on the proposed transaction exchange ratio of 0.9850x shares of ONEOK common stock per ONEOK Partners common unit and ONEOK’s closing price on January 30, 2017, was higher than the equity analyst per LP unit equity value reference range of $40.00 to $47.00 for ONEOK Partners common units. Barclays also noted that ONEOK’s closing price of $53.77 on January 30, 2017 was within the equity analyst per share equity value reference range of $45.00 to $61.00 for shares of ONEOK common stock.

Historical Common Unit Trading Analysis

To illustrate the historical trading prices of ONEOK Partners common units and shares of ONEOK common stock, Barclays considered historical data with regard to the trading prices for each of ONEOK Partners common units and shares of ONEOK common stock over the three-year period ending January 30, 2017. Barclays also compared such data with the relative trading prices of ONEOK Partners’ peers, ONEOK’s peers and the Alerian MLP Index (“AMZ”) during the same period. ONEOK Partners’ peers considered in the Historical Common Unit Trading Analysis are the same peers to ONEOK Partners considered in the Selected Comparable Company Trading Analysis. ONEOK’s peers considered in the Historical Common Unit Trading Analysis are the same peers to ONEOK considered in the Selected Comparable Company Trading Analysis. Barclays highlighted relative trading performances of all such groups over various time windows. All data points should be considered in the context of the entire analysis.

The results of Barclays’ Historical Common Unit Trading Analysis are summarized below.

% Change:	ONEOK Partners	ONEOK	ONEOK Partners Peers	ONEOK Peers	AMZ
Last 3 Years	(18%)	(9%)	(19%)	(9%)	(29%)
Last 2 Years	3%	22%	(26%)	(21%)	(26%)
Last 12 Months	56%	116%	39%	43%	29%
Last 6 Months	6%	20%	4%	8%	4%
Last 90 Days	7%	12%	9%	2%	9%
Last 30 Days	(1%)	(6%)	4%	(1%)	4%

Premiums Analysis

Barclays reviewed and analyzed the premiums implied by both the “Heads-Up” exchange ratio, which reflects the implied exchange ratio of ONEOK Partners common unit trading prices and ONEOK common stock trading prices without considering any adjustments, such as a share price premium, as of January 30, 2017 and the exchange ratio of 0.9850x relative to the historical exchange ratios implied by both ONEOK Partners and ONEOK trading prices and volume weighted average prices (“VWAP”) over various time periods. Barclays also reviewed and analyzed the premiums implied by both the “Heads-Up” exchange ratio and the exchange ratio relative to the premiums paid in selected precedent merger transactions.

The premiums implied by the “Heads-Up” exchange ratio and the exchange ratio relative to historical exchange ratios are summarized in the table below.

		Implied Premium to Historical Exchange Ratios
Date:	“Heads-Up” Exchange Ratio	“Heads-Up” Exchange Ratio 0.7915x $42.56 / LP Unit	Transaction Exchange Ratio 0.9850x $52.96 / LP Unit
Current	0.7915x	—	24%
5-Days Prior	0.7801x	1%	26%
10-Days Prior	0.7956x	(1%)	24%
30-Days Prior	0.7455x	6%	32%
60-Days Prior	0.8068x	(2%)	22%
5-Day VWAP	0.7957x	(1%)	24%
10-Day VWAP	0.7928x	(0%)	24%
20-Day VWAP	0.7806x	1%	26%
30-Day VWAP	0.7745x	2%	27%
60-Day VWAP	0.7881x	0%	25%
1-Year VWAP	0.8909x	(11%)	11%
2-Year VWAP	0.9148x	(13%)	8%
3-Year VWAP	0.9229x	(14%)	7%

Barclays noted that the exchange ratio of 0.9850x reflected a premium to any of the historical “Heads-Up” exchange ratios analyzed over the past three years.

For the premiums implied by the exchange ratio of 0.9850x relative to the premiums paid in selected precedent merger transactions, Barclays analyzed and reviewed publicly available information related to fifteen selected related-party merger transactions where the target was an MLP or limited liability company. None of the transactions selected based on the criteria were subsequently excluded in conducting this analysis. Barclays calculated the premiums paid by the acquirers to the acquired company’s equity holders. Barclays considered the below transactions in its analysis.

Acquirer	Target	Announcement Date
Sunoco Logistics Partners, L.P.	Energy Transfer Partners, L.P.	November 2016
Transocean Ltd.	Transocean Partners, L.L.C.	August 2016
SemGroup Corp.	Rose Rock Midstream, L.P.	May 2016
Targa Resources Corporation	Targa Resources Partners, L.P.	November 2015
The Williams Companies, Inc.	Williams Partners, L.P.	May 2015
Crestwood Equity Partners, L.P.	Crestwood Midstream Partners, L.P.	May 2015
Tesoro Logistics, L.P.	QEP Midstream Partners, L.P.	April 2015
Energy Transfer Partners, L.P.	Regency Energy Partners, L.P.	January 2015
Kinder Morgan, Inc.	Kinder Morgan Energy Partners, L.P.	August 2014
Kinder Morgan, Inc.	Kinder Morgan Management, L.L.C.	August 2014
Kinder Morgan, Inc.	El Paso Pipeline Partners, L.P.	August 2014
Access Midstream Partners, L.P.	Williams Partners, L.P.	June 2014
Plains All American Pipeline, L.P.	PAA Natural Gas Storage, L.P.	August 2013
Enterprise Products Partners L.P.	Duncan Energy Partners, L.P.	February 2011
Enterprise Products Partners L.P.	TEPPCO Partners, L.P.	June 2009

Using publicly available information, Barclays calculated and analyzed the implied premiums paid considering the per LP unit offer price relative to the targets’ prior 1-day, 30-day and 60-day closing prices. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of ONEOK Partners, and the entities included in the selected precedent transactions premiums paid analysis. The results of the selected precedent transactions premiums paid analysis are summarized below.

	Selected Related-Party Merger Transactions Premiums Paid
	1-Day	30-Day	60-Day
Mean	13.4%	15.6%	21.3%
Median	13.2%	10.5%	17.2%
High	36.1%	60.0%	97.4%
Low	(0.2%)	1.6%	(14.1%)

Barclays reviewed the premiums implied by the exchange ratio of 0.9850x and the closing price of ONEOK on January 30, 2017 compared to the January 30, 2017 and prior 30-day and 60-day closing prices of ONEOK Partners. These premiums were 24.4%, 23.9% and 35.2% above ONEOK Partners’ current, 30-day prior and 60-day prior closing prices, respectively. Barclays noted that these premiums were above the corresponding mean and median premiums analyzed in the selected precedent transactions premiums paid analysis.

Illustrative Has-Gets Analysis

Barclays analyzed and reviewed the projected pro forma impact of the proposed transaction from the perspective of both ONEOK Partners common unitholders and ONEOK shareholders. The pro forma impact considered in the Illustrative Has-Gets Analysis is based on the implied per LP unit or per share value uplift and is a result of tax synergies and a simplified corporate structure, as anticipated by management of ONEOK and ONEOK Partners GP and reflected in the Expected Synergies and the Expected Benefits, in each case excluding the impact of capital gains taxes or other taxable gains or losses to individual ONEOK Partners unitholders. Barclays’ Illustrative Has-Gets Analysis considered the exchange ratio of 0.9850x and Expected Case Projections.

In its Illustrative Has-Gets Analysis with respect to ONEOK Partners common units, Barclays calculated the implied status quo unit prices of a ONEOK Partners common unit over the period from 2017 through 2021. Barclays calculated these unit prices by dividing Expected Case Projections DCF per LP Unit for 2017 through

2021 by an assumed DCF yield, based on ONEOK Partners’ 2017E DCF yield of 8.15%, utilizing Wall Street research analyst DCF estimates. The implied status quo prices of ONEOK Partners common units are summarized in the table at the end of this section.

In its Illustrative Has-Gets Analysis with respect to shares of ONEOK common stock, Barclays calculated the implied status quo share prices of a share of ONEOK common stock over the period from 2017 through 2021. Barclays calculated these share prices by dividing Expected Case Projections CAFD per share for 2017 through 2021 by an assumed CAFD yield, based on ONEOK’s 2017E CAFD yield of 5.47%, utilizing Wall Street research analyst CAFD estimates. The implied status quo prices of shares of ONEOK common stock are summarized in the table at the end of this section.

In its Illustrative Has-Gets Analysis with respect to Pro Forma ONEOK Shares, Barclays calculated the implied share prices of a Pro Forma ONEOK Share over the period from 2017 through 2021. Barclays calculated these share prices by dividing Pro Forma CAFD based on Expected Case Projections per share by an assumed CAFD yield, based on ONEOK’s 2017E CAFD yield of 5.47%, utilizing Wall Street research analyst CAFD estimates. The implied prices of Pro Forma ONEOK Shares are summarized in the table at the end of this section.

To consider the implied value uplift of the proposed transaction from the perspective of a status quo ONEOK Partners unitholder, Barclays applied the exchange ratio of 0.9850x to the implied Pro Forma ONEOK Share prices. To consider the implied value uplift of the proposed transaction from the perspective of a status quo ONEOK shareholder, Barclays assumed each share of ONEOK common stock would remain a single Pro Forma ONEOK Share following the proposed transaction. The implied value uplifts on both status quo ONEOK Partners common units and shares of ONEOK common stock are summarized in the table below.

Summary of Illustrative Has-Gets Analysis

Impact on Status Quo ONEOK Partners Common Units
	2017	2018	2019	2020	2021
Implied Status Quo ONEOK Partners Common Unit Price	$41.24	$46.68	$49.63	$51.97	$53.57
Implied Pro Forma ONEOK Common Stock Share Price*	$63.73	$76.94	$84.33	$90.13	$94.20
Implied Value Uplift	$22.49	$30.26	$34.70	$38.16	$40.63
%	55%	65%	70%	73%	76%
Impact on Status Quo ONEOK Common Stock
	2017	2018	2019	2020	2021
Implied Status Quo ONEOK Common Stock Share Price	$57.43	$51.64	$58.42	$59.32	$66.14
Implied Pro Forma ONEOK Common Stock Share Price	$64.70	$78.11	$85.62	$91.50	$95.63
Implied Value Uplift	$7.26	$26.48	$27.20	$32.18	$29.50
%	13%	51%	47%	54%	45%

*-	Assumes 0.9850x exchange ratio.

Pro Forma Merger Consequences Analysis

Barclays analyzed and reviewed the pro forma impact of the proposed transaction on the current and future financial performance of Pro Forma ONEOK using projected estimates for 2017 through 2021 for dividends per share and CAFD per share. Barclays analyzed and reviewed the pro forma impact of the proposed transact ion using each of the Expected Case, the Flat Case and the Research Case. Barclays’ analysis considered the 0.9850x exchange ratio and, in the case of Pro Forma ONEOK, at the direction of the ONEOK Partners conflicts committee, based on ONEOK’s stated intentions to increase the dividends for Pro Forma ONEOK from the third quarter of 2017 onwards to $0.745 per share, an annualized $0.745 quarterly pro forma dividend for 2017 and sensitized post-2017 annual dividend increases based on guidance from ONEOK management. Annual dividend increases of 8%, 9% and 10% after 2017 with respect to Pro Forma ONEOK were considered in the analysis. In the case of Pro Forma ONEOK, Barclays also took into account the Expected Synergies and the Expected Benefits of the proposed transaction, as provided by management of ONEOK and ONEOK Partners GP. The results of Barclays’ Pro Forma Merger Consequences Analysis are summarized below.

	Pro Forma Merger Consequences (8% annual dividend increases)
	Metric:	Expected Case Projections	Flat Case Projections	Research Case Projections
Pro Forma Impact to ONEOK Partners	2017E DCF / LP Unit	3.7%	2.6%	5.8%
	2018E DCF / LP Unit	10.6%	8.4%	10.1%
	2019E DCF / LP Unit	14.0%	10.3%	12.4%
	2020E DCF / LP Unit	16.5%	11.4%	12.9%
	2021E DCF / LP Unit	18.3%	12.2%	13.5%
	2017E Distribution / LP Unit	(8.0%)	(7.1%)	(8.0%)
	2018E Distribution / LP Unit	(5.9%)	(2.2%)	(5.4%)
	2019E Distribution / LP Unit	(4.6%)	1.9%	(2.7%)
	2020E Distribution / LP Unit	(4.2%)	5.6%	0.1%
	2021E Distribution / LP Unit	(3.5%)	6.0%	8.1%
Pro Forma Impact to ONEOK	2017E CAFD / Share	12.6%	8.4%	26.6%
	2018E CAFD / Share	51.3%	45.5%	40.3%
	2019E CAFD / Share	46.6%	40.8%	47.0%
	2020E CAFD / Share	54.4%	47.3%	35.9%
	2021E CAFD / Share	45.0%	40.0%	36.5%
	2017E Dividend / Share	19.7%	21.1%	14.9%
	2018E Dividend / Share	21.9%	28.2%	12.8%
	2019E Dividend / Share	22.0%	32.9%	10.8%
	2020E Dividend / Share	20.5%	36.0%	8.8%
	2021E Dividend / Share	18.5%	34.9%	17.5%

	Pro Forma Merger Consequences (9% annual dividend increases)
	Metric:	Expected Case Projections	Flat Case Projections	Research Case Projections
Pro Forma Impact to ONEOK Partners	2017E DCF / LP Unit	3.7%	2.6%	5.8%
	2018E DCF / LP Unit	10.6%	8.4%	10.1%
	2019E DCF / LP Unit	14.0%	10.3%	12.4%
	2020E DCF / LP Unit	16.4%	11.3%	12.8%
	2021E DCF / LP Unit	18.2%	12.0%	13.3%
	2017E Distribution / LP Unit	(8.0%)	(7.1%)	(8.0%)
	2018E Distribution / LP Unit	(5.1%)	(1.3%)	(4.5%)
	2019E Distribution / LP Unit	(2.9%)	3.8%	(0.8%)
	2020E Distribution / LP Unit	(1.5%)	8.6%	2.9%
	2021E Distribution / LP Unit	0.1%	5.5%	8.2%
Pro Forma Impact to ONEOK	2017E CAFD / Share	12.6%	8.4%	26.6%
	2018E CAFD / Share	51.3%	45.5%	40.3%
	2019E CAFD / Share	46.6%	40.8%	47.0%
	2020E CAFD / Share	54.3%	47.2%	35.8%
	2021E CAFD / Share	44.8%	39.8%	36.3%
	2017E Dividend / Share	19.7%	21.1%	14.9%
	2018E Dividend / Share	23.0%	29.4%	13.9%
	2019E Dividend / Share	24.2%	35.4%	12.8%
	2020E Dividend / Share	23.9%	39.8%	11.8%
	2021E Dividend / Share	23.0%	34.2%	17.5%

	Pro Forma Merger Consequences (10% annual dividend increases)
	Metric:	Expected Case Projections	Flat Case Projections	Research Case Projections
Pro Forma Impact to ONEOK Partners	2017E DCF / LP Unit	3.7%	2.6%	5.8%
	2018E DCF / LP Unit	10.6%	8.4%	10.1%
	2019E DCF / LP Unit	14.0%	10.3%	12.4%
	2020E DCF / LP Unit	16.4%	11.3%	12.7%
	2021E DCF / LP Unit	18.0%	11.9%	13.1%
	2017E Distribution / LP Unit	(8.0%)	(7.1%)	(8.0%)
	2018E Distribution / LP Unit	(4.2%)	(0.3%)	(3.6%)
	2019E Distribution / LP Unit	(1.1%)	5.7%	1.0%
	2020E Distribution / LP Unit	1.2%	8.6%	5.8%
	2021E Distribution / LP Unit	3.8%	5.5%	8.2%
Pro Forma Impact to ONEOK	2017E CAFD / Share	12.6%	8.4%	26.6%
	2018E CAFD / Share	51.3%	45.5%	40.3%
	2019E CAFD / Share	46.6%	40.8%	46.9%
	2020E CAFD / Share	54.2%	47.1%	35.7%
	2021E CAFD / Share	44.6%	39.7%	36.1%
	2017E Dividend / Share	19.7%	21.1%	14.9%
	2018E Dividend / Share	24.2%	30.6%	14.9%
	2019E Dividend / Share	26.5%	37.9%	14.9%
	2020E Dividend / Share	27.3%	39.9%	14.9%
	2021E Dividend / Share	27.6%	34.2%	17.5%

Barclays noted that under the Expected Case Projections, assuming 8% annual dividend increases, the proposed transaction would be dilutive to ONEOK Partners unitholders throughout the projection period on a distribution per LP unit basis. Barclays noted that under the Expected Case Projections, assuming 9% annual dividend increases, the proposed transaction would be dilutive to ONEOK Partners unitholders from 2017 through 2020 and accretive in 2021 on a distribution per LP unit basis. Barclays noted that under the Expected Case Projections, assuming 10% annual dividend increases, the proposed transaction would be dilutive to ONEOK Partners unitholders from 2017 through 2019 and accretive from 2020 through 2021 on a distribution per LP unit basis.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The ONEOK Partners conflicts committee selected Barclays because of its familiarity with ONEOK Partners and ONEOK, and because of Barclays’ qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, knowledge of the industries in which ONEOK Partners and ONEOK operate, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to the ONEOK Partners conflicts committee in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, ONEOK Partners will pay Barclays a fee of $6.5 million, conditioned upon and payable upon closing of the proposed transaction (the “Transaction Fee”). In addition, ONEOK Partners paid Barclays a fee of $1 million upon delivery of the opinion (the “Opinion Fee”). The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion and the Opinion Fee is creditable against the Transaction Fee upon the closing of the proposed transaction. In addition, the ONEOK Partners conflicts committee of ONEOK Partners, in its sole discretion, will consider whether to cause ONEOK Partners GP to pay Barclays, based on the ONEOK Partners conflicts committee’s assessment of the quality and quantity of work performed, and value added by, Barclays in connection with its engagement with the ONEOK Partners conflicts committee, an additional discretionary fee of up to $1 million (payable with the Transaction Fee). In addition, ONEOK Partners GP has agreed to reimburse Barclays for a portion of its reasonable expenses incurred in connection with the proposed transaction (not to exceed $100,000 without the prior consent of the ONEOK Partners conflicts committee) and to indemnify Barclays for certain liabilities that may arise out of its engagement by the ONEOK Partners conflicts committee and the rendering of Barclays’ opinion as set forth in Barclays’ engagement letter with the ONEOK Partners conflicts committee. Barclays has performed various investment banking and financial services for ONEOK Partners, ONEOK and their affiliates in the past, and Barclays expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, since January 2014, Barclays has performed the following investment banking and financial services: (i) joint bookrunner on ONEOK Partners’ 2014 $737 million follow-on equity offering; (ii) agent on ONEOK Partners’ $650 million 2014 “at-the-market” equity offering program, (iii) co-manager on ONEOK Partners’ March 2015 $800 million senior notes offering; (iv) joint lead arranger with respect to ONEOK Partners’ 2016 $1 billion term loan agreement and (v) we are currently a lender under ONEOK Partners’ existing $2.4 billion and ONEOK’s existing $300 million revolving credit agreements as of January 31, 2014, as amended, and in connection with ONEOK Partners’ term loan agreement. In respect of these services, Barclays received fees since January 2014 of (a) approximately $3.5 million to $4 million from ONEOK Partners; and (b) less than $0.25 million from ONEOK. On or about January 7, 2017, Barclays disclosed to the ONEOK Partners conflicts committee the nature of its relationship and engagements for ONEOK Partners, ONEOK and their affiliates since January 1, 2014 and the amount and nature of the fees it received from such parties, and such relationships and fees were discussed at various times from January 9 to January 18, 2017 by the ONEOK Partners conflicts committee with ONEOK Partners GP management and the ONEOK Partners conflicts committee’s independent legal counsel. On January 31, 2017, Barclays also reiterated to the ONEOK Partners conflicts committee the nature of its relationship and engagements for ONEOK Partners, ONEOK and their affiliates since January 1, 2014 and the amount and nature of the fees it received from such parties. See the section entitled “—Background of the Merger” beginning on page 35 of this joint proxy statement/prospectus.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of ONEOK Partners and ONEOK and their respective affiliates for Barclays’ own account and for the accounts of Barclays’ customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

No Appraisal Rights

Neither ONEOK shareholders nor ONEOK Partners common unitholders are entitled to appraisal rights in connection with the merger under applicable law or contractual appraisal rights under ONEOK’s organizational documents, the ONEOK Partners partnership agreement or the merger agreement.

Listing of ONEOK Common Stock to be Issued in the Merger; Delisting and Deregistration of ONEOK Partners Common Units

ONEOK expects to obtain approval to list, on the NYSE, the ONEOK common stock to be issued pursuant to the merger agreement, which approval is a condition to the merger. Upon completion of the merger, ONEOK Partners common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation (ASC 810). Because ONEOK controls ONEOK Partners both before and after the merger, the changes in ONEOK’s ownership interest in ONEOK Partners resulting from the merger will be accounted for as an equity transaction, and no gain or loss will be recognized in ONEOK’s consolidated income statement. In addition, the tax effects of the merger are reported as adjustments to other assets, deferred income taxes and additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740).

Interests of Certain Persons in the Merger

In considering the recommendations of the ONEOK Partners conflicts committee and the ONEOK Partners board, ONEOK Partners common unitholders should be aware that some of the executive officers and directors of ONEOK Partners GP have interests in the transaction that may differ from, or may be in addition to, the interests of ONEOK Partners common unitholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The ONEOK Partners conflicts committee and the ONEOK Partners board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the merger agreement.

In considering the recommendations of the ONEOK special committee, ONEOK shareholders should be aware that some of the executive officers and directors of ONEOK have interests in the transaction that may differ from, or may be in addition to, the interests of ONEOK shareholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The ONEOK special committee was aware of these interests and considered them, among other matters, prior to providing its approval and recommendation with respect to the merger agreement.

Common Directors and Executive Officers

Julie H. Edwards, John W. Gibson, Steven J. Malcolm, Jim W. Mogg and Terry K. Spencer, directors of ONEOK Partners GP, are also directors of ONEOK. The following executive officers of ONEOK Partners GP are executive officers of ONEOK:

•	Terry K. Spencer is President and Chief Executive Officer of ONEOK and ONEOK Partners;

•	Robert F. Martinovich is Executive Vice President, Chief Administrative Officer of ONEOK and ONEOK Partners;

•	Walter S. Hulse III is Executive Vice President – Strategic Planning and Corporate Affairs of ONEOK and ONEOK Partners;

•	Stephen W. Lake is Senior Vice President, General Counsel and Assistant Secretary of ONEOK and ONEOK Partners;

•	Derek S. Reiners is Senior Vice President, Chief Financial Officer and Treasurer of ONEOK and ONEOK Partners;

•	Sheppard F. Miers III is Vice President and Chief Accounting Officer of ONEOK and ONEOK Partners;

•	Wesley J. Christensen is Senior Vice President – Operations of ONEOK and ONEOK Partners; and

•	Kevin L. Burdick is Executive Vice President – Chief Commercial Officer of ONEOK and ONEOK Partners.

Each of these individuals will retain their position with ONEOK following the merger.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, ONEOK and ONEOK Partners (as the surviving entity of the merger) jointly and severally agree to indemnify and hold harmless against any reasonable cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to, any person who is now, or has been or becomes at any time prior to the effective time of the merger, an officer, director or employee of ONEOK Partners or any of its subsidiaries or ONEOK Partners GP, to the fullest extent permitted under applicable law.

In addition, ONEOK and ONEOK Partners (continuing as a wholly owned subsidiary of ONEOK) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of ONEOK Partners and ONEOK Partners GP immediately prior to the effective time of the merger and ensure that the organizational documents of ONEOK Partners and ONEOK Partners GP or any of their respective successors or assigns, if applicable, will, for a period of six years following the effective time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of ONEOK Partners and ONEOK Partners GP than are presently set forth in such organizational documents. In addition, ONEOK will maintain in effect for six years from the effective time of the merger ONEOK’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time of the merger with respect to such indemnified persons, provided that in no event will ONEOK be required to expend more than an amount per year equal to 300% of current annual premiums paid by ONEOK for such insurance.

Directors and Executive Officers of ONEOK after the Merger

The directors and executive officers of ONEOK prior to the merger are expected to continue as directors and executive officers of ONEOK after the merger.

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the directors and executive officers of ONEOK and ONEOK Partners in (i) ONEOK Partners common units prior to the merger, (ii) ONEOK common stock prior to the merger and (iii) ONEOK common stock after giving effect to the merger, in each case as of May 4, 2017.

Name of Beneficial Owner	ONEOK Partners Common Units [1]	Percentage of ONEOK Partners Common Units Outstanding [2]	ONEOK Common Stock Prior to the Merger [3]	Percentage of shares of ONEOK Common Stock Outstanding [4]	ONEOK Common Stock after the Merger [5]	Percentage of ONEOK Common Stock Outstanding after the Merger
Kevin L. Burdick	—	—	31,307	*	31,307	*
Brian L. Derksen	—	—	7,604	*	7,604	*
Julie H. Edwards	—	—	45,810	*	45,810	*
John W. Gibson	105,000	*	1,107,398	*	1,210,823	*
Walter S. Hulse III	—	—	15,000	*	15,000	*
Stephen W. Lake	—	—	21,883	*	21,883	*
Randall J. Larson	—	—	7,070	*	7,070	*
Steven J. Malcolm	—	—	16,380	*	16,380	*
Robert F. Martinovich [6]	288	*	181,216	*	181,499	*
Jim W. Mogg	2,000	*	59,525	*	61,495	*
Pattye L. Moore	1,400	*	107,176	*	108,555	*
Gary D. Parker [7]	—	—	122,802	*	122,802	*
Derek S. Reiners [8]	—	—	37,905	*	37,905	*
Eduardo A. Rodriguez	—	—	23,681	*	23,681	*
Terry K. Spencer	28,159	*	283,232	*	310,968	*
Wesley J. Christensen	—	—	24,477	*	24,477	*
Sheppard F. Miers III	8,800	—	28,863	*	37,531	*
Michael G. Hutchinson	2,000	*	—	—	1,970	*
Gary N. Peterson	19,284	*	—	—	18,994	*
Craig F. Strehl	9,400	*	—	—	9,259	*
All directors and executive officers as a group [9]	176,331	*	2,121,329	*	2,295,013	*

*	Less than 1 percent.

1	Includes ONEOK Partners common units held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power. Does not include approximately 41.3 million ONEOK Partners common units or approximately 73 million Class B units (which represent 100 percent of the outstanding Class B units) of ONEOK Partners, held by ONEOK and its subsidiaries, which, when combined with the 2 percent general partner interest held by a subsidiary of ONEOK, represent an approximate 41.2 percent interest in ONEOK Partners at May 4, 2017, with respect to which each officer and director disclaims beneficial ownership.

2	The percent of ONEOK Partners voting securities owned is based on the outstanding common units on May 4, 2017.

3	Includes shares of ONEOK common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in ONEOK’s Direct Stock Purchase and Dividend Reinvestment Plan, shares held through ONEOK’s 401(k) Plan, shares held through ONEOK’s Profit Sharing Plan and shares of phantom stock credited to a director’s account under ONEOK’s Deferred Compensation Plan for Non-Employee Directors.

4	The percent of ONEOK voting securities owned is based on outstanding shares of ONEOK common stock on May 4, 2017.

5	Rounded down to the nearest whole unit where applicable.

6	Excludes 11,418 shares of ONEOK common stock, the receipt of which was deferred by Mr. Martinovich upon vesting in January 2011, under the deferral provisions of ONEOK’s Equity Compensation Plan (the “ONEOK ECP”), which shares will be issued to Mr. Martinovich upon the later of July 1, 2018 or his separation of service from ONEOK.

7	Includes 1,880 shares of ONEOK common stock held by Mrs. Gary D. Parker. Mr. Parker disclaims beneficial ownership of these shares.

8	Excludes 6,537 shares of ONEOK common stock, the receipt of which was deferred by Mr. Reiners upon vesting in February 2015, under the deferral provisions of the ONEOK ECP, which shares will be issued to Mr. Reiners upon his separation of service from ONEOK.

9	At the time of the signing of the merger agreement, Kevin S. McCarthy was a director of ONEOK. Mr. McCarthy was not a member of the ONEOK special committee. Effective May 2, 2017, Mr. McCarthy resigned as a director of ONEOK in connection with his increased responsibilities as Chairman of Kayne Anderson Acquisition Corp, which completed its IPO in April 2017. Mr. McCarthy’s resignation from the ONEOK board did not result from any disagreement with ONEOK on any matter relating to its operations, policies or practices. Mr. McCarthy is managing partner for KA Fund Advisors, LLC (KAFA) and is co-managing partner of the energy marketable securities activities at Kayne Anderson Capital Advisors, LP (KACALP). He serves as chairman and chief executive officer of the Kayne Anderson MLP Investment Company (KYN), Kayne Anderson Energy Total Return Fund (KYE), Kayne Anderson Midstream/Energy Fund (KMF), and Kayne Anderson Energy Development Company (KED) (together, the “Public Funds”) which, together with other accounts for which Mr. McCarthy also has investment responsibility, held an aggregate of 1,684,372 shares of ONEOK common stock and 8,034,321 ONEOK Partners common units as of March 1, 2017. In connection with his appointment to ONEOK’s Board on December 29, 2015, KAFA implemented controls designed to ensure that Mr. McCarthy did not possess investment or voting power for the ONEOK shares and ONEOK Partners common units held by the Public Funds and such other accounts during his time as a director of ONEOK. Other private funds and accounts (the “Private Funds”) managed by KACALP also own shares of ONEOK and ONEOK Partners common units, but Mr. McCarthy did not have any day-to-day responsibilities with respect to the investment activities of such Private Funds during his time as a director of ONEOK. Mr. McCarthy disclaimed beneficial ownership of the ONEOK shares and ONEOK Partners common units held by the Public Funds and Private Funds during his time as a director of ONEOK, except to the extent of his pecuniary interest therein.

Litigation Relating to the Merger

On March 28, 2017, a putative class action lawsuit relating to the merger, captioned Juergen Krueger, Individually And On Behalf Of All Others Similarly Situated v. ONEOK Partners, L.P., Terry K. Spencer, John W. Gibson, Michael G. Hutchinson, Gary N. Petersen, Julie H. Edwards, Jim W. Mogg, Craig F. Strehl, and Steven J. Malcolm (the “First Complaint”) was filed in the United States District Court for the Northern District of Oklahoma. The First Complaint names ONEOK Partners and each of the members of the board of ONEOK Partners as defendants. The First Complaint alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act, and SEC Rule 14a-9 and Regulation G promulgated thereunder, by causing a materially incomplete and misleading preliminary proxy statement to be filed with the SEC on March 7, 2017. The First Complaint seeks various forms of relief, including to preliminarily and permanently enjoin (i) the unitholder vote on the merger or (ii) the consummation of the merger, unless ONEOK Partners discloses certain information alleged to be material and to have been omitted from the proxy statement; to direct the defendants to account for all damages sustained as a result of the allegations in the First Complaint; and an award of plaintiff’s fees and expenses in connection with this litigation. Each of the defendants believes the claims asserted in the First

Complaint are without merit and intends to vigorously defend against this lawsuit. At this time, however, it is not possible to predict the outcome of the proceeding or its impact on ONEOK Partners or the merger.

On April 7, 2017, a putative class action lawsuit relating to the merger, captioned Max Federman, On Behalf of Himself and All Others Similarly Situated v. ONEOK Partners, L.P., Terry K. Spencer, John W. Gibson, Michael G. Hutchinson, Gary N. Petersen, Julie H. Edwards, Jim W. Mogg, Craig F. Strehl, and Steven J. Malcolm (the “Second Complaint”) was filed in the United States District Court for the Northern District of Oklahoma. The Second Complaint names ONEOK Partners and each of the members of the ONEOK Partners board as defendants. The Second Complaint alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and 14a-9 promulgated thereunder, by causing the preliminary proxy statement to be filed with the SEC, which is alleged to be incomplete and materially misleading. The Second Complaint seeks various forms of relief, including enjoining the defendants from taking any steps to consummate the merger unless the material information requested in the Second Complaint is disclosed prior to a vote approving the merger or, in the event the merger is consummated, rescinding the merger and setting it aside or awarding rescissory damages. Each of the defendants believes the claims asserted in the Second Complaint are without merit and intends to vigorously defend against this lawsuit. At this time, however, it is not possible to predict the outcome of the proceeding or its impact on ONEOK Partners or the merger.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the merger agreement because it is the legal document that governs the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about ONEOK, ONEOK Partners or any of their respective subsidiaries or affiliates contained in this joint proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures contained in the merger agreement and described in this summary. The representations, warranties, and covenants contained in the merger agreement were made only for purposes of the merger agreement, as of a specific date. These representations were made solely for the benefit of the parties to the merger agreement and may be subject to important qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating risk between parties to the merger agreement rather than the purpose of establishing these matters as facts, and may apply standards of materiality in ways that are different from those generally applicable to reports filed with the SEC or from what may be viewed as material by investors. These representations do not survive completion of the merger. For the foregoing reasons, one should not read these representations or any description thereof as characterizations of the actual state of facts or condition of ONEOK or ONEOK Partners at any time, which are disclosed in the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference herein.

The Merger; Effective Time; Closing

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of ONEOK, will merge with and into ONEOK Partners, with ONEOK Partners continuing as the surviving entity and a wholly owned subsidiary of ONEOK.

At the effective time of the merger, each ONEOK Partners common unit issued and outstanding will be converted into the right to receive 0.985 of a share of ONEOK common stock, other than (i) ONEOK Partners common units that are owned immediately prior to the effective time of the merger by ONEOK Partners, which will be automatically cancelled and will cease to exist, and (ii) ONEOK Partners common units owned immediately prior to the effective time of the merger by ONEOK Partners GP, ONEOK or any subsidiaries of ONEOK (other than ONEOK Partners), which will remain outstanding, unaffected by the merger. General Partner Percentage Interests (as defined in the ONEOK Partners partnership agreement) and the Class B units will also remain outstanding, unaffected by the merger.

ONEOK will not issue any fractional shares in the merger. Instead, each holder of ONEOK Partners common units that are converted pursuant to the merger agreement who otherwise would have received a fraction of a ONEOK share will be entitled to receive, in lieu thereof, a cash payment (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the average trading prices of the ONEOK common stock over the five-day period prior to the closing date of the merger and (ii) the fraction of the ONEOK share that such holder would otherwise be entitled to receive pursuant to the merger agreement.

The effective time of the merger will occur at such time as ONEOK and ONEOK Partners cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by ONEOK and ONEOK Partners in writing and specified in the certificate of merger.

The closing of the merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as ONEOK and ONEOK Partners may agree.

Conditions to Completion of the Merger

ONEOK and ONEOK Partners may not complete the merger unless each of the following conditions is satisfied or waived:

•	ONEOK Partners has obtained ONEOK Partners unitholder approval;

•	ONEOK has obtained ONEOK shareholder approval;

•	no restraint is in effect enjoining, restraining, preventing or prohibiting the completion of the transactions contemplated by the merger agreement or making the completion of the transactions contemplated by the merger agreement illegal;

•	the registration statement of which this joint proxy statement/prospectus forms a part must have been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•	the ONEOK common stock deliverable to the ONEOK Partners common unitholders as contemplated by the merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance; and

•	ONEOK has received an opinion of counsel to the effect that the merger should not be treated as a transaction governed by Section 351(a) of the Code.

The obligations of ONEOK and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the merger agreement of ONEOK Partners and ONEOK Partners GP:

○	with respect to capitalization of ONEOK Partners, ONEOK Partners’ and ONEOK Partners GP’s authority to execute the merger agreement and complete the transactions contemplated by the merger agreement, and the applicable unitholder voting requirements for approval of the merger agreement and transactions contemplated thereby, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

○	with respect to all other representations and warranties, being true and correct at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, absence of certain changes or events, information supplied for inclusion in this joint proxy statement/prospectus, and for purposes of the definition of a ONEOK Partners material contract) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on ONEOK Partners;

•	ONEOK Partners and ONEOK Partners GP having performed in all material respects all obligations required to be performed by each of them under the merger agreement; and

•	the receipt by ONEOK of an officer’s certificate signed on behalf of ONEOK Partners and ONEOK Partners GP by an executive officer of ONEOK Partners GP certifying that the preceding conditions have been satisfied.

The obligation of ONEOK Partners to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the merger agreement of ONEOK:

○	with respect to capitalization, its authority to execute the merger agreement and complete the transactions contemplated by the merger agreement, and the applicable shareholder voting requirements for approval of the issuance of ONEOK common stock in connection with the merger, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

○	with respect to all other representations and warranties, being true and correct at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, absence of certain changes or events, information supplied for inclusion in this joint proxy statement/prospectus, and for purposes of the definition of an ONEOK material contract) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on ONEOK;

•	ONEOK and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the merger agreement; and

•	the receipt by ONEOK Partners of an officer’s certificate signed on behalf of ONEOK by an executive officer of ONEOK certifying that the preceding conditions have been satisfied.

For purposes of the merger agreement, the term “material adverse effect” means, when used with respect to a person, any change, condition, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that any adverse changes, conditions, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a material adverse effect: (i) changes, conditions, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by ONEOK, ONEOK Partners and ONEOK Partners GP that the execution, delivery and performance of the merger agreement and the completion of the merger and the other transactions contemplated by the merger agreement do not violate or conflict with such party’s organizational documents, applicable laws or certain contracts, and the satisfaction of the closing conditions set forth in the merger agreement (and described above under “—Conditions to Completion of the Merger”) with respect to such representations and warranties, the performance of the merger agreement; (iii) any change in the market price or trading volume of the limited partnership interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing does not preclude any other party to the merger agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

(iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or shareholder of such person or any of its subsidiaries (or in the case of ONEOK, ONEOK Partners) (on their own or on behalf of such person or any of its subsidiaries or in the case of ONEOK Partners, ONEOK Partners) arising out of or related to the merger agreement or the transactions contemplated by the merger agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, NGLs or other commodities; (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing does not preclude any other party to the merger agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); and (ix) with respect to ONEOK only, any effect to the extent resulting from a change, condition, effect, event or occurrence that has a material adverse effect on ONEOK Partners and its subsidiaries; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

For purposes of the merger agreement, except where expressly provided otherwise, ONEOK Partners, ONEOK Partners GP and their subsidiaries are not considered subsidiaries of ONEOK or affiliates of ONEOK or any of its subsidiaries.

Representations and Warranties

The merger agreement contains representations and warranties by ONEOK, on the one hand, and ONEOK Partners and ONEOK Partners GP, on the other hand. These representations and warranties have been made solely for the benefit of the other party to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures may not be reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by both ONEOK, on the one hand, and ONEOK Partners and ONEOK Partners GP, on the other hand relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•	due authorization of the merger agreement and the transactions contemplated by the merger agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	documents filed with the SEC, financial statements included in those documents since December 31, 2013;

•	no undisclosed liabilities or obligations since December 31, 2015;

•	maintenance of a system of internal controls;

•	absence of changes or events since December 31, 2015;

•	legal proceedings;

•	compliance with applicable laws and permits;

•	information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	taxes and other tax matters;

•	material contracts;

•	benefit plans;

•	environmental matters;

•	property;

•	intellectual property;

•	opinions of financial advisors;

•	brokers and other advisors;

•	insurance;

•	the Investment Company Act of 1940; and

•	no other representations and warranties.

Additional representations and warranties made only by ONEOK to ONEOK Partners relate to, among other things, ownership of ONEOK Partners common units.

Conduct of Business Prior to Closing

Under the merger agreement, each of ONEOK and ONEOK Partners has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the merger agreement until the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the merger, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed).

Subject to certain exceptions, unless ONEOK consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), ONEOK Partners GP and ONEOK Partners have agreed, and will cause their respective subsidiaries, to conduct its business in the ordinary course of business consistent with past practice.

Subject to certain exceptions, unless ONEOK Partners consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), ONEOK will not, and will not permit its subsidiaries to:

•	amend ONEOK’s or any of its subsidiaries’ organizational documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the merger or the other transactions contemplated by the merger agreement, or (b) adversely affect the terms of ONEOK’s shares in any material respect;

•	declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of ONEOK’s capital stock, other than regular quarterly cash dividends on the ONEOK common stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time of the merger; provided, however, that nothing contained in the merger agreement prohibits ONEOK from increasing the quarterly cash dividend on the ONEOK common stock;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of ONEOK’s capital stock or other equity interests;

•	solely with respect to ONEOK, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

•	waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in an ONEOK material adverse effect; or

•	agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the merger or the other transactions contemplated by the merger agreement.

No Solicitation by ONEOK of Alternative Proposals

The merger agreement contains detailed provisions prohibiting ONEOK from seeking any proposal for an acquisition of 25% or more ONEOK’s assets or equity that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the completion of the transactions contemplated by the merger agreement (an “alternative proposal”). Under these “no solicitation” covenants, ONEOK has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its representatives not to, directly or indirectly, except as permitted by the merger agreement:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal; or

•	enter into any acquisition agreement with respect to any alternative proposal (other than a confidentiality agreement containing customary provisions).

ONEOK has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the merger agreement with respect to an alternative proposal and immediately prohibit any access by any person to confidential information relating to a possible alternative proposal.

Following the date of the merger agreement but prior to obtaining the ONEOK shareholder approval, if ONEOK has received a written alternative proposal that the ONEOK board or the ONEOK special committee believes is bona fide and the ONEOK board or the ONEOK special committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and failure to take such action would be inconsistent with its duties under the applicable law, and such alternative proposal did not result from a material breach of the “no solicitation” covenants in the merger agreement, then the merger agreement permits ONEOK to furnish information with respect to ONEOK and its subsidiaries to the person making such alternative proposal and participate in discussions or negotiations regarding such alternative proposal; provided, however, that (i) ONEOK and its subsidiaries will not, and will use their reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless ONEOK has, or first enters into a confidentiality agreement with such person and ONEOK provides ONEOK Partners and ONEOK Partners GP any non-public information that was not previously provided or made available to ONEOK Partners and ONEOK Partners GP prior to or substantially concurrently with providing or making available such non-public information to such other person.

ONEOK Partners GP Recommendation and ONEOK Partners Adverse Recommendation Change

Under the merger agreement, ONEOK Partners, acting through the ONEOK Partners board or the ONEOK Partners conflicts committee, has agreed to recommend that ONEOK Partners unitholders vote in favor of the merger proposal (the “ONEOK Partners board recommendation”). Subject to the provisions described below, the merger agreement provides that the ONEOK Partners board and ONEOK Partners GP, including the ONEOK Partners board or the ONEOK Partners conflicts committee, directly or indirectly, will not:

•	withdraw, modify or qualify, propose publicly to withdraw, modify or qualify, in any manner adverse to ONEOK, the ONEOK Partners board recommendation; or

•	fail to include the ONEOK Partners board recommendation in this joint proxy statement/prospectus.

Each of the foregoing actions is referred to as an “ONEOK Partners adverse recommendation change.”

Notwithstanding these restrictions, before ONEOK Partners obtains its unitholder approval, the ONEOK Partners board or the ONEOK Partners conflicts committee may make a change in recommendation or terminate the merger agreement if in response to an intervening event and following consultation with outside legal counsel, the ONEOK Partners board or the ONEOK Partners conflicts committee determines that the failure to make a change in recommendation would be inconsistent with its fiduciary duties under applicable law.

The merger agreement further provides that the ONEOK Partners board or the ONEOK Partners conflicts committee may not make a change in recommendation or terminate the merger agreement unless: (i) ONEOK Partners has provided prior written notice to ONEOK specifying in reasonable detail the reasons for such action at least three calendar days in advance of its intention to take such action with respect to a change in recommendation; (ii) ONEOK Partners has negotiated with ONEOK in good faith to make such adjustments in the terms and conditions of the merger agreement; and (iii) the ONEOK Partners board or the ONEOK Partners conflicts committee again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of the merger agreement proposed by ONEOK, that the failure to effect a change in recommendation or to terminate the merger agreement with respect to such intervening event would be inconsistent with its fiduciary duties under applicable law.

An “intervening event” means a material event, fact or circumstance, development or occurrence that is not known or reasonably foreseeable to or by the ONEOK Partners board, the ONEOK Partners conflicts committee or the ONEOK board or ONEOK special committee, as the case may be, as of the date of the merger agreement, which event, fact, circumstance, development or occurrence becomes known to or by (x) the ONEOK Partners board or the ONEOK Partners conflicts committee, as the case may be, prior to the ONEOK Partners unitholder meeting or (y) the ONEOK board or ONEOK special committee, as the case may be, prior to the ONEOK shareholder meeting.

Notwithstanding the restrictions described above, the merger agreement does not prohibit ONEOK Partners from (i) taking and disclosing to its respective unitholders a position required by Rule 14e-2 under the Exchange Act or (ii) complying with Rule 14d-9 under the Exchange Act.

ONEOK Partners Unitholder Approval

ONEOK Partners has agreed to hold a special meeting of the ONEOK Partners unitholders as promptly as practicable for purposes of obtaining the ONEOK Partners unitholder approval. See “The ONEOK Partners Special Meeting.” This obligation is not affected by the withdrawal or modification by the ONEOK Partners board or the ONEOK Partners conflicts committee of its recommendation or any other action by the ONEOK Partners board or the ONEOK Partners conflicts committee, as the case may be, with respect to the merger agreement or the transactions contemplated by the merger agreement.

The merger agreement also requires ONEOK Partners, through the ONEOK Partners board and the ONEOK Partners conflicts committee, to recommend to the limited partners of ONEOK Partners approval of the merger agreement (subject to the ability of the ONEOK Partners board or the ONEOK Partners conflicts committee to change such recommendation as described herein) and use reasonable best efforts to obtain from the limited partners of ONEOK Partners the ONEOK Partners unitholder approval.

ONEOK Recommendation and ONEOK Adverse Recommendation Change

Under the merger agreement, ONEOK, through the ONEOK special committee, has agreed to recommend that ONEOK shareholders vote in favor of the stock issuance proposal (the “ONEOK board recommendation”). Subject to the provisions described below, the merger agreement provides that ONEOK, directly or indirectly, will not:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquires or any proposals that constitute the submission of an alternative proposal;

•	enter into an acquisition agreement with respect to an alternative proposal; or

•	(a) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to ONEOK Partners, the ONEOK special committee recommendation, (b) fail to include the ONEOK special committee recommendation in this joint proxy statement/prospectus, (c) authorize, approve, declare advisable, adopt or recommend or propose to publicly authorize, approve, declare advisable, adopt or recommend, any alternative proposal or (d) authorize ONEOK or any of its subsidiaries to enter into an alternative acquisition agreement or enter into an agreement, arrangement or understanding with respect to any alternative proposal.

Each of the foregoing actions is referred to as an “ONEOK adverse recommendation change.”

Notwithstanding these restrictions, after the date of the merger agreement and before ONEOK obtains its shareholders approval, if (i) ONEOK has received a written alternative proposal that the ONEOK board believes is bona fide, (ii) the ONEOK board, after consultation with its financial advisors and outside legal counsel, determines in good faith that (x) such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and (y) failure to take such action would be inconsistent with its duties under applicable law and (iii) such alternative proposal did not result from a breach of the merger agreement, then ONEOK may (A) furnish information, including confidential information, with respect to ONEOK and its subsidiaries to the person making such alternative proposal and (B) participate in discussions or negotiations regarding such alternative proposal; provided, however, that (x) ONEOK and its respective subsidiaries will not, and will use their reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless ONEOK has, or first enters into, a confidentiality agreement with such person and (y) ONEOK will provide to ONEOK Partners and ONEOK Partners GP non-public information with respect to ONEOK Partners and its subsidiaries that was not previously provided or made available to ONEOK Partners or ONEOK Partners GP prior to or substantially concurrently with providing or making available such non-public information to such other person.

Notwithstanding these restrictions, before ONEOK obtains its shareholder approval, the ONEOK board or ONEOK special committee, as the case may be, may make a change in recommendation or terminate the merger agreement if (a) in response to a superior proposal and following consultation with outside legal counsel, the ONEOK board of ONEOK special committee, as the case may be, determines that the failure to make a change in recommendation or terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law or (b) in response to an intervening event, the ONEOK board or ONEOK special committee, as the case may be, after consultation with its financial advisors and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under applicable law.

The merger agreement further provides that the ONEOK board or ONEOK special committee, as the case may be, may not make a change in recommendation or terminate the merger agreement unless: (i) ONEOK has provided prior written notice to ONEOK Partners specifying in reasonable detail the reasons for such action at least three calendar days in advance of its intention to take such action with respect to a change in recommendation; (ii) ONEOK has negotiated with ONEOK Partners and ONEOK Partners GP in good faith to make such adjustments in the terms and conditions of the merger agreement; and (iii) the ONEOK board or ONEOK special committee, as the case may be, again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of the merger agreement proposed by ONEOK Partners, that the alternative proposal continues to constitute a superior proposal or the failure to effect a change in recommendation would be inconsistent with its fiduciary duties under applicable law.

An “intervening event” means a material event, fact or circumstance, development or occurrence that is not known or reasonably foreseeable to or by the ONEOK Partners board, the ONEOK Partners conflicts committee or the ONEOK board or ONEOK special committee, as the case may be, as of the date of the merger agreement, which event, fact, circumstance, development or occurrence becomes known to or by (x) the ONEOK Partners board or the ONEOK Partners conflicts committee, as the case may be, prior to the ONEOK Partners unitholder meeting or (y) the ONEOK board or ONEOK special committee, as the case may be, prior to the ONEOK shareholder meeting.

A “superior proposal” means a bona fide written offer, received after the date of the merger agreement, to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of ONEOK or assets of ONEOK and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the ONEOK board or ONEOK special committee, as the case may be, determines in its good faith to be more favorable to the ONEOK shareholders from a financial point of view than the transactions contemplated by the merger agreement, taking into account any changes to the terms of the merger agreement that as of the time of determination have been committed to by ONEOK Partners in writing.

Notwithstanding the restrictions described above, the merger agreement does not prohibit ONEOK, the ONEOK board or the ONEOK special committee from (i) taking and disclosing to its respective shareholders a position required by Rule 14e-2 under the Exchange Act or (ii) complying with Rule 14d-9 under the Exchange Act.

ONEOK Shareholder Approval

ONEOK has agreed to hold a special meeting of the ONEOK shareholders as promptly as practicable for the purpose of obtaining the ONEOK shareholder approval. See “The ONEOK Special Meeting.” This obligation is not affected by (i) the commencement, public proposal, public disclosure or communication to ONEOK of any alternative proposal or (ii) the withdrawal or modification by the ONEOK special committee of its recommendation or any other action by the ONEOK board or ONEOK special committee, as the case may be, with respect to the merger agreement or the transactions contemplated by the merger agreement.

The merger agreement also requires ONEOK, through the ONEOK special committee, to recommend to the ONEOK shareholders’ approval of the ONEOK stock issuance (subject to the ability of the ONEOK special committee to change such recommendation as described herein) and use reasonable best efforts to obtain from the ONEOK shareholders the ONEOK shareholder approval.

Reasonable Best Efforts to Obtain Required Approvals

ONEOK Partners and ONEOK have agreed to, as soon as reasonably practicable after the date of the merger agreement, establish a record date for and, as soon as reasonably practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, duly call, give notice of, convene and hold a meeting of its unitholders and shareholders, respectively, to consider the merger-related proposals. Unless a change in recommendation occurs in compliance with the terms of the merger agreement, the ONEOK special committee, the ONEOK Partners conflicts committee and the ONEOK Partners board will recommend approval of the transaction and use their reasonable best efforts to solicit and obtain adoption.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of ONEOK, ONEOK Partners and ONEOK Partners GP are required to cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as practicable (and in any event no later than the September 30, 2017), including, for the avoidance of doubt, in the case of ONEOK until the closing or the termination of merger agreement, retaining ownership and voting control over, and voting or causing to be voted, all common units and Class B units beneficially owned by ONEOK and its affiliates as of the date of the merger agreement or acquired thereafter in favor of the merger at the ONEOK Partners unitholder meeting (unless there is a ONEOK Partners adverse recommendation change, in which case ONEOK shall be free to vote such common units and Class B units in its sole discretion) and to complete and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), (ii) obtain promptly (and in any event no later than the September 30, 2017) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the transactions contemplated by the merger agreement and (iii) defend any proceedings challenging the merger agreement or the completion of the transactions contemplated by the merger agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to complete the transactions contemplated by the merger agreement.

Furthermore, each party must use its reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a governmental authority in connection with the merger and in connection with any investigation or other inquiry relating to the merger and (ii) promptly inform the other party of, and supply to the other party, any communication received from the Federal Trade Commission, the Antitrust Division, or any other governmental authority and any material communication received or given in connection with any proceeding by a private party, in each case regarding the merger.

ONEOK Partners Conflicts Committee

ONEOK has agreed, until the effective time of the merger or the termination of the merger agreement, not to, without the consent of holders of a majority of the then existing ONEOK Partners conflicts committee, take any action (or allow its subsidiaries to take any action) intended to cause ONEOK Partners GP to eliminate the ONEOK Partners conflicts committee, revoke or diminish the authority of the ONEOK Partners conflicts committee or remove or cause the removal of any director of the ONEOK Partners board that is a member of the ONEOK Partners conflicts committee either as a director or member of such committee.

Financing Covenant

ONEOK Partners has agreed to, and to cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide all customary cooperation as reasonably requested by ONEOK to assist ONEOK in the arrangement of any bank debt financing or any capital markets debt or equity financing, any repayment or refinancing of debt contemplated in connection with the merger and the other transactions contemplated by the merger agreement and any other amounts required to be paid in connection with the transactions contemplated by the merger agreement or the completion of the merger.

Access to Information; Confidentiality

Until completion of the merger, each of ONEOK and ONEOK Partners have agreed to afford the other party and its representatives reasonable access, during normal business hours and on certain conditions, to all of its and its subsidiaries’ respective properties, books, contracts, commitments, personnel and records. Also, each of ONEOK and ONEOK Partners have agreed to keep confidential any nonpublic information in accordance with the terms of the confidentiality agreement.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, ONEOK and ONEOK Partners (as the surviving entity of the merger) jointly and severally agree to indemnify and hold harmless against any reasonable cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to, any person who is now, or has been or becomes at any time prior to the effective time of the merger, an officer, director or employee of ONEOK Partners or any of its subsidiaries or ONEOK Partners GP, to the fullest extent permitted under applicable law.

In addition, ONEOK and ONEOK Partners (as the surviving entity of the merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of ONEOK Partners and ONEOK Partners GP immediately prior to the effective time of the merger and ensure that the organizational documents of ONEOK Partners and ONEOK Partners GP or any of their respective successors or assigns, if applicable, will, for a period of six years following the effective time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of ONEOK Partners and ONEOK Partners GP than are presently set forth in such organizational documents. In addition, ONEOK will maintain in effect for six years from the effective time of the merger ONEOK’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time of the merger with respect to such indemnified persons, provided that in no event will ONEOK be required to expend more than an amount per year equal to 300% of current annual premiums paid by ONEOK for such insurance.

Certain Tax Matters

For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties agree to treat the merger (a) with respect to the holders of ONEOK Partners common units (other than common units held by ONEOK and its subsidiaries immediately prior to the closing), as a taxable sale of such common units to ONEOK and (b) with respect to ONEOK, as a purchase of the common units from such holders of ONEOK Partners common units. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.

Withholding

ONEOK, Merger Sub, the surviving entity and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated as having been paid to the former holder of ONEOK Partners common units in respect of whom such withholding was made. If withholding is taken in ONEOK common stock, ONEOK and the exchange agent will be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Adjustments to Prevent Dilution

The merger consideration will be appropriately adjusted to reflect fully the effect of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction with respect to the number of outstanding ONEOK Partners common units or ONEOK common stock prior to the effective time of the merger to provide the ONEOK Partners common unitholders the same economic effect as contemplated by the merger agreement prior to such event.

Dividends and Distributions

No dividends or other distributions with respect to ONEOK common stock issued in the merger will be paid to the holder of any unsurrendered certificates or book-entry units until such certificates or book-entry units are surrendered. Following such surrender, subject to the effect of escheat, tax or other applicable law, there will be paid, without interest, to the record holder of the ONEOK common stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such ONEOK common stock with a record date after the effective time of the merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such ONEOK common stock with a record date after the effective time of the merger but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of ONEOK common stock, all ONEOK common stock to be issued pursuant to the merger will be entitled to dividends as if issued and outstanding as of the effective time of the merger.

In addition, each of ONEOK and ONEOK Partners will coordinate with the other regarding the declaration of any dividends or distributions in respect of ONEOK common stock and ONEOK Partners common units and the record and payment dates relating thereto, it being the intention that ONEOK Partners common unitholders not receive, for any quarter, distributions both in respect of ONEOK Partners common units and also dividends in respect of ONEOK common stock that they receive in exchange for such ONEOK Partners common units in the merger. ONEOK management intends to recommend to the ONEOK board an increase to the quarterly dividend on the ONEOK common stock of approximately 21% to $0.745 per share (an annualized dividend of $2.98 per share) for the first dividend declaration date immediately following the completion of the merger.

Section 16 Matters

Prior to the completion of the merger, ONEOK and ONEOK Partners have agreed to take all steps as may be required to cause any dispositions of common units of ONEOK Partners resulting from the merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ONEOK Partners, or will become subject to such reporting requirements with respect to the surviving company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Other Covenants and Agreements

The merger agreement also contains covenants relating to cooperation in the preparation of this joint proxy statement/prospectus and additional agreements relating to, among other things, access to information, applicability of takeover statutes and public announcements.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the closing of the merger:

•	by the mutual written consent of ONEOK Partners and ONEOK duly authorized by the ONEOK board of directors or the ONEOK special committee, as the case may be, and the ONEOK Partners conflicts committee; or

•	by either of ONEOK Partners or ONEOK:

○	if the closing does not occur on or before September 30, 2017; provided that this termination right will not be available to a party whose failure to perform and comply in all material respects with its covenants and agreements is the cause of the failure of the closing;

○	if any restraint by a government authority is in effect and has become final and nonappealable; provided, however, that the right to terminate the merger agreement is not available to ONEOK Partners or ONEOK if such restraint was due to the failure of, in the case of ONEOK Partners, ONEOK Partners or ONEOK Partners GP and, in the case of ONEOK, ONEOK or Merger Sub, to perform any of its obligations under the merger agreement;

○	if the ONEOK Partners unitholder meeting has occurred and the ONEOK Partners unitholder approval has not been obtained; or

○	if the ONEOK shareholder meeting has occurred and the ONEOK shareholder approval has not been obtained.

•	by ONEOK:

○	if the ONEOK Partners board or the ONEOK Partners conflicts committee makes a change in recommendation;

○	if ONEOK Partners or ONEOK Partners GP has breached or failed to perform any of its covenants or agreements in the merger agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days; or

○	if ONEOK is terminating the merger agreement to enter into a definitive agreement relating to a superior proposal in accordance with the terms of the merger agreement.

•	by ONEOK Partners:

○	if the ONEOK board or the ONEOK special committee makes a change in recommendation;

○	if ONEOK has breached or failed to perform any of its covenants or agreements in the merger agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days; or

○	if ONEOK Partners is terminating the merger agreement in response to an intervening event in accordance with the terms of the merger agreement.

Effect of Termination; Termination Fees

If the merger agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to either party. However, termination will not relieve either party of any liability for fraud or any willful breach of any covenant or agreement contained in the merger agreement prior to termination. In the event of fraud or a willful breach, the aggrieved party is entitled to all rights and remedies available at law or in equity.

The merger agreement contains various amounts payable under the circumstances described below:

•	if the merger agreement is terminated by ONEOK Partners or ONEOK due to the failure of the closing of the merger to occur prior to September 30, 2017, then ONEOK shall reimburse ONEOK Partners for its reasonable expenses (up to $10,000,000);

•	if the merger agreement is terminated by ONEOK Partners or ONEOK due to the failure to obtain the required ONEOK Partners unitholder approval and there has not been a ONEOK Partners adverse recommendation change, then ONEOK shall reimburse ONEOK Partners for its reasonable expenses (up to $10,000,000);

•	if the merger agreement is terminated by ONEOK Partners or ONEOK due to the failure to obtain the required ONEOK shareholder approval and there has not been a ONEOK adverse recommendation change, then ONEOK shall reimburse ONEOK Partners for its reasonable expenses (up to $20,000,000);

•	if the merger agreement is terminated by ONEOK Partners due to a material breach by ONEOK of any of its covenants, representations or warranties, then ONEOK shall cause ONEOK Partners GP to execute an amendment to the ONEOK Partners partnership agreement to reduce the aggregate incentive distributions payable to ONEOK by $100,000,000;

•	if an alternative proposal is publicly made prior to the ONEOK shareholders meeting and the merger agreement is terminated by ONEOK Partners or ONEOK due to the failure to obtain the required ONEOK shareholder approval, and, within twelve months of termination, ONEOK (or any of its subsidiaries) enters into a definitive agreement with respect to an alternative proposal or consummates an alternative proposal, then ONEOK shall cause ONEOK Partners GP to execute an amendment to the ONEOK Partners partnership agreement to reduce the aggregate incentive distributions payable to ONEOK by $300,000,000;

•	if the merger agreement is terminated by ONEOK to enter into a definitive agreement relating to a superior proposal, then ONEOK shall cause ONEOK Partners GP to execute an amendment to the ONEOK Partners partnership agreement to reduce the aggregate incentive distributions payable to ONEOK by $300,000,000;

•	if the merger agreement is terminated by ONEOK Partners due to a ONEOK change of recommendation, then ONEOK shall cause ONEOK Partners GP to execute an amendment to the ONEOK Partners partnership agreement to reduce the aggregate incentive distributions payable to ONEOK by $300,000,000;

•	if the merger agreement is terminated by ONEOK due to a ONEOK Partners change of recommendation, then ONEOK Partners shall pay $50,000,000 to ONEOK; provided, however, that if the intervening event, in response to which the ONEOK Partners conflicts committee has changed its recommendation, is a material event, fact or circumstance, development or occurrence that is the direct and reasonably foreseeable result of a deliberate act by ONEOK (or its affiliates), then ONEOK Partners shall only reimburse ONEOK for its reasonable expenses (up to $10,000,000);

•	if the merger agreement is terminated by ONEOK due to a material breach by ONEOK Partners of any of its covenants, representations or warranties, then ONEOK Partners shall reimburse ONEOK for its reasonable expenses (up to $10,000,000); or

•	if the merger agreement is terminated by ONEOK Partners as a result of an intervening event, then ONEOK Partners shall pay ONEOK an amount equal to $300,000,000; provided, however, that if the intervening event, in response to which the ONEOK Partners conflicts committee has elected to terminate the merger agreement, is a material event, fact or circumstance, development or occurrence that is the direct and reasonably foreseeable result of a deliberate act by ONEOK (or its affiliates), then ONEOK Partners shall only reimburse ONEOK for its reasonable expenses (up to $10,000,000).

Amendment and Supplement; Waiver

At any time prior to the effective time of the merger, the merger agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the ONEOK board or ONEOK special committee, as the case may be, and the ONEOK Partners board; provided, however, that the ONEOK Partners board may not take or authorize any such action unless it has first referred such action to the ONEOK Partners conflicts committee for its consideration, and permitted the ONEOK Partners conflicts committee not less than two business days to make a recommendation to the ONEOK Partners board (for the avoidance of doubt, the ONEOK Partners board will in no way be obligated to follow the recommendation of the ONEOK Partners conflicts committee and the ONEOK Partners board shall be permitted to take action following the expiration of such two business day period); provided, further, that following receipt of the ONEOK Partners unitholder approval or the ONEOK shareholder approval, there will be no amendment or change to the provisions of the merger agreement which by applicable law or stock exchange rule would require further approval by the ONEOK Partners limited partners or ONEOK shareholders, as applicable, without such approval

At any time prior to the effective time of the merger, any party may, subject to applicable law, (a) waive any inaccuracies in the representations and warranties of any other party, (b) extend the time for the performance of any of the obligations or acts of any other party, (c) waive compliance by the other party with any of the agreements contained in the merger agreement or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under the merger agreement; provided, however, that, prior to the ONEOK Partners unitholder approval, the ONEOK Partners board may not take or authorize any such action unless it has first referred such action to the ONEOK Partners conflicts committee for its consideration, and permitted the ONEOK Partners conflicts committee not less than two business days to make a recommendation to the ONEOK Partners board with respect thereto (for the avoidance of doubt, the ONEOK Partners board will in no way be obligated to follow the recommendation of the ONEOK Partners conflicts committee and the ONEOK Partners board will be permitted to take action following the expiration of such two business day period) and, following the ONEOK Partners unitholder approval, the ONEOK Partners board may not take or authorize any such action without the prior written consent of the ONEOK Partners conflicts committee. Notwithstanding the foregoing, no failure or delay by ONEOK Partners, ONEOK Partners GP, ONEOK or Merger Sub in exercising any right under the merger agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right under the merger agreement.

Assignment

The merger agreement and any interests, rights or obligations under the merger agreement are not assignable, by operation of law or otherwise, by either party without the prior written consent of the other party.

Specific Performance

The parties to the merger agreement have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) either party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party has further agreed that no party is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Governing Law

The merger agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware.

COMPARISON OF RIGHTS OF ONEOK SHAREHOLDERS AND ONEOK PARTNERS COMMON UNITHOLDERS

ONEOK is a corporation and ONEOK Partners is a limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of ONEOK shareholders are governed by the ONEOK certificate of incorporation and ONEOK’s amended and restated bylaws (the “ONEOK bylaws”) and the Oklahoma General Corporation Act (“OGCA”). The rights of ONEOK Partners common unitholders are governed by the ONEOK Partners partnership agreement and the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”). If the merger is completed, the rights of former ONEOK Partners common unitholders as ONEOK Partners shareholders will be governed by the ONEOK certificate of incorporation and ONEOK bylaws and the OGCA. There are many differences between the rights of ONEOK Partners common unitholders and the rights of ONEOK shareholders. Some of these, such as distribution/dividend and voting rights, are significant. The following description summarizes the material differences that may affect the rights of ONEOK shareholders and ONEOK Partners common unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. ONEOK Partners common unitholders should read carefully the relevant provisions of the ONEOK certificate of incorporation and ONEOK bylaws and the ONEOK Partners partnership agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

	ONEOK	ONEOK Partners
Purpose and Terms of Existence	ONEOK’s stated purpose is to engage in any lawful act or activity for which corporations may be organized under the OGCA. ONEOK is to have perpetual existence.

Under the ONEOK Partners partnership agreement, the purpose and nature of the business to be conducted is:

•    to own the membership interests of ONEOK ILP GP, L.L.C. (“OILP GP”), a Delaware limited liability company and the sole general partner of ONEOK Partners Intermediate Limited Partnership, a Delaware limited partnership (“ONEOK ILP”), and, in connection therewith, to exercise all of the rights and powers conferred upon OILP GP as the general partner of ONEOK ILP and to serve as a limited partner in ONEOK ILP and, in connection therewith, to exercise all of the rights and powers conferred upon ONEOK Partners as a limited partner in ONEOK ILP pursuant to ONEOK ILP’s partnership agreement (the “ONEOK ILP partnership agreement”);

•    to engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage, directly or indirectly, in, any business activities that relate or pertain to the business of gathering, transporting by pipeline, railcar, marine vessel or other form of transportation, processing or storing natural gas (either in gaseous or liquid form), crude oil, refined petroleum products, liquefied petroleum gases, coal slurry or similar activities, that is approved by ONEOK Partners GP, and in any event to conduct, directly or indirectly, any business activities that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act and, in connection therewith, to exercise all of the rights and powers conferred upon ONEOK Partners pursuant to the agreements relating to such business activity;

•    to engage directly in, or to enter or form into any corporation, partnership, joint venture, limited liability company or other arrangement to engage in, any business activity that is approved by ONEOK Partners GP and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act and, in connection therewith, to exercise all of the rights and powers conferred upon ONEOK Partners pursuant to the agreements relating to such business activity; and

•    to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to ONEOK ILP, including, without limitation, those contributions or loans that may be required in connection with any business activity that may be made available to ONEOK ILP in connection with its involvement in the activities referred to in the previous two bullet points.

ONEOK Partners GP has no obligation or duty to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by ONEOK Partners of any business.

ONEOK Partners will continue in existence until the close of ONEOK Partners business on December 31, 2083, or until the earlier dissolution of ONEOK Partners in accordance with the provisions of the ONEOK Partners partnership agreement.

Authorized Capital	ONEOK’s authorized capital consists of: • 600,000,000 shares of common stock, $0.01 par value per share (subject to increase to 1,200,000,000 shares of

The authorized equity interests of ONEOK Partners consist of common units, Class B units, and the General Partner Percentage Interest (which includes the IDRs).

As of the record date, there were 212,837,980 common units outstanding representing limited common stock if the ONEOK charter amendment proposal is approved and the merger is completed); and

•    100,000,000 shares of preferred stock, $0.01 par value per share

As of the record date, there were 210,976,600 shares of ONEOK common stock outstanding and 20,000 shares of preferred stock outstanding.

partnership interests in ONEOK Partners and Class B units outstanding. As of the record date, the General Partner Percentage Interest was outstanding.

The ONEOK Partners partnership agreement authorizes ONEOK Partners to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons, for such consideration and on such terms and conditions as ONEOK Partners GP determines, all without unitholder approval.

It is possible that ONEOK Partners will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units ONEOK Partners issue will be entitled to share equally with the then-existing holders of common units in ONEOK Partners distributions of available cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of the then-existing holders of common units in ONEOK Partners’ net assets and (ii) the voting rights of the then-existing holders of common units under the ONEOK Partners partnership agreement.

In accordance with Delaware law and the provisions of the ONEOK Partners partnership agreement, ONEOK Partners may also issue additional partnership securities that have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, ONEOK Partners GP will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in ONEOK Partners; provided, however, that the capital contributions required of ONEOK Partners GP will be offset to the extent contributions received by ONEOK Partners in exchange for the issuance of additional partnership securities are used by ONEOK Partners concurrently with such contributions to redeem or repurchase from any person outstanding partnership securities of the same class as the partnership securities that were issued. Moreover, ONEOK Partners GP will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, ONEOK Partners issues those securities to persons other than ONEOK Partners GP and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance.

The holders of ONEOK Partners common units do not have preemptive rights to acquire additional common units or other partnership securities.

Dividends/Distributions

ONEOK currently pays its shareholders dividends based on various factors, some of which are beyond ONEOK’s control, including the amount of distributions it receives from ONEOK Partners, its working capital needs, its ability to access capital markets for debt and equity financing on reasonable terms, the restrictions contained in ONEOK’s indentures and credit facility, its debt service requirements, credit metrics and the cost of acquisitions, if any.

ONEOK receives distributions from ONEOK Partners through its general partner and limited partner interests.

Quarterly Distributions of Available Cash.

Subject to the rights of the Class B unitholders contained in the ONEOK Partners partnership agreement, which ONEOK (as the sole holder of Class B units) has temporarily waived as described in greater detail below, ONEOK Partners will make distributions of available cash constituting cash from operations for any quarter in the following manner:

•    first, 98% to all common unitholders, pro rata, and 2% to the general partner, until ONEOK Partners distributes for each outstanding common unit an amount equal to $0.275 per unit (the “minimum quarterly distribution”) for that quarter;

•    second, 98% to all common unitholders, pro rata, and 2% to the general partner, until ONEOK Partners distributes for each outstanding common unit an amount equal to any cumulative unpaid arrearages in payment of the minimum quarterly distribution on the common units for that quarter; and

•    thereafter, in the manner described in “—Incentive Distributions” below.

Incentive Distributions.

If for any quarter:

•    ONEOK Partners has distributed available cash constituting cash from operations to the common unitholders in an amount equal to the minimum quarterly distribution; and

•    ONEOK Partners has distributed available cash constituting cash from operations on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, ONEOK Partners will distribute any additional available cash constituting cash from operations for that quarter among the unitholders and the general partner in the following manner:

•    first, 98% to all unitholders, pro rata, and 2% to the general partner, until ONEOK Partners distributes for each outstanding unit (as defined in the ONEOK Partners partnership agreement) an amount equal to the excess of $0.3025 per unit (the “first target distribution”) over the minimum quarterly distribution;

•    second, 85% to all unitholders, pro rata, and 15% to the general partner, until ONEOK Partners distributes for each outstanding unit an amount equal to the excess of $0.3575 per unit (the “second target distribution”) over the first target distribution;

•    third, 75% to all unitholders, pro rata, and 25% to the general partner, until ONEOK Partners distributes for each outstanding unit an amount equal to the excess of $0.4675 per unit (the “third target distribution”) over the second target distribution; and

•    thereafter, 50% to all unitholders, pro rata, in the proportion that the total number of units held by such limited partner bears to the total number of units outstanding as of the last day of the quarter, and 50% to the general partner.

In each case, the amount of each target distribution set forth above is exclusive of any distributions to the common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

Class B limited partner units are entitled to receive increased quarterly distributions equal to 110 percent of the distributions paid with respect to ONEOK Partners common units. However, on June 21, 2007, ONEOK, as the sole holder of ONEOK Partners Class B limited partner units, waived its right to receive the increased quarterly distributions on the Class B units for the period commencing April 7, 2007, and extending through December 31, 2007, and continuing thereafter until ONEOK gives ONEOK Partners no less than 90 days’ advance notice that it has withdrawn its waiver. Any such withdrawal of the waiver will be effective with respect to any distribution on the Class B units declared or paid on or after the 90 days following delivery of the notice.

In addition, if ONEOK Partners common unitholders vote at any time to remove any affiliate of ONEOK as ONEOK Partners’ general partner, quarterly distributions payable on the Class B limited partner units would increase to 123.5% of the distributions payable with respect to the common units, and distributions payable upon liquidation of the Class B limited partner units would increase to 123.5% of the distributions payable with respect to the common unit.

Available cash generally means, for each calendar quarter ending prior to liquidation, all cash on hand at the end of the quarter:

•    less the amount of cash reserves established by ONEOK Partners GP to:

○       provide for the proper conduct of ONEOK Partners’ business (including reserves for future capital expenditures, for ONEOK Partners’ anticipated future credit needs and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate or other proceedings);

○       comply with applicable law, any of ONEOK Partners’ loan agreements, security agreements, mortgages, debt instruments or other agreements or obligations; or

○      provide funds for distribution to ONEOK Partners’ unitholders and to ONEOK Partners GP for any one or more of the next four calendar quarters;

•    plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter for which the determination is being made. Working capital borrowings are generally borrowings that will be used solely for working capital purposes or to pay distributions to partners made pursuant to a revolving or other credit facility, commercial paper facility or other financing transaction; and

•    plus all cash on hand on the date of determination of available cash for the quarter resulting from distributions of cash (to the extent the distributions are attributable to transactions and operations during the quarter in respect of which the distribution is being made) received by ONEOK Partners from ONEOK ILP or any of ONEOK Partners’ other subsidiaries after the end of the quarter for which the determination is being made but on or before the date on which ONEOK Partners makes the distribution of available cash.

Business Combinations

Under the OGCA, the completion of a merger or consolidation requires the approval of the board of directors of a corporation that is a constituent corporation in the merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such constituent corporation is the surviving corporation and:

•    such corporation’s certificate of incorporation is not amended;

•    each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

•    either no shares of common stock of the surviving corporation and no shares,

A merger or consolidation of ONEOK Partners requires the prior consent of the general partner. However, to the fullest extent permitted by law, the general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to ONEOK Partners or the limited partners, including any duty to act in good faith.

In addition, the ONEOK Partners partnership agreement generally prohibits the general partner without the prior approval of a unit majority from causing ONEOK Partners to, among other things, sell, exchange or otherwise dispose of all or substantially all of the assets of ONEOK Partners and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on ONEOK Partners’ behalf the sale, exchange or other disposition of all or substantially all of the assets of ONEOK ILP. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of ONEOK Partners and its subsidiaries. The general partner may also sell all or substantially all of the assets of ONEOK Partners and its subsidiaries under a foreclosure or other realization upon those encumbrances without that approval.

The unitholders are not entitled to dissenters’ rights of appraisal under the ONEOK Partners partnership securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under the plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

In the case of the merger, although shares of ONEOK common stock are being issued in the merger, ONEOK is not one of the constituent corporations in the merger. Therefore, the only shareholder votes necessary are to approve the ONEOK stock issuance, as required by NYSE rules.

ONEOK is subject to the provisions of Section 1090.3 of the OGCA. In general, Section 1090.3 prohibits a publicly held Oklahoma corporation from engaging in a “business combination” with any “interested shareholder” for a three-year period following the time that such person becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset sale or other transaction with the interested shareholder. An “interested shareholder” is a person who owns (or who is an affiliate or associate of the corporation and was, at any time within three-year period immediately prior to the agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of ONEOK Partners’ assets or any other similar transaction or event.

determination of interested shareholder status, the owner of) 15% or more of the corporation’s voting stock. See “Description of ONEOK Capital Stock—Anti-Takeover Effects of Provisions of ONEOK’s Amended and Restated Certificate of Incorporation, ONEOK’s Amended and Restated Bylaws and Oklahoma Law—Oklahoma Anti-takeover Law.”

ONEOK’s organizational documents contain additional approval requirements for certain business combinations with or upon a proposal by a related person. See “Description of ONEOK Capital Stock—Anti-Takeover Effects of Provisions of ONEOK’s Amended and Restated Certificate of Incorporation, ONEOK’s Amended and Restated Bylaws and Oklahoma Law—Certificate of Incorporation and Bylaws.”

Management by Board of Directors/General Partner

In accordance with the OGCA, ONEOK’s business and affairs are managed by the ONEOK board.

The ONEOK certificate of incorporation and ONEOK bylaws provide that the number of directors will be not less than nine (9) nor more than twenty-one (21) and will be fixed by the board of directors. As of the date of this joint proxy statement/prospectus, the ONEOK board has eleven (11) directors.

The general partner conducts, directs and manages all activities of ONEOK Partners. Except as otherwise expressly provided in the ONEOK Partners partnership agreement, all management powers over the business and affairs of ONEOK Partners are exclusively vested in the general partner, and no limited partner or unitholder (other than the general partner) has any management power over the business and affairs of ONEOK Partners. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the general partner under any other provision of the ONEOK Partners partnership agreement, the general partner, subject to restrictions on the general partner’s authority, will have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of ONEOK Partners, to exercise all powers and effect all purposes set forth under the ONEOK Partners partnership agreement.

Restrictions on the General Partner’s Authority.

Except as otherwise provided in the ONEOK Partners partnership agreement, the general partner may not, among other things, sell, exchange or otherwise dispose of all or substantially all of the assets of the partnership group (as defined in the ONEOK Partners partnership agreement), taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of ONEOK Partners’ subsidiaries) without the approval of a majority of the outstanding units; provided, however, that such restriction does not preclude or limit the general partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the partnership group and does not apply to any forced sale of any or all of the assets of the partnership group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of at least two-thirds of the outstanding units, the general partner may not, on behalf of ONEOK Partners, consent to any amendment to the ONEOK ILP partnership agreement or take any action permitted to be taken by a partner of ONEOK ILP, in either case, that would have a material adverse effect on ONEOK Partners as a partner of ONEOK ILP, or, except as otherwise permitted, elect or cause ONEOK Partners to elect a successor general partner of ONEOK ILP. Unless approved by the affirmative vote of at least two-thirds of each class of outstanding units, the general partner may not take any action or refuse to take any reasonable action which would cause ONEOK Partners or its subsidiaries to be treated as an association taxable as a corporation or otherwise be taxed as an entity for federal income tax purposes.

Nominations and Election of Directors/General Partner	Directors are elected by affirmative vote of a majority of the votes cast with respect to that director’s election by the shareholders present in person or by proxy at the meeting and entitled to vote for the election of directors, provided that a quorum is present and, provided further, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the secretary of ONEOK receives a notice that a shareholder has nominated a person for election to the board in	ONEOK Partners common unitholders have no right to elect the general partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of the general partner.

compliance with the advance notice requirements for shareholder nominees and (ii) such nomination has not been withdrawn.

At a meeting of the ONEOK shareholders, only such nominations for the election of directors and such other matters may be considered as have been properly brought before the meeting. To be properly brought before an annual meeting, a matter must be: (1) pursuant to ONEOK’s notice of meeting, (2) by or at the discretion of the ONEOK board, or (3) by a shareholder who is a shareholder of record at the time such notice of meeting is given, who is entitled to vote at the meeting and who complies with the procedures described under “—Shareholder Proposals and Director Nominations.” To be properly brought before an annual meeting, nominations must be: (1) by or at the direction of the ONEOK board or a committee thereof, or (2) by a shareholder who is a shareholder of record at the time such notice of meeting is given, who is entitled to vote at the meeting and who complies with the procedures described under “—Shareholder Proposals and Director Nominations.”

In addition, the ONEOK bylaws permit a shareholder, or a group of up to twenty (20) shareholders, owning 3% or more of ONEOK’s common stock continuously for a period of at least three (3) years, to nominate for election to the ONEOK board and have such director nominations included in ONEOK’s proxy materials, a number of directors equal to the greater of (i) two (2) individuals or (ii) 20% of the ONEOK board, provided that the shareholder(s) and the nominee(s) satisfy certain requirements specified therein. See also “—Shareholder Proposals and Director Nominations.”

Each director chosen will hold office until the next annual meeting of the shareholders and will serve until his term expires or until the director’s prior resignation, death, disqualification or removal from office.

Removal of Directors; Withdrawal or Removal of General Partner	The ONEOK bylaws provide that any director or the entire ONEOK board may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote for the election of directors.

ONEOK Partners GP may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ notice to ONEOK Partners unitholders, and that withdrawal will not constitute a breach of the ONEOK Partners partnership agreement. In addition, the ONEOK Partners partnership agreement permits ONEOK Partners GP in some instances to sell or otherwise transfer all of its general partner interest in ONEOK Partners without the approval of the unitholders.

If ONEOK Partners GP gives a notice of withdrawal, the holders of a majority of the outstanding units, may, prior to the effective date of such withdrawal, elect a successor general partner. The person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other members of the partnership group of which ONEOK Partners GP is a general partner or a managing member. If, prior to the effective date of ONEOK Partners GP’s withdrawal, a successor is not selected by unitholders or ONEOK Partners does not receive a withdrawal opinion of counsel regarding limited liability and tax matters, the partnership will be dissolved in accordance with the ONEOK Partners partnership agreement.

ONEOK Partners GP may be removed if such removal is approved by unitholders holding at least 66 2/3% of the outstanding units (excluding units held by ONEOK Partners GP and its affiliates). The right of the holders of outstanding units to remove the general partner may not be exercised unless ONEOK Partners has received a withdrawal opinion of counsel regarding limited liability and tax matters. The ownership of more than 33 1/3% of ONEOK Partners outstanding units by the general partner and its affiliates would give it the practical ability to prevent its removal.

ONEOK Partners will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for the benefit of ONEOK Partners or its subsidiaries.

Filling Vacancies on the Board; Replacing the General Partner	Subject to the terms of any one or more classes or series of preferred stock, any vacancy on the ONEOK board resulting from any increase in the authorized number of directors or from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director, or by the shareholders at their next annual meeting, or at any special meeting of shareholders called for that purpose.	See “—Removal of Directors; Withdrawal or Removal of General Partner.”

Transfer of General Partner Interest and IDRs	Not applicable.	The general partner may transfer all or any of its general partner interest without unitholder approval. As a condition to such transfer, (i) the transferee must agree to assume the rights and duties of the general partner under the ONEOK Partners partnership agreement and to be bound by the provisions of the ONEOK Partners partnership agreement, (ii) ONEOK Partners must receive an opinion of counsel that such transfer would not result in the loss of limited liability of any unitholder or cause ONEOK Partners to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee must also agree to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the general partner as the general partner or managing member, if any, of ONEOK Partners and its subsidiaries.

Change of Management Provisions	See “Description of ONEOK Capital Stock—Anti-Takeover Effects of Provisions of ONEOK’s	The ONEOK Partners partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to

	Amended and Restated Certificate of Incorporation, ONEOK’s Amended and Restated Bylaws and Oklahoma Law—Oklahoma Anti-takeover Law.”	remove ONEOK Partners GP as the general partner or otherwise change management. If at any time any person or group (other than the general partner or its affiliates) beneficially owns 20% or more of ONEOK Partners common units, such common units so owned shall not be voted on any matter and shall not be considered to be outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the ONEOK Partners partnership agreement.

Limited Call Rights	None.

If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, exercisable at its option, to purchase all, but not less than all, of such limited partner interests. The purchase price in the event of this purchase is the greater of:

•    the current market price as of the date three days before the date on which the general partner first mails notice of its election to purchase those limited partner interests; and

•    the highest price paid by either of the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the notice is mailed.

Preemptive Rights	None.	The holders of ONEOK Partners common units do not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of Governing Documents

Under the OGCA, a majority of the outstanding stock entitled to vote thereon is generally required to amend the ONEOK certificate of incorporation. As specified therein, certain provisions in the ONEOK certificate of incorporation require the affirmative vote of (i) the holders of at least 66 2/3% of the voting power of all outstanding equity securities or (ii) the holders of at least 80% of the voting power of all outstanding voting shares to amend, repeal, or adopt any provision inconsistent therewith.

The ONEOK bylaws may be rescinded, altered, amended, or repealed and new bylaws may be

General

Amendments to the ONEOK Partners partnership agreement may be proposed only by or with the consent of the general partner. The general partner has no duty or obligation to propose any amendment to the ONEOK Partners partnership agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to ONEOK Partners, any unitholder or assignee and, in declining to propose an amendment, is not required to act in good faith or pursuant to any other standard imposed by the ONEOK Partners partnership agreement, any governing agreement of ONEOK Partners or its subsidiaries, any other agreement contemplated under the ONEOK Partners partnership agreement or under the Delaware LP Act or any other law, rule or regulation. A proposed amendment will be effective upon its approval by ONEOK Partners GP made (i) by the ONEOK board, by vote of a majority of the number of directors then in office, acting at any meeting of the board, or (ii) by the vote of the holders of not less than 80% of the total voting power of all outstanding shares of voting stock of ONEOK, entitled to vote generally on the election of directors, at any annual meeting of shareholders, without previous notice, or at any special meeting of shareholders, provided that notice of such proposed amendment, modification, repeal, or adoption is given in the notice of special meeting.

and the holders of at least 66 2/3% of the outstanding units, unless a greater or different percentage is required under the ONEOK Partners partnership agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding units will be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the general partner will seek the written approval of the requisite percentage of outstanding units or call a meeting of the unitholders to consider and vote on such proposed amendment. The general partner will notify all record holders upon final adoption of any such proposed amendments.

Restrictions on Certain Amendments

The partnership agreement provides that:

a) no provision of the ONEOK Partners partnership agreement that establishes a percentage of outstanding units (including units deemed owned by the general partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced;

b) no amendment to the ONEOK Partners partnership agreement may (i) enlarge the obligations of any limited partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to clause (c) below, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the general partner or any of its affiliates without its consent, which consent may be given or withheld at its option, (iii) change the provision of the ONEOK Partners partnership agreement providing for ONEOK Partners dissolution upon an election to dissolve the partnership by the general partner that is approved by a majority of the outstanding units (the “election to dissolve provision”), (iv) restrict in any way action by or rights of ONEOK Partners GP as set forth in the ONEOK Partners partnership agreement, (v) change the term of the partnership, or (vi) except as set forth in the election to dissolve provision, give any person the right to dissolve the partnership;

c) except for mergers or consolidations approved pursuant to the ONEOK Partners partnership agreement, and without limitation of the general partner’s authority to adopt amendments to the ONEOK Partners partnership agreement described below under “— No Unitholder Approval,” any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less two-thirds of the outstanding partnership interests of the class affected;

d) except for amendments described below under “— No Unitholder Approval” and except in connection with unitholder approval of a merger or consolidation, no amendments shall become effective without the approval of the holders of at least 95% of the outstanding units voting as a single class unless ONEOK Partners obtains an opinion of counsel to the effect that such amendment will not (i) cause ONEOK Partners, any of its subsidiaries or Northern Border Pipeline to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (ii) affect the limited liability of any unitholder under applicable law; and

e) except for amendments described below under “— No Unitholder Approval,” the provisions set forth in clauses (a) through (d) above may only be amended with the approval of the holders of at least 95% of the outstanding units.

No Unitholder Approval

The general partner, without unitholder approval, may amend any provision of the ONEOK Partners partnership agreement to reflect:

a) a change in the name, the location of the principal place of business, the registered agent or the registered office;

b) the admission, substitution, withdrawal, or removal of partners in accordance with the ONEOK Partners partnership agreement;

c) a change that the general partner determines in its sole discretion is necessary or appropriate (i) for ONEOK Partners to qualify or to continue ONEOK Partners qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state, or (ii) to ensure that neither ONEOK Partners nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

d) a change that the general partner determines in its sole discretion, (i) does not adversely affect unitholders (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect, (ii) to be necessary or appropriate (A) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware LP Act) or (B) to facilitate the trading of the common units or the Class B units (including the division of any class or classes or outstanding units into different classes to facilitate uniformity of tax consequences within such classes) or comply with any rule, regulation, guideline or requirements of any national securities exchange on which the common units or Class B units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the general partner in connection with a distribution, subdivision or combination of partnership securities or (iv) to be required to effect the intent of the provisions of the ONEOK Partners partnership agreement or is otherwise contemplated by the ONEOK Partners partnership agreement;

e) a change in fiscal year or taxable year and related changes;

f)  an amendment that is necessary, in the opinion of counsel, to prevent ONEOK Partners or the general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

g) an amendment that the general partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership securities;

h) any amendment expressly permitted in the ONEOK Partners partnership agreement to be made by the general partner acting alone;

i)  an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the ONEOK Partners partnership agreement;

j)  an amendment that the general partner determines to be necessary or appropriate to reflect and account for ONEOK Partners formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with conduct of activities permitted by the ONEOK Partners partnership agreement; or

k) any other amendments substantially similar to any of the matters described in (a) through (j) above.

Voting Rights; Meetings; Action by Written Consent

The ONEOK certificate of incorporation provides that every holder of common stock is entitled to one vote for each share of common stock standing in such holder’s name on the books of ONEOK.

The ONEOK bylaws provide that special meetings may be called at any time by a majority of the members of the ONEOK board. Shareholders may not call special meetings.

Except as described above under “— Change of Management Provisions,” unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of unitholders and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder.

Absent direction of this kind, the units will not be voted, except that, in the case of units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those

The ONEOK certificate of incorporation provides that any action required or permitted to be taken by the shareholders of ONEOK must be effected by a vote of the shareholders at a duly called annual meeting or special meeting called for that purpose and may not be effected by any consent in writing of such shareholders.

common units in the same ratios as the votes of unitholders on other units are cast.

Any action that may be taken at a meeting of unitholders may be taken without a meeting if an approval in writing setting forth the action so taken is signed by unitholders owning not less than the minimum percentage of the outstanding units that would be necessary to authorize or take such action at a meeting at which all of the unitholders were present and voted.

Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of two-thirds of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a majority in interest of the outstanding units, in which case the quorum will be a majority (excluding, if such are to be excluded from the vote, outstanding units owned by the general partner and its affiliates).

Each record holder of a unit has a vote according to its percentage interest in ONEOK Partners, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Please read “— Change of Management Provisions” above. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instructions of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under the ONEOK Partners partnership agreement will be delivered to the record holder by ONEOK Partners or by the transfer agent.

Shareholder Proposals and Director Nominations

The ONEOK bylaws establish advance notice procedures with respect to shareholder proposals for annual meetings and shareholder nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a shareholder will have to comply with advance notice requirements and provide ONEOK with specified information. Generally, that notice must be given to the Secretary of ONEOK not less than the 120 days before the first anniversary of the date that ONEOK’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.

In addition, the ONEOK bylaws permit a shareholder, or a group of up to twenty (20) shareholders, owning 3% or more of ONEOK’s common stock continuously for a period of at least three (3) years, to nominate for election to the ONEOK board and have such director nominations included in ONEOK’s proxy materials, a number of directors equal to the greater of (i) two (2) individuals or (ii) 20% of the ONEOK board, provided that the shareholder(s) and the nominee(s) satisfy certain requirements specified therein.

Not applicable.

Indemnification and Limitation on Liability

The OGCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. The OGCA does not permit exculpation for liability:

•    for breach of duty of loyalty;

Section 17-108 of the Delaware LP Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under the ONEOK Partners partnership agreement, in most circumstances, ONEOK Partners will indemnify the following persons (each an “indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims,

•    for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•    under Section 1053 of the OGCA (unlawful dividends and stock repurchases); or

•    for transactions from which the director derived improper personal benefit.

The ONEOK certificate of incorporation eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty, except (i) for breach of the director’s duty of loyalty to ONEOK or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 1053 of Title 18 of the OGCA, or (iv) for any transaction from which the director derived an improper personal benefit.

The ONEOK bylaws provide that it is the policy of ONEOK to indemnify its directors, officers, employees, agents and other persons, to the fullest extent permitted by law. The ONEOK bylaws provide that, upon resolution passed by the ONEOK board, ONEOK may purchase and maintain insurance providing indemnification for its directors, officers, employees, agents and other persons against any liability, whether or not ONEOK would have the power to indemnify such person against such liability under the bylaws.

damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee:

•    the general partner;

•    a member of the general partner’s board of directors or any committee thereof or a former member of the partnership policy committee or any of their affiliates;

•    a departing general partner or any of their affiliates;

•    any person who is or was an affiliate of the general partner or any departing general partner;

•    any person who is or was a member, partner, director, officer (including any of the authorized officers), employee, agent, fiduciary or trustee of ONEOK Partners or the subsidiaries, the general partner, a departing general partner or any affiliate, the subsidiaries, the general partner or a departing general partner; or

•    any person serving at ONEOK Partners request in another entity in a similar capacity;

provided, that in each case the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or nor opposed to, ONEOK Partners’ best interest and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, that no indemnification will be available to the general partner with respect to its obligations under certain agreements, including any underwriting agreements.

Any indemnification under these provisions will only be out of ONEOK Partners assets. Unless it otherwise agrees in its sole discretion, the general partner will not be personally liable for, or have any obligation to contribute or loan any monies or property to ONEOK Partners to enable ONEOK Partners to effectuate such indemnification. ONEOK Partners may purchase insurance against liabilities asserted against and expenses incurred by persons for ONEOK Partners activities, regardless of whether ONEOK Partners would have the power to indemnify the person against liabilities under the ONEOK Partners partnership agreement.

In the opinion of the SEC, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.

Conflicts of Interest; Fiduciary Duties

Under the ONEOK certificate of incorporation, in the absence of fraud, no contract or other transaction shall be affected or invalidated by the fact that any of the directors are in any way interested or connected with any other party to such contract or transaction, or are themselves parties to such contract or transaction, provided that:

•    such interest shall be fully disclosed or otherwise known to the ONEOK board at the meeting at which such contract or transaction is authorized or confirmed;

•    a quorum of directors not so interested or connected are present and such contract or transaction is approved by a majority of such quorum; and

•    no such interested director shall vote on any such contract or transaction.

Under the OGCA, a transaction involving an interested officer or director is not void or voidable solely because of the officer’s or director’s interest if:

•    the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

ONEOK Partners is managed under the direction of the ONEOK Partners board. The board establishes ONEOK Partners’ business policies. ONEOK, which is the parent company of ONEOK Partners GP, appoints the directors of ONEOK Partners GP and may change the composition or size of the board at its discretion.

ONEOK and its affiliates may engage in the businesses in which ONEOK Partners engages or in which ONEOK Partners may engage in the future and neither ONEOK, nor any of its affiliates has any obligation to present business opportunities to ONEOK Partners.

ONEOK and its other affiliates may from time to time engage in transactions with us. As a result, conflicts of interest may arise between ONEOK and its other affiliates, and ONEOK Partners. If such conflicts arise, then, in accordance with the provisions of the ONEOK Partners partnership agreement, the members of the ONEOK Partners board of directors may themselves resolve such conflicts or may seek to have such conflicts of interest approved by either the ONEOK Partners conflicts committee (comprised of independent members of ONEOK Partners’ board) and/or by a vote of unitholders.

Unless otherwise provided for in a partnership agreement, the laws of Delaware generally require a general partner of a limited partnership to adhere to fiduciary duty standards under which it owes its partners the highest duties of good faith, fairness and loyalty. Similar rules apply to persons serving on the general partner’s board of directors. Because of the competing interests identified above, the ONEOK Partners partnership agreement and the governance documents of certain of ONEOK Partners’ affiliates contain provisions that modify or

•    the material facts are disclosed or made known to the shareholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the shareholders; or

•    the transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors (or committee thereof) or the shareholders.

in some cases eliminate certain of these fiduciary duties. For example:

•    the ONEOK Partners partnership agreement states that the general partner, its affiliates and their officers and directors will not be liable for damages to ONEOK Partners, its limited partners or their assignees for losses sustained or liabilities incurred as a result of any act or omission if the general partner and such other persons acted in good faith;

•    the ONEOK Partners partnership agreement allows the general partner and the general partner’s board of directors to take into account the interests of other parties in addition to ONEOK Partners’ interests in resolving conflicts of interest;

•    the ONEOK Partners partnership agreement provides that the general partner will not be in breach of its obligations under the ONEOK Partners partnership agreement or its duties to ONEOK Partners or ONEOK Partners’ unitholders if the resolution of a conflict is “fair and reasonable” to ONEOK Partners. The latitude given in the ONEOK Partners partnership agreement in connection with resolving conflicts of interest may significantly limit the ability of a unitholder to challenge what might otherwise be a breach of fiduciary duty;

•    the ONEOK Partners partnership agreement provides that a purchaser of common units is deemed to have consented to certain conflicts of interest and actions of the general partner and its affiliates that might otherwise be prohibited and to have agreed that such conflicts of interest and actions do not constitute a breach by the general partner of any duty stated or implied by law or equity;

•    the ONEOK Partners conflicts committee will, at the request of the general partner or a member of ONEOK Partners board, review conflicts of interest that may arise between a general partner and its affiliates (or the member of ONEOK Partners board designated by it) and the unitholders or ONEOK Partners. Any resolution of a conflict approved by the conflicts committee is conclusively deemed “fair and reasonable” to ONEOK Partners;

•    the ONEOK Partners partnership agreement of Northern Border Pipeline relieves ONEOK Partners and ONEOK Partners’ partner, TC PipeLines Intermediate Limited Partnership, and the respective affiliates and transferees of their partners from any duty to offer business opportunities to Northern Border Pipeline Company, subject to specified exceptions; and

•    the limited liability company agreement of Overland Pass Pipeline Company LLC provides that members and their respective affiliates may engage, directly or indirectly, without the consent of the other members or Overland Pass Pipeline Company LLC, in other business opportunities, transactions, ventures or other arrangements of any nature which may be competitive with or the same as or similar to the business of Overland Pass Pipeline Company LLC, regardless of the geographic location of such business, and without any duty or obligation to account to the other members or Overland Pass Pipeline Company LLC.

ONEOK Partners will generally indemnify officers, directors and affiliates of ONEOK Partners GP to the fullest extent permitted by the law against all losses, claims, damages or similar events.

Taxation	See “United States Federal Income Tax Consequences.”

ONEOK Partners is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level taxation.

Each ONEOK Partners common unitholder receives a Schedule K-1 from ONEOK Partners reflecting such common unitholder’s share of ONEOK Partners’ items of income, gain, loss and deduction for each taxable year following the end of such taxable year.

DESCRIPTION OF ONEOK CAPITAL STOCK

This section of the joint proxy statement/prospectus summarizes the material terms of ONEOK’s capital stock that will be in effect if the merger is completed. You are encouraged to read the ONEOK certificate of incorporation, which is incorporated by reference as Exhibit 3.1 to this joint proxy statement/prospectus, the Certificate of Designation, Preferences and Rights of Series E Non-Voting Perpetual Preferred Stock of ONEOK, which is incoporated by reference as Exhibit 3.2 to this joint proxy statement/prospectus, the ONEOK bylaws, which are incorporated by reference as Exhibit 3.3 to this joint proxy statement/prospectus, and the OGCA for greater detail on the provisions that may be important to you. All references within this section to common stock mean the common stock of ONEOK unless otherwise noted.

Authorized Capital Stock of ONEOK

The authorized capital stock of ONEOK consists of 600,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share.

ONEOK is also proposing that its shareholders approve an amendment to its certificate of incorporation to increase ONEOK’s authorized common stock from 600,000,000 shares to 1,200,000,000 shares. Completion of the merger is not conditioned upon approval of the ONEOK charter amendment proposal. However, even if the ONEOK shareholders approve the ONEOK charter amendment proposal, ONEOK will not file with the Secretary of State of the State of Oklahoma the amendment to the ONEOK certificate of incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000 unless the merger is completed.

The following summary of ONEOK’s capital stock and the ONEOK certificate of incorporation and ONEOK bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the ONEOK certificate of incorporation and ONEOK bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Except as provided by law or in a preferred stock designation, ONEOK shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of the ONEOK shareholders, have the right to vote for the election of directors and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, ONEOK shareholders are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the ONEOK board out of funds legally available for dividend payments. All outstanding shares of ONEOK common stock are fully paid and non-assessable. The ONEOK shareholders have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of ONEOK common stock. In the event of any liquidation, dissolution or winding-up of ONEOK’s affairs, ONEOK shareholders will be entitled to share ratably in ONEOK’s assets that are remaining after payment or provision for payment of all of ONEOK’s debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any. As of the record date, there were 210,976,600 shares of ONEOK common stock outstanding.

Preferred Stock

ONEOK’s amended and restated certificate of incorporation authorizes the ONEOK board, subject to any limitations prescribed by law, without further shareholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 100,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the ONEOK board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of shareholders.

On April 20, 2017, through a wholly-owned subsidiary, ONEOK contributed an aggregate of 20,000 shares of ONEOK’s Series E Non-Voting Perpetual Preferred Stock (the “Series E Preferred Stock”), par value $0.01 per share, to the ONEOK Foundation, Inc. (the “Foundation”) for use by the Foundation in future charitable and non-profit causes. In addition to providing funding for those charitable causes, the preferred stock contribution was structured to help facilitate the tax treatment of the merger in accordance with the terms of the merger agreement. The following summary of the terms of the Series E Preferred Stock is qualified in its entirety by reference to the Certificate of Designation, Preferences and Rights of Series E Non-Voting Perpetual Preferred Stock of ONEOK, Inc. (the “Certificate of Designation”), which is incoporated by reference as Exhibit 3.2 to this joint proxy statement/prospectus.

Dividends and Distributions. Subject to the prior and superior rights of any senior securities with respect to dividends, holders of shares of Series E Preferred Stock will be entitled to receive quarterly dividends on each share of Series E Preferred Stock, when, as and if declared by the ONEOK board, payable in cash on the 45th day following the end of each fiscal quarter of ONEOK in each year or such other dates as the ONEOK board shall approve, at a rate of 5.5% per annum on (i) the liquidation preference per share of Series E Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such share of Series E Preferred Stock, if any. Such dividends begin to accrue and be cumulative from the original issue date, compound on each subsequent quarterly dividend payment date (i.e., no dividends accrue on other dividends unless and until the first quarterly dividend payment date for such other dividends has passed without such other dividends having been paid on such date) and are payable quarterly in arrears on each quarterly dividend payment date, commencing with the first such quarterly dividend payment date to occur at least 20 calendar days after the original issue date.

Conversion at the Option of the Holder. On or after the tenth anniversary of April 20, 2017, each share of Series E Preferred Stock will be convertible, at any time and from time to time from and after such date, at the option of the holder of the Series E Preferred Stock, into a number of shares of ONEOK common stock equal to the conversion ratio in effect on the applicable conversion date, subject to certain limitations; provided that no shares of Series E Preferred Stock may be converted into shares of ONEOK common stock at any time that any shares of the Series E Preferred Stock are held by the ONEOK Foundation. The conversion ratio for each share of Series E Preferred Stock shall be equal to (i) $1,000 per share, plus accrued but unpaid dividends as of the conversion date, divided by (ii) the average volume weighted average price per share of the ONEOK common stock during the ten (10) trading days preceding the conversion date.

Redemption at the Option of ONEOK. At any time on and after the tenth anniversary of April 20, 2017, ONEOK , at its option, may redeem the Series E Preferred Stock in whole (but not in part), at a price equal to $1,000 per share, plus any accrued and unpaid dividends, payable in cash; provided that if any shares of the Series E Preferred Stock are held by the ONEOK Foundation at the time of such redemption, the price for redemption of each share of Series E Preferred Stock shall be the greater of (i) $1,000 per share, plus any accrued but unpaid dividends and (ii) the fair market value of the Series E Preferred Stock as determined by a third party appraiser selected in good faith by ONEOK, subject to the ONEOK Foundation’s approval, which approval shall not be unreasonably withheld or delayed.

Transfer. A holder of shares of Series E Preferred Stock may transfer such holder’s shares of Series E Preferred Stock to (i) ONEOK or any subsidiary of ONEOK or (ii) otherwise in a transaction pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with applicable state securities laws, subject to compliance with the other requirements of the Certificate of Designation. The Certificate of Designation provides that in no event shall a transfer of the Series E Preferred Stock be made if such transfer, or such transfer together with any other transfers, would result in ONEOK being required to register the Series E Preferred Stock under Section 12 of Exchange Act, or would otherwise trigger or subject ONEOK, or any subsidiary or other affiliate of ONEOK, to the registration requirements of the Exchange Act with respect to the Series E Preferred Stock.

Liquidation Preference. In the event ONEOK voluntarily or involuntarily liquidates, dissolves or winds up, subject to the prior and superior rights of the holders of any senior securities, holders of shares of Series E Preferred Stock will be entitled to receive liquidating distributions in the amount of $1,000 per share of Series E Preferred Stock, in each case, plus an amount equal to any declared but unpaid dividends to and including the date of such liquidation, out of assets legally available for distribution to ONEOK’s stockholders, before any distribution of assets is made to the holders of any junior securities, subject to certain limitations.

No Voting Rights. Holders of shares of Series E Preferred Stock will not have any voting rights, including the right to elect any directors, except voting rights, if any, required from time to time by Oklahoma law, and their consent will not be required (except to the extent they are entitled by law to vote) for taking any corporate action.

No Preemptive Rights. No shares of Series E Preferred Stock will have any rights of preemption whatsoever as to any securities of ONEOK.

Rank. The Series E Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank: (i) on a parity with each class or series of equity securities of ONEOK the terms of which expressly provide that such class or series will rank on parity with the Series E Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of ONEOK, (ii) senior to the common stock of ONEOK and each other class or series of capital stock outstanding or established after April 20, 2017 by ONEOK the terms of which do not expressly provide that it ranks senior to or on parity with the Series E Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of ONEOK, and (iii) junior to each other class or series of capital stock outstanding or established after April 20, 2017 by ONEOK the terms of which expressly provide that it ranks senior to the Series E Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of ONEOK.

Other Rights. The shares of Series E Preferred Stock do not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights.

Anti-Takeover Effects of Provisions of ONEOK’s Amended and Restated Certificate of Incorporation, ONEOK’s Amended and Restated Bylaws and Oklahoma Law

Some provisions of Oklahoma law, and some provisions of the ONEOK certificate of incorporation and the ONEOK’s bylaws described below, could make the following transactions more difficult: acquisitions of ONEOK by means of a tender offer, a proxy contest or otherwise and removal of ONEOK’s incumbent officers and directors. These provisions may also have the effect of preventing changes in ONEOK’s management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that ONEOK shareholders may otherwise consider to be in their best interest or in ONEOK’s best interests, including transactions that might result in a premium over the market price for shares of ONEOK common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of ONEOK to first negotiate with ONEOK. ONEOK believes that the benefits of increased protection and ONEOK’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure ONEOK outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Oklahoma Anti-takeover Law

ONEOK is subject to Section 1090.3 of Title 18 of the OGCA. Section 1090.3 provides that, subject to certain exceptions specified in the law, an Oklahoma corporation shall not engage in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder unless:

•	prior to such time, the ONEOK board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by the ONEOK board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an “interested shareholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of ONEOK’s voting stock.

Under certain circumstances, Section 1090.3 makes it more difficult for a person who would be an “interested shareholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 1090.3 may encourage companies interested in acquiring ONEOK to negotiate in advance with the ONEOK board of directors because the shareholder approval requirement would be avoided if the ONEOK board of directors approves either the business combination or the transaction that results in the shareholder becoming an interested shareholder. These provisions also may make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Certificate of Incorporation and Bylaws

Among other things, the ONEOK’s certificate of incorporation and ONEOK bylaws:

•	provide advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of ONEOK shareholders, which may preclude ONEOK shareholders from bringing matters before the ONEOK shareholders at an annual or special meeting;

•	these procedures provide that notice of shareholder proposals must be timely given in writing to ONEOK’s secretary prior to the meeting at which the action is to be taken;

•	generally, to be timely, notice must be received at ONEOK’s principal executive office not less than 120 calendar days prior to the first anniversary of the date that ONEOK’s proxy statement was released to shareholders in connection with the previous year’s annual meeting;

•	provide the ONEOK board the ability to authorize issuance of preferred stock in one or more series, which makes it possible for the ONEOK board to issue, without ONEOK shareholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ONEOK and which may have the effect of deterring hostile takeovers or delaying changes in control or management of ONEOK;

•	provide that the authorized number of directors may be changed only by resolution of the ONEOK board;

•	provide that all vacancies, including newly created directorships, may, subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by the sole remaining director, or by the shareholders at their next annual meeting or at any special meeting of shareholders called for that purpose;

•	provide that any action required or permitted to be taken by the ONEOK shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders, subject to the rights of the holders of any series of preferred stock;

•	provide that directors may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of all outstanding voting shares;

•	provide that special meetings of ONEOK shareholders may only be called by a majority of the members of the ONEOK board;

•	provide that certain provisions of ONEOK’s amended and restated certificate of incorporation can only be amended or repealed by the affirmative vote of at least eighty percent (80%) of the voting power of all outstanding voting shares, voting as a single class;

•	provide that the ONEOK bylaws can be amended or repealed by the affirmative vote of a majority of the ONEOK board or by the affirmative vote of at least eighty percent (80%) of the voting power of all outstanding voting shares, at any annual meeting or any special meeting called for that purpose; and

•	provide that, subject to various exceptions (including acquiring 85% of the outstanding shares less shares owned by related persons in a single transaction), a business combination (including, but not limited to, a merger or consolidation, the sale, lease, exchange, transfer or other disposition of ONEOK assets in excess of $5,000,000, various issuances and reclassifications of securities and the adoption of a plan or proposal for liquidation or dissolution) with or upon a proposal by a related person and any affiliates of that person, shall require, in addition to any approvals required by law, the approval of the business combination by either (i) a majority vote of all of the independent directors; or (ii) the holders of at least 66-2/3% of the outstanding shares otherwise entitled to vote as a single class with the common stock to approve the business combination, excluding any shares owned by such related person.

Subject to certain exceptions, a “related person” is a person who, together with that person’s affiliates and associates, owns more than 10% of ONEOK’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of ONEOK common stock is Wells Fargo Bank, N.A.

Listing

The shares of ONEOK common stock trade on the NYSE under the symbol “OKE.”

THE ONEOK SPECIAL MEETING

Time, Place and Date

The ONEOK special meeting will be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103, on June 30, 2017, at 9:00 a.m., local time. References to the ONEOK special meeting in this joint proxy statement/prospectus are to such special meeting as may be adjourned or postponed.

Purposes

The purposes of the ONEOK special meeting are:

•	to consider and vote upon a proposal to approve the issuance of ONEOK common stock in connection with the merger contemplated by the merger agreement (the “ONEOK stock issuance proposal”);

•	to approve an amendment of the ONEOK certificate of incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000 (the “ONEOK charter amendment proposal”); and

•	to vote on a proposal to approve the adjournment of the ONEOK special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the above proposals (the “ONEOK adjournment proposal”).

The ONEOK special committee unanimously determined that the merger, the merger agreement, and the transactions contemplated thereby, including the ONEOK stock issuance, are in the best interests of ONEOK and the ONEOK shareholders. The ONEOK special committee unanimously approved the merger, the merger agreement and the transactions contemplated thereby, including the ONEOK stock issuance, and recommends that the ONEOK shareholders vote FOR the ONEOK stock issuance proposal.

ONEOK shareholders should be aware that some of ONEOK’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as ONEOK shareholders. See “The Merger—Interests of Certain Persons in the Merger.”

The ONEOK board unanimously determined that the ONEOK charter amendment proposal is in the best interests of ONEOK and the ONEOK shareholders. The ONEOK board unanimously approved the ONEOK charter amendment proposal and recommends that the ONEOK shareholders vote FOR the ONEOK charter amendment proposal.

However, even if the ONEOK shareholders approve the ONEOK charter amendment proposal, ONEOK will not file with the Secretary of State of the State of Oklahoma the amendment to the ONEOK certificate of incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000 unless the merger is completed.

The ONEOK board recommends that ONEOK shareholders vote FOR the ONEOK adjournment proposal.

ONEOK shareholders may also be asked to consider other matters as may properly come before the ONEOK special meeting. At this time, ONEOK knows of no other matters that will be presented for the consideration of the ONEOK shareholders at the ONEOK special meeting.

Quorum. The holders of a majority of the shares of ONEOK common stock entitled to vote at the special meeting, present in person or by proxy, constitute a quorum for the transaction of business at the special meeting. In determining whether there is a quorum, ONEOK counts abstentions and broker non-votes as present. If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to receive notice of, and to vote at, the meeting.

Record Date. The record date for determining the holders of shares of ONEOK common stock entitled to receive notice of and to vote at the ONEOK special meeting and any adjournments or postponements thereof is the close of business on May 19, 2017.

ONEOK Common Stock Entitled to Vote. ONEOK shareholders may vote at the ONEOK special meeting if they owned ONEOK common stock at the close of business on the record date. ONEOK shareholders may cast one vote for each share of ONEOK common stock owned on the record date.

Votes Required. Approval of the ONEOK stock issuance proposal requires the affirmative vote of a majority of the shares of ONEOK common stock voted at the ONEOK special meeting, and approval of the ONEOK adjournment proposal requires the affirmative vote of holders of a majority of the shares of ONEOK common stock present in person or represented by proxy at the ONEOK special meeting and entitled to vote thereon. Approval of the ONEOK charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of ONEOK common stock.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the ONEOK common stock represented by your proxy will be voted as recommended by the ONEOK board or the ONEOK special committee, as the case may be, with respect to that proposal. Unless a ONEOK shareholder checks the box on its proxy card to withhold discretionary authority, the applicable proxy holders may use their discretion to vote on other matters relating to the ONEOK special meeting.

An abstention will have the same effect as a vote cast “AGAINST” the stock issuance proposal. If a ONEOK shareholder is not present in person at the ONEOK special meeting and does not respond by proxy, it will have no effect on the vote count for the stock issuance proposal (assuming a quorum is present).

An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the ONEOK charter amendment proposal.

An abstention will have the same effect as a vote “AGAINST” the ONEOK adjournment proposal. If a ONEOK shareholder is not present in person at the ONEOK special meeting and does not respond by proxy, it will have no effect on the vote count for the ONEOK adjournment proposal.

All of the directors and executive officers of ONEOK beneficially owned, in the aggregate, approximately 1% of the outstanding ONEOK common stock as of the record date. ONEOK believes that the directors and executive officers of ONEOK will vote in favor of the ONEOK stock issuance proposal, the ONEOK charter amendment proposal, and the ONEOK adjournment proposal.

ONEOK Common Stock Outstanding. As of the record date, there were 210,976,600 shares of ONEOK common stock outstanding, held by 13,617 holders of record.

Adjournment. The Chairman of the ONEOK special meeting or holders of a majority of the shares of ONEOK common stock represented in person or by proxy and entitled to vote at the ONEOK special meeting may adjourn the ONEOK special meeting from time to time, whether or not there is a quorum.

If proxies representing the requisite ONEOK shareholder approval of the ONEOK stock issuance proposal or the ONEOK charter amendment proposal have not been received at the time of the ONEOK special meeting, the Chairman of the ONEOK special meeting may choose to adjourn the ONEOK special meeting to solicit additional proxies in favor of the ONEOK stock issuance proposal and/or the ONEOK charter amendment proposal.

No notice of the time and the place of the adjourned meeting is required to be given by ONEOK unless the adjournment is for more than 30 days or a new ONEOK shareholder record date is fixed. At the adjourned meeting, ONEOK may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each ONEOK shareholder of record entitled to notice of such adjourned meeting.

Voting Procedures

Voting by ONEOK Shareholders. ONEOK shareholders who hold shares in their own name may submit your proxy using any of the following methods:

•	call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

•	go to the Internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the ONEOK special meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoke your proxy, your ONEOK common stock will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your ONEOK common stock will be voted FOR the ONEOK stock issuance proposal, FOR the ONEOK charter amendment proposal, and FOR the adjournment proposal.

Revocation. If you hold your ONEOK common stock in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of ONEOK at or before the ONEOK special meeting;

•	appearing and voting in person at the ONEOK special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of ONEOK at or before the ONEOK special meeting.

Your presence without voting at the ONEOK special meeting will not automatically revoke your proxy, and any revocation during the ONEOK special meeting will not affect votes previously taken.

Validity. The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The ONEOK board has the right to waive any irregularities or conditions as to the manner of voting. ONEOK may accept your proxy by any form of communication permitted by applicable law so long as ONEOK is reasonably assured that the communication is authorized by you.

Solicitation of Proxies. The accompanying proxy is being solicited by ONEOK on behalf of the ONEOK board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by ONEOK. Morrow Sodali LLC has been retained by ONEOK to aid in the solicitation of proxies for the ONEOK special meeting for an initial fee of $17,500 and the reimbursement of out-of-pocket expenses. In addition to the mailing of this joint proxy statement/prospectus, proxies may also be solicited from ONEOK shareholders by personal interview, telephone, fax or other electronic means, by Morrow Sodali LLC in exchange for such fees and by directors and officers of ONEOK and employees of ONEOK and its affiliates who provide services to ONEOK, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of ONEOK common stock held by those persons, and ONEOK will reimburse them for any reasonable expenses that they incur.

ONEOK Common Stock Held in Street Name. If your ONEOK common stock is held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your ONEOK common stock with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote ONEOK common stock held in street name by returning a proxy card directly to ONEOK or by voting in person at the ONEOK special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

Under the rules of the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that the stock issuance proposal is a “non-routine” matter and that each of the ONEOK charter amendment proposal and the ONEOK adjournment proposal is a “routine” matter. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a ONEOK shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the stock issuance proposal, which broker non-votes, if any, will have no effect on the vote count for this proposal;

•	your broker, bank or other nominee may vote your shares on the ONEOK adjournment proposal; and

•	your broker, bank or other nominee may vote your shares on the ONEOK charter amendment proposal.

THE ONEOK PROPOSALS

Proposal 1. The Stock Issuance Proposal

(Item 1 on ONEOK’s Proxy Card)

When the merger becomes effective, each ONEOK Partners common unit outstanding immediately before the effective time of the merger will be converted into the right to receive 0.985 of a share of ONEOK common stock other than (i) ONEOK Partners common units that are owned immediately prior to the effective time of the merger by ONEOK Partners, which will be automatically cancelled and will cease to exist, and (ii) ONEOK Partners common units owned immediately prior to the effective time of the merger by ONEOK Partners GP, ONEOK or any subsidiaries of ONEOK (other than ONEOK Partners), which will remain outstanding, unaffected by the merger. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing.

Under the NYSE Listed Company Manual, a company listed on the NYSE is required to obtain shareholder approval prior to the issuance of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the merger is completed, it is currently estimated that ONEOK will issue or reserve for issuance approximately 168,920,998 shares of ONEOK common stock in connection with the merger, which will exceed 20% of the shares of ONEOK common stock outstanding before such issuance and for this reason ONEOK must obtain the approval of ONEOK shareholders for the issuance of shares of ONEOK common stock in connection with the merger.

ONEOK is asking its shareholders to approve the ONEOK stock issuance proposal. The issuance of these securities to ONEOK Partners common unitholders is necessary to effect the merger and the approval of the ONEOK stock issuance proposal is required for completion of the merger and is a condition to the completion of the merger.

THE ONEOK SPECIAL COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE STOCK ISSUANCE PROPOSAL (ITEM 1 ON ONEOK PROXY CARD).

Proposal 2. Amendment to the ONEOK Certificate of Incorporation to Increase Authorized Common Sock

(Item 2 on ONEOK’s Proxy Card)

ONEOK’s board of directors has approved a proposal to amend the ONEOK certificate of incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000. The ONEOK certificate of incorporation currently authorizes the issuance of up to 700,000,000 shares of capital stock, consisting of 600,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. An increase in the number of authorized shares of ONEOK common stock to 1,200,000,000 shares will increase ONEOK’s total authorized capitalization to 1,300,000,000 shares of capital stock, which includes ONEOK’s previously authorized 100,000,000 shares of preferred stock.

On January 31, 2017, as further described in this joint proxy statement/prospectus, ONEOK entered into the merger agreement with ONEOK Partners to acquire all outstanding ONEOK Partners common units that ONEOK and its subsidiaries do not already own. If the merger is successfully completed, 168,920,998 shares of ONEOK common stock will be issued in connection with the merger to holders of ONEOK Partners common units in exchange for such common units, and following the merger only 220,321,196 shares of ONEOK common stock will be available for future issuances. If ONEOK’s shareholders approve this Proposal 2 and the merger is completed, ONEOK expects to file a Certificate of Amendment with the Oklahoma Secretary of State to increase the number of authorized shares of its common stock as soon as practicable following shareholder approval and completion of the merger. The full text of the form of proposed amendment is attached as Annex D to this joint proxy statement/prospectus.

Increasing the number of shares authorized will enable ONEOK to have sufficient shares to pursue growth opportunities, including potential acquisitions and potential growth projects, and for other proper corporate purposes. From time to time, ONEOK evaluates and engages in discussions relating to possible opportunities for entering into other transactions that may involve the issuance of additional shares of capital stock, although ONEOK presently has no obligations to issue additional capital stock in respect of any acquisition or growth project other than as to the merger agreement described above. The additional shares may be used for various purposes without further shareholder approval. These purposes may include: (i) expanding ONEOK’s business through the acquisition of other businesses or assets or through the development of various growth projects; (ii) stock splits, dividends and similar transactions; and (iii) other proper corporate purposes. This Proposal 2 balances ONEOK’s equity requirements in order to achieve growth and the interests of ONEOK’s shareholders to limit ONEOK’s ability to create excessive dilution of their ownership interests. Unless ONEOK’s shareholders approve this Proposal 2, ONEOK may not have sufficient unissued and unreserved authorized shares of common stock to pursue certain growth opportunities in the future. In short, the ONEOK board believes approval of this Proposal 2 is important to facilitate ONEOK’s pursuit of business opportunities integral to ONEOK’s growth and success.

If ONEOK shareholders approve this Proposal 2, the additional authorized common stock will have rights identical to the currently outstanding shares of ONEOK common stock. The proposed amendment will not affect the par value of the common stock, which will remain at $0.01 per share. Approval of this Proposal 2 and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of ONEOK common stock, except for effects incidental to increasing the number of shares of ONEOK common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock.

The additional shares of common stock authorized by the approval of this Proposal 2 could be issued by ONEOK’s board without further vote of its shareholders except as may be required in particular cases by ONEOK’s amended and restated certificate of incorporation, Oklahoma corporate or other applicable law, regulatory agencies, the rules of the NYSE or of any national securities exchange on which the common stock is then listed. Under ONEOK’s amended and restated certificate of incorporation, shareholders do not have preemptive rights to subscribe to additional securities that ONEOK may issue, which means that current shareholders do not have a prior right thereunder to purchase any new issue of common stock, or securities that are convertible into common stock, in order to maintain their proportionate ownership interests in ONEOK. In addition, under Oklahoma law, ONEOK shareholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of shares of common stock authorized for issuance.

The proposed amendment to the ONEOK certificate of incorporation is not being recommended in response to any specific effort of which the ONEOK board is aware to obtain control of ONEOK, and the ONEOK board does not intend or view the proposed increase in authorized common stock as an anti-takeover measure. However, the ability of the ONEOK board to authorize the issuance of the additional shares of common stock that would be available if the proposed amendment is approved and adopted could have the effect of discouraging or preventing a hostile takeover. Further, the increased authorized capital stock may have the effect of permitting ONEOK’s current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of ONEOK’s business.

Completion of the merger is not conditioned upon approval of the ONEOK charter amendment proposal. However, even if the ONEOK shareholders approve the ONEOK charter amendment proposal, ONEOK will not file with the Secretary of State of the State of Oklahoma the amendment to the ONEOK certificate of incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000 unless the merger is completed.

In order to be approved, Proposal 2 must be approved by a majority of the outstanding shares of ONEOK common stock entitled to vote either in person or by proxy at the ONEOK special meeting.

THE ONEOK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE ONEOK CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK (ITEM 2 ON ONEOK PROXY CARD).

Proposal 3. The ONEOK Adjournment Proposal

(Item 3 on ONEOK Proxy Card)

The ONEOK special meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the ONEOK special meeting to approve the ONEOK stock issuance proposal or the ONEOK charter amendment proposal.

If, at the ONEOK special meeting, the number of shares of ONEOK common stock present or represented and voting in favor of the ONEOK stock issuance proposal is insufficient to approve the ONEOK stock issuance proposal and/or the ONEOK charter amendment proposal, ONEOK intends to adjourn the ONEOK special meeting from time to time in order to enable the ONEOK board to solicit additional proxies.

In the ONEOK adjournment proposal, ONEOK is asking its shareholders to authorize the holder of any proxy solicited by the ONEOK board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the ONEOK special meeting to another time and place from time to time for the purpose of soliciting additional proxies. If the ONEOK shareholders approve the ONEOK adjournment proposal, ONEOK could adjourn the ONEOK special meeting and any adjourned session of the ONEOK special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from ONEOK shareholders who have previously voted.

THE SPECIAL COMMITTEE OF THE ONEOK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ONEOK ADJOURNMENT PROPOSAL (ITEM 3 ON ONEOK PROXY CARD).

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the meeting by ONEOK, and ONEOK does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby at the discretion of the proxy holder on any such matter.

THE ONEOK PARTNERS SPECIAL MEETING

Time, Place and Date

The ONEOK Partners special meeting will be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103, on June 30, 2017, at 10:00 a.m., local time. References to the ONEOK Partners special meeting in this joint proxy statement/prospectus are to such special meeting as may be adjourned or postponed.

Purpose

The purposes of the ONEOK Partners special meeting are:

•	to consider and vote upon a proposal to approve the merger agreement (the “merger proposal”); and

•	to vote on a proposal to approve the adjournment of the ONEOK Partners special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the above proposal (the “ONEOK Partners adjournment proposal”).

The ONEOK Partners conflicts committee and the ONEOK Partners board each have determined that the merger is fair and reasonable to, and in the best interests of, ONEOK Partners and the ONEOK Partners unaffiliated unitholders, and have unanimously approved the merger agreement and the merger. The ONEOK Partners conflicts committee and the ONEOK Partners board each recommend that the ONEOK Partners unitholders vote FOR the merger proposal. For more information regarding the recommendation of the ONEOK Partners conflicts committee and the ONEOK Partners board, including the obligations of the ONEOK Partners conflicts committee and the ONEOK Partners board in making such determination under the ONEOK Partners partnership agreement, see “The Merger—Recommendation of the ONEOK Partners Conflicts Committee and the ONEOK Partners Board and their Reasons for the Merger.”

ONEOK Partners unitholders should be aware that some of ONEOK Partners’ directors and executive officers may have interests in the merger that are different from, or in addition to, the interests they may have as ONEOK Partners unitholders. See “The Merger—Interests of Certain Persons in the Merger.”

ONEOK Partners unitholders may also be asked to consider other matters as may properly come before the ONEOK Partners special meeting. At this time, ONEOK Partners knows of no other matters that will be presented for the consideration of the ONEOK Partners unitholders at the ONEOK Partners special meeting.

Quorum. The holders of a majority of the ONEOK Partners common units entitled to vote at the special meeting, present in person or by proxy, constitute a quorum for the transaction of business at the special meeting. In determining whether there is a quorum, ONEOK Partners counts abstentions as present. If a quorum is not present at the scheduled time of the meeting, the unitholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each unitholder entitled to receive notice of, and to vote at, the meeting.

Record Date. The record date for determining the holders of ONEOK Partners common units entitled to receive notice of and to vote at the ONEOK Partners special meeting and any adjournments or postponements thereof is the close of business on May 19, 2017.

ONEOK Partners Common Units Entitled to Vote. ONEOK Partners common unitholders may vote at the ONEOK Partners special meeting if they owned ONEOK Partners common units at the close of business on the record date. ONEOK Partners common unitholders may cast one vote for each ONEOK Partners common unit owned on the record date.

Votes Required. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class. The ONEOK Partners adjournment proposal requires approval by (i) if a quorum does not exist, the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class, entitled to vote represented in person or by proxy at the ONEOK Partners special meeting or (ii) if a quorum does exist, the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the ONEOK Partners common units represented by your proxy will be voted as recommended by the ONEOK Partners board with respect to that proposal. Unless a ONEOK Partners unitholder checks the box on its proxy card to withhold discretionary authority, the applicable proxy holders may use their discretion to vote on other matters relating to the ONEOK Partners special meeting.

An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the merger proposal.

An abstention will have the same effect as a vote “AGAINST” the ONEOK Partners adjournment proposal. Units not in attendance at the ONEOK Partners special meeting and for which no proxy has been submitted will have no effect on the outcome of any vote to adjourn the ONEOK Partners special meeting if a quorum is not present. If a quorum is present, they would have the same effect as a vote “AGAINST” the ONEOK Partners adjournment proposal.

Pursuant to the merger agreement, ONEOK has agreed to vote or cause to be voted all ONEOK Partners common units and all ONEOK Partners Class B units beneficially owned by ONEOK and its affiliates in favor of the merger proposal unless there is a ONEOK Partners adverse recommendation change. As of the record date, ONEOK and its affiliates beneficially owned approximately 19% of the outstanding ONEOK Partners common units and 100% of the Class B units, which represent, in the aggregate, 40% of the total outstanding common units and Class B units (assuming the conversion of ONEOK’s Class B units to common units).

All of the directors and executive officers of ONEOK Partners GP beneficially owned, in the aggregate, approximately 0.1% of the outstanding ONEOK Partners common units as of the record date. ONEOK and ONEOK Partners believe that the directors and executive officers of ONEOK Partners GP will vote in favor of the merger proposal.

ONEOK Partners Common Units Outstanding. As of the record date, there were 212,837,980 ONEOK Partners common units outstanding held by 463 holders of record.

Adjournment. At the ONEOK Partners special meeting, ONEOK Partners unitholders will vote on the ONEOK Partners adjournment proposal. The ONEOK Partners adjournment proposal requires approval by (i) if a quorum does not exist, the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class, entitled to vote represented in person or by proxy at the ONEOK Partners special meeting or (ii) if a quorum does exist, the affirmative vote of holders of a majority of the outstanding ONEOK Partners common units and Class B units, voting as a single class. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to ONEOK Partners limited partners.

Voting Procedures

Voting by ONEOK Partners Common Unitholders. ONEOK Partners common unitholders who hold units in their own name may submit your proxy using any of the following methods:

•	call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

•	go to the Internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the ONEOK Partners special meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your ONEOK Partners common units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your ONEOK Partners common units will be voted FOR the merger proposal.

Revocation. If you hold your ONEOK Partners common units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of ONEOK Partners GP at or before the ONEOK Partners special meeting;

•	appearing and voting in person at the ONEOK Partners special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of ONEOK Partners GP at or before the ONEOK Partners special meeting.

Your presence without voting at the ONEOK Partners special meeting will not automatically revoke your proxy, and any revocation during the ONEOK Partners special meeting will not affect votes previously taken.

Validity. The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The ONEOK Partners board has the right to waive any irregularities or conditions as to the manner of voting. ONEOK Partners may accept your proxy by any form of communication permitted by applicable law so long as ONEOK Partners is reasonably assured that the communication is authorized by you.

Solicitation of Proxies. The accompanying proxy is being solicited by ONEOK Partners GP on behalf of the ONEOK Partners board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by ONEOK Partners. Morrow Sodali LLC has been retained by ONEOK Partners to aid in the solicitation of proxies for an initial fee of $17,500 and the reimbursement of out-of-pocket expenses. In addition to the mailing of this joint proxy statement/prospectus, proxies may also be solicited from ONEOK Partners common unitholders by personal interview, telephone, fax or other electronic means, by Morrow Sodali LLC in exchange for such fees and by directors and officers of ONEOK Partners GP and employees of affiliates of ONEOK Partners who provide services to ONEOK Partners, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of ONEOK Partners common units held by those persons, and ONEOK Partners will reimburse them for any reasonable expenses that they incur.

ONEOK Partners Common Units Held in Street Name. If your ONEOK Partners common units are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your ONEOK Partners common units with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote ONEOK Partners common units held in street name by returning a proxy card directly to ONEOK Partners or by voting in person at the ONEOK Partners special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

Under the rules of the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the ONEOK Partners special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a ONEOK Partners common unitholder and you do not instruct your broker, bank or other nominee on how to vote your units:

•	your broker, bank or other nominee may not vote your units on the merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal; and

•	your broker, bank or other nominee may not vote your units on the ONEOK Partners adjournment proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal if a quorum is present, and will have no effect on the outcome of any vote on the proposal if a quorum is not present.

THE ONEOK PARTNERS PROPOSALS

Proposal 1. The Merger Proposal

(Item 1 on ONEOK Partners Proxy Card)

In the merger proposal, ONEOK Partners is asking its unitholders to adopt the merger agreement. Approval of the merger proposal by ONEOK Partners unitholders is required for completion of the merger.

THE ONEOK PARTNERS CONFLICTS COMMITTEE AND THE ONEOK PARTNERS BOARD EACH UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL (ITEM 1 ON ONEOK PARTNERS PROXY CARD).

Proposal 2. The ONEOK Partners Adjournment Proposal

(Item 2 on ONEOK Partners Proxy Card)

The ONEOK Partners special meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the ONEOK Partners special meeting to approve the merger proposal.

If, at the ONEOK Partners special meeting, the number of ONEOK Partners units present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, ONEOK Partners intends to adjourn the ONEOK Partners special meeting from time to time in order to enable the ONEOK Partners board to solicit additional proxies.

In the ONEOK Partners adjournment proposal, ONEOK Partners is asking its unitholders to authorize the holder of any proxy solicited by the ONEOK Partners board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the ONEOK Partners special meeting to another time and place from time to time for the purpose of soliciting additional proxies. If the ONEOK Partners unitholders approve the ONEOK Partners adjournment proposal, ONEOK Partners could adjourn the ONEOK Partners special meeting and any adjourned session of the ONEOK Partners special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from ONEOK Partners unitholders who have previously voted.

THE ONEOK PARTNERS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ONEOK PARTNERS ADJOURNMENT PROPOSAL (ITEM 2 ON ONEOK PARTNERS PROXY CARD).

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the meeting by ONEOK Partners, and ONEOK Partners does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the units represented thereby at the discretion of the proxy holder on any such matter.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) of the merger and of owning and disposing of shares of ONEOK common stock received in the merger. This discussion is limited to U.S. Holders of ONEOK Partners common units that hold their ONEOK Partners common units, and will hold their shares of ONEOK common stock received in the merger, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address tax consequences that may be relevant to particular holders in light of their individual circumstances, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts;

•	regulated investment companies or mutual funds;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers and brokers in stocks and securities or currencies;

•	traders in securities that use a mark-to-market method of tax accounting;

•	tax-exempt entities;

•	certain former citizens or long-term residents of the United States;

•	persons that received ONEOK Partners common units as compensation for the performance of services;

•	holders of options, restricted units or bonus units granted under any ONEOK Partners benefit plan;

•	persons that hold ONEOK Partners common units as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

•	S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities); or

•	persons whose “functional currency” is not the U.S. Dollar.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds ONEOK Partners common units, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding ONEOK Partners common units should consult its own tax advisor.

Moreover, this discussion does not address any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes.

This discussion is based on provisions of the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations (the “Treasury Regulations”), all as of the date hereof, and any of which are subject to change, possibly with a retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to any of the tax consequences discussed below. As a result, there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ONEOK Partners common units or shares of ONEOK common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF ONEOK COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF ONEOK PARTNERS COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF ONEOK COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of ONEOK Partners Common Units

Tax Characterization of the Merger. The receipt of shares of ONEOK common stock and cash in lieu of fractional shares, if any, in exchange for ONEOK Partners common units pursuant to the merger should be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the merger should be treated as a taxable sale of a U.S. Holder’s ONEOK Partners common units in exchange for shares of ONEOK common stock and cash in lieu of fractional shares, if any, received in the merger. The remainder of this discussion assumes that the merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized. A U.S. Holder who receives shares of ONEOK common stock and cash in lieu of fractional shares, if any, in exchange for ONEOK Partners common units pursuant to the merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the shares of ONEOK common stock received, (B) the amount of any cash received in lieu of fractional shares, if any, and (C) such U.S. Holder’s share of ONEOK Partners’ nonrecourse liabilities immediately prior to the merger and (ii) such U.S. Holder’s adjusted tax basis in the ONEOK Partners common units exchanged therefor (which includes such U.S. Holder’s share of ONEOK Partners’ nonrecourse liabilities immediately prior to the merger).

A U.S. Holder’s initial tax basis in ONEOK Partners common units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the ONEOK Partners common units plus the U.S. Holder’s share of ONEOK Partners’ nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder’s share of ONEOK Partners’ income and by any increases in the U.S. Holder’s share of ONEOK Partners’ nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from ONEOK Partners, by the U.S. Holder’s share of ONEOK Partners’ losses, by any decreases in the U.S. Holder’s share of ONEOK Partners’ nonrecourse liabilities and by the U.S. Holder’s share of ONEOK Partners’ expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. Holder on the exchange of ONEOK Partners common units in the merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by ONEOK Partners and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of a ONEOK

Partners common unit pursuant to the merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder’s ONEOK Partners common units pursuant to the merger. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of ONEOK Partners common units in the merger.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its ONEOK Partners common units for more than one year as of the effective time of the merger. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. Holder in the merger will vary depending on each U.S. Holder’s particular situation, including the value of the shares of ONEOK common stock and the amount of cash in lieu of fractional shares, if any, received by each U.S. Holder in the merger, the adjusted tax basis of the ONEOK Partners common units exchanged by each U.S. Holder in the merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. Holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of ONEOK Partners’ income may be deducted in full upon the U.S. Holder’s taxable disposition of its entire investment in ONEOK Partners pursuant to the merger. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the merger, taking into account its own particular circumstances.

ONEOK Partners Items of Income, Gain, Loss and Deduction for the Taxable Period of ONEOK Partners that Includes the Date of the Merger. A U.S. Holder of ONEOK Partners common units will be allocated its share of ONEOK Partners’ items of income, gain, loss and deduction for the taxable period of ONEOK Partners that includes the date of the merger in accordance with the terms of the ONEOK Partners partnership agreement. A U.S. Holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from ONEOK Partners. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the ONEOK Partners common units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the ONEOK Partners common units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the merger.

Tax Basis and Holding Period in Shares of ONEOK Common Stock Received in the Merger. A U.S. Holder’s tax basis in the shares of ONEOK common stock received in the merger will equal the fair market value of such shares. A U.S. Holder’s holding period in the shares of ONEOK common stock received in the merger will begin on the day after the date of the merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of ONEOK Common Stock Received in the Merger

Distributions on Shares of ONEOK Common Stock. For U.S. federal income tax purposes, distributions of cash by ONEOK to a U.S. Holder with respect to shares of ONEOK common stock received in the merger will generally be included in a U.S. Holder’s income as ordinary dividend income to the extent of ONEOK’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to ONEOK shareholders by ONEOK after the merger may exceed ONEOK’s current and accumulated earnings and profits. Distributions of cash in excess of ONEOK’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s shares of ONEOK common stock and, to the extent the distribution exceeds such U.S. Holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of ONEOK common stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. Holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Shares of ONEOK Common Stock. Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of ONEOK common stock received in the merger, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of ONEOK common stock and (ii) the U.S. Holder’s adjusted tax basis in such shares of ONEOK common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of ONEOK common stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the merger and in connection with distributions made with respect to, or dispositions of, shares of ONEOK common stock received in the merger. A U.S. Holder may be subject to U.S. backup withholding on payments made pursuant to the merger or on distributions made with respect to, or on payments made pursuant to dispositions of, shares of ONEOK common stock received in the merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

SHAREHOLDER AND UNITHOLDER PROPOSALS

ONEOK Shareholder Proposals

The rules of the SEC provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under these rules, proposals that ONEOK shareholders would like to submit for inclusion in ONEOK’s proxy statement for its 2018 annual meeting of shareholders should be received by ONEOK’s corporate secretary at ONEOK’s principal executive offices no later than December 7, 2017. Only those shareholder proposals eligible for inclusion under the rules of the SEC will be included in ONEOK’s proxy statement.

If a ONEOK shareholder desires to present a proposal, other than the nomination of directors at the 2018 annual meeting, outside the process provided by the rules of the SEC, the shareholder must follow the procedures set forth in the ONEOK bylaws, which generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under the ONEOK bylaws, to ONEOK’s corporate secretary. To be timely for the 2018 annual meeting, a shareholder’s notice must be delivered to, or mailed and received at, ONEOK’s principal executive offices no later than December 7, 2017.

Any shareholder who desires to nominate candidates for election as directors at the ONEOK 2018 annual meeting must follow the procedures set forth in the ONEOK bylaws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by ONEOK’s corporate secretary at ONEOK’s principal executive offices not less than 120 calendar days before the first anniversary of the date that ONEOK’s proxy statement was released to shareholders in connection with ONEOK’s 2017 annual meeting of shareholders (i.e., notice must be received no later than December 7, 2017). If the date of the 2018 annual meeting is more than 30 days after May 24, 2018, the first anniversary of ONEOK’s 2017 annual meeting, ONEOK’s corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of the day on which notice of the date of the 2018 annual meeting is mailed to shareholders or the day on which public announcement of the 2018 annual meeting date is made. In accordance with the ONEOK bylaws, the shareholder notice must contain certain information about the candidate the shareholder desires to nominate for election as a director, the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made.

In addition, the ONEOK bylaws permit a shareholder, or a group of up to twenty (20) shareholders, owning 3% or more of ONEOK’s common stock continuously for a period of at least three (3) years, to nominate for election to the ONEOK board and have such director nominations included in ONEOK’s proxy materials, a number of directors equal to the greater of (i) two (2) individuals or (ii) 20% of the ONEOK board, provided that the shareholder(s) and the nominee(s) satisfy certain requirements specified therein. Under these procedures, notice must be received by ONEOK’s corporate secretary at ONEOK’s principal executive offices not less than 120 calendar days, and not more than one 150 calendar days, before the first anniversary of the date that ONEOK’s proxy statement was released to shareholders in connection with ONEOK’s 2017 annual meeting of shareholders (i.e., notice must be received no earlier than November 7, 2017 and later than December 7, 2017). In accordance with the ONEOK bylaws, the shareholder notice must contain certain information about the candidate the shareholder desires to nominate for election as a director, the shareholder(s) giving the notice and the beneficial owner(s), if any, on whose behalf the nomination is made.

ONEOK Partners Unitholder Proposals

Ownership of ONEOK Partners units does not entitle ONEOK Partners unitholders to make proposals at the ONEOK Partners special meeting. Under the ONEOK Partners partnership agreement, only ONEOK Partners GP can make a proposal at the ONEOK Partners special meeting.

LEGAL MATTERS

The validity of the ONEOK common stock will be passed upon for ONEOK by Gable & Gotwals, A Professional Corporation.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to ONEOK’s Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to ONEOK Partners’ Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

ONEOK SEC Filings

•	Annual report on Form 10-K for the fiscal year ended December 31, 2016;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2017;

•	Current reports on Form 8-K filed on January 10, 2017, January 19, 2017, February 1, 2017 (two reports), February 8, 2017, February 22, 2017, February 24, 2017, February 27, 2017, April 19, 2017, April 20, 2017, April 21, 2017, May 2, 2017 (two reports) May, 9, 2017, and May 10, 2017 (other than the portions of those documents deemed furnished, rather than filed pursuant to the rules promulgated under the Exchange Act); and

•	The description of ONEOK common stock contained in the registration statement on Form 8-A filed with the SEC on November 21, 1997, including any other amendments or reports filed for the purpose of updating such description.

ONEOK Partners SEC Filings

•	Annual report on Form 10-K for the fiscal year ended December 31, 2016;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2017;

•	Current reports on Form 8-K filed on January 10, 2017, January 19, 2017, February 1, 2017, February 8, 2017, February 27, 2017, April 19, 2017, April 21, 2017, May 2, 2017 May, 9, 2017, and May 10, 2017 (other than the portions of those documents deemed furnished, rather than filed pursuant to the rules promulgated under the Exchange Act); and

•	The description of ONEOK Partners common units contained in Amendment No. 2 to the registration statement on Form 8-A filed with the SEC on September 19, 2006, including any other amendments or reports filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, ONEOK and ONEOK Partners incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the ONEOK Partners special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You may read and copy any document filed with the SEC at its public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information regarding the public reference room. The filings are also available to the public at the SEC’s website at http://www.sec.gov. You may also request a copy of documents filed by ONEOK or ONEOK Partners from ONEOK or ONEOK Partners, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail: ONEOK, Inc. 100 West Fifth Street Attention: Investor Relations Tulsa, Oklahoma 74103 By Telephone: (918) 588-7000	By Mail: ONEOK Partners, L.P. 100 West Fifth Street Attention: Investor Relations Tulsa, Oklahoma 74103 By Telephone: (918) 588-7000

These documents are available from ONEOK or ONEOK Partners, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about ONEOK and ONEOK Partners at their Internet websites at www.oneok.com and www.oneokpartners.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

If you are a unitholder of ONEOK Partners, you may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Morrow Sodali LLC, ONEOK Partners’ proxy solicitor, at the following address and telephone numbers: 470 West Avenue, Stamford, CT 06902; Banks and Brokers Call (203) 658-9400; All Others Call Toll Free at (800) 662-5200.

If you are a unitholder of ONEOK Partners and would like to request documents, please do so by June 23, 2017 to receive them before ONEOK Partners special meeting. If you request any documents from ONEOK or ONEOK Partners, ONEOK or ONEOK Partners will mail them to you by first class mail, or another equally prompt means, within one business day after ONEOK or ONEOK Partners, as the case may be, receives your request.

This document is a prospectus of ONEOK, is a proxy statement of ONEOK for the ONEOK special meeting and is a proxy statement of ONEOK Partners for the ONEOK Partners special meeting. Neither ONEOK nor ONEOK Partners has authorized anyone to give any information or make any representation about the merger or ONEOK or ONEOK Partners that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that ONEOK or ONEOK Partners has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In the merger, ONEOK will acquire all of the outstanding common units of ONEOK Partners that ONEOK and its subsidiaries do not already own (the “ONEOK Partners public common units”). At the effective time of the merger, each ONEOK Partners public common unit will be converted into the right to receive 0.985 of a share of ONEOK common stock. No fractional shares of ONEOK common stock will be issued in the merger, and ONEOK Partners public common unitholders will, instead, receive cash in lieu of fractional shares of ONEOK common stock.

The unaudited pro forma condensed consolidated financial information has been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of ONEOK. The historical consolidated financial statements of ONEOK include ONEOK Partners because ONEOK controls ONEOK Partners. The unaudited pro forma condensed consolidated balance sheet of ONEOK as of March 31, 2017, has been prepared to give effect to the merger as if it had occurred on March 31, 2017. The unaudited pro forma condensed consolidated income statements of ONEOK for the three months ended March 31, 2017 and the year ended December 31, 2016, have been prepared to give effect to the merger as if it had occurred on January 1, 2016. As the ONEOK historical financial information includes the accounts of ONEOK Partners, the historical financial information of ONEOK Partners has not been shown separately.

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation (ASC 810). Because ONEOK controls ONEOK Partners both before and after the merger, the changes in ONEOK’s ownership interest in ONEOK Partners resulting from the merger will be accounted for as an equity transaction, and no gain or loss will be recognized in ONEOK’s consolidated income statement. In addition, the tax effects of the merger are reported as adjustments to other assets, deferred income taxes and additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740).

Under SEC regulations, pro forma adjustments to ONEOK’s income statements are limited to those that are (1) directly attributable to the merger, (2) factually supportable and (3) expected to have a continuing impact on the consolidated results. Under SEC regulations, pro forma adjustments to ONEOK’s balance sheet are limited to those that give effect to events that are directly attributable to the merger and are factually supportable regardless of whether they have a continuing impact or are nonrecurring. The pro forma adjustments are based on the account balances and unit counts as of the pro forma balance sheet date, which may change between the pro forma balance sheet date and the closing date of the merger.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes included in the respective Annual Reports on Form 10-K for the year ended December 31, 2016, for ONEOK and ONEOK Partners and the unaudited consolidated financial statements and related notes included in the respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2017 for ONEOK and ONEOK Partners.

The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that ONEOK believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results that might have occurred had the merger taken place on March 31, 2017, for balance sheet purposes, and on January 1, 2016, for income statement purposes, and are not intended to be a projection of future results. Actual results may vary significantly from results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated financial statements.

ONEOK, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2017

	ONEOK Historical	Merger Pro Forma Adjustments		ONEOK Combined Pro Forma
	(Thousands of dollars)
Assets
Current assets
Cash and cash equivalents	$310,808	$—		$310,808
Accounts receivable, net	734,844	—		734,844
Natural gas and natural gas liquids in storage	193,339	—		193,339
Commodity imbalances	30,904	—		30,904
Other current assets	108,552	—		108,552

Total current assets	1,378,447	—		1,378,447

Property, plant and equipment
Property, plant and equipment	15,154,360	—		15,154,360
Accumulated depreciation and amortization	2,600,776	—		2,600,776

Net property, plant and equipment	12,553,584	—		12,553,584

Investments and other assets
Investments in unconsolidated affiliates	956,388	—		956,388
Goodwill and intangible assets	1,002,384	—		1,002,384
Other assets	176,755	701,902	(c)	878,657

Total investments and other assets	2,135,527	701,902		2,837,429

Total assets	$16,067,558	$701,902		$16,769,460

ONEOK, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2017

	ONEOK Historical	Merger Pro Forma Adjustments		ONEOK Combined Pro Forma
	(Thousands of dollars)
Liabilities and equity
Current liabilities
Current maturities of long-term debt	$410,650	$—		$410,650
Short-term borrowings	1,290,729	—		1,290,729
Accounts payable	703,278	—		703,278
Commodity imbalances	114,542	—		114,542
Accrued interest	90,151	—		90,151
Other current liabilities	122,624	18,000	(a)	140,624

Total current liabilities	2,731,974	18,000		2,749,974

Long-term debt, excluding current maturities	7,919,826	—		7,919,826
Deferred credits and other liabilities
Deferred income taxes	1,612,039	(1,612,039	)(c)	—
Other deferred credits	334,206	—		334,206

Total deferred credits and other liabilities	1,946,245	(1,612,039)		334,206

Commitments and contingencies
Equity
ONEOK shareholders’ equity:
Common stock	2,458	—		2,458
Paid-in capital	1,232,069	5,410,966	(b)	6,643,035
Accumulated other comprehensive loss	(139,062)	(41,681	)(b)	(180,743)
Retained earnings	30,887	—		30,887
Treasury stock, at cost	(887,970)	—		(887,970)

Total ONEOK shareholders’ equity	238,382	5,369,285		5,607,667

Noncontrolling interests in consolidated subsidiaries	3,231,131	(3,073,344	)(b)	157,787

Total equity	3,469,513	2,295,941		5,765,454

Total liabilities and equity	$16,067,558	$701,902		$16,769,460

ONEOK, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2017

	ONEOK Historical	Merger Pro Forma Adjustments		ONEOK Combined Pro Forma
	(Thousands of dollars, except per share amounts)
Revenues
Commodity sales	$2,216,717	$—		$2,216,717
Services	532,894	—		532,894

Total revenues	2,749,611	—		2,749,611

Cost of sales and fuel (exclusive of items shown separately below)	2,143,843	—		2,143,843
Operations and maintenance	164,769	(750	)(f)	164,019
Depreciation and amortization	99,419	—		99,419
General taxes	27,153	—		27,153
Gain on sale of assets	7	—		7

Operating income	314,420	750		315,170

Equity in net earnings from investments	39,564	—		39,564
Allowance for equity funds used during construction	13	—		13
Other income	4,341	—		4,341
Other expense	(750)	—		(750)
Interest expense, net of capitalized interest	(116,462)	—		(116,462)

Income before income taxes	241,126	750		241,876

Income taxes	(54,941)	(36,508	)(e)	(91,449)

Net income	186,185	(35,758)		150,427
Less: Net income attributable to noncontrolling interests	98,824	(97,919	)(d)	905

Net income attributable to ONEOK	$87,361	$62,161		$149,522

Basic earnings per share	$0.41			$0.39

Diluted earnings per share	$0.41			$0.39

Average shares (thousands)
Basic	211,619	168,921	(g)	380,540
Diluted	213,602	168,921	(g)	382,523

Dividends declared per share of common stock	$0.615	$0.085	(h)	$0.70

ONEOK, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2016

	ONEOK Historical	Merger Pro Forma Adjustments		ONEOK Combined Pro Forma
	(Thousands of dollars, except per share amounts)
Revenues
Commodity sales	$6,858,456	$—		$6,858,456
Services	2,062,478	—		2,062,478

Total revenues	8,920,934	—		8,920,934

Cost of sales and fuel (exclusive of items shown separately below)	6,496,124	—		6,496,124
Operations and maintenance	668,335	(3,000	)(f)	665,335
Depreciation and amortization	391,585	—		391,585
Impairment of long-lived assets	—	—		—
General taxes	88,849	—		88,849
Gain on sale of assets	(9,635)	—		(9,635)

Operating income	1,285,676	3,000		1,288,676

Equity in net earnings from investments	139,690	—		139,690
Impairment of equity investments	—	—		—
Allowance for equity funds used during construction	209	—		209
Other income	6,091	—		6,091
Other expense	(4,059)	—		(4,059)
Interest expense , net of capitalized interest	(469,651)	—		(469,651)

Income before income taxes	957,956	3,000		960,956

Income taxes	(212,406)	(143,916	)(e)	(356,322)

Income from continuing operations	745,550	(140,916)		604,634
Income (loss) from discontinued operations, net of tax	(2,051)	—		(2,051)

Net income	743,499	(140,916)		602,583
Less: Net income attributable to noncontrolling interests	391,460	(385,963	)(d)	5,497

Net income attributable to ONEOK	$352,039	$245,047		$597,086

Amounts attributable to ONEOK:
Income from continuing operations	$354,090	$245,047		$599,137
Income (loss) from discontinued operations	(2,051)	—		(2,051)

Net income	$352,039	$245,047		$597,086

Basic earnings per share:
Income from continuing operations	$1.68			$1.58
Income (loss) from discontinued operations	(0.01)			(0.01)

Net income	$1.67			$1.57

Diluted earnings per share:
Income from continuing operations	$1.67			$1.57
Income (loss) from discontinued operations	(0.01)			—

Net income	$1.66			$1.57

Average shares (thousands)
Basic	211,128	168,921	(g)	380,049
Diluted	212,383	168,921	(g)	381,304

Dividends declared per share of common stock	$2.46	$0.33	(h)	$2.79

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

A. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated financial statements (the Unaudited Pro Forma Statements) include the pro forma effects of the proposed merger transaction.

The Unaudited Pro Forma Statements give effect to the merger as an equity transaction. The unaudited pro forma condensed consolidated balance sheet gives effect to the merger as if it had occurred on March 31, 2017. The unaudited pro forma condensed consolidated income statements for the three months ended March 31, 2017 and the year ended December 31, 2016, gives effect to the merger as if it had occurred on January 1, 2016.

These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of ONEOK would have been if the merger had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations for financial position of ONEOK for any future periods or as of any date.

The following is the estimated consideration for the merger calculated using actual share amounts (in millions, except per unit/share amounts):

Consideration
ONEOK Partners public common units exchanged (1)	171.5
ONEOK exchange ratio per unit (2)	0.985

Shares of ONEOK common stock assumed to be issued	168.9
ONEOK common share closing price as of January 31, 2017	$55.11

Fair value of equity portion of consideration (3)	$9,309.2
Total consideration (excluding debt assumed) (3)	$9,309.2

(1)	Reflects ONEOK Partners public common units outstanding as of March 31, 2017.
(2)	Reflects the exchange ratio per unit to be received by the holders of ONEOK Partners public common units.
(3)	A $1 change in the price of a ONEOK share would change the total consideration by approximately $168.9 million, and the deferred tax and additional paid-in capital by approximately $62.5 million for purposes of these Unaudited Pro Forma Statements.

B. MERGER PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

(a)	Reflects estimated transaction costs of $18.0 million of advisory and legal services, and other professional fees expected to be paid in the remainder of 2017. As the merger involves the acquisition of noncontrolling interests accounted for as an equity transaction, these costs will be recognized as an adjustment to additional paid-in capital, net of estimated tax benefit, upon exchange of securities at closing.

(b)	The merger, which involves a change in ONEOK’s ownership interests in its subsidiary, ONEOK Partners, will be accounted for as an equity transaction in accordance with ASC 810. As described in Note (c), the merger is expected to result in the recognition of a deferred tax asset totaling $2.3 billion. This tax impact is presented as an increase to additional paid-in capital consistent with the accounting for tax effects of transactions with noncontrolling shareholders pursuant to ASC 740. The following table reflects pro forma adjustments to components of Total Equity (in millions):

	Paid-in Capital	Accumulated Other Comprehensive Loss	ONEOK Shareholders’ Equity	Noncontrolling Interests	Total Equity
ONEOK shares issued for the Merger	$9,309.2	$—	$9,309.2	$(3,073.3)	$6,235.9
Impact of noncontrolling interests acquisition on ONEOK shareholders’ equity	(6,169.7)	(66.2)	(6,235.9)	—	(6,235.9)
Deferred tax adjustments	2,282.8	24.5	2,307.3	—	2,307.3
Transaction costs, net of tax	(11.3)	—	(11.3)	—	(11.3)

Total pro forma adjustments	$5,411.0	$(41.7)	$5,369.3	$(3,073.3)	$2,296.0

(c)	Reflects the estimated impact on deferred income taxes resulting from the merger using ONEOK’s statutory federal and state tax rate of 37 percent. The amount reflects a net adjustment of $2.3 billion to deferred income taxes, which primarily relates to the effects of the change in ownership and the step-up in tax basis as a result of ONEOK’s acquisition of the publicly held interests of ONEOK Partners, resulting in a deferred tax asset. The remaining approximately $7 million relates to the tax effect of estimated transaction costs discussed in Note (a). The deferred income tax impact is an estimate based on preliminary information and assumptions used in preparing these Unaudited Pro Forma Statements and is subject to change.

Unaudited Pro Forma Condensed Consolidated Income Statement Adjustments

(d)	Reclassifies net income previously allocated to noncontrolling interests related to the ONEOK Partners public common units to net income attributable to ONEOK.

(e)	Reflects estimated income tax (expense) benefit using ONEOK’s statutory federal and state income tax rate of 37 percent. For the three months ended March 31, 2017 and the year ended December 31, 2016, the amount reflects the combined effects of $36.5 million and $143.9 million, respectively, of income tax expense on the income previously attributable to ONEOK Partners’ noncontrolling interest holders that was not previously subject to corporate income taxes and the tax impact of estimated synergies.

(f)	Reflects estimated cost savings such as the elimination of corporate governance, insurance and reporting costs associated with the expected termination of ONEOK Partners as a publicly traded company.

(g)	Reflects adjustments to weighted average basic and diluted shares to give effect to each ONEOK Partners common unitholder entitled to receive 0.985 of a share of ONEOK common stock in connection with the merger (in millions, except for exchange ratio):

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
ONEOK Partners weighted average public limited partner units outstanding - basic and diluted	171.5	171.5
Fixed exchange ratio	0.985	0.985

Pro forma equivalent ONEOK weighted average shares outstanding for ONEOK Partners limited partner units	168.9	168.9

(h)	Reflects adjustment to dividends per share to give effect to distributions declared for the period for ONEOK Partners public limited partner unitholders:

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
ONEOK dividends declared	$129.7	$517.6
ONEOK Partners distributions declared for the period for public limited partner unitholders	135.5	541.9

Combined dividends and distribution declared	265.2	1,059.5
Divided by: Pro forma combined number of shares outstanding as of date of record	379.8	379.6

Pro forma dividends per share declared for the period	0.70	2.79
ONEOK dividends declared per share for the period	0.615	2.46

Pro forma adjustment to dividends declared per share for the period	$0.085	$0.33

Pro forma combined number of shares outstanding calculated as follows (in millions, except exchange ratio):

	Three Months Ended March 31, 2017
	ONEOK	ONEOK Partners	Total
Number of public shares outstanding as of date of record	210.9	171.5
Exchange ratio		0.985

Number of public shares outstanding as of date of record (pro forma)	210.9	168.9	379.8

	Year Ended December 31, 2016
	ONEOK	ONEOK Partners	Total
Number of public shares outstanding as of date of record	210.7	171.5	—
Exchange ratio		0.985

Number of public shares outstanding as of date of record (pro forma)	210.7	168.9	379.6

Supplemental Information

Pursuant to the Section 6.11 of the merger agreement, ONEOK management intends to recommend to the ONEOK board an increase to the quarterly dividend on the ONEOK common stock of approximately 21% to $0.745 per share (an annualized dividend of $2.98 per share) for the first dividend declaration immediately following completion of the merger. As such, the pro forma adjustment to dividends declared per share for the three months ended March 31, 2017 and the year ended December 31, 2016, would have been an increase of $0.155 per share and $0.52 per share, respectively rather than the $0.085 per share and $0.33 per share shown in (h) above.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 31, 2017

BY AND AMONG

ONEOK, INC.

NEW HOLDINGS SUBSIDIARY, LLC,

ONEOK PARTNERS, L.P.

AND

ONEOK PARTNERS GP, L.L.C.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 31, 2017 (this “Agreement”), is by and among ONEOK, Inc., an Oklahoma corporation (“Parent”), New Holdings Subsidiary, LLC, a Delaware limited liability company and a Subsidiary of Parent (“Merger Sub”), ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”), and ONEOK Partners GP, L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, in anticipation of the Merger, Parent has formed Merger Sub;

WHEREAS, the Conflicts Committee (the “GP Conflicts Committee”) of the Board of Directors of the Partnership GP (the “GP Board”) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and recommended that the GP Board submit this Agreement to a vote of the Limited Partners, and (iii) resolved, and recommended that the GP Board resolve, to recommend approval of this Agreement by the Limited Partners;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of the Agreement by the Limited Partners;

WHEREAS, a special committee (the “Parent Special Committee”) of the Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the issuance of Parent Shares pursuant to the Merger (the “Parent Stock Issuance”), and (iii) resolved to submit the Parent Stock Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Stock Issuance by the Parent Stockholders; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1    Definitions.

(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (which, in the case of a publicly traded master limited partnership, such as the Partnership, means such power and authority with respect to the general partner thereof), whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership, the Partnership GP and their Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.

“Alternative Acquisition Agreement” means any definitive merger agreement, acquisition agreement, unit purchase agreement, asset purchase agreement, unit exchange agreement, option agreement or other similar agreement with respect to any Alternative Proposal; provided, that for purposes of this definition, an Acceptable Confidentiality Agreement shall not be deemed to be an Alternative Acquisition Agreement.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Share as reported on the NYSE for the five (5) consecutive full trading days (in which such Parent Shares are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding such date.

“Break-Up Amount” means an amount in cash equal to $300,000,000.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in Oklahoma City or New York City are authorized or required by applicable Law to be closed.

“Class B Units” has the meaning set forth in the Partnership Agreement.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Percentage Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment, natural resources, or workplace health or occupational safety, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Rights” means the rights to the Incentive Distributions as set forth in the Partnership Agreement.

“Incentive Distributions” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such person’s heirs, executors or administrators

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, conditions, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Sections 7.2(a) and 7.3(a) with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Partnership) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Partnership) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) with respect to Parent only, any effect to the extent resulting from a change, condition, effect, event or occurrence that has a Material Adverse Effect on the Partnership and its Subsidiaries; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“NYSE” means the New York Stock Exchange.

“OGCA” means the Oklahoma General Corporation Act.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Parent Common Stock” means the common stock of the Parent, par value $0.01 per share.

“Parent Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10,000,000.

“Parent Shares” means shares of Parent Common Stock.

“Parent Stockholders” means the holders of the outstanding Parent Shares.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 15, 2006, as amended or supplemented from time to time.

“Partnership Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Partnership, the Partnership GP and their respective controlled Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10,000,000.

“Partnership GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of July 14, 2009, as amended or supplemented from time to time.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, Partnership GP and their Affiliates.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” shall mean any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partner interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Subsidiaries of Parent.

“Termination Amount” means an amount in cash equal to $100,000,000.

“Termination Payment” means an amount in cash equal to $50,000,000.

The following terms are defined in the section of this Agreement set forth after such term below:

Term	Section
Acceptable Confidentiality Agreement	6.3(g)(i)
Affiliate	1.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	1.1(a)
Alternative Proposal	6.3(g)(ii)
Antitrust Laws	1.1(a)
Average Closing Price	1.1(a)
Balance Sheet Date	4.5(c)
Book-Entry Units	3.1(d)
Break-Up Amount	1.1(a)
Business Day	1.1(a)
Class B Units	1.1(a)
Certificate	3.1(d)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2

Term	Section
Code	3.2(j)
Common Unit	1.1(a)
Confidentiality Agreement	6.6
Contract	4.3(b)
DLLCA	1.1(a)
DRULPA	1.1(a)
Effective Time	2.3
Enforceability Exceptions	4.3(a)
Environmental Laws	1.1(a)
ERISA	1.1(a)
ERISA Affiliate	1.1(a)
Exchange Act	4.4
Exchange Agent	3.2(a)
Exchange Fund	3.2(b)
Exchange Ratio	3.1(a)
GAAP	1.1(a)
General Partner Percentage Interest	1.1(a)
Governmental Authority	1.1(a)
GP Board	Recitals
GP Conflicts Committee	Recitals
Hazardous Substance	1.1(a)
HSR Act	1.1(a)
IDR Amendment	8.3(m)
Incentive Distribution Rights	1.1(a)
Incentive Distributions	1.1(a)
Indemnified Person	1.1(a)
Intervening Event	6.3(g)(iii)
Joint Proxy Statement	4.4
Law	4.8(a)
Laws	4.8(a)
Liens	4.1(c)
Limited Partner	1.1(a)
Material Adverse Effect	1.1(a)
Maximum Amount	6.7(b)
Merger	2.1
Merger Consideration	3.1(a)
Merger Sub	Preamble
NYSE	1.1(a)
Organizational Documents	1.1(a)
Outside Date	8.1(b)(i)
Outstanding	1.1(a)
Parent	Preamble
Parent Adverse Recommendation Change	6.3(d)
Parent Benefit Plans	5.12(b)
Parent Board	Recitals
Parent Common Stock	1.1(a)
Parent Disclosure Schedule	Article V
Parent Environmental Permits	5.13
Parent Expenses	1.1(a)
Parent Intellectual Property	5.15

Term	Section
Parent Material Adverse Effect	5.1(a)
Parent Material Contract	5.11(a)
Parent Notice Period	6.3(f)(ii)
Parent Permits	5.8(b)
Parent Preferred Stock	5.2(a)
Parent SEC Documents	5.5(a)
Parent Shares	1.1(a)
Parent Special Committee	Recitals
Parent Special Committee Recommendation	6.1(c)
Parent Stock Issuance	Recitals
Parent Stockholder Approval	5.3(c)
Parent Stockholder Meeting	6.1(c)
Parent Stockholders	1.1(a)
Partnership	Preamble
Partnership Adverse Recommendation Change	6.3(a)
Partnership Agreement	1.1(a)
Partnership Benefit Plans	4.12(b)
Partnership Board Recommendation	6.1(b)
Partnership Disclosure Schedule	Article IV
Partnership Environmental Permits	4.13
Partnership Expenses	1.1(a)
Partnership Financial Advisor	4.16
Partnership GP	Preamble
Partnership GP LLC Agreement	1.1(a)
Partnership Intellectual Property	4.15
Partnership Interest	1.1(a)
Partnership Material Adverse Effect	4.1(a)
Partnership Material Contract	4.11(a)
Partnership Notice Period	6.3(b)(ii)
Partnership Permits	4.8(b)
Partnership SEC Documents	4.5(a)
Partnership Unaffiliated Unitholders	1.1(a)
Partnership Unitholder Approval	7.1(a)
Partnership Unitholder Meeting	6.1(b)
Permits	4.8(b)
Person	1.1(a)
Proceeding	1.1(a)
Public Common Units	6.15
Registration Statement	4.9
Representatives	6.3(d)
Restraints	7.1(d)
Rights	1.1(a)
rights-of-way	4.14(b)
Sarbanes-Oxley Act	4.5(a)
SEC	1.1(a)
Securities Act	4.1(c)
Special Approval	4.3(d)
Subsidiary	1.1(a)
Superior Proposal	6.3(g)(iv)
Surviving Entity	2.1

Term	Section
Takeover Laws	5.3(a)
Tax	4.10(b)
Taxes	4.10(b)
Tax Return	4.10(b)
Termination Amount	1.1(a)
Termination Payment	1.1(a)

Section 1.2    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)    the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)    all references to prices, values or monetary amounts refer to United States dollars;

(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)    this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j)    each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(k)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(m)    the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(n)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o)    all references to days mean calendar days unless otherwise provided;

(p)    all references to time mean Houston, Texas time; and

(q)    all references to “the date of this Agreement” or “the date hereof” shall mean January 31, 2017.

ARTICLE II

THE MERGER

Section 2.1    The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2    Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana St., Suite 6800, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5    Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law, and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent securities or Partnership securities:

(a)    Conversion of Common Units. Subject to Section 3.1(c), Section 3.2(h) and Section 3.3, each Common Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive 0.985 of a Parent Share (the “Merger Consideration” and such ratio, the “Exchange Ratio”), which such Parent Shares will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws, subject to adjustment in accordance with Section 3.3.

(b)    Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and Parent (which will be the sole member of Merger Sub or another designated Affiliate of Parent) shall be admitted as, or continue as, a limited partner of the Partnership (as the Surviving Entity). At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Common Units held by Persons other than the Partnership GP, Parent and any Subsidiaries of Parent, and the Partnership (as the Surviving Entity) shall continue without dissolution.

(c)    Treatment of Partnership Owned Units and Parent Owned Partnership Interests.

(i)    Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Common Units that are owned immediately prior to the Effective Time by the Partnership shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Common Units.

(ii)    All Partnership Interests, including any (i) General Partner Percentage Interests (which includes the Incentive Distribution Rights), (ii) Class B Units, (iii) Common Units, (iv) all Common Units that are owned by Subsidiaries of the Partnership, and (v) other Limited Partner Interests (as defined in the Partnership Agreement), that are owned immediately prior to the Effective Time by the Partnership GP, Parent or any Subsidiaries of Parent and not cancelled pursuant to Section 3.1(c)(i) shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger.

(d)    Certificates. As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a “Certificate”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 3.2(c), without interest.

Section 3.2    Exchange of Certificates.

(a)    Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration and paying any dividends or other distributions to which a holder of Common Units is entitled pursuant to Section 3.2(g) and any cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.2(h). As promptly as practicable after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends or distributions pursuant to Section 3.2(g).

(b)    Deposit. On or prior to the Closing Date, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, Parent Shares (which shares shall be uncertificated and registered in book-entry form), payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article III. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 3.2(g) and any Parent Shares or cash in lieu of any fractional shares payable pursuant to Section 3.2(h), in each case, that may be payable from time to time following the Effective Time. All Parent Shares and cash or other consideration payable in respect of any dividends or distributions pursuant to Section 3.2(g) deposited with the Exchange Agent or cash in lieu of any fractional shares as such holders have the right to receive pursuant to Section 3.2(h) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends and other distributions pursuant to Section 3.2(g).

(c)    Exchange. Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive in accordance with the provisions of this Article III, and (ii) a check in the amount of (A) the cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and (B) such dividends or other distributions as such holder has the right to receive pursuant to Section 3.2(g). Any and all Parent Shares delivered in accordance with this Section 3.2(c) shall be uncertificated and shall be registered in book-entry form. The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amounts as contemplated by Section 3.2(g) and Section 3.2(h).

(d)    Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)    No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration nine (9) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration, the payment of cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and the payment of any dividends and other distributions pursuant to Section 3.2(g) in respect of such holder’s Common Units. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Common Units for any Merger Consideration or other amount duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration and other amounts remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Dividends and Distributions. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h)    No Fractional Shares. No fractions of a Parent Share will be issued upon the surrender of Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.2(c), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, each holder of Common Units converted into the right to receive the Merger Consideration in the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Common Units exchanged by such holder) will receive, in lieu thereof, cash (without interest and rounded up to the nearest whole cent) in an amount equal to the product of

(i) the Average Closing Price as of the Closing Date and (ii) the fraction of a Parent Share that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms of this Agreement. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional Parent Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Shares.

(i)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article III and pay cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends and other distributions pursuant to Section 3.2(g).

(j)    Withholding Taxes. Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Common Stock, as determined by Parent). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made. If withholding is taken in Parent Shares, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 3.3    Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.3 shall be deemed to permit or authorize any party hereto to affect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 3.4    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

AND THE PARTNERSHIP GP

Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2015, and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statement about Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, however, that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and, with respect to itself where provided for in this Article IV, the Partnership GP each represent and warrant to Parent as follows:

Section 4.1    Organization, Standing and Corporate Power.

(a)    Each of the Partnership, the Partnership GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (“Partnership Material Adverse Effect”).

(b)    Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)    All of the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various States of the United States) (collectively, “Liens”).

Section 4.2    Capitalization.

(a)    The authorized equity interests of the Partnership consist of Common Units, Class B Units, and the General Partner Percentage Interest (which includes the Incentive Distribution Rights). As of September 30, 2016, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 212,837,980 Common Units, (ii) 72,988,252 Class B Units, and (iii) the General Partner Percentage Interest. The Partnership GP is the sole general partner of the Partnership and owns all of the outstanding General Partner Percentage Interest free and clear of any Lien, and such General Partner Percentage Interest has been duly authorized and validly issued in accordance with the Organizational Documents of such entity. All outstanding equity interests of the Partnership are duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b)    As of January 30, 2017, except as set forth above in this Section 4.2 or the Partnership Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities (other than Class B Units that are convertible into Common Units in accordance with the Partnership Agreement), exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any partnership interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c)    Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d)    There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.3    Authority; Noncontravention; Voting Requirements.

(a)    Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the GP Board and approved by each of the GP Conflicts Committee and the GP Board and no other entity action on the part of the Partnership and the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and, except for obtaining the Partnership Unitholder Approval, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against them in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing (such clauses (i) and (ii) collectively, the “Enforceability Exceptions”).

(b)    Neither the execution and delivery of this Agreement by the Partnership or the Partnership GP nor the consummation by the Partnership and the Partnership GP of the transactions contemplated by this Agreement, nor compliance by the Partnership and the Partnership GP with any of the terms or provisions of this Agreement, will (i) assuming the Partnership Unitholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Partnership Agreement or any of the Organizational Documents of the Partnership’s material

Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) contravene, violate or conflict with any applicable Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit, to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)    Except for the approval by the Partnership GP, which was obtained prior to the execution of this Agreement, the Partnership Unitholder Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d)    The GP Conflicts Committee, at a meeting duly called and held, has by unanimous approval (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the GP Board approve, this Agreement and the transactions contemplated by this Agreement and recommended that the GP Board submit this Agreement to a vote of the Limited Partners and (iii) resolved, and recommended that the GP Board resolve, to recommend approval of this Agreement by the Limited Partners. Such action by the GP Conflicts Committee constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement under the Partnership Agreement.

(e)    The GP Board (acting based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has by unanimous approval (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

Section 4.4    Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the “Joint Proxy Statement”) and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (ii) result in a Partnership Material Adverse Effect.

Section 4.5    Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)    The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2013 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c)    Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since December 31, 2015 (the “Balance Sheet Date”) in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d)    No Partnership Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Partnership SEC Documents. No enforcement action has been initiated against the Partnership relating to disclosures contained or omitted from any Partnership SEC Document.

(e)    The Partnership makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The Partnership GP’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the audit committee of the GP Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls.

(f)    Since January 1, 2015, the principal executive officer and principal financial officer of the Partnership GP have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, none of such entities has any knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6    Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

Section 4.7    Legal Proceedings. There are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to the Partnership or any of its Subsidiaries or Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.8    Compliance With Laws.

(a) The Partnership and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)    The Partnership and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (“Permits”) necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Partnership Permits”), except where the failure to have any of the Partnership Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. No suspension or cancellation of any of the Partnership Permits is pending or, to the knowledge of the Partnership, threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any Partnership Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Partnership Material Adverse Effect. No Proceeding is pending or, to the knowledge of the Partnership, threatened with respect to any alleged failure by the Partnership or any of its Subsidiaries to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith, except, in each case, as would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

Section 4.9    Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership and the Partnership GP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, on the date it is first mailed to Limited Partners and the Parent Stockholders, and at the time of the Partnership Unitholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10    Tax Matters.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents, (iii) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (iv) the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code, (v) the Partnership is currently (and has been since its formation) either (A) properly classified as a partnership for U.S. federal income tax purposes or (B) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b), (vi) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code, and (vii) each Subsidiary of the Partnership is currently (and has been since its respective acquisition by the Partnership) either (A) properly classified as a partnership for U.S. federal income tax purposes or (B) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b), except in the case of clause (vii), as set forth in Section 4.10 of the Partnership Disclosure Schedule.

(b)    As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 4.10(b) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local, or foreign Law), as a transferee or successor, by contract, or otherwise and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 4.11    Contracts.

(a)    Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither the Partnership nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership (each Contract that is described in this Section 4.11(a) being a “Partnership Material Contract”).

(b)    Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Partnership Material Contract is legal, valid and binding on and enforceable against the Partnership and its Subsidiaries, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) the Partnership and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Partnership Material Contract, (iii) neither the Partnership nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Partnership or any of its Subsidiaries, or permit termination, modification or acceleration, under any such Partnership Material Contract and (iv) as of the date of this Agreement no other party to any Partnership Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Partnership Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Partnership Material Contract.

Section 4.12    Partnership Benefit Plans.

(a)    There are no Partnership Benefit Plans. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than the Partnership and its Subsidiaries.

(b)    For purposes of this Agreement, “Partnership Benefit Plans” means any “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored, maintained or contributed to, or required to be contributed to, by the Partnership.

Section 4.13    Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) each of the Partnership and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Partnership Permits required to be obtained pursuant to applicable Environmental Laws (“Partnership Environmental Permits”); (b) all Partnership Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Partnership Environmental Permit is pending or threatened in writing; (d) there has been no release of any Hazardous Substance by the Partnership or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or threatened in writing against the Partnership or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for the Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; and (f) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by the Partnership or any of its Subsidiaries or as a result of any operations or activities of the Partnership or any of its Subsidiaries.

Section 4.14    Property.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership owns and has good and valid title to all of its owned real property and good and valid title to all its owned personal property, and has good and valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, all leases under which the Partnership or any of its Subsidiaries lease any real or personal property are valid and effective against the Partnership or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by the Partnership or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Partnership or any of its Subsidiaries or the counterparties thereto.

(b)    The Partnership and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, each of the Partnership and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.15    Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or an Affiliate of

the Partnership (including, solely for purposes of this Section 4.15, Parent and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Partnership Intellectual Property”) used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by the Partnership or any of its Subsidiaries of such Person’s intellectual property, (b) the conduct of the business of the Partnership and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither the Partnership nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Partnership Intellectual Property, and (d) no Person is infringing or misappropriating any Partnership Intellectual Property.

Section 4.16    Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Barclays Capital Inc. (the “Partnership Financial Advisor”) to the effect that, from a financial point of view, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio to be offered to the Partnership Unaffiliated Unitholders in connection with the Merger is fair to such Partnership Unaffiliated Unitholders.

Section 4.17    Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the GP Conflicts Committee.

Section 4.18    Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.

Section 4.19    Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.20    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2015, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statement about Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, however, that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

Section 5.1    Organization, Standing and Corporate Power.

(a)    Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b)    Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued in accordance with the Organizational Documents of such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

Section 5.2    Capitalization.

(a)    As of the date of this Agreement, the authorized equity interests of Parent consist of 100,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), and 600,000,000 Parent Shares. As of January 30, 2017, there were (i) 210,685,425 Parent Shares issued and outstanding, (ii) 35,125,755 Parent Shares held in treasury, (iii) no shares of Parent Preferred Stock issued and outstanding, (iv) no shares of Parent Preferred Stock held in treasury, (v) 868,660 shares subject to restricted stock units granted and outstanding under Parent’s equity plans, (vi) 2,046,008 Parent Shares subject to outstanding performance stock units granted and outstanding under Parent’s equity plans (assuming maximum performance) and (vii) 16,011,874 Parent Shares reserved for issuance pursuant to Parent’s equity plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to Parent’s restricted stock units and performance stock units, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)    As of January 30, 2017, except as set forth above in this Section 5.2 and set forth in Parent’s equity plans or grant documents issued thereunder, (i) there are no partnership interests, limited liability company interests or other equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence.

(c)    Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Parent Stockholders or any other equity interest on any matter.

(d)    There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

(e)    When issued pursuant to the terms of this Agreement, all Parent Shares constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(f)    All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3    Authority; Noncontravention; Voting Requirements.

(a)    Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholder Approval in the case of Parent, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of Merger Sub, Parent as the sole member of Merger Sub, Parent, and the Parent Special Committee, and no other entity action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement and, except for obtaining the Parent Stockholder Approval in the case of Parent, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Special Committee has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or similar Law applicable to Parent or any of its Subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 18-1090.3 of the OGCA) under Section 18-1090.3 of the OGCA) (“Takeover Laws”) do not, and will not, apply to this Agreement and the consummation of the transactions contemplated this Agreement, including the Merger and the Parent Stock Issuance.

(b)    Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of Parent or any of Parent’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    The affirmative vote of a majority of the votes cast at the Parent Stockholder Meeting at which a quorum is present or any adjournment or postponement thereof (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance and approve and consummate the transactions contemplated by this Agreement.

(d)    The Parent Special Committee, at a meeting duly called and held, has (i) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Parent Stock Issuance and (iii) resolved to submit the Parent Stock Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Stock Issuance by the Parent Stockholders.

Section 5.4    Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (ii) result in a Parent Material Adverse Effect.

Section 5.5    Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)    Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2013 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c)    Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)    No Parent Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Documents. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Document.

(e)    Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(f)    Since January 1, 2015, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, none of such entities has any knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 5.6    Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

Section 5.7    Legal Proceedings. There are no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to Parent or any of its Subsidiaries or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8    Compliance With Laws; Permits.

(a)    Parent and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization, have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No Proceeding is pending or, to the knowledge of Parent, threatened with respect to any alleged failure by Parent or any of its Subsidiaries to have any material

Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.9    Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the Partnership GP, set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, on the date it is first mailed to Limited Partners and the Parent Stockholders, and at the time of the Partnership Unitholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10    Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents, (c) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries, and (d) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 5.11    Contracts.

(a)    Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 5.11(a) being a “Parent Material Contract”).

(b)    Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is legal, valid and binding on and enforceable against Parent and its Subsidiaries, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of Parent or any of its Subsidiaries or permit termination, modification or acceleration, under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Parent

Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

Section 5.12    Parent Benefit Plans.

(a)    Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

(b)    For purposes of this Agreement, “Parent Benefit Plans” means any “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored, maintained or contributed to, or required to be contributed to, by Parent.

Section 5.13    Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required to be obtained pursuant to applicable Environmental Laws (“Parent Environmental Permits”); (b) all Parent Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Parent Environmental Permit is pending or threatened in writing; (d) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; and (f) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

Section 5.14    Property.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good and valid title to all of its owned real property and good and valid title to all its owned personal property, and has good and valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

(b)    Parent and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 5.15    Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent (including, solely for purposes of this Section 5.15, the Partnership and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Parent Intellectual Property”) used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person’s intellectual property, (b) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (d) no Person is infringing or misappropriating any Parent Intellectual Property.

Section 5.16    Opinion of Parent Financial Advisor. The Parent Board has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view, to Parent.

Section 5.17    Brokers and Other Advisors. Except for J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.18    Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of Parent and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by Parent or any of its Subsidiaries other than in the ordinary course of business.

Section 5.19    Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.20    Ownership of Common Units and Class B Units. Parent and its Subsidiaries, taken together, are the beneficial owners of 41,344,581 Common Units and 72,988,252 Class B Units, which represent all Common Units and Class B Units held of record or beneficially by Parent or any of its Subsidiaries as of the date of this Agreement.

Section 5.21    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership and the Partnership GP in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1    Preparation of the Registration Statement and the Joint Proxy Statement; Equityholder Meeting.

(a)    As promptly as practicable following the date of this Agreement, the Partnership and Parent shall jointly prepare and file with the SEC the Joint Proxy Statement and the Partnership and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Limited Partners and the Parent Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement or the Joint Proxy Statement will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners and the Parent Stockholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement, the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b)    Subject to Section 6.1(d), the Partnership shall, as promptly as practicable following the date on which the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Limited Partners (the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the GP Board and the GP Conflicts Committee, recommend to the Limited Partners approval of this Agreement (collectively, the “Partnership Board Recommendation”) and use the Partnership’s reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval. The Joint Proxy Statement shall include, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3 (including the termination rights referenced therein), the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the GP Conflicts Committee or the GP Board of the Partnership Board Recommendation or any other action by the GP Conflicts Committee or the GP Board with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (B) for the absence of quorum, (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the GP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the Partnership Unitholder Meeting, and (D) if the Partnership has delivered any notice contemplated by Section 6.3(b) and the time periods contemplated by Section 6.3(b) have not expired; provided, however, that in each case, the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting to a date after the date that is two (2) Business Days prior to the Outside Date.

(c)    Subject to Section 6.1(d), Parent shall, as promptly as practicable following the date on which the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Parent Stockholders (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stockholder Approval. Subject to Section 6.3, Parent shall, through the Parent Special Committee, recommend to the Parent Stockholders approval of the Parent Stock Issuance (the “Parent Special Committee Recommendation”) and use reasonable best efforts to obtain from the Parent Stockholders the Parent Stockholder Approval. The Joint Proxy Statement shall include, subject to Section 6.3, the Parent Special Committee Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3 (including the termination rights referenced therein), the obligations of Parent set forth in the first sentence of this Section 6.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Parent of any Alternative Proposal or (ii) the withdrawal or modification by the Parent Special Committee of the Parent Special Committee Recommendation or any other action by the Parent Board or the Parent Special Committee, as the case may be, with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (B) for the absence of quorum, (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Parent Board or the Parent Special Committee, as the case may be, has determined after consultation with outside legal counsel is necessary under applicable Law is provided to Parent Stockholders within the minimum amount of time reasonably practicable prior to the Parent Stockholder Meeting, and (D) if Parent has delivered any notice contemplated by Section 6.3(f), and the time periods contemplated by Section 6.3(f) have not expired; provided, however, that in each case, Parent shall not be permitted to postpone or adjourn the Parent Stockholder Meeting to a date after the date that is two (2) Business Days prior to the Outside Date.

(d)    The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day.

(e)    Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement to the Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Board or the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

(f)    Unless this Agreement is validly terminated in accordance with Article VIII, Parent shall submit the Parent Stock Issuance for approval at the Parent Stockholder Meeting even if the Parent Board or Parent Special Committee, as the case may be, shall have effected a Parent Adverse Recommendation Change.

Section 6.2    Conduct of Business.

(a)    Except (i) as provided in this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall, and shall cause each of their respective Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.

(b)    Except (i) as provided in this Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)    amend Parent’s or any of its Subsidiaries’ Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement, or (b) adversely affect the terms of the Parent Common Stock in any material respect;

(ii)    declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent’s capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on Parent Common Stock;

(iii)    split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of Parent’s capital stock or other equity interests;

(iv)    solely with respect to Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

(v)    waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect; or

(vi)    agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3    Recommendation of Merger; No Solicitation by Parent; Etc.

(a)    Except as permitted by this Section 6.3, the Partnership and the Partnership GP, acting through the GP Board or the GP Conflicts Committee or otherwise, shall not, and shall cause their respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or (ii) fail to include the Partnership Board Recommendation in the Joint Proxy Statement (the taking of any such action being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s or the Partnership GP’s Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP.

(b)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(b), the GP Board or the GP Conflicts Committee may (x) make a Partnership Adverse Recommendation Change or (y) terminate this Agreement pursuant to Section 8.1(d)(iii), in each case:

(i)    in response to an Intervening Event if the GP Board or the GP Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its duties under the Partnership Agreement and applicable Law;

(ii)    if the GP Board or the GP Conflicts Committee, as applicable, has provided prior written notice to Parent specifying in reasonable detail the material events giving rise to the Intervening Event at least three (3) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, or to terminate this Agreement pursuant to Section 8.1(d)(iii), as the case may be, unless at the time such notice is otherwise required to be given there are less than three (3) days prior to the Partnership Unitholder Meeting, in which case the GP Board or the GP Conflicts Committee, as applicable, shall provide as much notice as is practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(iii)    if, during the Partnership Notice Period, the GP Board or the GP Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.1(d)(iii), as the case may be, would not be inconsistent with its duties under the Partnership Agreement and applicable Law; provided, however, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to effect such Partnership Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.1(d)(iii), as the case may be, would not be inconsistent with its duties under the Partnership Agreement and applicable Law.

(c)    [Reserved]

(d)    Parent shall, and shall cause its Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and immediately prohibit any access by any Person to any confidential information relating to a possible Alternative Proposal. Except as permitted by this Section 6.3, Parent shall not, and shall cause its respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) enter into an Alternative Acquisition Agreement, or (iii) (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, the Parent Special Committee Recommendation, (B) fail to include the Parent Special Committee Recommendation in the Joint Proxy Statement, (C) authorize, approve, declare advisable, adopt or recommend or propose to publicly authorize, approve, declare advisable, adopt or recommend, any Alternative Proposal or (D) authorize Parent or any of its Subsidiaries to enter into an Alternative Acquisition Agreement or enter into an agreement, arrangement or understanding with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement) (the taking of any action described in clause (iii) being referred to as a “Parent Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent’s Subsidiaries or Parent’s Representatives shall be deemed to be a breach of this Section 6.3 by Parent.

(e)    Notwithstanding anything to the contrary contained in Section 6.3(d), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Alternative Proposal that the Parent Board believes is bona fide, (ii) the Parent Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that (x) such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (y) failure to take such action would be inconsistent with its duties under applicable Law and (iii) such Alternative Proposal did not result from a material breach of this Section 6.3, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Parent and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided, however, that (x) Parent and its respective Subsidiaries will not, and will use their reasonable best efforts to cause their respective Representatives not to, disclose any non-public information to such Person unless Parent has, or first enters into, an Acceptable Confidentiality Agreement with such Person and (y) Parent will provide to the Partnership and the Partnership GP non-public information with respect to Parent and its Subsidiaries that was not previously provided or made available to the Partnership or the Partnership GP prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(f)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance in all material respects with this Section 6.3(f), the Parent Board or Parent Special Committee, as the case may be, may (x) make a Parent Adverse Recommendation Change or (y) solely in the case of Section 6.3(f)(i)(A) terminate this Agreement pursuant to Section 8.1(c)(iii), in each case:

(i)    (A) if Parent has received a written Alternative Proposal that the Parent Board or Parent Special Committee, as the case may be, believes is bona fide, and the Parent Board or Parent Special Committee, as the case may be, after consultation with its financial advisors and outside legal counsel, determines in good faith that (x) such Alternative Proposal constitutes a Superior Proposal and (y) failure to take such action would be inconsistent with its duties under applicable Law or (B) in response to an Intervening Event if the Parent Board or Parent Special Committee, as the case may be, after consultation with its financial advisors and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under applicable Law;

(ii)    if the Parent Board or Parent Special Committee, as the case may be, has provided prior written notice to the Partnership (A) in the case of Section 6.3(f)(i)(A), (x) stating that the Parent Board or Parent Special Committee, as the case may be, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Alternative Proposal constitutes a Superior Proposal and (y) including a description of the material terms of such Alternative Proposal and (B) in the case of Section 6.3(f)(i)(B), specifying in reasonable detail the material events giving rise to the Intervening Event, in the case of each of (A) and (B), at least three (3) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than three (3) days prior to the Parent Stockholder Meeting, in which case the Parent Board or Parent Special Committee, as the case may be, shall provide as much notice as is practicable (it being understood and agreed that any material amendment to the terms of an Alternative Proposal, if applicable, shall require a new notice pursuant to this Section 6.3(f) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment to the terms of an

Alternative Proposal shall be for one (1) day from the time the Partnership receives such notice (as opposed to three (3) days) (the period inclusive of all such days, the “Parent Notice Period”); and

(iii)    if, during the Parent Notice Period, the Parent Board or Parent Special Committee, as the case may be, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Partnership and the Partnership GP in good faith (to the extent the Partnership and the Partnership GP desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with its duties under applicable Law; provided, however, that the Parent Board or Parent Special Committee, as the case may be, shall take into account all changes to the terms of this Agreement proposed by the Partnership in determining whether (1) in the case of Section 6.3(f)(i)(A), such Alternative Proposal continues to constitute a Superior Proposal or (2) in the case of Section 6.3(f)(i)(B), the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with its duties under applicable Law.

(g)    For purposes of this Agreement:

(i)    “Acceptable Confidentiality Agreement” means a confidentiality agreement containing customary provisions, including, for the avoidance of doubt, provisions limiting the use of the confidential information to be provided thereunder.

(ii)    “Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), relating to any (1) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of Parent’s consolidated assets or to which twenty-five percent (25%) or more of Parent’s revenues or earnings on a consolidated basis are attributable, (2) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any outstanding class of equity securities of Parent, (3) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any outstanding class of equity securities of Parent or (4) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Parent’s consolidated assets or outstanding equity interests; in each case, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, an “Alternative Proposal” shall not include any inquiry, proposal or offer that would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

(iii)    “Intervening Event” means a material event, fact or circumstance, development or occurrence that is not known or reasonably foreseeable to or by the GP Board, the GP Conflicts Committee or the Parent Board or Parent Special Committee, as the case may be, as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by (x) the GP Board or the GP Conflicts Committee, as the case may be, prior to the Partnership Unitholder Meeting or (y) the Parent Board or Parent Special Committee, as the case may be, prior to the Parent Stockholder Meeting.

(iv)    “Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement and not in material breach of this Section 6.3, to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Parent Board or Parent Special Committee, as the case may be, determines in its good faith to be more favorable to the Parent Stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account any changes to the terms of this Agreement that as of the time of determination had been committed to by the Partnership in writing.

(h)    Nothing contained in this Agreement shall prevent the Partnership, the GP Board or the GP Conflicts Committee or shall prevent Parent, Parent Special Committee or the Parent Board, as applicable, from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal if the GP Conflicts Committee or the Parent Board or Parent Special Committee, as the case may be, as applicable, determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided, however, that any Partnership Adverse Recommendation Change or Parent Adverse Recommendation Change may only be made in accordance with Section 6.3(b) or Section 6.3(f), as the case may be.

Section 6.4    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, Parent, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent until the Effective Time or the termination of this Agreement, retaining ownership and voting control over, and voting or causing to be voted, all Common Units and Class B Units beneficially owned by Parent as of the date of this Agreement or acquired thereafter in favor of the Merger at the Partnership Unitholder Meeting (unless there is a Partnership Adverse Recommendation Change, in which case Parent shall be free to vote such Common Units and Class B Units in Parent’s sole discretion) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

(b)    In furtherance and not in limitation of the foregoing, each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required by applicable Law) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within ten (10) Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other applicable Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Outside Date).

(c)    Each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other party a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material written communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.4 in a manner so as to preserve the applicable privilege.

Section 6.5    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership.

Section 6.6    Access to Information; Confidentiality. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, during such period, Parent shall furnish promptly to the Partnership (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents which such party is not permitted to disclose under applicable Laws) and (ii) all information concerning Parent’s business, properties and personnel as the Partnership may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, no party shall have an obligation to disclose or provide access to any information the disclosure of which the other party has concluded may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation binding on such party or any of its Affiliates. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of January 19, 2017 between Parent and the Partnership GP (as it may be amended from time to time, the “Confidentiality Agreement”), the each party shall hold information received from the other party pursuant to this Section 6.6 in confidence in accordance with the terms of the Confidentiality Agreement.

Section 6.7    Indemnification and Insurance.

(a)    From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent and the Partnership GP and their respective successors and assigns.

(b)    Parent shall maintain in effect for six (6) years from the Effective Time Parent’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that Parent may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by Parent for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent would be required to expend more than the Maximum Amount, Parent shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 6.7(b), Parent may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c)    The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Partnership GP shall assume the obligations of Parent and the Partnership GP set forth in this Section 6.7.

Section 6.8    Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Joint Proxy Statement.

Section 6.9    Section 16 Matters. Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10    Listing. Parent shall use reasonable best efforts to cause the Parent Common Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 6.11    Dividends and Distributions. After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership Interests and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (a) only distributions in respect of Partnership Interests or (b) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger. Upon consummation of the transactions contemplated hereby, each of the parties hereto understands that, as of the date hereof, Parent management intends to recommend to Parent’s Board immediately following the Closing to increase the quarterly dividend on the shares of Parent Common Stock to no less than $0.745 per share prior to the first dividend declaration date immediately following the Closing.

Section 6.12    GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.12 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.13    Performance by Partnership GP. The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to the Partnership and the Partnership GP and their respective Subsidiaries and subject to Section 6.2(b), with the consent of, Parent.

Section 6.14    Cooperation with Debt and Equity Financing. From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt or equity financing, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger; it being understood that the arrangement of any bank debt financing or any capital markets debt financing or the repayment or refinancing of any debt shall not be a condition to Parent’s or Merger Sub’s obligations to effect the Merger. Parent shall indemnify and hold harmless the Partnership GP, the Partnership and their respective Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt financing.

Section 6.15    Tax Treatment. For United States federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the United States federal income tax treatment), the parties agree to treat the Merger (a) with respect to the holders of Common Units (other than Common Units held by Parent and its Subsidiaries immediately prior to the Effective Time) (the “Public Common Units”), as a taxable sale of the Public Common Units to Parent and (b) with respect to Parent, as a purchase of the Public Common Units from the holders of such Common Units. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.16    Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto, Parent, Parent Board and the Parent Special Committee shall grant such approvals and shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

Section 6.17    Securityholder Litigation. The Partnership and Partnership GP shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the Partnership GP and/or their directors (as applicable) relating to the transactions contemplated by this Agreement, provided that the Partnership and the Partnership GP shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Partnership Unitholder Approval. The affirmative vote or consent of the holders of a majority of the Outstanding Common Units and Class B Units, voting as a single class, at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the “Partnership Unitholder Approval”) shall have been obtained in accordance with applicable Law and the Organizational Documents of the Partnership.

(b)    Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the rules of the NYSE and the Organizational Documents of Parent.

(c)    Regulatory Approval. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(e)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)    Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(g)    Tax Opinion. Parent shall have received an opinion dated as of the Closing Date from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, or another nationally-recognized law firm experienced in such matters, to the effect that the Merger should not be treated as a transaction governed by Section 351(a) of the Code.

Section 7.2    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Partnership and the Partnership GP contained in Section 4.2, Section 4.3(a) and Section 4.3(c) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of the Partnership and the Partnership GP set forth herein shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Sections 4.5, 4.6 and 4.9 and the definition of Partnership Material Contract in Section 4.11) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

(b)    Performance of Obligations of the Partnership and Partnership GP. The Partnership and the Partnership GP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

Section 7.3    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.2, Section 5.3(a) and Section 5.3(c) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of Parent set forth herein shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Sections 5.5, 5.6 and 5.9 and the definition of Parent Material Contract in Section 5.11) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)    Performance of Obligations of the Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4    Frustration of Closing Conditions.

(a)    Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b)    Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a)    by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board or Parent Special Committee, as the case may be, and the GP Conflicts Committee.

(b)    by either of the Partnership or Parent:

(i)    if the Closing shall not have been consummated on or before September 30, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to the Partnership or Parent if the failure to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and, in the case of Parent, Parent or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to the Partnership or Parent if, in the case of Parent, the Partnership or the Partnership GP and, in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9;

(ii)    if any Restraint having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and, in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

(iii)    if the Partnership Unitholder Meeting and any postponements or adjournments thereof shall have concluded and the Partnership Unitholder Approval shall not have been obtained; or

(iv)    if the Parent Stockholder Meeting and any postponements or adjournments thereof shall have concluded and the Parent Stockholder Approval shall not have been obtained.

(c)    by Parent:

(i)    if a Partnership Adverse Recommendation Change shall have occurred prior to the Partnership Unitholder Meeting;

(ii)    if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii)    prior to the receipt of the Parent Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that Parent shall have complied in all material respects with Section 6.3(f), and shall concurrently make the amendment contemplated by Section 8.3(m) with respect to, the Break-Up Amount in accordance with Section 8.3(f).

(d)    by the Partnership:

(i)    if a Parent Adverse Recommendation Change shall have occurred prior to the Parent Stockholder Meeting;

(ii)    if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii)    if prior to receipt of the Partnership Unitholder Approval, in response to an Intervening Event, the GP Board or the GP Conflicts Committee shall have determined to terminate this Agreement as contemplated in Section 6.3(b); provided, that the Partnership shall have complied in all material respects with Section 6.3(b).

Section 8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.6, the provisions in Section 6.8, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expenses, the Partnership Expenses, the Termination Payment, the Termination Amount, or the Break-Up Amount, or to make the amendment with respect to any Termination Amount or Break-Up Amount, in each case if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a willful breach of any covenant or other agreement contained in this Agreement. For purposes of this Section 8.2, “willful breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (x) cause a material breach of this Agreement and (y) prevent or materially delay the Closing. Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 8.3    Termination Amounts; Expenses.

(a)    If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(i) (Outside Date), then Parent shall pay to the Partnership (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within three (3) Business Days after such termination.

(b)    If (i) no Partnership Adverse Recommendation Change has occurred and (ii) this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iii) (No Partnership Unitholder Approval), then Parent shall pay to the Partnership (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within three (3) Business Days after such termination.

(c)    If (i) no Parent Adverse Recommendation Change has occurred and (ii) this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iv) (No Parent Stockholder Approval), then Parent shall pay to the Partnership (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within three (3) Business Days after such termination. For purposes of this Section 8.3(c), the term “Partnership Expenses” shall have the meaning assigned to such term in Section 1.1(a), except that the reference to “$10,000,000” therein shall be replaced with “$20,000,000.”

(d)    If this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d)(ii) (Parent Uncured Breach), then Parent shall cause the Partnership GP to, within three (3) Business Days after such termination, execute the IDR Amendment in accordance with Section 8.3(m) with a reduction amount equal to the Termination Amount.

(e)    If (i) after the date of this Agreement, an Alternative Proposal is publicly proposed or publicly disclosed prior to the Parent Stockholder Meeting, (ii) this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iv) (No Parent Stockholder Approval), and (iii) at any time on or prior to the 12-month anniversary of such termination, Parent or any of its Subsidiaries enters into a definitive agreement in respect of an Alternative Proposal or consummates an Alternative Proposal, then Parent shall cause the Partnership GP to, concurrently with the consummation of such Alternative Proposal, execute the IDR Amendment in accordance with Section 8.3(m) with a reduction amount equal to the Break-Up Amount. For purposes of clause (iii) of this Section 8.3(e) only, the term “Alternative Proposal” shall have the meaning assigned to such term in Section 6.3(g)(ii) except that all references to “25%” therein shall be deemed to be references to “50%.”

(f)    If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(iii) (Parent Superior Proposal), then Parent shall cause the Partnership GP to, concurrently with such termination, execute the IDR Amendment in accordance with Section 8.3(m) with a reduction amount equal to the Break-Up Amount.

(g)    If this Agreement is validly terminated by Partnership pursuant to Section 8.1(d)(i) (Parent Adverse Recommendation Change), then Parent shall cause the Partnership GP to, within three (3) Business Days after such termination, execute the IDR Amendment in accordance with Section 8.3(m) with a reduction amount equal to the Break-Up Amount.

(h)    If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change), then the Partnership shall, within three (3) Business Days after such termination, pay to Parent, by wire transfer of immediately available funds to an account designated by Parent, the Termination Payment; provided, however, that if the Intervening Event, in response to which the GP Conflicts Committee has made a Partnership Adverse Recommendation Change, is a material event, fact or circumstance, development or occurrence that is the direct and reasonably foreseeable result of a deliberate act by Parent (or its Affiliates), then the Partnership shall only be obligated to pay to Parent the Parent Expenses (in lieu of the Termination Payment), and such payment shall be made within three (3) Business Days after such termination.

(i)    If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(ii) (Partnership Uncured Breach), then the Partnership shall, within three (3) Business Days after such termination, pay to the Parent by wire transfer of immediately available funds to an account designated by Parent, the Parent Expenses.

(j)    If this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d)(iii) (Partnership Intervening Event Termination Right), then the Partnership shall, within three (3) Business Days after such termination, pay to Parent, by wire transfer of immediately available funds to an account designated by Parent, the Break-Up Amount; provided, however, that if the Intervening Event, in response to which the GP Conflicts Committee has terminated this Agreement, is a material event, fact or circumstance, development or occurrence that is the direct and reasonably foreseeable result of a deliberate act by Parent (or its Affiliates), then the Partnership shall only be obligated to pay to Parent the Parent Expenses (in lieu of the Break-Up Amount), and such payment shall be made within three (3) Business Days after such termination.

(k)    In no event shall Parent or the Partnership be required (i) to pay (or, in the case of Parent, to cause the Partnership GP to make the amendment contemplated by Section 8.3(m)) in respect of both a Termination Amount (or, in the case of the Partnership, a Termination Payment) and a Break-Up Amount or (ii) to pay the Termination Payment, the Termination Amount, or the Break-Up Amount (or cause the Partnership GP to make the amendment contemplated by Section 8.3(m)) on more than one occasion. In the event that Parent pays the Partnership Expenses pursuant to this Section 8.3, then any reduction amount in respect of any Termination Amount or Break-Up Amount required to be included in the IDR Amendment under this Section 8.3 shall be reduced by the amount of the Partnership Expenses previously paid. In the event that the Partnership pays the Parent Expenses pursuant to this Section 8.3, then any Termination Payment or Break-Up Amount required to be paid by the Partnership under this Section 8.3 shall be reduced by the amount of the Parent Expenses previously paid.

(l)    The parties acknowledge that payment of the Parent Expenses, the Partnership Expenses, the Termination Payment, the Termination Amount or the Break-Up Amount (or any amendment pursuant to Section 8.3(m) in respect of the Termination Amount or the Break-Up Amount), as applicable, if, as and when required pursuant to this Section 8.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision, and shall constitute the sole and exclusive remedy with respect thereto, except as expressly set forth in Section 8.2.

(m)    If required under this Section 8.3, Parent shall cause the Partnership GP to execute an amendment to the Partnership Agreement providing for the reduction in distributions payable by the Partnership to the holders of the Incentive Distribution Rights (such amendment to be substantially in the form set forth in Section 8.3(m) of the Parent Disclosure Schedule, the “IDR Amendment”) in an amount equal to the amount so required under this Section 8.3 (after giving effect to any reduction contemplated by Section 8.3(k)), and, if the event giving rise to such payment obligation occurs and Parent makes such election, Parent hereby does consent to such amendment and agrees to cause any of its Subsidiaries that are required to consent to such amendment to do so.

ARTICLE IX

MISCELLANEOUS

Section 9.1    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III and the last sentence of Section 6.6, Section 6.8 and Section 6.10 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by the Parent Board or Parent Special Committee, as the case may be, and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) Business Days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) Business Day period); provided, further, that following receipt of the Partnership Unitholder Approval or the Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners or Parent Stockholders, as applicable, without such approval.

Section 9.3    GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership or Partnership GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) Business Days to make a recommendation to the GP Board with respect thereto.

Section 9.4    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that, prior to the Partnership Unitholder Approval, the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) Business Days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) Business Day period) and, following the Partnership Unitholder Approval, the GP Board may not take or authorize any such action without the prior written consent of the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 6.7 and Section 9.12. Notwithstanding anything to the contrary in this Agreement, Section 9.8 and Section 9.12 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

Section 9.8    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)    Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided, however, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable Laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)    EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

ONEOK, Inc.

100 W. Fifth Street

Tulsa, Oklahoma 74103

Attention: Stephen W. Lake

Email: Stephen.Lake@oneok.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

Attention: Frank E. Bayouth, Esq.

Email: frank.bayouth@skadden.com

If to the Partnership or the Partnership GP, to:

ONEOK Partners, L.P.

100 W. Fifth Street

Tulsa, Oklahoma 74103

Attention: Craig F. Strehl, Chairman of the Conflicts Committee of

ONEOK Partners GP, L.L.C.

Email: Craig.Strehl@oneok.com

with a copy (which shall not constitute notice) to:

Andrews Kurth Kenyon LLP

600 Travis St., Suite 4200

Houston, Texas 77002

Attention: Mike O’Leary and Jordan Hirsch

Email:  moleary@andrewskurth.com

jordanhirsch@andrewskurth.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified above or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 9.11    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

ONEOK, INC.

By:	/s/ Terry K. Spencer
Name:	Terry K. Spencer
Title:	President and Chief Executive Officer

MERGER SUB:

NEW HOLDINGS SUBSIDIARY, LLC

By:	/s/ Terry K. Spencer
Name:	Terry K. Spencer
Title:	President and Chief Executive Officer

PARTNERSHIP:

ONEOK PARTNERS, L.P.

By:	ONEOK PARTNERS GP, L.L.C., its general partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Executive Vice President, Strategic Planning and Corporate Affairs

PARTNERSHIP GP:

ONEOK PARTNERS GP, L.L.C.

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Executive Vice President, Strategic Planning and Corporate Affairs

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

Annex B

J.P. Morgan

January 31, 2017

The Board of Directors

ONEOK, Inc.

100 West Fifth Street

Tulsa, OK 74103

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to ONEOK, Inc., an Oklahoma corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of the Company with ONEOK Partners, L.P., a Delaware limited partnership (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, New Holdings Subsidiary, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, ONEOK Partners GP, L.L.C., a Delaware limited liability company (“Merger Partner GP”) and the general partner of the Merger Partner, and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding common unit (other than Class B units) representing limited partner interests in the of the Merger Partner (the “Merger Partner Common Units”), other than Merger Partner Common Units owned by the Merger Partner and its subsidiaries, Merger Partner GP or the Company and its subsidiaries, will be converted into the right to receive 0.985 shares (the “Exchange Ratio”) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated January 31, 2017 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Units and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Units or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on the Merger Partner’s offering of debt securities in March 2015 and as joint lead arranger and joint bookrunner on the Merger Partner’s term loan in January 2016. In addition, we and our affiliates hold, on a proprietary basis, less than 1% and less than 2%, respectively, of the outstanding common stock of the Company and the common units of the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

Annex C

745 Seventh Avenue New York, NY 10019 United States

January 31, 2017

The Conflicts Committee of the Board of Directors

ONEOK Partners GP, L.L.C.

100 West Fifth Street

Tulsa, OK 74103

Members of the Conflicts Committee:

We understand that ONEOK Partners, L.P. (the “Partnership”) intends to enter into a transaction (the “Proposed Transaction”) with ONEOK, Inc. (“ONEOK”) pursuant to which, among other things, New Holdings Subsidiary, LLC, a subsidiary of ONEOK (“Merger Sub”), will merge with and into the Partnership (the “Merger”). We further understand that, upon the effectiveness of the Merger, among other things, (i) the separate existence of Merger Sub will cease and the Partnership will continue as the surviving entity in the Merger, (ii) each Common Unit (as defined in the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 15, 2006, as amended or supplemented from time to time) of the Partnership (other than (1) Partnership Interests (as defined in the Agreement, as defined below) owned by ONEOK, ONEOK Partners GP, L.L.C. (“ONEOK GP”) or any Subsidiaries (as defined in the Agreement) of ONEOK and (2) Common Units owned by the Partnership) outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.985 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of ONEOK (the “ONEOK Common Stock”), (iii) all Common Units owned by the Partnership will automatically be cancelled, and (iv) Partnership Interests owned by ONEOK, ONEOK GP or any Subsidiaries of ONEOK will remain outstanding as partnership interests in the Partnership. The Agreement also provides that, as of the date of the Agreement, ONEOK management intends to recommend to ONEOK’s board of directors immediately following the consummation of the Proposed Transaction to increase the quarterly dividend on the shares of ONEOK Common Stock to no less than $0.745 per share prior to the first dividend declaration date immediately following the consummation of the Proposed Transaction. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of January 31, 2017, by and among ONEOK, Merger Sub, ONEOK GP and the Partnership (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of ONEOK GP, which is the general partner of the Partnership, to render our opinion with respect to the fairness, from a financial point of view, to the Partnership Unaffiliated Unitholders (as defined below) of the Exchange Ratio to be offered to such Partnership Unaffiliated Unitholders in the Proposed Transaction. As used herein, “Partnership Unaffiliated Unitholders” means all holders of the Common Units, other than ONEOK, ONEOK GP and their Affiliates (as defined in the Agreement). We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Exchange Ratio in the Proposed Transaction or otherwise. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Partnership might engage.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Partnership and ONEOK that we believe to be relevant to our analysis, including the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, ONEOK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Partnership and ONEOK’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016; (3) financial and operating information with respect to the business, operations and prospects of the Partnership, including financial projections of the Partnership prepared by management of ONEOK and ONEOK GP (collectively, the “Partnership Projections”); (4) financial and operating information with respect to the business, operations and prospects of ONEOK, including financial projections of ONEOK prepared by management of ONEOK (collectively the “ONEOK Projections”); (5) financial and operating information with respect to the business, operations and prospects of the pro forma combined company, including financial projections of the pro forma combined company prepared by management of ONEOK and ONEOK GP (collectively the “Pro Forma Projections”); (6) a trading history of the Common Units from January 30, 2014 to January 30, 2017, a trading history of the ONEOK Common Stock from January 30, 2014 to January 30, 2017, and a comparison of those trading histories with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of the Partnership and ONEOK with each other and with those of other companies that we deemed relevant; (8) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including (i) cost savings and estimated tax savings (“Expected Synergies”) and (ii) ONEOK’s estimates of quarterly dividend growth through 2021, the anticipated impact on dividend coverage ratios, cash available for dividends to shareholders of the combined company and credit ratings (the “Expected Benefits”), in each case, as prepared by management of ONEOK and ONEOK GP; (9) published estimates of independent research analysts with respect to the future financial performance of the Partnership and ONEOK, and (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of ONEOK and ONEOK GP concerning the business, operations, assets, liabilities, financial condition and prospects of the Partnership and ONEOK and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of ONEOK and ONEOK GP that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Partnership Projections, the ONEOK Projections, the Pro Forma Projections, the Expected Synergies and the Expected Benefits, at your direction, we have assumed that such projections and estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ONEOK, and the management of ONEOK GP, other than with respect to the ONEOK Projections, as to the future financial performance of the Partnership, ONEOK and the pro forma combined company, that the Partnership, ONEOK and the pro forma combined company will perform substantially in accordance with the Partnership Projections, the ONEOK Projections, and the Pro Forma Projections, respectively, and that the Expected Synergies and the Expected Benefits will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Partnership or ONEOK and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Partnership or ONEOK. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Partnership’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which either the Common Units or the ONEOK Common Stock would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the ONEOK Common Stock to be held by the Partnership Unaffiliated Unitholders after the consummation of the Proposed Transaction will be in excess of the market value of Common Units owned by such Partnership Unaffiliated Unitholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of ONEOK and ONEOK GP and with your consent, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Partnership has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the Partnership Unaffiliated Unitholders in the Proposed Transaction is fair to such Partnership Unaffiliated Unitholders.

We have acted as financial advisor to the Conflicts Committee in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Partnership has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Partnership and ONEOK in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) joint bookrunner on the Partnership’s 2014 $737 million follow-on equity offering; (ii) agent on the Partnership’s $650 million 2014 ATM equity offering program, (iii) co-manager on the Partnership’s 2015 $800 million notes offering; (iv) joint lead arranger on the Partnership’s 2016 $1 billion term loan and (v) we are currently a lender under the Partnership’s and ONEOK’s existing revolving credit facilities and the Partnership’s term loan facility.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Partnership and ONEOK for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Conflicts Committee and is rendered to the Conflicts Committee in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any Partnership Unaffiliated Unitholder as to how such Partnership Unaffiliated Unitholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.

BARCLAYS CAPITAL INC.

Annex D

TO:	OKLAHOMA SECRETARY OF STATE
2300 N. Lincoln Blvd., Room 101, State Capitol Building
Oklahoma City, Oklahoma 73105-4897
(405) 521-2520

AMENDED

CERTIFICATE OF INCORPORATION

OF

ONEOK, INC.

The undersigned Oklahoma corporation, for the purpose of amending its amended and restated certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies that:

1.	The name of the corporation is ONEOK, Inc. (the “Corporation”).

2.	The name of the registered agent and the street address of the registered office in the State of Oklahoma is: National Registered Agents, Inc., 115 S.W. 89th Street, Oklahoma City, Oklahoma, Oklahoma County 73139-8505.

3.	The duration of the Corporation is perpetual.

4.	The aggregate number of authorized shares of the Corporation prior to the amendment described below is 700,000,000 shares, of which 100,000,000 shares, par value $0.01 per share, are designated Preferred Stock and 600,000,000 shares, par value $0.01 per share, are designated Common Stock.

5.	The Corporation’s amended and restated certificate of incorporation, as amended to date, shall be amended by deleting the initial paragraph of Article FOURTH thereof and replacing such paragraph with the following:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,300,000,000 shares divided into two classes, of which 100,000,000 shares, par value $0.01 per share, shall be designated Preferred Stock and 1,200,000,000 shares, par value $0.01 per share, shall be designated Common Stock.”

6.	At a meeting of the Corporation’s Board of Directors duly called and held on February 22, 2017, a resolution was duly adopted setting forth the foregoing proposed amendment to the amended and restated certificate of incorporation of the Corporation, declaring said amendment to be advisable and calling a special meeting of the Corporation’s shareholders for consideration of the proposed amendment.

7.	Pursuant to said resolution of the Corporation’s Board of Directors, at the special meeting of shareholders of the Corporation duly called and held on [ ], 2017, the necessary number of shares as required by Section 1077 of the Oklahoma General Corporation Act were voted in favor of the proposed amendment, and the amendment was duly adopted in accordance with the provisions of Section 1077 of the Oklahoma General Corporation Act.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Chief Executive Officer and attested by its Secretary, this [            ] day of [            ], 2017.

ONEOK, INC.

By:
Name: Title:	Terry K. Spencer President and Chief Executive Officer

ATTEST:

By:
Name: Title:	Eric Grimshaw Vice President, Associate General Counsel and Secretary

D-1

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

(THE “SPECIAL COMMITTEE”), OR THE BOARD OF DIRECTORS, AS APPLICABLE, RECOMMENDS

ON ALL PROPOSALS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please fold here – Do not separate ò

The Special Committee recommends you vote FOR the following proposals 1 and 3, and the Board of Directors recommends you vote FOR the following proposal 2:

1.	To approve the issuance of shares of common stock of ONEOK, Inc. (“ONEOK”) in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of January 31, 2017, by and among ONEOK, New Holdings Subsidiary, LLC, ONEOK Partners, L.P. and ONEOK Partners GP, L.L.C.	☐	For	☐	Against	☐	Abstain

2.	To approve an amendment of ONEOK’s amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 600,000,000 to 1,200,000,000.	☐	For	☐	Against	☐	Abstain

3.	To approve the adjournment of the ONEOK special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the above proposals.	☐	For	☐	Against	☐	Abstain

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the ONEOK special meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE SPECIAL COMMITTEE OR THE BOARD OF DIRECTORS, AS APPLICABLE, RECOMMENDS.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ONEOK, INC.

SPECIAL MEETING OF SHAREHOLDERS

June 30, 2017

9:00 a.m. local time

100 West Fifth Street Tulsa, Oklahoma 74103

SPECIAL MEETING OF SHAREHOLDERS JUNE 30, 2017	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS WITH RESPECT TO PROPOSALS 1 AND 3, AND ON BEHALF OF THE BOARD OF DIRECTORS WITH RESPECT TO PROPOSAL 2

The undersigned hereby appoints John W. Gibson and Stephen W. Lake, or either of them, with the power of substitution in each, as proxies to vote all shares of stock of the undersigned in ONEOK, Inc. at the Special Meeting of Shareholders to be held June 30, 2017, and at any and all adjournments or postponements thereof, upon the proposals referred to in Proposals 1, 2 and 3 of this Proxy, and any other business that may properly come before the meeting.

Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

This card also constitutes voting instructions by the undersigned participant to the trustee of the ONEOK, Inc. 401(k) Plan, the ONEOK, Inc. Profit Sharing Plan, the ONE Gas, Inc. 401(k) Plan and the ONE Gas, Inc. Profit Sharing Plan for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 11:59 p.m. Central Time on June 27, 2017. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.

THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1 AND 3, AND THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSAL 2.
If you vote by the Internet or Telephone, DO NOT return your proxy card.
Please mark, sign and date the proxy card. Detach the proxy card and return it in the postage-paid envelope.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/oke Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 29, 2017.	1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 29, 2017.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.